  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998;

                                                REGISTRATION NO. 333-45601
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT

                                  NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           PREMIER BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          GEORGIA                    6025                    58-1793778
      (STATE OF OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION        CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
     OF INCORPORATION)

                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              DARRELL D. PITTARD
                           PREMIER BANCSHARES, INC.
                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                           STEVEN S. DUNLEVIE, ESQ.
                          ELIZABETH O. DERRICK, ESQ.
                     WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                     SUITE 700, 1275 PEACHTREE STREET, NE
                            ATLANTA, GEORGIA 30309
                                (404) 872-7000

                               ----------------

  If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [_]

  If this Form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


                  [LOGO OF LANIER BANK & TRUST COMPANY]


Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of Lanier Bank & Trust Company ("Lanier") to be held at the main office of Lanier, 214 Dahlonega Road, Cumming, Georgia 30040, on March 25, 1998, at 5:00 p.m., local time, notice of which is enclosed.

  At the Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Reorganization entered into with Premier Bancshares, Inc. ("Premier") on December 16, 1997, as amended on January 22, 1998 (the "Agreement") and the related Plan of Merger entered into with Premier Bank on December 16, 1997, as amended on January 22, 1998 (the "Plan"), pursuant to which Lanier will merge with and into Premier Bank, a wholly owned Georgia banking subsidiary of Premier (the "Merger"). Upon consummation of the Merger, each share of Lanier common stock ("Lanier Common Stock") issued and outstanding (except for shares held by Lanier shareholders who perfect their dissenters' rights of appraisal) will be converted into and exchanged for the right to receive 1.980 shares of Premier common stock ("Premier Common Stock"). Holders of Lanier stock options will receive options to purchase Premier Common Stock in exchange for their Lanier stock options.

  Following the Merger, A. Lee Wilhelm will become President of the Central Metro Division of Premier Bank, and John E. Aderhold shall be elected to serve on the Board of Directors of Premier. Darrell D. Pittard will remain as Chairman and Chief Executive Officer of Premier, and Robert C. Oliver will remain as President and Chief Operating Officer of Premier.

  Please read the enclosed Proxy Statement/Prospectus carefully and consider thoughtfully the information set forth therein. The Agreement, the Plan and the Merger have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all shares of Lanier Common Stock owned by such member in favor of the Agreement, the Plan and the Merger.

  IT IS IMPORTANT TO UNDERSTAND THAT APPROVAL OF THE AGREEMENT, THE PLAN AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE SHARES OF LANIER COMMON STOCK ENTITLED TO VOTE AT THE MEETING. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT, THE PLAN AND THE MERGER. IF YOU HAVE ANY QUESTIONS CONCERNING THE DELIVERY OF THE ENCLOSED PROXY CARD, PLEASE CALL ME AT (770) 887-1732.

  Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT, THE PLAN AND THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" THE AGREEMENT, THE PLAN AND THE MERGER.

                                          Sincerely,

                                          /s/ A. Lee Wilhelm
                                          -----------------------
                                          A. Lee Wilhelm,
                                          President

Cumming, Georgia
February   , 1998

                          LANIER BANK & TRUST COMPANY
                               214 DAHLONEGA ROAD
                             CUMMING, GEORGIA 30040
                                 (770) 887-1732

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 25, 1998

  Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Lanier Bank & Trust Company ("Lanier") will be held at the main office of Lanier, 214 Dahlonega Road, Cumming, Georgia 30040, on March 25, 1998, at 5:00 p.m., local time, for the following purpose:

    1. Merger. To consider and vote on the Agreement and Plan of Reorganization dated December 16, 1997, as amended on January 22, 1998 (the "Agreement") by and between Premier Bancshares, Inc. ("Premier") and Lanier and the related Plan of Merger entered into with Premier Bank, a wholly-owned subsidiary of Premier, dated December 16, 1997, as amended on January 22, 1998 (the "Plan") pursuant to which (i) Premier will acquire all of the issued and outstanding shares of Lanier common stock ("Lanier Common Stock") through the merger of Lanier with and into Premier Bank (the "Merger"), and (ii) each share of Lanier Common Stock will be converted into 1.980 shares of Premier common stock, as described more fully in the accompanying Proxy Statement/Prospectus.

    2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Approval of the Agreement, the Plan and the Merger requires the affirmative vote of two-thirds of the outstanding shares of Lanier Common Stock entitled to vote at the Meeting. Only shareholders of record at the close of business on February 15, 1998, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF LANIER COMMON STOCK VOTE "FOR" THE AGREEMENT, THE PLAN AND THE MERGER.

  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Lanier an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                By Order of the Board of Directors

                                /s/ John E. Aderhold
                                ----------------------------------
                                John E. Aderhold,
                                Chairman

Cumming, Georgia
February   , 1998

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH 25, 1998

                          LANIER BANK & TRUST COMPANY
                              214 DAHLONEGA ROAD
                            CUMMING, GEORGIA 30040
                                (770) 887-1732

                               ----------------

                                  PROSPECTUS
                                      OF
                           PREMIER BANCSHARES, INC.
                              2180 ATLANTA PLAZA
                           950 EAST PACES FERRY ROAD
                            ATLANTA, GEORGIA 30326
                                (404) 814-3090
                                      FOR
                   1,702,748 SHARES OF PREMIER COMMON STOCK

                               ----------------

  This Prospectus of Premier Bancshares, Inc., a bank and thrift holding company organized and existing under the laws of the State of Georgia ("Premier"), relates to the shares of its common stock, par value $1.00 per share ("Premier Common Stock"), which are issuable to the shareholders of Lanier Bank & Trust Company ("Lanier") upon consummation of the proposed merger (the "Merger") described herein, pursuant to which Lanier will merge with and into Premier Bank pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of December 16, 1997, as amended on January 22, 1998, by and between Premier and Lanier (the "Agreement") and the related Plan of Merger dated as of December 16, 1997, as amended on January 22, 1998, by and between Lanier and Premier Bank (the "Plan"). A copy of the Agreement and the Plan is attached to this Proxy Statement/Prospectus as Appendix A.

  On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) Lanier will merge with and into Premier Bank pursuant to the terms of the Plan, and (ii) each outstanding share of the $5.00 par value common stock of Lanier ("Lanier Common Stock") (except for shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 1.980 shares of Premier Common Stock. Premier Bank will be the surviving bank of the Merger (the "Surviving Bank"), and the separate existence of Lanier will cease.

  This Prospectus also constitutes a Proxy Statement of Lanier and is being furnished to the shareholders of Lanier in connection with the solicitation of proxies by the Lanier Board of Directors. The proxies solicited by the Lanier Board of Directors will be used at the Special Meeting of Shareholders of Lanier (the "Lanier Meeting") to be held on March 25, 1998, including any adjournment thereof, to consider and vote on the proposed Merger and to transact such other business as may properly come before the Lanier Meeting or any adjournments thereof. This Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of Lanier on or about February 15, 1998.

  SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE PREMIER COMMON STOCK OFFERED HEREBY.

  THE SECURITIES OFFERED HEREBY ARE  NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
    OBLIGATIONS OF  A DEPOSITORY  INSTITUTION AND ARE  NOT INSURED  BY THE
      FEDERAL DEPOSIT  INSURANCE CORPORATION  OR ANY  OTHER GOVERNMENTAL
        AGENCY OR INSTRUMENTALITY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED  UPON THE ACCURACY
    OR ADEQUACY OF THIS  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is February   , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION BY REFERENCE................................................   2
SUMMARY...................................................................   3
  The Parties.............................................................   3
  Special Meeting of Lanier Shareholders..................................   4
  The Merger; Exchange Ratio..............................................   4
  Dissenters' Rights......................................................   4
  Reasons for the Merger..................................................   4
  Fairness Opinion........................................................   5
  Effective Date..........................................................   5
  Exchange of Stock Certificates..........................................   5
  Regulatory Approvals and Other Conditions...............................   6
  Waiver, Amendment, and Termination of the Agreement and the Plan........   6
  Directors and Executive Officers Following the Merger...................   6
  Interests of Certain Persons in the Merger..............................   6
  Material Federal Income Tax Consequences of the Merger..................   6
  Accounting Treatment....................................................   7
  Certain Differences in Rights of Shareholders...........................   7
  Comparative Market Prices of Common Stock...............................   7
  Comparative Per Share Data..............................................   8
  Selected Pro Forma Financial Data.......................................  10
  Risk Factors............................................................  11
RISK FACTORS..............................................................  12
  Management of Growth....................................................  12
  Highly Competitive Business.............................................  12
  Volatility of Stock Price...............................................  12
  Dependence on Senior Management.........................................  12
  Capability of Premier's Data Processing Software to Accommodate the Year
   2000...................................................................  12
THE LANIER MEETING........................................................  13
  General.................................................................  13
  Record Date; Vote Required..............................................  13
THE MERGER................................................................  14
  General.................................................................  14
  Treatment of Lanier Options.............................................  14
  Background of and Reasons for the Merger................................  14
  Fairness Opinion........................................................  17
  Effective Date of the Merger............................................  21
  Distribution of Stock Certificates After the Merger.....................  21
  Conditions to Consummation of the Merger................................  21
  Regulatory Approvals....................................................  22
  Rights of Dissenting Shareholders.......................................  23
  Waiver, Amendment, and Termination of the Agreement and the Plan........  24
  Conduct of Business Pending the Merger..................................  25
  Directors and Executive Officers Following the Merger...................  25
  Employment Agreements...................................................  25
  Interests of Certain Persons in the Merger..............................  26
  Material Federal Income Tax Consequences of the Merger..................  26
  Accounting Treatment....................................................  28

                                                                           PAGE
                                                                           ----
  Expenses and Fees.......................................................  28
  Resales of Premier Common Stock.........................................  28
Description of Premier Common Stock.......................................  29
Certain Differences in Rights of Shareholders.............................  29
  Authorized Capital Stock................................................  29
  Amendment of Articles of Incorporation and Bylaws.......................  29
  Removal of Directors....................................................  30
  Limitation on Director Liability........................................  30
  Indemnification.........................................................  31
  Vote Required for Shareholder Approval..................................  32
  Mergers, Consolidations and Sales of Assets.............................  32
  Actions by Shareholders Without a Meeting...............................  32
  Special Meeting of Shareholders.........................................  32
  Number of Directors.....................................................  32
  Dividends...............................................................  33
COMPARATIVE MARKET PRICES AND DIVIDENDS...................................  34
  Premier Market Prices...................................................  34
  Recent Prices...........................................................  34
  Dividends...............................................................  35
  Shareholders of Record..................................................  35
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............  36
  General.................................................................  36
  Notes to Pro Forma Condensed Combined Financial Statements..............  42
BUSINESS OF PREMIER.......................................................  50
  General.................................................................  50
  Recent Developments.....................................................  50
SELECTED HISTORICAL FINANCIAL DATA OF PREMIER.............................  52
BUSINESS OF LANIER........................................................  53
  Markets.................................................................  53
  Deposits................................................................  53
  Loans...................................................................  53
  Lending Policy..........................................................  53
  Employees...............................................................  53
  Competition.............................................................  53
  Properties..............................................................  54
  Legal Proceedings.......................................................  54
SELECTED HISTORICAL FINANCIAL DATA OF LANIER..............................  55
LANIER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  69
CERTAIN REGULATORY CONSIDERATIONS.........................................  83
  General.................................................................  83
  Payment of Dividends....................................................  84
  Capital Adequacy........................................................  85
  Support of Subsidiary Institutions......................................  86
  Prompt Corrective Action................................................  86
  FDIC Insurance Assessments..............................................  88
  Safety and Soundness Standards..........................................  89
  Certain Applicable Thrift Regulations...................................  89

                                                                           PAGE
                                                                           ----
EXPERTS...................................................................   90
OPINIONS..................................................................   90
INDEMNIFICATION OF OFFICERS AND DIRECTORS.................................   90
INDEX TO FINANCIAL STATEMENTS.............................................   92
PREMIER FINANCIAL STATEMENTS..............................................  F-1
LANIER FINANCIAL STATEMENTS............................................... F-33
APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED, AND THE
 RELATED PLAN OF MERGER, AS AMENDED.......................................  A-1
APPENDIX B: DISSENTERS' RIGHTS PROVISIONS OF THE FINANCIAL INSTITUTIONS
 CODE OF GEORGIA AND THE GEORGIA BUSINESS CORPORATIONS CODE...............  B-1
APPENDIX C: OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING...........  C-1

                             AVAILABLE INFORMATION

  Premier is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding Premier. The address of such Web site is http://www.sec.gov.

  This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Premier (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Premier and Lanier and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Premier Common Stock is traded on the American Stock Exchange. Reports, proxy statements, and other information concerning Premier may be inspected at the office of the American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006-1881.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PREMIER OR LANIER. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PREMIER OR LANIER SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  All information included in this Prospectus with respect to Premier was supplied by Premier, and all information included herein with respect to Lanier was supplied by Lanier.

                          INCORPORATION BY REFERENCE

  The documents listed below are hereby incorporated by reference into this Prospectus, and all documents subsequently filed by Premier pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents:

    (i)Premier's Annual Report on Form 10-K and Form 10-K/A for the year ending December 31, 1996;

    (ii)Premier's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    (iii)Premier's Quarterly Report on Form 10-Q and 10-Q/A for the quarter ending June 30, 1997.

    (iv)Premier's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended September 30, 1997.

    (v)Premier's Current Reports on Form 8-K dated June 23, 1997 and Form 8-K/A dated August 27, 1997, and Form 8-K and Form 8-K/A dated October 20, 1997, and Form 8-K dated December 12, 1997 and Form 8-K dated December 30, 1997.

  This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Premier will provide without charge to each person to whom this Proxy Statement/Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the information that has been incorporated by reference in the Proxy Statement/Prospectus (excluding exhibits), as well as any other documents required by the SEC to be delivered. Please direct such requests, as well as any requests for additional information about Premier to Barbara J. Burtt, Secretary, Premier Bancshares, Inc., 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, telephone number (404) 814-3090. In order to ensure timely delivery of the documents, any such request should be made by
February   , 1998.

                                    SUMMARY

  The following is a summary of certain information relating to the Lanier Meeting, the Merger, and the shares of Premier Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the term "Premier" refers to that entity and, where the context requires, to its subsidiaries.

THE PARTIES

  Premier. Premier is a bank and thrift holding company headquartered in Atlanta, Georgia, with five subsidiaries, Premier Bank ("Premier Bank"), Premier Lending Corporation ("Premier Lending"), The Central and Southern Bank of Georgia ("Central and Southern Bank"), The Central and Southern Bank of North Georgia, FSB ("North Georgia") and Citizens Bank of Gwinnett ("Citizens Bank"). As of September 30, 1997, Premier had total consolidated assets of approximately $750 million, total consolidated deposits of approximately $635 million and total consolidated shareholders' equity of approximately $64.4 million. Through its subsidiaries, Premier offers a broad range of banking and banking-related services.

  On June 23, 1997, Premier merged with The Central and Southern Holding Company ("Central and Southern") and issued 3,653,523 shares of its common stock in exchange for all the issued and outstanding shares of Central and Southern common stock. On December 12, 1997, Premier merged with Citizens Gwinnett Bankshares, Inc. ("Citizens Gwinnett") and issued 2,066,834 shares of its common stock in exchange for all the issued and outstanding shares of Citizens Gwinnett common stock and employee and director stock options. On December 3, 1997, Premier entered into an Agreement and Plan of Reorganization with The Bank Holding Company ("BHC") pursuant to which BHC will merge with and into Premier and each issued and outstanding share of BHC capital stock will be exchanged for the right to receive shares of Premier capital stock. On January 7, 1998, the Board of Directors of Premier declared a three-for-two stock split on the Premier Common Stock, effective January 23, 1998. New certificates will be delivered to Premier shareholders on or about February 13, 1998. Fractional shares will not be issued and cash will be paid for fractional shares.

  Premier was incorporated in 1988 under the laws of the State of Georgia and is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Georgia Department") under the Federal Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act"). Premier is also registered as a thrift holding company under the regulations of the Office of Thrift Supervision ("OTS"). Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

  Additional information with respect to Premier and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Incorporation by Reference," and "Business of Premier."

  Lanier. Lanier is a Georgia chartered commercial bank headquartered in Cumming, Georgia. Lanier provides a broad range of retail banking services through its three offices located in Forsyth County, Georgia. As of September 30, 1997, Lanier had total assets of approximately $65 million, total deposits of approximately $52 million and total common shareholders' equity of approximately $9.3 million.

  Lanier was incorporated in 1986 under the laws of the State of Georgia. Lanier's principal executive offices are located at 214 Dahlonega Road, Cumming, Georgia 30130, and its telephone number at such address is (770) 887-1732.

SPECIAL MEETING OF LANIER SHAREHOLDERS

  The Lanier Meeting will be held at 5:00 p.m., local time, on March 25, 1998, at Lanier's main office, 214 Dahlonega Road, Cumming, Georgia 30130, for the purpose of considering and voting on approval of the Agreement, the Plan and the Merger and transacting such other business as may properly come before the meeting or any adjournments thereof. See "The Lanier Meeting."

  Only holders of record of Lanier Common Stock at the close of business on February 15, 1998 (the "Lanier Record Date"), will be entitled to vote at the Lanier Meeting. Approval of the Agreement, the Plan and the Merger requires the affirmative vote of at least two-thirds of the shares of Lanier Common Stock outstanding and entitled to vote at the Lanier Meeting. As of the Lanier Record Date, there were 821,333 shares of Lanier Common Stock outstanding and entitled to be voted at the Lanier Meeting.

  The directors and executive officers of Lanier beneficially owned, as of the Lanier Record Date, 233,931 shares (or approximately 28% of the outstanding shares) of Lanier Common Stock. Each member of the Board of Directors of Lanier has agreed to vote those shares owned by such member in favor of the Agreement, the Plan and the Merger.

  As of the Lanier Record Date, the directors and executive officers of Premier did not beneficially own any shares of Lanier Common Stock. As of that date, neither Lanier nor Premier held any shares of Lanier Common Stock in a fiduciary capacity for others. See "The Lanier Meeting."

THE MERGER; EXCHANGE RATIO

  The Agreement and the Plan provide for the acquisition of Lanier by Premier pursuant to the merger of Lanier with and into Premier Bank. On the Effective Date, each share of Lanier Common Stock issued and outstanding (excluding any shares held by shareholders who perfect their dissenters' rights of appraisal) will be converted into 1.980 shares of Premier Common Stock (the "Exchange Ratio"). Premier will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by the market value of one share of Premier Common Stock on the American Stock Exchange on the last trading day preceding the Effective Date of the Merger. See "The Merger--General."

DISSENTERS' RIGHTS

  Holders of Lanier Common Stock who dissent from the Merger are entitled to the rights and remedies of dissenting shareholders set forth in the applicable provisions of the Financial Institutions Code of Georgia (the "Financial Institutions Code") and the Georgia Business Corporation Code (the "Georgia Code"), subject to compliance with the procedures set forth therein. A dissenting shareholder is entitled to receive cash in an amount equal to the "fair value" of such holder's shares. A copy of Section 7-1-537 of the Financial Institutions Code and a copy of Article 13 of the Georgia Code is set forth in Appendix B to this Proxy Statement/Prospectus and a summary thereof is included under "The Merger--Rights of Dissenting Shareholders." To perfect dissenters' rights a shareholder must comply with the Financial Institutions Code and Article 13 of the Georgia Code, which require, among other things, that a shareholder give Lanier notice of such holder's intent to dissent from approval of the Agreement, the Plan and the Merger prior to the vote of the shareholders at the Lanier Meeting and that such shareholder not vote his or her shares in favor of the Agreement, the Plan or the Merger. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of the Agreement, the Plan and the Merger and thus will not be entitled to assert dissenters' rights. See "The Merger--Rights of Dissenting Shareholders."

REASONS FOR THE MERGER

  Lanier's Board of Directors has unanimously approved the Agreement, the Plan and the Merger and has determined that the Merger is fair to, and in the best interests of, Lanier and its shareholders. ACCORDINGLY,

LANIER'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LANIER'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT, THE PLAN AND THE MERGER. EACH MEMBER OF THE BOARD OF DIRECTORS OF LANIER HAS AGREED TO VOTE SUCH MEMBER'S SHARES OF LANIER COMMON STOCK IN FAVOR OF THE AGREEMENT, THE PLAN AND THE MERGER. In approving the Merger, Lanier's Board of Directors considered Premier's financial condition; various alternatives to the Merger, including the merits of other acquisition proposals; the consideration to be received by Lanier shareholders; the anticipated synergies and enhanced resources and lending capabilities that would result from the Merger; the competitive and regulatory environments for financial institutions and commercial lending businesses generally; the income tax aspects of the Merger as a tax-free exchange; the ability of holders of Lanier Common Stock to exchange their Lanier Common Stock for Premier Common Stock in connection with the Merger and thereafter have the ability to trade such securities on the American Stock Exchange; and the likelihood that the Merger would be approved by applicable regulatory authorities. See "The Merger--Background of and Reasons for the Merger."

FAIRNESS OPINION

  Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") has rendered an opinion to Lanier that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Lanier. Sheshunoff's opinion is attached as Appendix C to this Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "The Merger--Fairness Opinion."

EFFECTIVE DATE

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in the Certificate of Merger (the "Certificate of Merger") filed by Premier with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Certificate of Merger. Unless otherwise agreed upon by Premier and Lanier, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or; (ii) the date on which the Agreement, the Plan and the Merger are approved by the requisite vote of Lanier shareholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the second quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "The Merger-- Effective Date of the Merger," "The Merger--Conditions to Consummation of the Merger," and "The Merger--Waiver, Amendment, and Termination of the Agreement and the Plan."

EXCHANGE OF STOCK CERTIFICATES

  Promptly after the Effective Date, Premier will cause SunTrust Bank, Atlanta acting in its capacity as exchange agent for Premier (the "Exchange Agent"), to mail to the former shareholders of Lanier a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Lanier Common Stock for certificates representing shares of Premier Common Stock. Former shareholders of Lanier will not be entitled to receive dividends or other distributions on their shares of Premier Common Stock until Premier has received their certificates of Lanier Common Stock. Lanier shareholders should not send in their stock certificates until they receive the form letter of transmittal and instructions from the Exchange Agent. See "The Merger--Distribution of Stock Certificates After the Merger."

REGULATORY APPROVALS AND OTHER CONDITIONS

  The Merger is subject to approval by the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department. Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of these agencies will be given or as to the timing or conditions of such approvals.

  Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the Lanier shareholders, receipt of an opinion of counsel for Premier as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "The Merger-- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT AND THE PLAN

  The Agreement and the Plan may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Lanier and Premier, or by action of the Board of Directors of either party under certain circumstances, including if the Merger is not consummated by August 31, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Premier will continue to operate as a bank holding company and thrift holding company under its present management and Lanier will continue to operate as a Georgia chartered commercial bank under its present management. See "The Merger--Waiver, Amendment, and Termination of the Agreement and the Plan."

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  The Agreement and the Plan provide that Premier Bank will be the surviving bank of the Merger. The directors and officers of Premier Bank in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the directors and officers of the Surviving Bank from and after the Effective Date. In addition, at the Effective Date, A. Lee Wilhem, who is presently the President of Lanier, will be elected President of the Surviving Bank's Central Metro Division, and John
E. Aderhold, who is presently the Chairman of the Board of Directors of Lanier, shall be elected to the Board of Directors of Premier. See "The Merger--Directors and Executive Officers following the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers and directors of Lanier have interests in the Merger in addition to their respective interests as Lanier shareholders generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Premier employee benefits, and treatment of outstanding options to acquire Lanier Common Stock. See "The Merger--Interests of Certain Persons in the Merger."

  On the Effective Date of the Merger, Premier Bank and Mr. Wilhelm will enter into an Employment Agreement whereby Mr. Wilhelm will initially serve as President of the Central Metro Division of Premier Bank following the Merger. See "The Merger--Employment Agreements."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Consummation of the Merger is conditioned on the receipt of an opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the exchange in the Merger of Lanier Common Stock for Premier Common Stock will not give rise to gain or loss to shareholders of Lanier except for the recognition of gain as required by Section 302 of the Code with respect to cash received by Lanier shareholders in lieu of fractional shares of Premier Common Stock as a result of the Merger; (iii) neither Premier, Premier Bank, nor Lanier will recognize income, gain or loss as a consequence of the Merger; (iv) the aggregate tax basis of Premier Common Stock received by Lanier shareholders pursuant to the Merger will be the same as the tax basis of the shares of Lanier Common Stock exchanged therefor, decreased by any portion of such tax basis allocated to fractional shares of Premier Common Stock that are treated as redeemed by Premier; (v) the Lanier shareholders will have the same holding period in the shares of Premier Common Stock received pursuant to the Merger as the holding period of the shares of Lanier Common Stock exchanged therefor provided that the Lanier Common Stock is held as capital assets by such shareholders on the date of the consummation of the Merger. See "The Merger-- Material Federal Income Tax Consequences of the Merger."

  DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Lanier will be carried forward and recorded on the financial statements of Premier at their previously recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Lanier Common Stock must be exchanged for Premier Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date. See "The Merger--Accounting Treatment."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  On the Effective Date, Lanier shareholders, whose rights are governed by the Financial Institutions Code and by Lanier's Articles of Incorporation and Bylaws, will automatically become shareholders of Premier, and their rights as Premier shareholders will be determined by the Georgia Code and by Premier's Articles of Incorporation and Bylaws. Upon consummation of the Merger, the rights of Premier shareholders will differ from the rights of Lanier shareholders in certain respects. See "The Merger--Certain Differences in Rights of Shareholders" and "The Merger--Description of Premier Common Stock."

COMPARATIVE MARKET PRICES OF COMMON STOCK

  Premier Common Stock is currently traded on the American Stock Exchange under the symbol "PMB." Prior to January 10, 1997, Premier Common Stock was traded on the NASDAQ SmallCap Market. The Lanier Common Stock is not traded on an established market. The following table sets forth the last sale price of Premier Common Stock on December 15, 1997, the date of the last sale reported by the American Stock Exchange prior to December 16, 1997 (the date of public announcement of the proposed Merger) and the sale price of Lanier Common Stock on October 6, 1997, the date of the last known sale of Lanier Common Stock prior to December 16, 1997. It also provides the last sale price of Premier
Common Stock on      , 1998, the date of the last sale reported by the
American Stock Exchange prior to the mailing of this Proxy Statement/Prospectus, and the sale price of the Lanier Common Stock on October 6, 1997, the date of the most recent known sale of Lanier Common Stock prior to the mailing of this Proxy Statement/Prospectus.

           PREMIER COMMON STOCK         LANIER COMMON STOCK
        ---------------------------  -------------------------
        $15.58 at December 15, 1997  $18.50 at October 6, 1997
        (prior to announcement)      (prior to announcement)
        $      at      , 1998        $18.50 at October 6, 1997

COMPARATIVE PER SHARE DATA

  The following tables present selected historical, pro forma combined, and equivalent per share data as of and for the nine-month period ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994 assuming (i) the acquisition of Lanier by Premier; and (ii) Premier on a pro forma basis as if the Lanier merger had been effective and the merger with BHC had been effective. The information is based on the historical financial statements of Premier, Lanier and BHC. The data also retroactively reflect the effect of Premier's (i) 1.8055-for-1 stock split on March 6, 1997; (ii) merger with Citizens Gwinnett on December 12, 1997; and (iii) three-for-two stock split on January 23, 1998. Premier and Lanier pro forma combined information gives effect to the Merger on a pooling-of-interests accounting basis and assumes the Exchange Ratio of 1.980 shares of Premier Common Stock for each share of Lanier Common Stock. Premier/Lanier and BHC pro forma combined information gives effect to the BHC merger on a pooling-of-interests accounting basis and assumes the exchange ratio of 3.900 shares of Premier Common Stock for each share of BHC Common Stock. See "The Merger--Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the mergers been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

  The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Premier and Lanier, including the respective notes thereto, and the pro forma financial information included herein. See "Selected Historical Financial Data of Premier" and "Selected Historical Financial Data of Lanier."

                                           NINE MONTHS
                                              ENDED     YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30, -----------------------
                                              1997       1996    1995    1994
                                          ------------- ------- ------- -------
INCOME PER SHARE
  Premier historical.....................     $0.53     $  0.46 $  0.37 $  0.21
  Lanier historical......................      0.67        0.97    0.87    0.57
  Premier and Lanier pro forma
   combined(1)...........................      0.50        0.47    0.38    0.21
  Lanier pro forma Merger equivalent(2)..      0.99        0.93    0.75    0.42
DIVIDENDS DECLARED PER COMMON SHARE
  Premier historical.....................     $0.12     $  0.23 $  0.07 $  0.05
  Lanier historical......................      0.25        0.15    0.10    0.06
  Premier and Lanier pro forma
   combined(1)...........................      0.12        0.23    0.07    0.05
  Lanier pro forma Merger equivalent(3)..      0.23        0.45    0.13    0.10
BOOK VALUE PER COMMON SHARE (PERIOD END)
  Premier historical.....................     $4.29     $  3.80
  Lanier historical......................     11.53       11.09
  Premier and Lanier pro forma
   combined(1)...........................      4.42        3.99
  Lanier pro forma Merger equivalent(2)..      8.75        7.90

--------
(1) Represents the combined results of Premier and Lanier as if the Merger was consummated on January 1, 1994 and was accounted for as a pooling-of-interests transaction.
(2) Represents pro forma combined information multiplied by the Exchange
    Ratio.
(3) Represents historical dividends declared per share by Premier multiplied by the Exchange Ratio.

                                                  NINE MONTHS     YEAR ENDED
                                                     ENDED       DECEMBER 31,
                                                 SEPTEMBER 30, -----------------
                                                     1997      1996  1995  1994
                                                 ------------- ----- ----- -----
INCOME PER SHARE
  Premier/Lanier pro forma(4)...................     $0.50     $0.47 $0.38 $0.21
  BHC historical................................      1.96      2.24  1.94  1.21
  Premier/Lanier/BHC pro forma combined(1)......      0.50      0.48  0.39  0.22
  BHC pro forma Merger equivalent(2)............      1.95      1.87  1.52  0.86
DIVIDENDS DECLARED PER COMMON SHARE
  Premier/Lanier pro forma(4)...................     $0.12     $0.23 $0.07 $0.05
  BHC historical................................       --       0.25  0.25  0.25
  Premier/Lanier/BHC pro forma combined(1)......      0.12      0.23  0.07  0.05
  BHC pro forma Merger equivalent(3)............      0.47      0.90  0.27  0.20
BOOK VALUE PER COMMON SHARE (PERIOD END)
  Premier/Lanier pro forma(4)...................     $4.42     $3.99
  BHC historical................................     20.11     17.99
  Premier/Lanier/BHC pro forma combined(1)......      4.51      4.06
  BHC pro forma Merger equivalent(2)............     17.57     15.85

--------
(1) Represents the combined results of Premier and BHC as if the Merger was consummated on January 1, 1994 and was accounted for as a pooling-of-interests transaction.
(2) Represents pro forma combined information multiplied by the Exchange
    Ratio.
(3) Represents historical dividends declared per share by Premier multiplied by the Exchange Ratio.
(4) Represents Premier historical adjusted for the 1998 and 1997 stock splits combined with Lanier.

SELECTED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data give effect to the acquisition of Lanier as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a pooling-of-interests transaction. The unaudited pro forma financial data includes the completion of the preferred securities offering which was completed in the fourth quarter of 1997. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future.

                                                                       AT
                                                                 SEPTEMBER 30,
                                                                      1997
                                                                 --------------
                                                                 (IN THOUSANDS)
BALANCE SHEET
Total assets....................................................    $842,195
Loans and loans held for sale, net..............................      51,043
Securities available for sale...................................     134,307
Federal funds sold..............................................      56,659
Interest-bearing deposits in banks..............................       1,729
Total deposits..................................................     686,544
Other borrowings and securities sold under repurchase
 agreements.....................................................      46,825
Shareholders' equity............................................      73,450

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                     ---------------  -------------------------
                                      1997    1996     1996     1995     1994
                                     ------- -------  -------  -------  -------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Interest income..................... $49,766 $40,899  $55,765  $45,444  $36,930
Interest expense....................  23,260  19,755   27,098   21,530   16,280
Net interest income.................  26,506  21,144   28,667   23,914   20,650
Provision (negative provision) for
 loan losses........................     694     (86)    (165)    (582)     260
Net interest income after provision
 (negative provision) for loan
 losses.............................  25,812  21,330   28,832   24,496   20,390
Other income........................  14,973  10,041   14,468   10,079    5,572
Other expenses......................  28,157  24,191   32,968   25,761   20,806
Income taxes........................   3,953   1,796    2,526    2,546    1,790
Net income..........................   8,659   5,278    7,794    6,255    3,366
Net income per common and common
 equivalent share...................     .50     .31      .47      .38      .21
Net income assuming full dilution...     .50     .31      .47      .38      .21

  The following unaudited pro forma financial data gives effect to the combination of BHC as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a pooling-of-interests transaction. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future.

                                                                       AT
                                                                 SEPTEMBER 30,
                                                                      1997
                                                                 --------------
                                                                 (IN THOUSANDS)
BALANCE SHEET
Total assets....................................................    $969,584
Loans and loans held for sale, net..............................      53,320
Securities available for sale...................................     159,955
Federal funds sold..............................................      58,919
Interest-bearing deposits in banks..............................       1,729
Total deposits..................................................     797,249
Other borrowings and securities sold under repurchase agree-
 ments..........................................................      47,587
Shareholders' equity............................................      84,489

                                        NINE MONTHS
                                           ENDED            YEAR ENDED
                                       SEPTEMBER 30,       DECEMBER 31,
                                      --------------- -------------------------
                                       1997    1996    1996     1995     1994
                                      ------- ------- -------  -------  -------
                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Interest income...................... $58,055 $48,323 $65,744  $55,007  $42,429
Interest expense.....................  27,009  23,058  31,587   26,016   18,682
Net interest income..................  31,046  25,265  34,157   28,991   23,747
Provision (negative provision) for
 loan losses.........................     744      29     (20)    (492)     431
Net interest income after provision
 (negative provision) for loan
 losses..............................  30,302  25,236  34,177   29,483   23,316
Other income.........................  15,813  11,022  15,765   11,419    6,109
Other expenses.......................  31,452  27,337  37,189   30,078   23,329
Income taxes.........................   4,748   2,505   3,505    3,281    2,138
Net income...........................   9,899   6,410   9,236    7,530    3,958
Net income per common and common
 equivalent share....................     .50     .33     .48      .39      .22
Net income assuming full dilution....     .50     .33     .48      .39      .22

RISK FACTORS

  Shareholders of Lanier should carefully consider the matters set forth under "Risk Factors." Factors to be considered, among other things, include the ability of Premier to manage its growth and its dependence on management.

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the following factors should be considered carefully by shareholders of Lanier in evaluating the Merger.

MANAGEMENT OF GROWTH

  Premier has experienced significant growth, principally through its mergers with Premier Bancshares, Inc. on August 31, 1996, with Central and Southern on June 23, 1997, and with Citizens Gwinnett on December 12, 1997. Premier has also entered into an Agreement and Plan of Reorganization dated December 3, 1997 with The Bank Holding Company, a Georgia bank holding company located in Griffin, Georgia ("BHC"), pursuant to which Premier will acquire all of the issued and outstanding shares of common stock and preferred stock of BHC and BHC's banking subsidiaries will be merged with and into Premier Bank. Premier intends to continue to pursue an aggressive growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to successfully integrate the businesses it acquires, including Lanier. The process of integrating acquired businesses into Premier's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. There is no assurance that Premier will be able to successfully enter other markets or that any such expansion will be as profitable as existing operations. If Premier's management is unable to manage growth effectively, Premier's business, results of operations and financial condition could be materially and adversely affected.

HIGHLY COMPETITIVE BUSINESS

  The business of Premier is extremely competitive. Certain of Premier's primary competitors offer substantially similar services as Premier and some have greater market recognition and greater financial, technical, marketing and human resources than Premier. There can be no assurance that Premier will be able to compete successfully against existing companies or new entrants to the banking industry.

VOLATILITY OF STOCK PRICE

  The market price of the Premier Common Stock could be subject to significant fluctuations in response to Premier's operating results and other factors, and there can be no assurance that the market price of the Premier Common Stock will not decline below the current market price. In addition, the stock market has from time to time experienced price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded and may adversely affect the market price of the Premier Common Stock.

DEPENDENCE ON SENIOR MANAGEMENT

  The success of Premier has been largely dependent on the skills, experience and efforts of its senior management. The loss of the services of Mr. Pittard, or other members of senior management of Premier could have a material adverse effect on Premier's business and prospects. Premier believes that its future success will also depend upon its ability to attract, retain and motivate qualified personnel. There can be no assurance that Premier will be successful in attracting and retaining such personnel.

CAPABILITY OF PREMIER'S DATA PROCESSING SOFTWARE TO ACCOMMODATE THE YEAR 2000

  Like many financial institutions, Premier and its subsidiaries rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and that there may be widespread computer malfunctions. Management of Premier has assessed the electronic systems, programs, applications and other electronic components used in the operations of Premier and believes that Premier's hardware and software has been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard.

                              THE LANIER MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to the holders of Lanier Common Stock in connection with the solicitation by the Lanier Board of Directors of proxies for use at the Lanier Meeting, at which Lanier shareholders will be asked to vote upon a proposal to approve the Agreement, the Plan and the Merger. The Lanier Meeting will be held at 5:00 p.m., local time, on March 25, 1998, at the main office of Lanier, located at 214 Dahlonega Road, Cumming, Georgia 30040.

  Lanier shareholders are requested to promptly sign, date, and return the accompanying proxy card to Lanier in the enclosed postage-paid, addressed envelope. A shareholder's failure to return a properly executed proxy card or to vote at the Lanier Meeting will have the same effect as a vote against the Agreement, the Plan and the Merger.

  Any Lanier shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Lanier a signed proxy bearing a later date, provided that such notice or proxy is actually received by Lanier prior to the taking of the shareholder vote, or by electing to vote in person at the Lanier Meeting. Any notice of revocation should be sent to Lanier Bank & Trust Company, 214 Dahlonega Road, Cumming, Georgia 30040, Attention: Bank Secretary. The shares represented by properly executed proxies received at or prior to the Lanier Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT, THE PLAN AND THE MERGER, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE LANIER MEETING. As of the date of this Proxy Statement/Prospectus, Lanier is unaware of any other matter to be presented at the Lanier Meeting.

  Solicitation of proxies will be made by mail but also may be made by telephone or in person by the directors, officers, and employees of Lanier, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

  Lanier shareholders should not forward any stock certificates with their proxy cards. See "The Merger--Distribution of Stock Certificates After the Merger."

RECORD DATE; VOTE REQUIRED

  Lanier's Board of Directors has established the close of business on February 15, 1998, as the Record Date for determining the shareholders entitled to notice of and to vote at the Lanier Meeting. Only record holders of Lanier Common Stock as of the Record Date will be entitled to vote at the Lanier Meeting. Approval of the Agreement, the Plan and the Merger requires the affirmative vote of two-thirds of the shares of the Lanier Common Stock entitled to vote at the Lanier Meeting. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, the Plan and the Merger. As of the Record Date, there were approximately 494 holders of 821,333 shares of Lanier Common Stock outstanding and entitled to vote at the Lanier Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of Lanier Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the Lanier Meeting. However, the affirmative vote of the holders of two-thirds of the Lanier Common Stock is required to approve the Agreement, the Plan and the Merger. For these purposes, shares of Lanier Common Stock that are present, or represented by proxy, at the Lanier Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement, the Plan and the Merger.

  The directors and executive officers of Lanier and their affiliates beneficially owned, as of the Record Date, 233,931 shares (or approximately 28% of the outstanding shares) of Lanier Common Stock.

  As of the Record Date, the directors and executive officers of Premier and their affiliates did not beneficially own any shares of Lanier Common Stock. As of the Record Date, neither Lanier nor Premier held any shares of Lanier Common Stock in a fiduciary capacity for others.

                                  THE MERGER

  The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan, which are attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

  Upon consummation of the Merger, Lanier will merge with and into Premier Bank, Premier Bank will survive the Merger and the separate existence of Lanier will cease. At the Effective Date, each share of the Lanier Common Stock (excluding any shares held by Lanier shareholders who perfect their dissenters' rights of appraisal) issued and outstanding will be converted into
1.980 shares of Premier Common Stock. Each share of Premier Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of Premier Common Stock will be issued in connection with the Merger. Premier will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by the market value of one share of Premier Common Stock on the American Stock Exchange on the last trading day preceding the Effective Date.

TREATMENT OF LANIER OPTIONS

  The Agreement and the Plan provide that all rights with respect of Lanier Common Stock pursuant to stock options granted by Lanier under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Premier Common Stock, and Premier will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Premier Common Stock, with the exercise price and the number of shares of Premier Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. Premier may, at its election, substitute, as of the Effective Date, stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan for all or a part of the stock options granted by Lanier, subject to certain conditions contained in the Agreement and the Plan.

BACKGROUND OF AND REASONS FOR THE MERGER

  For the past several years, the Board of Directors of Lanier has focused on the most appropriate methods of enhancing shareholder value. The Board has periodically reviewed its options as a community banking organization, including remaining as an independent bank, merging or combining with a similar sized organization, or engaging in some form of business combination with a larger financial institution.

  In February, 1996, Lanier was approached by a larger regional bank holding company that had expressed interest in a business combination pursuant to which Lanier would be combined with the holding company's other banking operations in Georgia. While the parties executed confidentiality agreements and engaged in limited due diligence, the Board of Directors of Lanier ultimately determined that the combination would not provide the necessary value to its shareholders, and terminated discussions with that organization.

  Following termination of the discussions with the larger organization, the Board of Directors of Lanier determined to explore the possibility of engaging in a business combination with certain institutions the Board believed would be in the best position to provide value to shareholders and continue the commitment the Board believed was important to the communities where Lanier was located. Following the direction of the Board of Directors, the President engaged in discussion with four institutions, and ultimately received cash offers from two of the parties. The Board determined that the cash offers were inadequate and that Lanier could provide greater returns to its shareholders by remaining independent. Pursuant to that determination, Lanier terminated discussions with potential merger partners, and continued its strategy of remaining as an independent bank. As part of that strategy, Lanier opened a loan production office in Cherokee County in April, 1997.

  In July, 1997, the Chief Executive Officer of Premier contacted the Chief Executive Officer of Lanier regarding a possible business combination. Over the next several months, there were various discussions among the parties, leading to an offer directed to the Chief Executive Officer of Lanier on October 21, 1997. After discussing the offer with the Lanier Board of Directors, the Lanier Chairman of the Board and the Chief Executive Officer rejected the offer as inadequate, but were authorized by the Board to negotiate with Premier to obtain, if possible, a higher offer. The Board of Directors believed that with additional consideration paid to the shareholders of Lanier, a transaction with Premier could be in the best interests of the shareholders.

  Following additional discussions among the parties, on December 2, 1997, Premier increased its offer to 1.9575 of its shares for each share of Lanier Common Stock. In addition, the offer contemplated that Lanier would be permitted to declare and pay a special dividend of $0.50 per share prior to the consummation of the Merger. In addition to increasing the exchange ratio and providing for the special dividend, the revised offer was enhanced in several material respects, in that it provided a minimum value of $26.75 for each share of Lanier stock based upon the trading value of Premier common stock during a specified period and removed a cap on the aggregate value of the consideration that might be received by the Lanier shareholders. This offer was presented to the Board of Directors of Lanier on December 8, 1997. While the Board did not accept the offer, the Board of Directors authorized management of Lanier, with the assistance of counsel, to negotiate the terms and conditions of definitive agreements setting forth the complete terms and conditions of the Merger.

  During the period from December 8 through December 11, 1997, the parties negotiated definitive agreements pursuant to which Lanier would be acquired by Premier. At a special meeting of the Board of Directors of Lanier held on December 12, 1997, the Board of Directors of Lanier unanimously approved the acquisition proposal for the reasons set forth below. The Chairman of the Board and the President of Lanier were authorized to execute the definitive agreements on December 16, 1997, subject to the preliminary opinion of Lanier's investment banking firm that the transaction was fair to the shareholders of Lanier from a financial point of view. Such an opinion was received prior to the execution of the Agreement on December 16, 1997.

  The Agreement permitted either party to terminate the proposed transaction prior to December 31, 1997 upon discovery of a fact or circumstance that, in the reasonable good faith judgment of the party, materially or adversely impacted one or more of the economic benefits contemplated as a result of the transaction. During the last fifteen days of December, Lanier reviewed certain record of Premier, including loan files and related materials, pursuant to this provision. Neither Premier nor Lanier indicated that it wished to terminate the Agreement pursuant to this provision.

  On January 7, 1998, the Board of Directors of Premier declared a three for two stock split to be effective on January 23, 1998. In addition, accountants for Premier were of the opinion that the special dividend of $0.50 per share permitted under the Agreement might jeopardize the desired pooling of interests accounting treatment. Based upon discussions with the Board of Directors, its counsel and its accountants, the Board authorized an amendment to the Agreement increasing the exchange ratio to 1.980 shares of Premier Common Stock for each share of Lanier Common Stock, increasing the minimum value of the exchange ratio to $27.0607 based upon the trading value of Premier Common Stock during a specified period, and eliminating provision relating to the special dividend. The Board of Directors of Lanier considered a number of factors in approving the amendment, as discussed below, and in addition authorized the payment of a $0.25 per share dividend to all shareholders of record as of February 15, 1998.

  On December 2, 1997, after several discussions with members of the Executive Committee of the Board of Directors of Premier and consideration of an analysis by Brown, Burke Capital Partners, Inc. ("BBCP") of the possible combination with Lanier, Premier's Chief Executive Officer presented a preliminary proposal to Lanier's Chief Executive Officer for the acquisition of Lanier by Premier. On December 10, 1997, at a meeting of the Board of Directors of Premier, and after a lengthy discussion and consideration of the analysis by BBCP, Premier's management was authorized and instructed to negotiate, with the advice of counsel, the terms and conditions of a definitive agreement with Lanier whereby Lanier would be merged with and into Premier Bank and all of the issued and outstanding shares of the common stock of Lanier would be exchanged for the right to receive shares of Premier Common Stock.

  Lanier's Reasons for the Merger. The Lanier Board of Directors has unanimously approved the Agreement and the Plan and has determined that the Merger is in the best interests of Lanier and its shareholders. The terms of the Agreement and the Plan were the result of arms-length negotiations between representatives of Lanier and representatives of Premier. Without assigning any relative or specific weights to the factors, the Board of Directors of Lanier considered the following material factors:

  (a) the information presented to the directors by Lanier's management concerning (i) the business, operations, earnings and financial condition, including capital levels and asset quality, of Premier, and compliance with regulatory capital requirements on a historical and prospective basis, and
(ii) the results of a due diligence review of Premier by Lanier representatives;

  (b) the alternatives to the Merger, including the merits of other potential acquisition proposals;

  (c) the enhancement of shareholder value as a result of the value of the consideration to be received by Lanier's shareholders relative to Lanier's book value and earnings per share of common stock;

  (d) the anticipated synergies and operating efficiencies, increased access to capital, increased utilization of capital for lending, and the increased managerial resources and enhanced service capabilities that would result from the Merger;

  (e) the competitive and regulatory environment for financial institutions and commercial lending businesses generally;

  (f) the income tax aspects of the Merger as a tax-free exchange of Lanier Common Stock for Premier Common Stock;

  (g) the likelihood that the Merger will be approved by applicable regulatory authorities; and

  (h) the ability of Lanier's shareholders to exchange their Lanier Common Stock for Premier Common Stock in connection with the Merger and thereafter have the ability to trade such securities on the American Stock Exchange.

  Each member of the Board of Directors of Lanier has agreed to vote such member's shares of Lanier Common Stock in favor of the Agreement, the Plan and the Merger.

  LANIER'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LANIER SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT, THE PLAN AND THE MERGER.

  Premier's Reasons for the Merger. The Premier Board of Directors has unanimously approved the Agreement, the Plan and the Merger and has determined that the Merger is in the best interests of Premier and its shareholders. In approving the Agreement, the Plan and the Merger, the Premier Board of Directors considered a number of factors. Without assigning any relative or specific weights to the factors, the Premier Board of Directors considered the following material factors:

  (a) Lanier's business, operations, earnings, and financial condition, including capital levels and asset quality, on an historical, prospective, and pro forma basis and in comparison to other financial institutions serving Forsyth County;

  (b) the demographic, economic, and financial characteristics of Forsyth County in which Lanier operates, on an historical and prospective basis;

  (c) a variety of factors affecting and relating to the overall strategic focus of Premier, including a desire to expand Premier Bank into Forsyth County;

  (d) the financial terms and income tax consequences of the proposed Merger;
and

  (e) the management philosophy of Lanier and its compatibility with that of Premier.

FAIRNESS OPINION

 General

  Lanier retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), based upon its qualifications, expertise and reputation, to provide its opinion of the fairness of the consideration to be received by Lanier's shareholders in connection with the Merger. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Lanier's Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions. On January 29, 1998, Sheshunoff rendered its written opinion that, as of such date, the Merger consideration was fair, from a financial point of view, to the holders of Lanier's common stock.

  The full text of Sheshunoff's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement/Prospectus. Lanier's shareholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to Lanier's Board of Directors and does not constitute a recommendation to any shareholder of Lanier as to how such shareholder should vote at the Lanier Meeting.

  In connection with its opinion, Sheshunoff: (i) analyzed certain internal financial statements and other financial and operating data concerning Lanier prepared by the management of Lanier; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of Lanier including those included in their audited financial statements for the two years ended December 31, 1995 and December 31, 1996 and for unaudited call reports ending December 31, 1997; (iii) analyzed certain publicly available financial statements, both audited and unaudited, of Premier, including those included in Premier's Independent Auditor's Report for the two years ended December 31, 1995 and December 31, 1996 and Premier's preliminary report on the twelve months ended December 31, 1997; (iv) reviewed certain internal confidential financial projections of Lanier provided by the management of Lanier; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of Lanier and Premier with certain members of their respective management; (vi) reviewed reported market prices and historical trading activity of the Premier Common Stock; (vii) compared the financial performance of Premier and the prices and trading activity of the Premier Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed certain security analyst's reports of the Premier Common Stock; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (x) reviewed the Agreement; (xi) reviewed and discussed with Premier's senior management forecasts of certain cost savings, operating efficiencies, revenue and financial synergies expected to be achieved as a result of the Merger, and (xii) performed such other analyses they have deemed appropriate.

  In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it by Lanier and Premier or information which is publicly available. Sheshunoff did not assume any responsibility for independent verification of any of such information. With respect to Lanier's internal confidential financial projections, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of Lanier and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Lanier, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Lanier. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of tho allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. We are not experts in legal and tax matters that may impact the Merger and have relied upon the opinion of Lanier's counsel and accountants with respect to such matters.

  With respect to Premier, Sheshunoff relied solely upon publicly available data regarding Premier's financial condition and performance. Sheshunoff did not conduct a due diligence review or any independent evaluation or appraisal of the assets, liabilities or business prospects of Premier, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Premier.

  With respect to Lanier, Sheshunoff relied upon internal and publicly available data regarding Lanier's financial condition and performance. Sheshunoff performed a limited due diligence review of Lanier and discussed its past financial performance and future prospects with its management. Sheshunoff did not perform any independent evaluation or appraisal of the assets, liabilities or business prospects of Lanier, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Lanier.

  Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on and the information made available to Sheshunoff as of January 16, 1998.

  In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the shareholders of Lanier is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Lanier.

  In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Lanier. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of Lanier's Board's or Lanier's Management's opinion with respect to the value of Lanier.

  The following is a summary of the analyses performed by Sheshunoff in connection with its opinion dated as of January 29, 1998:

  Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Georgia and in the Southeastern United States, with comparable characteristics to the Merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

  The first set of comparable transactions (the "state transactions") reflects stock transactions within close proximity to Lanier and its market area. The state transactions specifically consisted of nine (9) mergers and acquisitions of banking organizations located in Georgia which announced stock transactions between January 1, 1997 and December 31, 1997. The analysis yielded multiples of the purchase price relative to: (i) book value ranging from 1.10 times to
3.30 times with an average of 2.28 times and a median of 2.34 times (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split, of 3.16 times December 31, 1997 book value); (ii) core book value ranging from 1.18 times to 4.52 times with an average of 2.95 times and a median of 3.11 times (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split, of 5.81 times December 31, 1997 core book value); (iii) last 12 months earnings ranging from 16.15 times to 22.24 times with an average of 19.21 times and a median of 19.19 times (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split, of 40.24 times last 12 months earnings as of December 31, 1997); and (iv) total assets ranging between 11.55% and 30.73% with an average of 21.42% and a median of 21.97% (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split, of 42.22% of December 31, 1997 total assets. Core book value is defined to be 6% of total assets.

  The second set of comparable transaction (the "regional transactions") reflects a more narrowly defined group of comparable transactions based on profitability, asset size and regional location. The regional transactions consisted of eleven (11) stock transactions in the Southeastern United States between January 1, 1997 and December 31, 1997 with total assets under $200 million and a return on average equity under 10%. The analysis yielded multiples of the transactions' purchase price relative to: (i) book value ranging from 1.10 times to 3.36 times with an average of 2.10 times and a median of 1.83 times (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split of 3.16 times December 31, 1997 book value);
(ii) core book value ranging from 1.18 times to 6.19 times with an average of
2.93 times and a median of 2.27 times (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split, of 5.81 times December 31, 1997 core book value); (iii) last 12 months earnings ranging from 14.50 times to 40.06 times with an average of 24.04 times and a median of 19.29 times (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split, of 40.24 times last 12 months earnings as of December 31,
1997); and (iv) total assets ranging between 11.55% and 45.79% with an average of 21.86% and a median of 17.08% (compared with the multiple in the Merger, based on the closing price of the Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split, of 42.22% of December 31, 1997 total assets.

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flows that Lanier could produce through the year 2002, under various stand-alone circumstances. Sheshunoff estimated the terminal value for Lanier at the end of the period by applying multiples of earnings ranging from 8 times to 18 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6% are paid out in dividends) and terminal value using discount rates ranging from 13% to 17% chosen to reflect different assumptions regarding the required rates of return of Lanier and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $12.00 per share to $19.00 per share based on 804,380 shares outstanding. This compares favorably to the value of the Merger consideration of $37.46 per share, based on the closing price per share of Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split.

  Sheshunoff also performed a discounted cash flow analysis using an estimated terminal value for Lanier at the end of the period by applying multiples of core book value ranging from 1.2 times to 2.2 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6% are paid out in dividends) and terminal value using discount rates ranging from 13% to 17% chosen to reflect different assumptions regarding the required rates of return of Lanier and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $12.00 per share to $20.00 per share. This compares favorably to the value of the Merger consideration for Lanier of $37.46 per share, based on the closing price per share of Premier Common Stock at January 16, 1998 and adjusted for a 3 for 2 Premier stock split.

  Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended September 30, 1997 and market data as of December 31, 1997 for Premier to a group of selected Southeastern bank holding companies which Sheshunoff deemed to be relevant.

  The group of selected Georgia banking organizations (the "Comparable Composite") included ABC Bancorp, Inc., Century South Banks, Inc., First Banking Company of Southeast Georgia, First Community Bankshares, Inc., First Sterling Banks, Inc., Habersham Bancorp, Merit Holding Corporation, PAB Bankshares, Inc., Savannah Bancorp, Inc., Summit Bank Corp., Southwest Georgia Financial, Synovus Financial Corp. and SunTrust Banks, Inc. This comparison, among other things, showed that at September 30, 1997: (i) Premier's equity to asset percentage was 8.95%, compared to median of 10.01% for the Comparable Composite; (ii) for the last twelve months ended September 30, 1997, Premier's return on average equity was 18.83%, compared to a median of 13.51% for the Comparable Composite; (iii) for the last twelve months ended September 30, 1997, Premier's return on average assets was 1.61%, compared to a median of 1.35% for the Comparable Composite; (iv) as of September 30, 1997, Premier's nonperforming assets to total assets ratio was 0.36%, compared to a median of 0.65% for the Comparable Composite; (v) as of January 16, 1998 Premier's price per share to December 31, 1997 book value per share was 4.25 times, compared to a median of 2.08 times for the Comparable Composite; and (vi) as of January 18, 1998, Premier's price per share to last twelve months earnings per share as of December 31, 1997 was 25.91 times, compared to a median of 21.07 times for the Comparable Composite.

  Sheshunoff also reviewed the pricing multiples paid by Premier for other banking organizations during 1997. On December 12, 1997, Premier completed its transaction with Citizens Gwinnett Bankshares, Inc. Premier paid an estimated
5.12 times June 30, 1997 core book value or approximately $51.6 million based on the adjusted closing stock price at December 12, 1997 of $17.75 per share.

  Sheshunoff also compared selected stock market results of Premier to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including S&P 500 index. Results from indexing the S&P 500 and Premier's stock from 6/30/97 to 1/16/98 revealed slightly greater price movements of Premier's stock compared to the price movements of the S&P 500 index. The price movement was significantly greater in December 1997 when Premier announced its intent to acquire The Bank Holding Company.

  Sheshunoff reviewed the security analysts report of Premier prepared by certain security analysis. Sheshunoff expresses no opinion as to the future market price of Premier Common Stock.

  No company or transaction used in the Comparable Composite and comparable transaction analyses is identical to Lanier or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Lanier and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

  Pursuant to an engagement letter dated, December 16, 1997, between Lanier and Sheshunoff, Lanier agreed to pay Sheshunoff $25,000 for its fairness opinion on the Merger consideration. Lanier has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services trader the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

EFFECTIVE DATE OF THE MERGER

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in the Certificate of Merger filed by Premier with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Certificate of Merger. Unless otherwise agreed upon by Premier and Lanier, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or (ii) the date on which the Agreement, the Plan and the Merger is approved by the requisite vote of holders of Lanier Common Stock.

  No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Premier and Lanier anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the second quarter of 1998. However, delays in the consummation of the Merger could occur.

  The Board of Directors of either Premier or Lanier generally may terminate the Agreement and the Plan if the Merger is not consummated by August 31, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement and the Plan."

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

  Promptly after the Effective Date, Premier will cause SunTrust Bank, Atlanta, acting in the capacity of Exchange Agent, to mail to the former shareholders of Lanier a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Lanier Common Stock for certificates representing shares of Premier Common Stock.

  LANIER SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. Upon surrender to the Exchange Agent of certificates for Lanier Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Lanier Common Stock a certificate or certificates representing the number of shares of Premier Common Stock to which such holder is entitled as a result of the Merger and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, holders of record of Lanier Common Stock as of the Effective Date will be entitled to vote at any meeting of Premier shareholders the number of shares of Premier Common Stock into which their Lanier Common Stock has been converted, regardless of whether such shareholders have surrendered their certificates of Lanier Common Stock. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE DATE WITH RESPECT TO PREMIER COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED LANIER STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest.

  After the Effective Date, there will be no transfers of shares of Lanier Common Stock on Lanier's stock transfer books. If certificates representing shares of Lanier Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Premier Common Stock, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to a number of conditions, including, but not limited to:

  (a) approval of the Merger from the FDIC and the Georgia Department without any conditions or restrictions that would, in the reasonable good faith judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement and the Plan as to render inadvisable the consummation of the Merger, and the expiration of all applicable waiting periods;

  (b) approval by the holders of two-thirds of the shares of Lanier Common Stock entitled to vote on the Agreement, the Plan and the Merger;

  (c) the receipt of all consents by both parties required for the consummation of the Merger or for the preventing of any default under any contract or permit of such party, as applicable, which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party;

  (d) the receipt by both parties of an opinion from Womble Carlyle Sandridge & Rice, PLLC, counsel for Premier, to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Code; (ii) the exchange in the Merger of Lanier Common Stock for Premier Common Stock will not give rise to gain or loss to the shareholders of Lanier with respect to such exchange, except to the extent of any cash received for fractional shares or upon the exercise by a shareholder of his or her dissenters' rights of appraisal; and (iii) neither Premier nor Lanier will recognize gain or loss as a consequence of the Merger;

  (e) approval for listing on the American Stock Exchange of the shares of Premier Common Stock to be issued in the Merger; and

  (f) receipt of letters from Mauldin & Jenkins, LLC and Bricker & Melton, P.A. dated as of the Effective Date, confirming that the Merger will qualify for pooling-of-interests accounting treatment.

  Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Premier and Lanier of opinions of their respective counsel and certificates executed by their duly authorized officers as to compliance with the Agreement; and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

  The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by conditions which cause such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

  Premier and Lanier are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

  The Merger requires the prior approval of the FDIC. In granting its approval, the FDIC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the FDIC from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the FDIC finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Merger Act, the Merger may not be consummated until the thirtieth (30th) day, which may be shortened to the fifteenth (15th) day, following the date of FDIC approval, during which time, the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the FDIC's approval, unless a court specifically orders otherwise.

  The Merger is also subject to the approval of the Georgia Department. In its evaluation, the Georgia Department will take into account considerations similar to those applied by the FDIC.

RIGHTS OF DISSENTING SHAREHOLDERS

  By virtue of the provisions of the Financial Institutions Code applicable to Georgia state banks and trust companies, the rights of shareholders who desire to dissent from the Merger are governed by the provisions of Section 14-2-1301 et seq. of the Georgia Code. Pursuant to such provisions, if the Merger is consummated, any shareholder of record of Lanier who objects to the Merger and who fully complies with Section 14-2-1301 et. seq. of the Georgia Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Lanier Common Stock. A shareholder of record may assert dissenters' rights as to fewer than the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Lanier in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Code, the fair value of a dissenting shareholder's Lanier Common Stock equals the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

  Any Lanier shareholder desiring to receive payment of the fair value of his or her Lanier Common Stock in accordance with the requirements of the Georgia
Code: (a) must deliver to Lanier prior to the time the shareholder vote on the Agreement and the Plan is taken, a written notice of his or her intent to demand payment for his or her shares if such Merger is consummated; (b) must not vote his or her shares in favor of the Agreement or the Plan; and (c) must demand payment and deposit the stock certificates representing Lanier Common Stock in accordance with the terms of a notice which will be sent to such shareholder by Premier no later than 10 days after the Merger is consummated. A filing of the written notice of intent to dissent with respect to the Merger should be sent to: Lanier Bank & Trust Company, 214 Dahlonega Road, Cumming, Georgia 30040, Attention: President. A VOTE AGAINST THE AGREEMENT AND THE PLAN ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF LANIER COMMON STOCK AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO IN CONDITIONS (A) AND (C) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

  Within 10 days of the later of the Effective Date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the Lanier's dissenters' notice sent to those shareholders who notified Lanier of their intent to dissent, described in (c) above, Premier must offer to pay to each dissenting shareholder the amount Premier estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Such notice and offer must be accompanied by: (a) Lanier's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (b) an explanation of how the interest was calculated; (c) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Code; and (d) a copy of the dissenters' rights provisions of the Georgia Code.

  If the dissenting shareholder accepts Premier's offer, by written notice to Premier, within 30 days after Premier's offer, or is deemed to have accepted the offer by reason of failing to respond to such offer, Premier must make payment for his or her shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Lanier Common Stock.

  If within 30 days after Premier offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Premier, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in a court of competent jurisdiction in Forsyth County, Georgia, requesting that the fair value of such shares be found and determined. Premier must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Premier does not commence the proceeding within such 60-day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

  The foregoing does not purport to be a complete statement of the provisions of the Financial Institutions Code and the Georgia Code relating to statutory dissenters' rights and is qualified in its entirety by reference to the dissenters' rights provisions of the Financial Institutions Code and the Georgia Code, which are reproduced in full in Appendix B to this Proxy Statement/Prospectus and which are incorporated herein by this reference.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT AND THE PLAN

  Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Premier and Lanier approved by their respective Boards of Directors; provided, however, that after approval by the holders of Lanier Common Stock, no amendment that would require further approval by such shareholders under the Financial Institutions Code may be made without the approval of such shareholders.

  The Agreement and the Plan may be terminated, and the Merger abandoned, at any time prior to the Effective Date upon written notice to the other party as follows:

    (i)By the Board of Directors of either party in the event any consent of any regulatory authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal;

    (ii)by the Board of Directors of either party, if the holders of the requisite number of shares of Lanier Common Stock shall not have approved the Agreement and the Plan in accordance with the provisions of the Financial Institutions Code;

    (iii)by the Board of Directors of either party, in the event of a material breach by the other party of any representation or warranty contained in the Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger;

    (iv)by the Board of Directors of either party, in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the beaching party of such breach;

    (v)by the Board of Directors of either party, in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in the Agreement;

    (vi)by mutual consent of the Board of Directors of Premier and Lanier;

    (vii)by either party if the Merger shall not have been consummated by August 31, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination; or

    (viii)by the Board of Directors of either party if the average closing price of the Premier Common Stock for the ten trading day period ending on the day immediately prior to the effective date of the Registration Statement, is less than $12.00 per share.

  If the Agreement and the Plan are terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of Lanier and Premier generally has agreed to (i) operate its business in the usual, regular and ordinary course; (ii) preserve intact its business organization and assets and maintain its rights and franchises; (iii) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) take no action which would adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement and the Plan or adversely affect in any material respect the ability of either party to perform its covenants and agreements under the Agreement.

  Lanier has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Premier. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices); (iii) with the exception of the exercise of stock options outstanding on the date of the Agreement, changing its authorized or issued capital stock or paying any dividend or other distribution in respect of its capital stock, except that Lanier is permitted to declare and pay prior to the Effective Date, cash dividends not to exceed, in the aggregate, $.25 per share; (iv) disposing of any asset having a book value in excess of $50,000 other than in the ordinary course of business; (v) adopting any new employee benefit plan or program, or materially changing any existing plan or program except for any change required by law or advisable to maintain the tax qualified status of any such plan; (vi) commencing any litigation (except in accordance with past practice), settling any litigation involving liability for damages in excess of $50,000 or which imposes material restrictions upon its operations; (vii) entering into, modifying or terminating any material contract except in the ordinary course of business; (viii) entering into or amending any employment contract between Lanier and any person that Lanier does not have the unconditional right to terminate without liability; (ix) making any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements; or (x) granting any increase in compensation or benefits to any employees of Lanier whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by the Board of Directors of Lanier.

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  Management. The officers and directors of Premier Bank in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, shall serve as the officers and directors of Premier Bank from and after the Effective Date in accordance with the Articles of Incorporation and Bylaws of Premier Bank. In addition, on the Effective Date,
A. Lee Wilhelm who is presently the President of Lanier, will be elected President of Premier Bank's Central Metro Division. In addition, at the Effective Date, John E. Aderhold, who is presently Chairman of the Board of Directors of Lanier, shall be elected to the Board of Directors of Premier to serve on such board until the annual meeting of Premier shareholders to be held in 1999. The remaining members of the Lanier Board of Directors on the Effective Date shall be appointed to serve as members of Premier's Marketing and Development Board for Forsyth County.

  John E. Aderhold, age 72, has served as Chairman of the Board of Directors of Lanier since 1986. Mr. Aderhold also served as Chairman of Rayloc Corporation, an automobile parts company located in Cumming, Georgia until his retirement in February of 1993.

EMPLOYMENT AGREEMENTS

  On the Effective Date of the Merger, Premier Bank will enter into a seven month employment agreement with Mr. Wilhelm which shall provide that Mr. Wilhelm shall serve as President of Premier Bank's Central

Metro Division. Under the employment agreement, Mr. Wilhelm's annual base salary will be $135,000. In addition, Premier will grant Mr. Wilhelm an option to purchase 30,000 shares of Premier Common Stock at an exercise price of ten dollars ($10.00) per share. In the event that on the Effective Date of the Agreement the average closing price of the Premier Common Stock for the ten trading day period ending on the day prior to the Effective Date ("Average Trading Price") is less than the closing price on December 16, 1997 (the "Execution Date Closing Price"), then the number of options shall be increased to that number of shares which, when multiplied by the difference between the Average Trading Price and $10.00, equals 30,000 times the difference between the Execution Date Closing Price and $10.00. These options shall vest on the earlier to occur of (i) six months from the Effective Date, provided Mr. Wilhelm remains employed with Premier Bank; or (ii) termination of employment other than as a result of a termination for cause. The employment agreement also contains a one year confidentiality covenant.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Agreement provides that Premier shall indemnify, defend, and hold harmless each person who was entitled to indemnification from Lanier for a period of three years after the Effective Date, against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any litigation arising out of actions or omissions occurring at or prior to the Effective Date to the full extent permitted by Georgia law and Lanier's Articles of Incorporation and Bylaws.

  The Agreement also provides that, after the Effective Date, Premier will provide generally to officers and employees of Lanier who become officers or employees of Premier or its subsidiaries, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Premier and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, service with Lanier prior to the Effective Date will be treated as service with Premier or its subsidiaries. The Agreement further provides that Premier will honor all employment, severance, consulting, and other compensation contracts previously disclosed to Premier between Lanier and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under Lanier's benefit plans.

  Certain terms of Mr. Wilhelm's employment agreement with Premier Bank are more favorable to Mr. Wilhelm than the terms of his current employment with Lanier. Such more favorable terms include the granting of options to purchase Premier Common Stock and the provision of certain additional perquisites not currently provided to Mr. Wilhelm by Lanier. Such perquisites include participation in all incentive, savings and retirement plans maintained by Premier and applicable to senior executive officers of Premier Bank.

  As of the Record Date, the directors and executive officers of Lanier beneficially owned no shares of Premier Common Stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  THE FOLLOWING IS A SUMMARY OF MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

  In connection with the filing of the Registration Statement, Womble Carlyle Sandridge & Rice, PLLC delivered a tax opinion to Premier and Lanier ("Tax Opinion"). The following discussion summarizes the material income tax consequences to the shareholders of Premier and Lanier, and is qualified in its entirety by reference to such Tax Opinion, which is an exhibit to the Registration Statement. In connection with the Tax Opinion, Womble Carlyle Sandridge & Rice, PLLC has relied upon such factual assumptions as are customary in similar tax opinions and certain representations made by Premier and Lanier in the Merger Agreement, and by Premier and Lanier to Womble Carlyle Sandridge & Rice, PLLC. The accuracy of the Tax Opinion is dependent upon the correctness of the factual assumptions and representations upon which the Tax Opinion is premised.

  A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, has rendered an opinion to Premier and Lanier concerning certain federal income tax consequences of the proposed Merger under federal income tax law. The Tax Opinion will not be binding upon the IRS or the courts. It is such firm's opinion that if the Merger is consummated as proposed:

  (a) The Merger will be a tax-free reorganization within the meaning of
      Section 368(a) of the Code.

  (b) The shareholders of Lanier will recognize no gain or loss upon the exchange of their Lanier Common Stock solely for shares of Premier Common Stock except for the recognition of gain as required by Section 302 of the Code with respect to the receipt by the shareholders (or option holders) of Lanier Common Stock of cash in lieu of fractional shares.

  (c) Cash received by a dissenting shareholder of Lanier will be treated as having been received by such shareholder as a distribution in redemption of his or her Lanier Common Stock, subject to the provisions and limitations of section 302 of the Code. If, as a result of such distribution, a shareholder owns no Premier Common Stock either directly or through the application of section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for his or her Lanier Common Stock, as provided in section 302(a) of the Code. Under section 1001 of the Code, gain (or subject to the limitations of section 267 of the Code) loss will be realized and recognized by such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the Lanier Common Stock surrendered. Holders of Lanier Common Stock electing to exercise dissenters' rights should consult their own tax advisors as to the tax treatment in their particular circumstances.

  (d) No income, gain or loss will be recognized by Premier, Premier Bank, or Lanier as a consequence of the Merger.

  (e) The aggregate tax basis of Premier Common Stock received by holders of Lanier Common Stock pursuant to the Merger will be the same tax basis of the shares of Lanier Common Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of Premier Common Stock that are treated as redeemed by Premier.

  (f) The holding period of the shares of Premier Common Stock received by the Lanier shareholders will include the holding period of the shares of Lanier Common Stock exchanged therefor, provided that the Lanier Common Stock is held as capital assets on the date of the consummation of the Merger.

  Among other things, the opinion of Womble Carlyle Sandridge & Rice, PLLC is based on Lanier shareholders' maintaining sufficient equity ownership interest in Premier after the Merger. The Internal Revenue Service takes the position for purposes of issuing an advance ruling on reorganizations, that the shareholders of an acquired corporation (i.e., Lanier) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., Premier) equal, in terms of value, to at least 50% of their interest in the acquired corporation. Moreover, shares of Lanier Common Stock and Premier Common Stock held by Lanier shareholders and otherwise sold, redeemed or disposed of prior to or shortly after the Effective Date are taken into account. Management of Premier has represented that it has no plan or intention to cause Premier to redeem or otherwise reacquire the shares of Premier Common Stock issued in the Merger. In addition to the foregoing requirements, certain additional matters must be true with respect to the Merger. Premier believes that the factual matters will be satisfied.

  THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER OR THE TAX TREATMENT OF OPTIONS THAT ARE OR HAVE BEEN RECEIVED AS COMPENSATION. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Lanier will be carried forward and recorded on the financial statements of Premier at their previously recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Lanier Common Stock must be exchanged for Premier Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

  For information concerning certain conditions to be imposed on the exchange of Lanier Common Stock for Premier Common Stock in the Merger by affiliates of Lanier and certain restrictions to be imposed on the transferability of the Premier Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of Premier Common Stock."

EXPENSES AND FEES

  The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement and the Plan, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

  The Agreement also provides that if it is terminated because one of the parties breaches its representations and warranties or one of its covenants, and the breach cannot be or has not been cured within 30 days after written notice of the breach is given to the breaching party, then the breaching party agrees to pay the non-breaching party (i) an amount equal to the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the Merger and (ii) (x) $50,000 if the breach was not willful or (y) $500,000 if the breach was willful or if the Agreement was terminated in contemplation of a competing proposal to acquire Lanier.

RESALES OF PREMIER COMMON STOCK

  The shares of Premier Common Stock to be issued to Lanier shareholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Lanier (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% shareholders) at the time of the Lanier Meeting. Affiliates may not sell shares of Premier Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements and until such time as financial results covering at least 30 days of combined operations of Premier and Lanier after the consummation of the Merger have been published.

  Each person who Lanier reasonably believes to be an affiliate of Lanier has delivered to Premier a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Premier Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and applicable restrictions regarding pooling-of-interests accounting treatment.

DESCRIPTION OF PREMIER COMMON STOCK

  Premier is currently authorized to issue 20,000,000 shares of Premier Common Stock, of which 15,238,776 shares were issued and outstanding at February 3, 1998. Holders of Premier Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Premier to pay dividends is affected by the ability of its subsidiaries to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1997, under such requirements and guidelines, Premier's combined subsidiaries had $1,057,000, respectively, of undivided profits legally available for the payment of dividends without regulatory approval. See "Certain Regulatory Considerations--Payment of Dividends."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  General. As a result of the Merger, holders of Lanier Common Stock will be exchanging their shares of a Georgia chartered commercial bank governed by the Financial Institutions Code and Lanier's Articles of Incorporation and Bylaws, for shares of Premier, a Georgia corporation governed by the Georgia Code and Premier's Articles of Incorporation and Bylaws. Because of certain differences between the provisions of the Financial Institutions Code and the Georgia Code and of Lanier's Articles of Incorporation and Bylaws and Premier's Articles of Incorporation and Bylaws, the current rights of Lanier shareholders will change after the Merger. The following is a summary of the material differences in the rights of shareholders of Premier and Lanier. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Financial Institutions Code, the Georgia Code and the Articles of Incorporation and Bylaws of Premier and Lanier.

  Authorized Capital Stock. Premier is currently authorized to issue 20,000,000 shares of common stock, $1.00 par value, of which 15,238,776 shares were outstanding as of February 3, 1998. No other class of common stock is currently authorized. The Board of Directors of Premier may issue additional shares of Premier Common Stock up to the maximum permitted by the Articles of Incorporation, without further action by the Premier shareholders, unless such action is otherwise required by applicable law. Premier's Articles of Incorporation provide that no shareholders of Premier shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by Premier.

  Premier's Articles of Incorporation provide for the issuance of up to 2,000,000 shares of preferred stock by the Board of Directors without further shareholder action in one or more series, with such rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series, as may be determined by the Board of Directors. There are currently no shares of Premier preferred stock issued and outstanding.

  Lanier is authorized to issue 2,000,000 shares of Lanier Common Stock, $5.00 par value, of which 859,974 shares of Lanier Common Stock were issued and outstanding as of the Record Date. No other class of common stock is authorized. Pursuant to the Financial Institutions Code, Lanier's Board of Directors may issue additional shares of Lanier Common Stock up to the maximum authorized in Lanier's Articles of Incorporation, without shareholder approval. Lanier's Articles of Incorporation do not provide the shareholders of Lanier with preemptive rights to purchase or subscribe to any unissued authorized shares of Lanier Common Stock.

  Amendment of Articles of Incorporation and Bylaws. An amendment to Premier's Articles of Incorporation must comply with the applicable provisions of the Georgia Code. The Georgia Code provides that an amendment to a corporation's articles of incorporation requires: (i) recommendation of the corporation's board of directors to the shareholders (unless the board of directors elects, because of a conflict of interest or other special circumstances, to make no recommendation) and (ii) approval of the proposed amendment by a majority of the votes entitled to be cast on the amendment, unless a greater vote is required by other provisions of the Georgia Code or the Articles of Incorporation. Certain "housekeeping" amendments to a corporation's Articles of Incorporation may be adopted by the board of directors without shareholder action. Such amendments include to extend the duration of the corporation, to change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding, and to change the corporate name.

  Premier's Bylaws provide that they may be altered or amended and new bylaws may be adopted by the shareholders at any annual or special meeting of the shareholders or by the Board of Directors at any regular or special meeting of the Board of Directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the Bylaws shall be given in the notice of meeting.

  An amendment to Lanier's Articles of Incorporation must comply with the applicable provisions of the Financial Institutions Code. The Financial Institutions Code provides that a bank's articles of incorporation may be amended through the adoption of a resolution by the board of directors directing that it be submitted to a vote at a meeting of shareholders. Adoption of an amendment shall require the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon; provided, however, that if a proposed amendment would: (i) change the location of the bank to a new location in the same county; (ii) change the location of the bank from one county to another; or (iii) in the case of a bank, to become a trust company, with or without retaining an existing capacity to engage in the banking business, then adoption of such amendment shall require the affirmative vote of at least two-thirds of all the shares entitled to vote thereon or of each class entitled to vote thereon where voting by class is required.

  Lanier's Bylaws provide that the board of directors of Lanier shall have the power to alter, amend or repeal the bylaws or adopt new bylaws but any bylaws adopted by the board of directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders. The shareholders of Lanier may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended or repealed, by the board of directors.

  Removal of Directors. Premier's Bylaws provide that any director may be removed at a meeting with respect to which notice of such purpose is given:
(i) without cause, only upon the affirmative vote of the holders of at least two- thirds of the issued and outstanding shares of Premier Common Stock; and
(ii) for cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Premier Common Stock. The term "cause" shall mean (i) the adjudication of such director as incompetent by a court having jurisdiction in the matter, (ii) the conviction of such director of a felony, (iii) the failure of such director to accept office either in writing or by attendance at no less than one of the first two meetings of the Premier Board of Directors following his or her election or (iv) the failure of such director to attend regular meetings of the Premier Board of Directors for six consecutive meetings without having been excused by the Premier Board of Directors.

  Under Lanier's Bylaws, the entire Board of Directors or any individual director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. In addition, the Board of Directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the Board of Directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the Board of Directors for six consecutive meetings without having been excused by the Board of Directors.

  Limitation on Director Liability. Premier's Articles of Incorporation provides that no director of Premier shall be personally liable to Premier or its shareholders for monetary damages for a breach of the duty of care or other duty as a director, provided that this elimination of liability shall not eliminate or limit the liability of a director (i) for an appropriation in violation of his duties, of any business opportunity of Premier; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in section 14-2-832 of the Georgia Code or (iv) for any transaction from which the director derived an improper personal benefit. Section 14-2-832 of the Georgia Code provides that a director who votes for or assents to a distribution made in violation of section 14-2-640 of the Georgia Code or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating section 14-2-640 of the Georgia Code or the articles of incorporation if it is established that he did not perform his duties in a manner he believed in good faith to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Section 14-2-640 of the Georgia Code provides that no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

  Lanier's Articles of Incorporation provide that the personal liability of a director to the shareholders of Lanier for monetary damages for breach of the duty of care or other duty as a director shall be limited to an amount not exceeding said director's compensation for services as a director of Lanier during the twelve-month period immediately preceding such breach, except that a director's liability shall not be so limited for: (i) any appropriation, in violation of the director's duties, of any business opportunity of Lanier;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability under section 7-1-494 of the Financial Institutions Code; and (iv) any transaction from which the director derives an improper personal benefit. The provisions of section 7-1-494 of the Financial Institutions Code are substantially similar to those of sections 14-2-832 and 14-2-640 of the Georgia Code summarized above.

  Indemnification. Premier's Bylaws provide that Premier may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee or agent of Premier for reasonable expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection with the proceeding if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of Premier and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent of Premier has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue or matter therein, because he or she is or was a director, officer, employee or agent of Premier, Premier shall indemnify the director, employee or agent against reasonable expenses incurred by him or her in connection therewith.

  Lanier's Bylaws provide that Lanier is required to indemnify and hold harmless any person (each an "Indemnified Person") who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director of Lanier, against expenses and against any judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding: provided, that no indemnification shall be made in respect of (i) expenses, judgments, fines and amounts paid in settlement in respect of an action or proceeding by a shareholder of Lanier attributable to (a) any appropriation, in violation of the Indemnified Person's duty to Lanier of any business opportunity of Lanier, (b) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (c) liability under section 7-1-494 of the Financial Institutions Code, and (d) any transaction from which the Indemnified Person derived an improper personal benefit; or (ii) any other judgments, fines and amounts paid in settlement to the extent that such amounts do not exceed liability limits, if any, set forth in Lanier's Articles of Incorporation. The board of directors of Lanier shall have the power to cause Lanier to provide to officers, employees and agents of Lanier all or any part of the right to indemnification and other rights of the type provided above for directors, upon a resolution to that effect identifying such officers, employees or agents and specifying the particular rights provided, which may be different for each of the officers, employees and agents identified.

  Vote Required for Shareholder Approval. Premier's Bylaws provide that, if a quorum is present, the affirmative vote of a majority of the shares of Premier Common Stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law, Premier's Articles of Incorporation, or Premier's Bylaws.

  Lanier's Bylaws provide that at all meetings of the shareholders, the presence in person or by proxy of the holders of more than one-half of the shares outstanding and entitled to vote shall constitute a quorum. If a quorum is present, a majority of the shares represented at the meeting and entitled to vote on the subject matter shall determine any matter coming before the meeting unless a different vote is required by the Financial Institutions Code, or Lanier's Articles of Incorporation or Bylaws.

  Mergers, Consolidations, and Sales of Assets. Neither Premier's Articles of Incorporation or Bylaws provide for specific approval requirements for mergers, consolidations, and sales of assets. As a result, the provisions of the Georgia Code will govern the approval of such transactions. The Georgia Code generally provides that approval of such transactions will require a recommendation by the board of directors to the shareholders and approval by the shareholders by a majority of all the votes entitled to be cast by all shares entitled to vote on the transaction.

  Neither Lanier's Articles of Incorporation nor its Bylaws provide for specific approval requirements for mergers, consolidations, and sales of assets. As a result, the provisions of the Financial Institutions Code will govern the approval of such transactions. The Financial Institutions Code generally provides that a plan of merger or consolidation between state chartered banks must be approved by a majority of the directors of each party to the plan and the shareholders of each party to the plan entitled to cast two-thirds of the votes which all shareholders are entitled to cast thereon.

  Actions by Shareholders Without a Meeting. Premier's Bylaws provide that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having the voting power to cast not less than the minimum number (or numbers, in the case of voting by class) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

  Lanier's Bylaws provide that any action required by the Financial Institutions Code to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by each of the shareholders entitled to vote with respect to the subject matter thereof.

  Special Meeting of Shareholders. Premier's Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or President of Premier or upon the written request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 or more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

  Lanier's Bylaws provide that special meetings of shareholders may be called by Lanier upon the written request of the holders of 25% or more of all the shares of capital stock of Lanier entitled to vote in an election of directors. Special meetings of shareholders may also be called at any time by the President, Chairman of the Board, or the Board of Directors. Notice must be given in writing not less than 10 nor more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

  Number of Directors. Premier's Bylaws state that the Board of Directors shall consist of not less than four nor more than 18 directors. The number of directors may be fixed or changed from time to time within this range by the shareholders or the Board of Directors. The Premier Board of Directors is presently fixed at 17 members.

  Lanier's Bylaws state that the Board of Directors shall consist of not less than five nor more than 25 directors. The number of directors shall be determined from time to time by resolution of the Board of Directors or by resolution of the shareholders. The Board of Directors may increase or decrease the number of directors by not more than two (2) in any one year, so long as such increase or decrease does not place the number of directors at less than five nor more than 25. The Lanier's Board of Directors presently consists of eight members.

  Dividends. Premier's Articles of Incorporation provide that subject to the provisions of section 14-2-640 of the Georgia Code, the board of directors shall have the power to distribute a portion of the assets of Premier, in cash or in property, to holders of shares of Premier out of the capital surplus of Premier. As explained above, section 14-2-640 of the Georgia Code establishes certain situations where a corporation may not make distributions to its shareholders.

  The Bylaws of Lanier provide that dividends upon the outstanding shares of Lanier may be declared by the board of directors of Lanier at any regular or special meeting and paid in cash or property only out of the retained earnings of Lanier, only when Lanier meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code, and only in compliance with the regulations of the Georgia Department regarding payment of dividends.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

PREMIER MARKET PRICES

  The Premier Common Stock has been listed on the American Stock Exchange under the symbol "PMB" since January 10, 1997. Prior to that date and since January 25, 1995, the Premier Common Stock was listed on the NASDAQ Small Cap Market under the symbol "FABC." The following table sets forth, for the indicated periods, the high and low closing sales prices for Premier Common Stock as reported by the American Stock Exchange and on the NASDAQ Small Cap Market for prior periods since January 25, 1995 and the high and low sales prices for the Premier Common Stock for each of the quarters in which trading occurred in 1995.

CALENDAR PERIOD
---------------
                                                                    SALES PRICE
                                                                    -----------
                                                                    HIGH   LOW
                                                                    ----- -----
1995
First Quarter...................................................... $5.10 $4.57
Second Quarter.....................................................  5.54  4.66
Third Quarter......................................................  5.81  5.17
Fourth Quarter.....................................................  6.19  5.81
1996
First Quarter...................................................... $6.55 $5.91
Second Quarter.....................................................  7.20  6.19
Third Quarter......................................................  7.75  6.93
Fourth Quarter.....................................................  7.84  6.93
1997
First Quarter...................................................... $9.46 $7.84
Second Quarter..................................................... 11.67  9.25
Third Quarter...................................................... 14.00 10.08
Fourth Quarter..................................................... 17.92 13.08
1998
First Quarter (through February, 1998)............................. $     $

LANIER MARKET PRICES

  Lanier Common Stock is not listed for quotation on the American Stock Exchange or on any other stock exchange. The price of the Lanier Common Stock in the last known transaction, which occurred on October 6, 1997, was $18.50 per share. The price of Lanier Common Stock in the last known transaction prior to December 16, 1997 (the date the Merger was publicly announced) was $18.50 per share and occurred on October 6, 1997. Based on transactions of which Lanier's management is aware, sales of Lanier Common Stock from January 1, 1995 to January 1, 1996 were in a price range of $13.50 to $18.00 per share. All sales of Lanier Common Stock during 1996 were for a price of $16.50 per share. Sales of Lanier Common Stock from January 1, 1997 until January 1, 1998 were in a price range of $16.50 to $18.50 per share. No assurance can be given that the stated price range represents the actual market value of Lanier Common Stock.

RECENT PRICES

  On February , 1998, the last day on which Premier Common Stock was traded prior to the mailing of this Proxy Statement/Prospectus, the last reported sales price of Premier Common Stock as reported on the American Stock Exchange was $ per share. At the close of trading on December 15, 1997, the date of the last sale reported by the American Stock Exchange prior to December 16, 1997 (the date the proposed Merger was publicly announced), the last reported sales price of Premier Common Stock was $15.58 per share. The last known sales price of Lanier Common Stock was $18.50 per share and occurred on October 6, 1997.

DIVIDENDS

  The holders of Premier Common Stock are entitled to receive cash dividends when and if declared by the Board of Directors out of funds legally available therefor. Premier paid a $.31 per share cash dividend on January 27, 1997 to its shareholders. The decision to declare this dividend was based on Premier's performance in 1996. Premier paid a $.08 dividend in May, 1997, based on Premier's performance in the first quarter of 1997, paid a $.09 dividend in August, 1997 based on Premier's performance in the second quarter of 1997 and paid a $.10 dividend in November, 1997 based on Premier's performance in the third quarter of 1997. The future declaration and payment of dividends will depend upon the earnings of its subsidiaries, business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

  The payment of cash dividends to the holders of Lanier Common Stock is subject to authorization by the Board of Directors of Lanier. During fiscal 1996, Lanier paid a $0.15 per share cash dividend on April 17, 1996. During fiscal 1997 Lanier paid a 5% stock dividend and a $0.25 per share cash dividend on April 30, 1997.

  Premier is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiaries, which subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. Lanier is also subject to certain legal restrictions on the amount of dividends it is permitted to pay to its shareholders. See "Certain Regulatory Considerations--Payment of Dividends."

SHAREHOLDERS OF RECORD

  As of the Record Date, there were approximately 1,261 holders of record of Premier Common Stock, and 494 holders of record of Lanier Common Stock.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

GENERAL

  The following unaudited pro forma condensed combined financial statements are presented assuming the Merger will be accounted for as a pooling of interests and reflect the combination of the historical consolidated financial statements of Premier and Lanier. The pro forma condensed combined balance sheet has been prepared as if the acquisition had been consummated at the beginning of the period covered. The pro forma condensed combined statements of income have been prepared as if the acquisition had been consummated on January 1, 1994. The following financial statements do not reflect any anticipated cost savings which may be realized by Premier after consummation of the Merger.

  The pro forma information does not purport to represent what Premier's and Lanier's combined results of operations actually would have been if the Merger had occurred on January 1, 1994.

                           PREMIER BANCSHARES, INC.
                       PRO FORMA COMBINED BALANCE SHEET

                              SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                   PREFERRED            PRO FORMA
                                   SECURITIES          ADJUSTMENTS        PRO FORMA
                          PREMIER   ISSUANCE  LANIER  DEBIT (CREDIT)      COMBINED
                          -------- ---------- ------- --------------      ---------
Assets
Cash and due from banks.  $ 28,566  $         $ 2,189    $                $ 30,755
Interest-bearing
 deposits in banks......     1,729                                           1,729
Federal Funds sold......     9,299   27,455    19,905                       56,659
Securities held to
 maturity...............                          462                          462
Securities available-
 for-sale...............   124,922              9,385                      134,307
Loans held for sale.....    51,043                                          51,043
Loans...................   509,426             30,517                      539,943
Less allowance for loan
 losses.................     8,850                664                        9,514
                          --------  -------   -------    -------          --------
 Loans, net.............   500,576        0    29,853          0           530,429
                          --------  -------   -------    -------          --------
Premises and equipment..    19,630              1,949                       21,579
Goodwill and other
 intangibles............     2,507                                           2,507
Other assets............    11,508              1,217                       12,725
                          --------  -------   -------    -------          --------
 Total assets...........  $749,780  $27,455   $64,960    $     0          $842,195
                          ========  =======   =======    =======          ========
Deposits
 Noninterest-bearing....  $ 86,118  $         $11,887    $                $ 98,005
 Interest-bearing.......   548,555             39,984                      588,539
                          --------  -------   -------    -------          --------
 Total deposits.........   634,673        0    51,871    686,544
Federal funds purchased
 and securities sold
 under repurchase
 agreements.............    13,503              3,500                       17,003
Other borrowings........    29,822                                          29,822
Other liabilities.......     7,358                313       (250)            7,921
                          --------  -------   -------    -------          --------
 Total liabilities......   685,356        0    55,684       (250)          741,290
                          --------  -------   -------    -------          --------
Guaranteed preferred
 beneficial interests in
 the Company's
 subordinated
 debentures.............             27,455                                 27,455
                          --------  -------   -------    -------          --------
Common stock............    10,003              4,022     (2,573)(1 & 2)    16,598
Capital surplus.........    31,923              3,858      2,573 (1 & 2)    33,208
Retained earnings.......    21,906              1,383        250            23,039
Unrealized gains
 (losses) on securities
 available-for-sale, net
 of tax.................       592                 13                          605
                          --------  -------   -------    -------          --------
                            64,424        0     9,276        250            73,450
                          --------  -------   -------    -------          --------
 Total liabilities and
  stockholders' equity..  $749,780  $27,455   $64,960    $     0          $842,195
                          ========  =======   =======    =======          ========

             See Notes to Pro Forma Combined Financial Statements

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                      PREFERRED            PRO FORMA
                                      SECURITIES          ADJUSTMENTS   PRO FORMA
                           PREMIER     ISSUANCE  LANIER  DEBIT (CREDIT)  COMBINED
                          ----------  ---------- ------- -------------- ----------
Interest income.........  $   46,126     $        $3,640      $            $49,766
Interest expense........      21,811               1,449       --           23,260
                          ----------     ----    -------      ----      ----------
  Net interest income...      24,315        0      2,191                    26,506
Provision for loan
 losses.................         694                 --        --              694
                          ----------     ----    -------      ----      ----------
Net interest income
 after provision for
 loan losses............      23,621        0      2,191       --           25,812
                          ----------     ----    -------      ----      ----------
Other income............       3,356                 339                     3,695
  Service charges on
   deposit accounts.....         757                                           757
  Gain on sale of
   subsidiary...........       9,881                                         9,881
  Mortgage loan income..         (31)                  5                       (26)
  Security transactions,
   net..................         545                 121       --              666
                          ----------     ----    -------      ----      ----------
  Other.................      14,508        0        465       --           14,973
                          ----------     ----    -------      ----      ----------
Other expenses
  Salaries and employee
   benefits.............      15,893               1,048                    16,941
  Occupancy and
   equipment expenses...       3,530                 222                     3,752
  Other operating
   expenses.............       6,903                 561       --            7,464
                          ----------     ----    -------      ----      ----------
                              26,326        0      1,831       --           28,157
                          ----------     ----    -------      ----      ----------
Income before income
 taxes..................      11,803        0        825       --           12,628
Income tax expense......       3,681                 272       --            3,953
                          ----------     ----    -------      ----      ----------
Income before minority
 interest in net income
 of subsidiary..........       8,122        0        553       --            8,675
                          ----------     ----    -------      ----      ----------
Minority interest in net
 income of subsidiary...           8        8        --        --               16
                          ----------     ----    -------      ----      ----------
Net income..............  $    8,114     $          $553      $--       $    8,659
                          ==========     ====    =======      ====      ==========
Net income per share of
 common stock...........  $     0.53     $         $0.67                $     0.50
                          ==========     ====    =======                ==========
Average shares
 outstanding............  15,378,687             819,745                17,284,868
                          ==========     ====    =======                ==========

              See Notes to Pro Forma Combined Financial Statements

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                       PREFERRED             PRO FORMA
                                       SECURITIES           ADJUSTMENTS    PRO FORMA
                            PREMIER     ISSUANCE   LANIER  DEBIT (CREDIT)  COMBINED
                          -----------  ---------- -------- -------------- -----------
Interest income.........  $    37,569     $--     $  3,330      $--       $    40,899
Interest expense........       18,443                1,312       --            19,755
                          -----------     ----    --------      ----      -----------
  Net interest income...       19,126        0       2,018                     21,144
Provision for loan
 losses.................          (86)                 --        --               (86)
                          -----------     ----    --------      ----      -----------
Net interest income
 after provision for
 loan losses............       19,212        0       2,018       --            21,230
                          -----------     ----    --------      ----      -----------
Other income
  Service charges on
   deposit accounts.....        2,668                  344                      3,012
  Mortgage loan income..        6,326                                           6,326
  Security transactions,
   net..................          147                                             147
  Other.................          529                   27       --               556
                          -----------     ----    --------      ----      -----------
                                9,670        0         371       --            10,041
                          -----------     ----    --------      ----      -----------
Other expenses
  Salaries and employee
   benefits.............       13,292                  955                     14,247
  Occupancy and
   equipment expenses...        2,875                  197                      3,072
  Other operating
   expenses.............        6,433                  439       --             6,872
                          -----------     ----    --------      ----      -----------
                               22,600        0       1,591       --            24,191
                          -----------     ----    --------      ----      -----------
Income before income
 taxes..................        6,282        0         798       --             7,080
Income tax expense......        1,544                  252       --            1 ,796
                          -----------     ----    --------      ----      -----------
Income before minority
 interest in net income
 of subsidiary..........        4,738        0         546       --             5,284
                          -----------     ----    --------      ----      -----------
Minority interest in net
 income of subsidiary...            6        8         --        --                 6
                          -----------     ----    --------      ----      -----------
Net income..............  $     4,732     $  0    $    546      $--       $     5,278
                          ===========     ====    ========      ====      ===========
Net income per share of
 common stock...........  $      0.31     $--        $0.67                $      0.31
                          ===========     ====    ========                ===========
Average shares
 outstanding............   15,119,873              810,300                 16,906,951
                          ===========     ====    ========                ===========



         See Notes to Pro Forma Condensed Combined Financial Statements

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                       PREFERRED              PRO FORMA
                                       SECURITIES            ADJUSTMENTS    PRO FORMA
                            PREMIER     ISSUANCE   LANIER   DEBIT (CREDIT)  COMBINED
                          -----------  ---------- --------  -------------- -----------
Interest income.........  $    51,271     $       $  4,494       $--       $    55,765
Interest expense........       25,343                1,755        --            27,098
                          -----------     ---     --------       ----      -----------
  Net interest income...       25,928       0        2,739                      28,667
Provision for loan
 losses.................         (115)                 (50)       --              (165)
                          -----------     ---     --------       ----      -----------
Net interest income
 after provision for
 loan losses............       26,043       0        2,789        --            28,832
                          -----------     ---     --------       ----      -----------
Other income
  Service charges on
   deposit accounts.....        2,334                  445                       2,779
  Mortgage loan income..        8,901                                            8,901
  Security transactions,
   net..................          147                                              147
  Other.................        2,574                   67        --             2,641
                          -----------     ---     --------       ----      -----------
                               13,956       0          512        --            14,468
                          -----------     ---     --------       ----      -----------
Other expenses
  Salaries and employee
   benefits.............       18,309                1,294                      19,603
  Occupancy and
   equipment expenses...        3,902                  268                       4,170
  Other operating
   expenses.............        8,577                  618        --             9,195
                          -----------     ---     --------       ----      -----------
                               30,788       0        2,180        --            32,968
                          -----------     ---     --------       ----      -----------
Income before income
 taxes..................        9,211       0        1,121        --            10,332
Income tax expense......        2,194                  332        --             2 526
                          -----------     ---     --------       ----      -----------
Income before minority
 interest in net income
 of subsidiary..........        7,017       0          789        --             7,806
                          -----------     ---     --------       ----      -----------
Minority interest in net
 income of subsidiary...           12                  --         --                12
                          -----------     ---     --------       ----      -----------
Net income..............  $     7,005     $ 0     $    789       $--       $     7,794
                          ===========     ===     ========       ====      ===========
Net income per share of
 common stock...........  $      0.46     $       $   0.97                 $      0.47
                          ===========     ===     ========                 ===========
Average shares
 outstanding............   15,123,656              811,122                  16,740,239
                          ===========     ===     ========                 ===========

             See Notes to Pro Forma Combined Financial Statements.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                       PREFERRED             PRO FORMA
                                       SECURITIES           ADJUSTMENTS    PRO FORMA
                            PREMIER     ISSUANCE   LANIER  DEBIT (CREDIT)  COMBINED
                          -----------  ---------- -------- -------------- -----------
Interest income.........  $    41,006     $       $  4,438      $--       $    45,444
Interest expense........       19,874                1,656       --            21,530
                          -----------     ---     --------      ----      -----------
  Net interest income...       21,132       0        2,782                     23,914
Provision for loan
 losses.................         (582)                 --        --              (582)
                          -----------     ---     --------      ----      -----------
Net interest income
 after provision for
 loan losses............       21,714       0        2,782       --            24,496
Other income
  Service charges on
   deposit accounts.....        2,051                  377                      2,428
  Mortgage loan income..        5,967                                           5,967
  Security transactions,
   net..................         (235)                                           (235)
  Other.................        1,867                   52       --             1,919
                          -----------     ---     --------      ----      -----------
                                9,650       0          429       --            10,079
                          -----------     ---     --------      ----      -----------
Other expenses
  Salaries and employee
   benefits.............       13,690                1,236                     14,926
  Occupancy and
   equipment expenses...        2,786                  277                      3,063
  Other operating
   expenses.............        7,134                  638       --             7,772
                          -----------     ---     --------      ----      -----------
                               23,610       0        2,151       --            25,761
                          -----------     ---     --------      ----      -----------
Income before income
 taxes..................        7,754       0        1,060       --             8,814
Income tax expense......        2,188                  358       --             2 546
                          -----------     ---     --------      ----      -----------
Income before minority
 interest in net income
 of subsidiary..........        5,566       0          702       --             6,268
                          -----------     ---     --------      ----      -----------
Minority interest in net
 income of subsidiary...           13                  --        --                13
                          -----------     ---     --------      ----      -----------
Net income..............  $     5,553     $ 0     $    702      $--       $     6,255
                          ===========     ===     ========      ====      ===========
Net income per share of
 common stock...........  $      0.37     $          $0.87                $      0.38
                          ===========     ===     ========      ====      ===========
Average shares
 outstanding............   15,000,563              808,418                 16,605,898
                          ===========     ===     ========      ====      ===========

             See Notes to Pro Forma Combined Financial Statements.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                      PREFERRED              PRO FORMA
                                      SECURITIES            ADJUSTMENTS    PRO FORMA
                            PREMIER    ISSUANCE   LANIER   DEBIT (CREDIT)  COMBINED
                          ----------- ---------- --------  -------------- -----------
Interest income.........  $    33,516            $  3,414                 $    36,930
Interest expense........       15,086               1,194       --             16,280
                          -----------    ---     --------       ---       -----------
  Net interest income...       18,430      0        2,220       --             20,650
Provision for loan
 losses.................          365                (105)      --                260
                          -----------    ---     --------       ---       -----------
Net interest income
 after provision for
 loan losses............       18,065      0        2,325       --             20,390
                          -----------    ---     --------       ---       -----------
Other income
  Service charges on
   deposit accounts.....        2,096                 347       --              2,443
  Mortgage loan income..        1,284                           --              1,284
  Security transactions,
   net..................          212                           --                212
  Other.................        1,579                  54       --              1,633
                          -----------    ---     --------       ---       -----------
                                5,171      0          401       --              5,572
                          -----------    ---     --------       ---       -----------
Other expenses
  Salaries and employee
   benefits.............        9,834               1,091       --             10,925
  Occupancy and
   equipment expenses...        2,453                 277       --              2,730
  Other operating
   expenses.............        6,477                 674       --              7,151
                          -----------    ---     --------       ---       -----------
                               18,764      0        2,042       --             20,806
                          -----------    ---     --------       ---       -----------
Income before income
 taxes..................        4,472      0          684       --              5,156
Income tax expense......        1,559                 231       --              1,790
                          -----------    ---     --------       ---       -----------
Income before minority
 interest in net income
 of subsidiary..........        2,913      0          453       --              3,366
                          -----------    ---     --------       ---       -----------
Minority interest in net
 income of subsidiary...          --                  --        --                --
                          -----------    ---     --------       ---       -----------
Net income..............  $     2,913    $ 0     $    453       $--       $     3,366
                          ===========    ===     ========       ===       ===========
Net income per share of
 common stock...........  $      0.21            $   0.57       --        $      0.21
                          ===========    ===     ========       ===       ===========
Average shares
 outstanding............   13,704,395             805,990       --         15,299,100
                          ===========    ===     ========       ===       ===========

             See Notes to Pro Forma Combined Financial Statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) The unaudited pro forma condensed combined balance sheet as of September 30, 1997 and condensed combined statements of income for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 have been prepared based upon the historical consolidated balance sheets and statements of income, which give effect to the Merger accounted for as a pooling-of-interests, based on the Exchange Ratio. The pro forma financial statements include all adjustments necessary to reflect the acquisition on a pooling-of-interests basis. The pro forma condensed combined financial statements should be read in conjunction with the accompanying historical consolidated financial statements of Premier and Lanier and notes thereto included elsewhere in this Proxy Statement/Prospectus.

(2) Provided below is the pro forma adjustment necessary to reflect the business combination of Premier and Lanier accounted for as a pooling-of-interests. Each outstanding share of Lanier Common Stock will be exchanged for 1.980 shares of Premier Common Stock.

     Issuance of Premier shares (1,592,672 at $1.00 par value).... $ 1,592,672
     Retirement of Lanier shares (804,380 at $5.00 par value).....  (4,021,900)
                                                                   -----------
     Net effect on common stock...................................  (2,429,228)
                                                                   ===========

  The issuance of shares shown above is based on the current number of shares outstanding.

(3) The pro forma condensed combined statements of income do not include the estimated direct costs associated with the acquisition. The estimated merger expenses of Premier and Lanier are $150,000 and $100,000, respectively. As of December 31, 1997, all of the estimated expenses remained to be paid.

(4) Provided below is the pro forma adjustment necessary to reflect the Premier three-for-two stock split declared on January 7, 1998.

     Current common shares outstanding.............................. $10,003,016
     Additional shares issued.......................................   5,001,508
                                                                     -----------
     Common shares outstanding after split..........................  15,004,524
                                                                     ===========

(5) Net income per common and common equivalent share was computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each period, restated for the 1998 and 1997 Premier stock splits and to reflect the merger of Premier and Central and Southern in June 1997 and the merger of Premier and Citizens in December 1997. Common stock equivalents include stock options.

(6) The unaudited pro forma condensed combined balance sheet as of September 30, 1997 includes the preferred securities offering which was completed during the fourth quarter of 1997.

  The following unaudited pro forma combined balance sheet as of September 30, 1997 and the unaudited pro forma combined statement of income for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 have been prepared to reflect the acquisition by Premier (after the proposed acquisition of Lanier) of 100% of BHC accounted for as a pooling of interests and reflect the combination of the historical consolidated financial statements of Premier, Lanier and BHC. The pro forma combined balance sheet has been prepared as if the acquisition had been consummated at the beginning of the period covered. The pro forma combined statements of income have been prepared as if the acquisition had been consummated on January 1, 1994. The following financial statements do no reflect any anticipated cost savings which may be realized by Premier after the consummation of the mergers.

  The pro forma information does not purport to represent what Premier's, Lanier's and BHC's combined results of operations actually would have been if the mergers had occurred on January 1, 1994.

                            PREMIER BANCSHARES, INC.
                        PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                PREMIER
                              AND CITIZENS             PRO FORMA
                                GWINNETT              ADJUSTMENTS      PRO FORMA
                                COMBINED     BHC     DEBIT (CREDIT)    COMBINED
                              ------------ --------  --------------    ---------
ASSETS
Cash and due from banks.....    $ 30,755   $  3,044       $            $ 33,799
Interest-bearing deposits in
 banks......................       1,729                                  1,729
Federal funds sold..........      56,659      2,260                      58,919
Securities held to maturity.         462                                    462
Securities available-for-
 sale.......................     134,307     25,648                     159,955
Loans held for sale.........      51,043      2,277                      53,320
Loans.......................     539,943     87,020                     626,963
Less allowance for loan
 losses.....................       9,514        883                      10,397
                                --------   --------       ----         --------
  Loans, net................     530,429     86,137          0          616,566
                                --------   --------       ----         --------
Premises and equipment......      21,579      3,633                      25,212
Goodwill and other
 intangibles................       2,507      2,231                       4,738
Other assets................      12,725      2,159                      14,884
                                --------   --------       ----         --------
  Total assets..............    $842,195   $127,389       $  0         $969,584
                                ========   ========       ====         ========
Deposits
  Noninterest-bearing.......    $ 98,005   $ 14,976       $            $112,981
  Interest-bearing..........     588,539     95,729                     684,268
                                --------   --------       ----         --------
    Total deposits..........     686,544    110,705                     797,249
Federal funds purchased and
 securities sold under
 repurchase agreements......      17,003        685                      17,688
Other borrowings............      29,822         77                      29,899
Other liabilities...........       7,921      2,287       (200)          10,408
                                --------   --------       ----         --------
  Total liabilities.........     741,290    113,754       (200)         855,244
                                --------   --------       ----         --------
Guaranteed preferred
 beneficial interests in
 Premier's subordinated
 debentures.................      27,455                                 27,455
                                --------   --------       ----         --------
Redeemable preferred stock..                  2,446                       2,446
                                --------   --------       ----         --------
Common stock................      16,598      2,782        612 (1 & 2)   18,768
Capital surplus.............      33,208      4,492       (612)(1 & 2)   38,312
Retained earnings...........      23,039      4,016        200           26,855
Unrealized gains (losses) on
 securities available-for-
 sale, net of tax...........         605       (101)                        504
                                --------   --------       ----         --------
                                  73,450     11,189        200           84,439
                                --------   --------       ----         --------
  Total liabilities and
   stockholders' equity.....    $842,195   $127,389       $  0         $969,584
                                ========   ========       ====         ========

             See Notes to Pro Forma Combined Financial Statements.

                            PREMIER BANCSHARES, INC.
                     PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                  PREMIER
                                AND CITIZENS           PRO FORMA
                                  GWINNETT            ADJUSTMENTS    PRO FORMA
                                  COMBINED     BHC   DEBIT (CREDIT)  COMBINED
                                ------------ ------- -------------- -----------
Interest income...............   $   49,766  $ 8,289     $  --      $    58,055
Interest expense..............       23,260    3,749        --           27,009
                                 ----------  -------     ------     -----------
  Net interest income.........       26,506    4,540        --           31,046
Provision for loan losses.....          694       50        --              744
                                 ----------  -------     ------     -----------
Net interest income after
 provision for loan losses....       25,812    4,490        --           30,302
                                 ==========  =======     ======     ===========
Other income
  Service charges on deposit
   accounts...................        3,695      413                      4,108
  Gain on sale of subsidiary..          757                                 757
  Mortgage loan income........        9,881      317                     10,198
  Security transactions, net..          (26)                                (26)
  Other.......................          666      110        --              776
                                 ----------  -------     ------     -----------
                                     14,973      840        --           15,813
                                 ----------  -------     ------     -----------
Other expenses
  Salaries and employee
   benefits...................       16,941    1,547                     18,488
  Occupancy and equipment
   expense....................        3,752      500                      4,252
  Other operating expenses....        7,464    1,248        --            8,712
                                 ----------  -------     ------     -----------
                                     28,157    3,295        --           31,452
                                 ----------  -------     ------     -----------
Income before income taxes....       12,628    2,035        --           14,663
Income tax expense............        3,953      795        --            4,748
                                 ----------  -------     ------     -----------
Income before minority
 interest in net income of
 subsidiary...................        8,675    1,240        --            9,915
                                 ----------  -------     ------     -----------
Minority interest in net
 income of subsidiary.........           16                 --               16
                                 ----------  -------     ------     -----------
Net income....................   $    8,659  $ 1,240     $  --      $     9,899
                                 ==========  =======     ======     ===========
Net income per share of common
 stock........................   $     0.50  $  1.96                $      0.50
                                 ==========  =======                ===========
Average shares outstanding....   17,284,868  556,525                $19,455,315
                                 ==========  =======                ===========



             See Notes to Pro Forma Combined Financial Statements.

                            PREMIER BANCSHARES, INC.
                 PRO FORMA COMBINED BALANCE STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                   PREMIER
                                 AND CITIZENS           PRO FORMA
                                   GWINNETT            ADJUSTMENTS    PRO FORMA
                                   COMBINED     BHC   DEBIT (CREDIT)  COMBINED
                                 ------------ ------- -------------- -----------
Interest income................   $   40,899  $ 7,424     $ --       $    48,323
                                  ----------  -------     -----      -----------
Interest expense...............       19,755    3,303       --            23,058
  Net interest income..........       21,144    4,121       --            25,265
Provision for loan losses......          (86)     115       --                29
                                  ----------  -------     -----      -----------
Net interest income after
 provision for loan losses.....       21,230    4,006       --            25,236
                                  ----------  -------     -----      -----------
Other income
  Service charges on deposit
   accounts....................        3,012      397                      3,409
  Mortgage loan income.........        6,326      410                      6,736
  Security transactions, net...          147       14                        161
  Other........................          556      160       --               716
                                  ----------  -------     -----      -----------
                                      10,041      981       --            11,022
                                  ----------  -------     -----      -----------
Other expenses
  Salaries and employee
   benefits....................       14,247    1,559                     15,806
  Occupancy and equipment
   expense.....................        3,072      443                      3,515
  Other operating expenses.....        6,872    1,144       --             8,016
                                  ----------  -------     -----      -----------
                                      24,191    3,146       --            27,337
                                  ----------  -------     -----      -----------
Income before income taxes.....        7,080    1,841       --             8,921
Income tax expense.............        1,796      709       --             2,505
                                  ----------  -------     -----      -----------
Income before minority interest
 in net income of subsidiary...        5,284    1,132       --             6,416
                                  ----------  -------     -----      -----------
Minority interest in net income
 of subsidiary.................            6      --        --                 6
                                  ----------  -------     -----      -----------
Net income.....................   $    5,278  $ 1,132     $ --       $     6,410
                                  ==========  =======     =====      ===========
Net income per share of common
 stock.........................   $     0.31  $  1.77                $      0.33
                                  ==========  =======                ===========
Average shares outstanding.....   16,906,951  556,525                $19,077,398
                                  ==========  =======                ===========

                            PREMIER BANCSHARES, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                  PREMIER
                                AND CITIZENS           PRO FORMA
                                  GWINNETT            ADJUSTMENTS    PRO FORMA
                                  COMBINED     BHC   DEBIT (CREDIT)  COMBINED
                                ------------ ------- -------------- -----------
Interest income...............   $   55,765  $ 9,979     $ --       $    65,744
Interest expense..............       27,098    4,489       --            31,587
                                 ----------  -------     -----      -----------
  Net interest income.........       28,667    5,490       --            34,157
Provision for loan losses.....         (165)     145       --               (20)
                                 ----------  -------     -----      -----------
Net interest income after
 provision for loan losses....       28,832    5,345       --            34,177
                                 ----------  -------     -----      -----------
Other income
  Service charges on deposit
   accounts...................        2,779      541       --             3,320
  Mortgage loan income........        8,901      545       --             9,446
  Security transactions, net..          147       16       --               163
  Other.......................        2,641      195       --             2,836
                                 ----------  -------     -----      -----------
                                     14,468    1,297       --            15,765
                                 ----------  -------     -----      -----------
Other expenses
  Salaries and employee
   benefits...................       19,603    2,084       --            21,687
  Occupancy and equipment
   expense....................        4,170      598       --             4,768
  Other operating expenses....        9,195    1,539       --            10,734
                                 ----------  -------     -----      -----------
                                     32,968    4,221       --            37,189
                                 ----------  -------     -----      -----------
Income before income taxes....       10,332    2,421       --            12,753
Income tax expense............        2,526      979       --             3,505
                                 ----------  -------     -----      -----------
Income before minority
 interest in net income of
 subsidiary...................        7,806    1,442       --             9,248
                                 ----------  -------     -----      -----------
Minority interest in net
 income of subsidiary.........           12      --        --                12
                                 ----------  -------     -----      -----------
Net income....................   $    7,794  $ 1,442     $ --       $     9,236
                                 ==========  =======     =====      ===========
Net income per share of common
 stock........................   $     0.47  $  2.24                $      0.48
                                 ==========  =======                ===========
Average shares outstanding....   16,740,239  556,525                $18,910,686
                                 ==========  =======                ===========


             See Notes to Pro Forma Combined Financial Statements.

                            PREMIER BANCSHARES, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                PREMIER
                              AND CITIZENS            PRO FORMA
                                GWINNETT             ADJUSTMENTS    PRO FORMA
                                COMBINED     BHC    DEBIT (CREDIT)  COMBINED
                              ------------ -------  -------------- -----------
Interest income..............  $   45,444  $ 9,563       $         $    55,007
Interest expense.............      21,530    4,486        --            26,016
                               ----------  -------       ----      -----------
  Net interest income........      23,914    5,077        --            28,991
Provision for loan losses....        (582)      90        --              (492)
                               ----------  -------       ----      -----------
Net interest income after
 provision for loan losses...      24,496    4,987        --            29,483
                               ----------  -------       ----      -----------
Other income
  Service charges on deposit
   accounts..................       2,428      521                       2,949
  Mortgage loan income.......       5,967      526                       6,493
  Security transactions, net.        (235)      (1)                       (236)
  Other......................       1,919      294        --             2,213
                               ----------  -------       ----      -----------
                                   10,079    1,340        --            11,419
                               ----------  -------       ----      -----------
Other expenses
  Salaries and employee
   benefits..................      14,926    2,171                      17,097
  Occupancy and equipment
   expense...................       3,063      521                       3,584
  Other operating expenses...       7,772    1,625        --             9,397
                               ----------  -------       ----      -----------
                                   25,761    4,317        --            30,078
                               ----------  -------       ----      -----------
Income before income taxes...       8,814    2,010        --            10,824
Income tax expense...........       2,546      735        --             3,281
                               ----------  -------       ----      -----------
Income before minority
 interest in net income of
 subsidiary..................       6,268    1,275        --             7,543
                               ----------  -------       ----      -----------
Minority interest in net
 income of subsidiary........          13                 --                13
                               ----------  -------       ----      -----------
Net income...................  $    6,255  $ 1,275       $--       $     7,530
                               ==========  =======       ====      ===========
Net income per share of
 common stock................  $     0.38  $  1.94                 $      0.39
                               ==========  =======                 ===========
Average shares outstanding...  16,605,898  556,525                 $18,776,345
                               ==========  =======                 ===========

             See Notes to Pro Forma Combined Financial Statements.

                            PREMIER BANCSHARES, INC.
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                   PREMIER
                                 AND CITIZENS           PRO FORMA
                                   GWINNETT            ADJUSTMENTS    PRO FORMA
                                   COMBINED     BHC   DEBIT (CREDIT)  COMBINED
                                 ------------ ------- -------------- -----------
Interest income................   $   36,930  $ 5,499     $ --       $    42,429
Interest expense...............       16,280    2,402       --            18,682
                                  ----------  -------     -----      -----------
  Net interest income..........       20,650    3,097       --            23,747
Provision for loan losses......          260      171       --               431
                                  ----------  -------     -----      -----------
Net interest income after
 provision for loan losses.....       20,390    2,926       --            23,316
                                  ----------  -------     -----      -----------
Other income
  Service charges on deposit
   accounts....................        2,443      297                      2,740
  Mortgage loan income.........        1,284      123                      1,407
  Security transactions, net...          212                                 212
  Other........................        1,633      117       --             1,750
                                  ----------  -------     -----      -----------
                                       5,572      537       --             6,109
                                  ----------  -------     -----      -----------
Other expenses
  Salaries and employee
   benefits....................       10,925    1,197                     12,122
  Occupancy and equipment
   expense.....................        2,730      246                      2,976
  Other operating expenses.....        7,151    1,080       --             8,231
                                  ----------  -------     -----      -----------
                                      20,806    2,523       --            23,329
                                  ----------  -------     -----      -----------
Income before income taxes.....        5,156      940       --             6,096
Income tax expense.............        1,790      348       --             2,138
                                  ----------  -------     -----      -----------
Income before minority interest
 in net income of subsidiary...        3,366      592       --             3,958
                                  ----------  -------     -----      -----------
Minority interest in net income
 of subsidiary.................            0                --                 0
                                  ----------  -------     -----      -----------
Net income.....................   $    3,366  $   592     $ --       $     3,958
                                  ==========  =======     =====      ===========
Net income per share of common
 stock.........................   $     0.21  $  1.21                $      0.22
                                  ==========  =======     =====      ===========
Average shares outstanding.....    5,299,100   49,943                $17,053,878
                                  ==========  =======     =====      ===========

             See Notes to Pro Forma Combined Financial Statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) The unaudited pro forma condensed combined balance sheet as of September 30, 1997 and condensed combined statements of income for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 have been prepared based upon the historical consolidated balance sheets and statements of income, which give effect to the Merger accounted for as a pooling-of-interests, based on the Exchange Ratio. The pro forma financial statements include all adjustments necessary to reflect the acquisition on a pooling-of-interests basis. The pro forma condensed combined financial statements should be read in conjunction with the accompanying historical consolidated financial statements of Premier and BHC and notes thereto included elsewhere in this Proxy Statement/Prospectus.

(2) Provided below is the pro forma adjustment necessary to reflect the business combination of Premier and BHC accounted for as a pooling-of-interests. Each outstanding share of BHC Common Stock will be exchanged for 3.90 shares of Premier Common Stock.

     Issuance of Premier shares (2,170,447 at $1.00 par value)...... $2,170,447
     Retirement of BHC shares (556,525 at $5.00 par value).......... (2,782,625)
     Net effect on common stock.....................................   (612,178)
                                                                     ==========

  The issuance of shares shown above is based on the current number of shares outstanding.

(3) The pro forma condensed combined statements of income do not include the estimated direct costs associated with the acquisition. The estimated
    merger expenses of Premier and BHC are $   and $   , respectively. As of
    January 31, 1998, approximately $    of the estimated expenses remained to
    be paid.

(4) Net income per common and common equivalent share was computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during each period, restated for the Premier stock splits and to reflect the merger of Premier and Central and Southern in June 1997 and the merger of Premier and Citizens in December 1997. Common stock equivalents include stock options.

                              BUSINESS OF PREMIER

GENERAL

  Premier is a bank and thrift holding company organized and existing under the laws of the State of Georgia and headquartered in Atlanta, Georgia. Premier has five subsidiaries: Premier Bank ("Premier Bank"), Premier Lending Corporation ("Premier Lending"), The Central and Southern Bank of Georgia ("Central and Southern Bank"), The Central and Southern Bank of North Georgia F.S.B. ("Central and Southern Bank of North Georgia") and Citizens Bank of Gwinnett ("Citizens Bank") that offer a broad range of banking and bank-related services. Premier was incorporated in 1988 under the laws of the State of Georgia.

  On June 23, 1997, Premier merged with the Central and Southern and issued 3,653,523 shares of its common stock in exchange for all the issued and outstanding shares of Central and Southern. On December 12, 1997, Premier merged with Citizens and issued 2,066,834 shares of its common stock in exchange for all the issued and outstanding shares of Citizens. Premier's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at such address is (404) 814-3090.

RECENT DEVELOPMENTS

  Financial Condition. As of December 31, 1997, Premier had total consolidated assets of approximately $793 million, total consolidated deposits of approximately $653 million and total consolidated shareholders' equity of approximately $69 million.

  Reorganization. Premier is in the process of reorganizing certain of its banking subsidiaries, the result of which will be the current main office of Central and Southern Bank of North Georgia located in Greensboro, Georgia becoming a branch of Central and Southern Bank. Central and Southern Bank and Central and Southern Bank of North Georgia have entered into a Purchase and Assumption Agreement dated August 11, 1997, whereby Central and Southern Bank will purchase and assume all of the assets and liabilities, respectively, of the Greensboro branch of Central and Southern Bank of North Georgia. Immediately following consummation of the purchase and assumption transaction, Central and Southern Bank of North Georgia will merge with and into Premier Bank pursuant to an Agreement and Plan of Merger by and between Premier, Premier Bank and Central and Southern Bank of North Georgia dated August 11, 1997. Premier Bank will be the resulting institution following the merger. Immediately following consummation of the merger, Central and Southern Bank of North Georgia's federal stock association charter shall be deemed to be canceled and will be surrendered to the OTS.

  In addition to the above-referenced reorganization, Premier also plans to merge Citizens Bank with and into Premier Bank pursuant to an Agreement and Plan of Merger by and between Premier, Premier Bank and Citizens Bank dated September 22, 1997. Premier Bank will be the resulting institution following the merger. Management anticipates that all of the above-referenced transactions will be consummated during the first quarter of 1998.

  Premier Capital Trust I. In order to increase its Tier 1 capital and thereby increase its lending capabilities, Premier sold $29,639,175 in subordinated debentures to Premier Capital Trust I in connection with a public offering by Premier Capital Trust I of its preferred securities. Premier Capital Trust I is a recently formed Delaware statutory business trust. Premier Capital Trust I issued $28,750,000 in preferred securities in an underwritten public offering on November 10, 1997 (the "Offering"). Premier acquired all of the common securities of Premier Capital Trust I which represents an aggregate liquidation amount equal to 3% of the total capital of Premier Capital Trust
I. Premier Capital Trust I invested the gross proceeds of the Offering (including the proceeds from the sale of the common securities to Premier) in $29,639,175 of 9.00% subordinated debentures issued by Premier. Premier added the proceeds from the sale of the subordinated debentures to its general funds to be used for general corporate purposes, including the repayment of certain short-term borrowings. For financial reporting purposes, Premier Capital Trust I is related as a subsidiary of Premier and, accordingly, the accounts of Premier Capital Trust I are included in the consolidated financial statements of Premier.

  Acquisition of The Bank Holding Company. On December 3, 1997, Premier entered into an Agreement and Plan of Reorganization with The Bank Holding Company ("BHC"), a Georgia bank holding company located in Griffin, Georgia. In connection with this agreement, as amended, each issued and outstanding shares of BHC common stock will be exchanged for the right to receive 3.90 shares of Premier Common Stock, and each outstanding share of BHC preferred stock will be exchanged for the right to receive one share of Premier preferred stock. Following consummation of this transaction, the two banking subsidiaries of BHC, First Community Bank of Henry County and The Bank of Spalding County, will become subsidiaries of Premier. However, as soon as practicable following the merger with BHC, Premier intends to merge First Community Bank of Henry County and The Bank of Spalding County with and into Premier Bank.

  On January 7, 1998, the Board of Directors of Premier declared a three-for-two split of the Premier Common Stock, effective January 23, 1998. Fractional shares will not be issued and cash will be paid for fractional shares based on the closing price of the Premier Common Stock on January 23, 1998 on the American Stock Exchange.

                 SELECTED HISTORICAL FINANCIAL DATA OF PREMIER

  The following selected financial data is derived from the consolidated financial statements of Premier. The financial highlights have been restated to reflect the business combinations of First Alliance Bancorp, Inc. and Premier Bancshares, Inc. which was consummated on August 31, 1996 and Premier and Central and Southern which was consummated on June 23, 1997 and Premier and Citizens Gwinnett which was consummated on December 12, 1997. The financial statements for the years ended December 31, 1992 through 1996 and the six months ended June 30, 1997, and the operating data for the years ended December 31, 1992 through 1996 and the nine months ended September 30, 1997 are derived from financial statements which reflect, in the opinion of Premier's management, all normal recurring adjustments necessary to present fairly such information for such periods. Net income per share has been adjusted for the business combinations and Premier's 1.8055-for-one stock split on March 6, 1997 and Premier's three-for-two stock split on January 23, 1998. The following data should be read in conjunction with Premier's consolidated financial statements and the related notes contained elsewhere in this Proxy Statement/Prospectus.

                                                                                             AS OF AND FOR THE
                                         AS OF AND FOR THE YEAR ENDED                           NINE MONTHS
                                                 DECEMBER 31,                               ENDED SEPTEMBER 30,
                          --------------------------------------------------------------  ------------------------
                             1992         1993         1994        1995         1996         1996         1997
                          -----------  -----------  ----------- -----------  -----------  -----------  -----------
                                                                                                (UNAUDITED)
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OP-
 ERATIONS DATA:
 Interest income........  $    44,919  $    36,685  $    33,516 $    41,006  $    51,271  $    37,569  $    46,126
 Interest expense.......       24,277       17,371       15,086      19,874       25,343       18,443       21,811
                          -----------  -----------  ----------- -----------  -----------  -----------  -----------
 Net interest income....       20,642       19,314       18,430      21,132       25,928       19,126       24,315
 Provision (negative
  provision) for loan
  losses................       12,668        3,902          365        (582)        (115)         (86)         694
 Other income...........        4,292        4,742        5,171       9,650       13,956        9,670       14,508
 Other expense..........       15,690       19,267       18,764      23,610       30,788       22,600       26,326
 Income (loss) before
  income tax expense
  (benefit) and minority
  interest..............       (3,424)         887        4,472       7,754        9,211        6,282       11,803
 Income tax expense
  (benefit).............       (1,007)         (81)      1,.559       2,188        2,194        1,544        3,681
 Minority interest in
  net income of subsidi-
  ary...................                                                 13           12            6            8
                          -----------  -----------  ----------- -----------  -----------  -----------  -----------
 Net income (loss)......  $    (2,417) $       968  $     2,913 $     5,553  $     7,005  $     4,732  $     8,114
                          ===========  ===========  =========== ===========  ===========  ===========  ===========
PER SHARE DATA:
 Net income (loss)......  $     (0.20) $      0.08  $      0.21 $      0.37  $      0.46  $      0.31  $      0.53
 Cash dividends de-
  clared................          --           --          0.05        0.07         0.23         0.20         0.12
 Weighted average shares
  outstanding...........   12,043,358   12,900,000   13,704,395  15,000,563   15,123,656   15,119,873   15,378,687
SELECTED BALANCE SHEET
 DATA:
 Total assets...........  $   486,141  $   461,211  $   430,375 $   553,584  $   677,273  $   642,901  $   749,780
 Securities available
  for sale..............      131,402      140,673      123,776     146,608      151,055      147,570      124,992
 Loans held for sale....                     4,446       26,047      25,912       24,408       17,413       51,043
 Loans, net.............      294,950      246,549      232,351     304,087      393,030      370,654      500,576
 Federal funds sold.....       17,441       27,774       35,134      19,282       51,397       41,668        9,299
 Total deposits.........      440,691      408,671      360,604     456,012      577,212      549,557      634,673
 Total borrowings.......        1,027        4,990       21,599      35,466       35,472       31,504       43,325
 Total liabilities......      447,261      416,406      385,454     498,426      619,789      587,190      685,356
 Total shareholders' eq-
  uity..................       38,880       44,805       44,921      55,158       57,484       55,711       64,424

                              BUSINESS OF LANIER

  Lanier was organized as a commercial bank under the laws of Georgia in October, 1986.

  At September 30, 1997, Lanier had total assets of approximately $65 million, total deposits of approximately $52 million and total shareholders' equity of approximately $9.3 million. Lanier's principal executive offices are located at 214 Dahlonega Road, Cumming, Georgia 30040, and its telephone number at that address is (770) 887-1732.

MARKETS

  Lanier conducts general banking activities primarily in Forsyth County, Georgia.

DEPOSITS

  Lanier offers a full range of depository accounts and services to both consumers and businesses. At September 30, 1997, Lanier's deposits, totaling an aggregate of approximately $51.9 million, consisted of approximately $11.9 million in non-interest-bearing demand deposits (23% of total deposits); approximately $12.7 million in interest-bearing demand deposits (24% of total deposits); approximately $3.0 million in savings deposits (6% of total deposits); approximately $17.9 million in time deposits in amounts less than $100,000 (34% of total deposits); and approximately $6.4 million in time deposits of $100,000 or more (13% of total deposits).

LOANS

  Lanier makes both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for its customers. Secured loans include first and second real estate mortgage loans. Lanier also makes direct installment loans to consumers on both a secured and unsecured basis.

LENDING POLICY

  The current lending strategy of Lanier is to make loans only to local customers or to national or international firms doing business locally. Unsecured loans normally will not be made to persons who do not reside or work in Lanier's primary trade areas. Secured loans can be made to customers outside Lanier's trade areas who are well established and have net worth and collateral to support the loan. Real estate loans usually are made only when such loans are secured by real property located in Forsyth County, and to a lesser extent by real property located in Fulton, Cherokee and Hall Counties.

  Lanier provides each lending officer with written guidelines for lending activities. Lending authority is delegated by the Board of Directors of Lanier to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a borrower.

EMPLOYEES

  As of January 1, 1998, Lanier had 33 full-time employees and 3 part-time employees. Lanier is not a party to any collective bargaining agreement, and management believes that the employer relations are good.

COMPETITION

  The banking business is highly competitive. Lanier competes with other banks, many of which are substantially larger and have greater financial resources. In particular, Lanier competes with six other banks in Forsyth County. To the extent that Lanier must maintain non-interest-earning reserves against deposits, it may be at a competitive disadvantage when compared with other financial institutions and the organizations that are not required to maintain reserves against substantially similar sources of funds. Further, the deregulation of banks, savings and loan associations and other financial institutions and the increased competition from investment bankers and brokers and other financial service organizations may have a significant impact on the competitive environment in which Lanier operates.

PROPERTIES

  The executive offices of Lanier are located at 214 Dahlonega Road, Cumming, Georgia 30040. Lanier operates two additional branches in Forsyth County which are located at 521 Lakeland Plaza, Cumming, Georgia 30040 and 2323 Canton Highway, Cumming, Georgia 30040.

LEGAL PROCEEDINGS

  There are no material pending proceedings to which Lanier is a party or of which any of its properties are subject; nor are there material proceedings known to Lanier to be contemplated by any governmental authority; nor are there material proceedings known to Lanier, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Lanier, or any associate of any of the foregoing, is a party or has an interest adverse to Lanier.

                 SELECTED HISTORICAL FINANCIAL DATA OF LANIER

  The following tables present certain selected historical financial information for Lanier. The per share data for Lanier have been adjusted to reflect a 5% stock dividend effected by Lanier on February 26, 1997. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Lanier incorporated by reference or included herein. Interim unaudited data for the nine-month periods ended September 30, 1997 and 1996, of Lanier reflect, in the opinion of the management of Lanier, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                                                  AT OR FOR THE
                                                                                NINE MONTHS ENDED
                               AT OR FOR THE YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                         -----------------------------------------------------  ------------------
                           1996       1995       1994       1993       1992       1997      1996
                         ---------  ---------  ---------  ---------  ---------  --------  --------
                          (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)         (UNAUDITED)
INCOME STATEMENT DATA:
 Total interest income.. $   4,494  $   4,438  $   3,414  $   3,316  $   3,880  $  3,640  $  3,330
 Total interest expense.     1,755      1,656      1,194      1,293      1,866     1,449     1,312
 Net interest income....     2,739      2,782      2,220      2,023      2,014     2,191     2,018
 Provision for loan
  losses (benefit)......       (50)       --        (105)      (208)        50       --        --
 Net interest income
  after loan loss
  provision (benefit)...     2,789      2,782      2,325      2,231      1,964     2,191     2,018
 Noninterest income.....       512        429        402        402        435       465       371
 Noninterest expense....     2,180      2,151      2,043      2,183      2,018     1,831     1,591
 Income tax expense.....       332        358        231        136        130       272       252
 Net income............. $     789  $     702  $     453  $     314  $     251  $    553  $    546
PER SHARE DATA:
 Net income............. $    0.97  $    0.87  $    0.56  $    0.39  $    0.31  $   0.67  $   0.67
 Cash dividends.........      0.15       0.10       0.06       0.06       0.00      0.25      0.15
 Book value--Adjusted
  for stock dividends...     11.09      10.28       9.39       8.94       8.60     11.53     10.71
OTHER INFORMATION:
 Average number of
  shares outstanding for
  earnings per share
  calculation...........       811        808        806        800        800       820       810
AVERAGE BALANCES:
 Total assets........... $  55,578  $  52,594  $  51,609  $  48,741  $  50,437  $ 63,812  $ 56,203
 Earning assets.........    51,765     48,545     47,018     43,908     45,607    58,582    51,804
 Loans..................    28,843     31,036     29,100     28,673     31,735    30,179    29,339
 Deposits...............    46,637     43,228     42,610     41,559     43,325    54,169    47,108
 Stockholders' equity...     8,103      7,885      7,335      7,020      6,757     9,038     8,385
STATEMENT OF CONDITION
 DATA:
 Total assets........... $  70,089  $  59,299  $  52,374  $  50,816  $  46,629  $ 64,960  $ 61,522
 Securities.............    12,480      8,716      8,743      8,726      7,686     9,822    12,764
 Federal funds sold and
  securities purchased
  under agreements to
  resell................    19,110     14,120      8,580      8,075      3,010    19,905    14,105
 Loans, net of unearned
  income................    29,849     31,963     29,803     28,396     28,949    30,517    28,995
 Total deposits.........    57,394     47,072     41,689     43,502     39,577    51,871    49,139
 Short-term debt........     3,500      3,500      3,000        --         --      3,500     3,500
 Stockholders' equity...     8,877      8,230      7,513      7,157      6,882     9,276     8,573
PERFORMANCE RATIOS:
 Return on average
  assets(1).............      1.42%      1.33%      0.88%      0.64%      0.50%     1.16%     1.29%
 Return on average
  stockholders'
  equity(1).............      9.74       8.90       6.16       4.47       3.71      8.16      8.68
 Net interest margin....      5.29       5.73       4.72       4.59       4.39      4.99      5.19
 Efficiency(2)..........     66.72      66.64      77.95      90.02      85.97     66.45     66.34
 Dividend payout........     14.45      10.40       9.07      12.42       0.00     24.30     20.88

                                                                                  AT OR FOR THE
                                                                                NINE MONTHS ENDED
                               AT OR FOR THE YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                         -----------------------------------------------------  ------------------
                           1996       1995       1994       1993       1992       1997      1996
                         ---------  ---------  ---------  ---------  ---------  --------  --------
                         (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)          (UNAUDITED)
ASSET QUALITY RATIOS:
 Net charge-offs to
  average loans, net of
  unearned income.......      0.01%      0.51%      0.36%      0.51%      1.52%     0.04%     0.01%
 Problem assets to net
  loans and other real
  estate(3).............      4.15       3.30       5.15       6.56       9.88      2.53      4.36
 Nonperforming assets to
  net loans and other
  real estate(4)........      4.23       3.25       5.96       6.98       9.41      2.60      4.25
 Allowance for loan
  losses to loans, net
  of unearned income....      2.27       2.29       2.99       3.87       5.02      2.18      2.51
 Allowance for loan
  losses to
  nonperforming assets..      1.68       1.37       0.71       1.50       1.29      2.09      1.96
LIQUIDITY AND CAPITAL
 RATIOS:
 Average stockholders'
  equity to average
  assets................     14.58%     14.99%     14.21%     14.40%     13.40%    14.16%    14.92%
 Average loans to
  average deposits......     61.85      71.79      68.29      68.99      73.25     55.71     62.28
 Tier 1 risk-based
  capital(5)............     25.07      23.95      26.54      26.07      24.32     24.81     25.87
 Total risk-based
  capital(5)............     26.33      25.21      27.81      27.35      25.62     26.07     27.13
 Tier 1 leverage(5).....     15.04      14.97      15.60      14.71      14.67     15.01     15.27

--------
(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming loans include problem assets, as defined above, and loans 90 days or more past due.
(5) The risk-based capital ratios are based upon 1992 risk-based capital guidelines. Under the 1992 rules, the required minimum Tier 1 and Total risk-based capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 Capital to Total Assets is 3% to 5%.

 DAILY AVERAGE BALANCES, INTEREST/EXPENSE AND AVERAGE YIELDS EARNED AND RATES
                                     PAID
                      (IN THOUSANDS, EXCEPT PERCENTAGES)

                                      NINE MONTHS ENDED SEPTEMBER 30,
                           -----------------------------------------------------
                                      1997                       1996
                           -------------------------- --------------------------
                           AVERAGE  INCOME/  YIELDS/  AVERAGE  INCOME/  YIELDS/
                           BALANCES EXPENSES RATES(4) BALANCES EXPENSES RATES(4)
                           -------- -------- -------- -------- -------- --------
Assets
Loans(1)(3)..............  $30,179   $2,414   10.67%  $29,339   $2,349   10.67%
Investment Securities:
 Taxable.................   10,593      509    6.41%   11,272      539    6.38%
 Tax-exempt(2)...........      461       18    5.21%      453       18    5.30%
Federal funds sold and
 securities purchased
 under agreements to
 resell..................   17,349      699    5.37%   10,719      423    5.26%
Deposits in banks........      --       --      --         21        1    6.34%
                           -------   ------           -------   ------
 Total earnings assets...   58,582    3,640    8.28%   51,804    3,330    8.57%
                           -------   ------           -------   ------
Other assets.............    5,230                      4,399
                           -------                    -------
 Total assets............  $63,812                    $56,203
                           =======                    =======
Liabilities and Stock-
 holders' Equity
Interest-bearing
 deposits:
 NOW accounts............  $10,232   $  246    3.21%  $ 5,035   $   83    2.20%
 Money market accounts...    5,644      142    3.35%    5,644      138    3.26%
 Savings.................    3,079       60    2.60%    3,153       61    2.58%
 Time $100,000 and over..    6,200      271    5.83%    6,592      304    6.15%
 Other time..............   17,857      723    5.40%   17,255      715    5.52%
Federal funds purchased..      169        7    5.52%      255       11    5.75%
                           -------   ------           -------   ------
 Total interest-bearing
  liabilities............   43,181    1,449    4.47%   37,934    1,312    4.61%
                           -------   ------           -------   ------
Noninterest-bearing
 liabilities.............   11,157                      9,429
Other liabilities........      436                        455
Stockholders' Equity.....    9,038                      8,385
                           -------                    -------
 Total Liabilities and
  Stockholders' Equity...  $63,812                    $56,203
                           =======                    =======
Net interest income/Net
 interest rate spread....            $2,191    3.81%            $2,018    3.96%
                                     ======   =====             ======   =====
Net interest margin......                      4.99%                      5.19%
                                              =====                      =====

--------
(1) Interest income includes loan fees of $216,000 and $187,000 for the nine-month periods ended September 30, 1997 and 1996, respectively.
(2) Yield includes the effects of taxable equivalent adjustments using a 34 percent Federal tax rate.
(3) Average loan balance includes non-accrual loans and overdrafts of $349,000 and $378,000 for the nine-month periods ended September 30, 1997 and 1996.
(4) Annualized.

 DAILY AVERAGE BALANCES, INTEREST/EXPENSE AND AVERAGE YIELDS EARNED AND RATES
                                     PAID
                      (IN THOUSANDS, EXCEPT PERCENTAGES)

                                     NINE MONTHS ENDED SEPTEMBER 30,
                          -----------------------------------------------------
                                     1996                       1995
                          -------------------------- --------------------------
                          AVERAGE  INCOME/  YIELDS/  AVERAGE  INCOME/  YIELDS/
                          BALANCES EXPENSES RATES(4) BALANCES EXPENSES RATES(4)
                          -------- -------- -------- -------- -------- --------
Assets
Loans(1)(3).............  $28,843   $3,157   10.95%  $31,036   $3,362   10.83%
Investment Securities:
 Taxable................   11,567      736    6.36%    8,381      547    6.53%
 Tax-exempt(2)..........      463       24    5.18%      433       23    5.31%
Federal funds sold......   10,876      576    5.30%    8,349      482    5.77%
Deposits in banks.......       16        1    6.25%      346       24    6.94%
                          -------   ------           -------   ------
 Total earnings assets..   51,765    4,494    8.68%   48,545    4,438    9.14%
                          -------   ------           -------   ------
Other assets............    3,813                      4,049
                          -------                    -------
 Total assets...........  $55,578                    $52,594
                          =======                    =======
Liabilities and
 Stockholders' Equity
Interest bearing
 deposits:
 NOW accounts...........  $ 5,374   $  122    2.27%  $ 4,850   $  109    2.25%
 Money market accounts..    5,824      191    3.28%    4,453      142    3.19%
 Savings................    3,098       81    2.62%    2,951       77    2.61%
 Time $100,000 and over.    6,498      407    6.26%    5,763      347    6.02%
 Other time.............   17,257      940    5.45%   16,588      911    5.49%
Federal funds purchased.      265       14    5.28%    1,067       70    6.56%
                          -------   ------           -------   ------
 Total interest-bearing
  liabilities...........   38,316    1,755    4.58%   35,672    1,656    4.64%
                          -------   ------           -------   ------
Noninterest-bearing
 liabilities............    8,586                      8,623
Other liabilities.......      573                        414
Stockholders' Equity....    8,103                      7,885
                          -------                    -------
 Total Liabilities and
  Stockholders' Equity..  $55,578                    $52,594
                          =======                    =======
Net interest income/Net
 interest rate spread...            $2,739    4.10%            $2,782    4.50%
                                    ======   =====             ======   =====
Net interest margin.....                      5.29%                      5.73%
                                             =====                      =====

--------
(1) Interest income includes loan fees of $264,000 and $282,000 in 1996 and 1995, respectively.
(2) Yield includes the effects of taxable equivalent adjustments using a 34 percent Federal tax rate.
(3) Average loan balance includes non-accrual loans and overdrafts of $414,000 and $545,000 for 1996 and 1995, respectively.

                ANALYSIS OF CHANGES IN NET INTEREST INCOME (1)
                                (IN THOUSANDS)

                          SEPTEMBER 1997 COMPARED TO              YEAR ENDED                     YEAR ENDED
                                SEPTEMBER 1996               1996 COMPARED TO 1995         1995 COMPARED TO 1994
                          INCREASE (DECREASE) DUE TO      INCREASE (DECREASE) DUE TO     INCREASE (DECREASE) DUE TO
                          -----------------------------   -----------------------------  ------------------------------
                           VOLUME     RATE      TOTAL      VOLUME      RATE     TOTAL     VOLUME     RATE      TOTAL
                          ---------  --------  --------   ---------  --------  --------  ---------  --------  ---------
INTEREST INCOME:
Loans...................   $     67  $     (2) $     65   $   (238)  $     34  $   (204)  $    218  $    497  $     715
Investment Securities:
 Taxable................        (32)        2       (30)       208        (20)      188         98        39        137
 Tax-exempt.............          0         0         0          2         (1)        1         12         2         14
Federal funds sold and
 securities purchased
 under agreements to
 resell.................        277        (1)      276        145        (51)       94         42       130        172
Deposits in banks.......         (1)      --         (1)       (23)         0       (23)       (26)       11        (15)
                           --------  --------  --------   --------   --------  --------   --------  --------  ---------
 Total interest income..        311        (1)      310         94        (38)       56        344       679      1,023
                           --------  --------  --------   --------   --------  --------   --------  --------  ---------
INTEREST EXPENSE:
Deposits:
 NOW accounts...........         86        77       163         10          3        13         10        (1)         9
 Money market accounts..          0         4         4         43          6        49         (8)       29         21
 Savings................         (1)        0        (1)         4          0         4         (5)        0         (5)
 Time $100,000 and over.        (18)      (15)      (33)        40         20        60         38       186        224
 Other time.............         26       (18)        8        (13)        42        29         23       124        147
Federal funds purchased.         (4)        0        (4)       (53)        (3)      (56)        70        (4)        66
                           --------  --------  --------   --------   --------  --------   --------  --------  ---------
 Total interest expense.         89        48       137         31         68        99        128       334        462
                           --------  --------  --------   --------   --------  --------   --------  --------  ---------
Net Change..............   $    222  $    (49) $    173   $     63   $   (106) $    (43)  $    216  $    345  $     561
                           ========  ========  ========   ========   ========  ========   ========  ========  =========

--------
(1) Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. As a result of the numerous and simultaneous volume and rate changes during any year, it is not possible to allocate the changes precisely between volume and rate. For purposes of this table, changes that are not solely due to volume changes or to rate changes have been attributed proportionally to rates and to volume.
(2) Interest income includes the effects of taxable equivalent adjustments using a 34 percent Federal tax rate for all time periods.

                      INTEREST RATE SENSITIVITY ANALYSIS
                    (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                      REPRICING WITHIN(1)
                          -----------------------------------------------
                                    LESS THAN THREE-    SIX-
                                      THREE    SIX     TWELVE    OVER ONE
SEPTEMBER 30, 1997        IMMEDIATE  MONTHS   MONTHS   MONTHS      YEAR     TOTAL
------------------        --------- --------- ------   -------   --------  -------
Earning assets:
 Fixed rate loans(2)....   $  --     $7,698   $3,477   $ 5,421   $ 9,950   $26,546
 Variable rate loans(2).      --      3,971      --        --        --      3,971
 Investments............      --        500      537       --      8,785     9,822
 Interest-bearing
  deposits..............      --        --       --        --        --        --
 Federal funds sold and
  securities purchased
  under agreements to
  resell................   19,905       --       --        --        --     19,905
                           ------    ------   ------   -------   -------   -------
 Total earning assets...   19,905    12,169    4,014     5,421    18,735    60,244
                           ------    ------   ------   -------   -------   -------
Interest-bearing liabil-
 ities:(3)
 Interest-bearing
  deposits..............   12,657       --       --        --        --     12,657
 Savings................    3,003       --       --        --        --      3,003
 Time $100,000 and over.      --        916    1,739     2,403     1,407     6,465
 Other time.............      --      4,935    4,609     5,014     3,301    17,859
 Federal funds
  purchased.............    3,500       --       --        --        --      3,500
                           ------    ------   ------   -------   -------   -------
 Total interest-bearing
  liabilities...........   19,160     5,851    6,348     7,417     4,708    43,484
                           ------    ------   ------   -------   -------   -------
Interest-sensitivity
 gap....................      745     6,318   (2,334)   (1,996)   14,027    16,760
                           ------    ------   ------   -------   -------   -------
Cumulative interest-sen-
 sitivity gap...........   $  745    $7,063   $4,729   $ 2,733   $16,760   $16,760
                           ======    ======   ======   =======   =======   =======
Ratio of interest-
 sensitive assets to
 interest-sensitive
 liabilities............   103.89%   207.98%  (63.23)%  (73.09)%  397.94%   138.54%
Ratio of cumulative
 interest-sensitivity
 gap to total earning
 assets.................     1.24%    11.72%    7.85%     4.54%    27.82%    27.82%

--------
(1) The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
(2) Excludes overdrafts and nonaccrual loans.
(3) Savings, NOW and money market accounts can be repriced at any time; therefore, all such balances are included in Immediate. Consumer time and other time deposit balances are classified according to their remaining maturities.

                      INTEREST RATE SENSITIVITY ANALYSIS
                    (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                      REPRICING WITHIN(1)
                          --------------------------------------------------
                                     LESS THAN  THREE-     SIX-
                                       THREE      SIX     TWELVE    OVER ONE
DECEMBER 31, 1996         IMMEDIATE   MONTHS    MONTHS    MONTHS      YEAR     TOTAL
-----------------         ---------  ---------  -------   -------   --------  -------
Earning assets:
 Fixed rate loans(2)....   $   --     $ 5,636   $ 5,889   $ 5,828   $ 8,270   $25,623
 Variable rate loans(2).       --       4,226       --        --        --      4,226
 Investments............       --       1,184       --        --     11,296    12,480
 Interest-bearing
  deposits..............       --         --        --        --        --        --
 Federal funds sold.....    19,110        --        --        --        --     19,110
                           -------    -------   -------   -------   -------   -------
 Total earning assets...    19,110     11,046     5,889     5,828    19,566    61,439
                           -------    -------   -------   -------   -------   -------
Interest-bearing liabil-
 ities:(3)
 Interest-bearing
  deposits..............    21,190        --        --        --        --     21,190
 Savings................     2,954        --        --        --        --      2,954
 Time $100,000 and over.       --         946     1,323     1,419     1,979     5,667
 Other time.............       --       5,549     3,878     3,797     4,885    18,109
 Federal funds
  purchased.............     3,500        --        --        --        --      3,500
                           -------    -------   -------   -------   -------   -------
 Total interest-bearing
  liabilities...........    27,644      6,495     5,201     5,216     6,864    51,420
                           -------    -------   -------   -------   -------   -------
Interest-sensitivity
 gap....................    (8,534)     4,551       688       612    12,702    10,019
                           -------    -------   -------   -------   -------   -------
Cumulative interest-sen-
 sitivity gap...........   $(8,534)   $(3,983)  $(3,295)  $(2,683)  $10,019   $10,019
                           =======    =======   =======   =======   =======   =======
Ratio of interest-
 sensitive assets to
 interest-sensitive
 liabilities............    (69.13)%   170.07%   113.23%   111.73%   285.05%   119.48%
Ratio of cumulative
 interest-sensitivity
 gap to total earning
 assets.................    (13.89)%    (6.48)%   (5.36)%   (4.37)%   16.31%    16.31%

--------
(1) The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
(2) Excludes overdrafts and nonaccrual loans.
(3) Savings, NOW and money market accounts can be repriced at any time; therefore, all such balances are included in Immediate. Consumer time and other time deposit balances are classified according to their remaining maturities.

             INVESTMENT SECURITIES AMORTIZED COST AND MARKET VALUE
                                 (IN THOUSANDS)

 Securities classified as held to maturity:

                                                   SEPTEMBER 30, 1997
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
State and political subdivisions........  $   462     $16        $--     $   478
                                          -------     ---        ----    -------
  Total.................................  $   462     $16        $--     $   478
                                          =======     ===        ====    =======
                                                    DECEMBER 31, 1996
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
State and political subdivisions........  $   463     $16        $--     $   479
                                          -------     ---        ----    -------
  Total.................................  $   463     $16        $--     $   479
                                          =======     ===        ====    =======

 Securities classified as available for sale:

                                                   SEPTEMBER 30, 1997
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
U.S. Government agencies................  $ 8,992     $12        $--     $ 9,004
Mortgage-backed securities..............      348       8                    356
                                          -------     ---        ----    -------
  Total.................................  $ 9,340     $20        $--     $ 9,360
                                          =======     ===        ====    =======
                                                    DECEMBER 31, 1996
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- -------
U.S. Government Agencies................  $11,487     $ 2        $ 46    $11,443
Mortgage-backed securities..............      568       6         --         574
                                          -------     ---        ----    -------
  Total.................................  $12,055     $ 8        $ 46    $12,017
                                          =======     ===        ====    =======

                    INVESTMENT SECURITIES MATURITY SCHEDULE
                                (IN THOUSANDS)

 Securities classified as held to maturity:

                                                    MATURITY
                                   -----------------------------------------------
                                      WITHIN       AFTER ONE BUT         AFTER
       SEPTEMBER 30, 1997            ONE YEAR    WITHIN FIVE YEARS     FIVE YEARS
       ------------------          ------------  -------------------  ------------
                                   AMOUNT YIELD   AMOUNT     YIELD    AMOUNT YIELD
                                   ------ -----  ---------- --------  ------ -----
States and political subdivisions
 (1).............................  $  --   --    $      --      --     $462  7.04%
                                   ------        ----------            ----
  Total securities...............  $  --         $      --             $462
                                   ======        ==========            ====
                                                    MATURITY
                                   -----------------------------------------------
                                      WITHIN       AFTER ONE BUT         AFTER
        DECEMBER 31, 1996            ONE YEAR    WITHIN FIVE YEARS     FIVE YEARS
        -----------------          ------------  -------------------  ------------
                                   AMOUNT YIELD   AMOUNT     YIELD    AMOUNT YIELD
                                   ------ -----  ---------- --------  ------ -----
States and political subdivisions
 (1).............................  $  --   --    $      254    5.09%   $209  5.35%
                                   ------        ----------            ----
  Total securities...............  $  --         $      254            $209
                                   ======        ==========            ====

 Securities classified as available for sale:

                                                    MATURITY
                                   -----------------------------------------------
                                      WITHIN       AFTER ONE BUT         AFTER
       SEPTEMBER 30, 1997            ONE YEAR    WITHIN FIVE YEARS     FIVE YEARS
       ------------------          ------------  -------------------  ------------
                                   AMOUNT YIELD   AMOUNT     YIELD    AMOUNT YIELD
                                   ------ -----  ---------- --------  ------ -----
U.S. Government agencies.........  $1,038 5.90%  $    8,180    6.45%   $--    --
Mortgage-backed securities.......     --   --           --      --      142  7.96%
                                   ------        ----------            ----
  Total securities...............  $1,038        $    8,180            $142
                                   ======        ==========            ====
                                                    MATURITY
                                   -----------------------------------------------
                                      WITHIN       AFTER ONE BUT         AFTER
        DECEMBER 31, 1996            ONE YEAR    WITHIN FIVE YEARS     FIVE YEARS
        -----------------          ------------  -------------------  ------------
                                   AMOUNT YIELD   AMOUNT     YIELD    AMOUNT YIELD
                                   ------ -----  ---------- --------  ------ -----
U.S. Government agencies.........  $1,182 4.27%  $   10,670    6.47%   $--    --
Mortgage-backed securities.......     --   --           --      --      165  7.91%
                                   ======        ==========            ====
  Total securities...............  $1,182        $   10,670            $165
                                   ======        ==========            ====

--------
(1) Weighted average yields on tax-exempt obligations have been computed on a fully tax-equivalent basis using a tax rate of 34 percent.

                                 LOAN PORTFOLIO
                     (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                                          DECEMBER 31,
                                                ---------------------------------
                         SEPTEMBER 30, 1997           1996             1995
                         ---------------------  ---------------- ----------------
                                     % LOAN              % LOAN           % LOAN
                                    TO TOTAL            TO TOTAL         TO TOTAL
                          AMOUNT      LOANS     AMOUNT   LOANS   AMOUNT   LOANS
                         ---------- ----------  ------- -------- ------- --------
Commercial, financial... $    2,210       7.2%  $ 1,539    5.2%  $ 1,564    4.9%
Real estate--mortgage...     16,346      53.7%   17,346   58.1%   18,674   58.4%
Real estate--construc-
 tion and land develop-
 ment...................      6,253      20.4%    5,882   19.7%    7,000   21.9%
Installment and other
 consumer...............      5,708      18.7%    5,082   17.0%    4,725   14.8%
                         ----------  --------   -------  -----   -------  -----
  Total................. $   30,517     100.0%  $29,849  100.0%  $31,963  100.0%
                         ==========  ========   =======  =====   =======  =====

              SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY
                                 (IN THOUSANDS)

                                                          MATURITY
                                             ----------------------------------
                                                      AFTER ONE  AFTER
                                             ONE YEAR BUT WITHIN  FIVE
             SEPTEMBER 30, 1997              OR LESS  FIVE YEARS YEARS   TOTAL
             ------------------              -------- ---------- ------ -------
Commercial, financial....................... $ 1,760    $  388   $   62 $ 2,210
Real estate--mortgage.......................   9,737     4,333    2,276  16,346
Real estate--construction and land
 development................................   5,926       321        6   6,253
Installment and other consumer..............   3,144     1,495    1,069   5,708
                                             -------    ------   ------ -------
  Total..................................... $20,567    $6,537   $3,413 $30,517
                                             =======    ======   ====== =======
                                                          MATURITY
                                             ----------------------------------
                                                      AFTER ONE  AFTER
                                             ONE YEAR BUT WITHIN  FIVE
             DECEMBER 31, 1996               OR LESS  FIVE YEARS YEARS   TOTAL
             -----------------               -------- ---------- ------ -------
Commercial, financial....................... $ 1,226    $  270   $   43 $ 1,539
Real estate--mortgage.......................   9,914     5,017    2,415  17,346
Real estate--construction and land
 development................................   5,574       302        6   5,882
Installment and other consumer..............   2,799     1,331      952   5,082
                                             -------    ------   ------ -------
  Total..................................... $19,513    $6,920   $3,416 $29,849
                                             =======    ======   ====== =======

          LOAN INTEREST RATE SENSITIVITY DUE TO REPRICING AND MATURITY
                                 (IN THOUSANDS)

                                                        DECEMBER 31,
                                              ---------------------------------
                          SEPTEMBER 30, 1997        1996             1995
                          ------------------------------------ ----------------
                           FIXED    VARIABLE   FIXED  VARIABLE  FIXED  VARIABLE
                            RATE      RATE     RATE     RATE    RATE     RATE
                          --------- ----------------- -------- ------- --------
One year and under....... $  15,018  $  3,971 $15,689  $4,226  $20,155  $4,668
Due after one year but
 within five years.......    11,468       --    9,874     --     7,128     --
Due after five years.....        60       --       60     --        12     --
                          ---------  -------- -------  ------  -------  ------
  Total.................. $  26,546  $  3,971 $25,623  $4,226  $27,295  $4,668
                          =========  ======== =======  ======  =======  ======

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                     (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                   NINE MONTHS ENDED YEARS ENDED DECEMBER 31,
                                     SEPTEMBER 30,   --------------------------
                                         1997            1996          1995
                                   ----------------- ------------  ------------
ALLOWANCE FOR LOAN LOSSES:
Balances at beginning of period..       $   677      $        731  $        890
                                        -------      ------------  ------------
Charge-offs:
Commercial and financial.........           --                 12             4
Real estate--mortgage............           --                --            --
Real estate and construction.....           --                 23           167
Installment and other consumer...            14                 2             3
                                        -------      ------------  ------------
  Total..........................            14                37           174
                                        -------      ------------  ------------
Recoveries:
Commercial, financial............           --                  5           --
Real estate--mortgage............           --                --            --
Real estate and construction.....           --                 24             8
Installment and other consumer...             1                 4             7
                                        -------      ------------  ------------
  Total..........................             1                33            15
                                        -------      ------------  ------------
Net charge-offs..................            13                 4           159
Provision (benefit) charged
 (credited) to income............           --                (50)          --
                                        -------      ------------  ------------
Balance at end of period.........       $   664      $        677  $        731
                                        =======      ============  ============
Loans outstanding at period end..       $30,517      $     29,849  $     31,963
Ratio of allowance for loan loss
 to loans outstanding at the end
 of the period...................          2.18%             2.27%         2.29%
Average loans outstanding during
 the period......................       $30,179      $     28,843  $     31,036
Ratio of net charge-offs to
 average loans outstanding during
 the period......................          0.04%             0.01%         0.51%

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSS
                    (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                                          DECEMBER 31,
                                                 -------------------------------
                          SEPTEMBER 30, 1997          1996            1995
                          --------------------   --------------- ---------------
                                      % LOAN             % LOAN          % LOAN
                                     TO TOTAL           TO TOTAL        TO TOTAL
                           AMOUNT     LOANS      AMOUNT  LOANS   AMOUNT  LOANS
                          --------  ----------   ------ -------- ------ --------
Commercial, financial....  $     45        7.2%   $ 35     5.2%   $ 36     4.9%
Real estate--mortgage....       157       53.7%    160    58.1%    152    58.4%
Real estate--
 construction............       135       20.4%    133    19.7%    160    21.9%
Consumer.................       124       18.7%    115    17.0%    108    14.8%
Unallocated(1)...........       203        --      234     --      275     --
                           --------  ---------    ----   -----    ----   -----
  Total..................  $    664      100.0%   $677   100.0%   $731   100.0%
                           ========  =========    ====   =====    ====   =====

--------
(1) Unallocated amount represents amount exceeding general and specific reserves by loan category.

                             NONPERFORMING ASSETS
                                (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                    SEPTEMBER 30, -------------
                                                        1997       1996   1995
                                                    ------------- ------ ------
Loans in nonaccrual status.........................     $317      $  402 $  533
Other real estate owned............................      452         900    515
                                                        ----      ------ ------
  Total nonperforming assets.......................     $769      $1,302 $1,048
                                                        ====      ====== ======
Accruing loans past due 90 days or more............     $ 18      $    0 $    6
Restructured loans.................................        0           0      0
                                                        ----      ------ ------
                                                        $ 18      $    0 $    6
                                                        ====      ====== ======
Interest on nonaccrual loans:
  Interest that would have been recorded under
   original terms..................................     $ 35      $   41 $   44
  Interest actually recorded.......................        5           0     14
                                                        ----      ------ ------
  Foregone interest................................     $ 30      $   41 $   30
                                                        ====      ====== ======

  As a matter of policy, Lanier places loans on a nonaccrual status whenever collection becomes doubtful or when payment of interest or principal is 90 days past due.

  All problem assets are disclosed above.

                               DEPOSIT AVERAGES
                     (IN THOUSANDS, EXCEPT OR PERCENTAGES)

                                                         YEARS ENDED DECEMBER 31,
                            NINE MONTHS ENDED   -------------------------------------------
                           SEPTEMBER 30, 1997           1996                  1995
                          --------------------- --------------------- ---------------------
                          AMOUNT  EXPENSE RATE  AMOUNT  EXPENSE RATE  AMOUNT  EXPENSE RATE
                          ------- ------- ----- ------- ------- ----- ------- ------- -----
Noninterest-bearing.....  $11,157 $  --    --   $ 8,586 $  --    --   $ 8,623 $  --    --
NOW.....................   10,232    246  3.21%   5,374    122  2.27%   4,850    109  2.25%
Money market............    5,644    142  2.35%   5,824    191  3.28%   4,453    142  3.19%
Savings.................    3,079     60  2.60%   3,098     81  2.62%   2,951     77  2.61%
Time, $100,000 and over.    6,200    271  5.83%   6,498    407  6.26%   5,763    347  6.02%
Other time..............   17,857    723  5.40%  17,257    940  5.45%  16,588    911  5.49%
                          ------- ------        ------- ------        ------- ------
 Total..................  $54,169 $1,442        $46,637 $1,741        $43,228 $1,586
                          ======= ======        ======= ======        ======= ======

                        COMPOSITION OF AVERAGE DEPOSITS
                    (IN THOUSANDS, EXCEPT FOR PERCENTAGES)

                                                       YEARS ENDED DECEMBER 31,
                           NINE MONTHS ENDED   -----------------------------------------
                           SEPTEMBER 30, 1997          1996                 1995
                          -------------------- -------------------- --------------------
                                  % OF DEPOSIT         % OF DEPOSIT         % OF DEPOSIT
                                    TO TOTAL             TO TOTAL             TO TOTAL
                          AMOUNT    DEPOSITS   AMOUNT    DEPOSITS   AMOUNT    DEPOSITS
                          ------- ------------ ------- ------------ ------- ------------
Noninterest-bearing.....  $11,157     20.6%    $ 8,586     18.4%    $ 8,623     20.0%
NOW.....................   10,232     18.9%      5,374     11.5%      4,850     11.2%
Money market............    5,644     10.4%      5,824     12.6%      4,453     10.3%
Savings.................    3,079      5.7%      3,098      6.6%      2,951      6.8%
Time, $100,000 and over.    6,200     11.4%      6,498     13.9%      5,763     13.3%
Other time..............   17,857     33.0%     17,257     37.0%     16,588     38.4%
                          -------    ------    -------    ------    -------    ------
 Total..................  $54,169    100.0%    $46,637    100.0%    $43,228    100.0%
                          =======    ======    =======    ======    =======    ======

                MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE
                                (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                     SEPTEMBER 30, -------------
                                                         1997       1996   1995
                                                     ------------- ------ ------
Months to maturity:
  Under 3 months....................................    $  916     $  946 $1,632
  3 to 6 months.....................................     1,739      1,323  1,648
  6 to 12 months....................................     2,403      1,419  1,749
  Over 12 months....................................     1,407      1,979  1,670
                                                        ------     ------ ------
    Total...........................................    $6,465     $5,667 $6,699
                                                        ======     ====== ======

                              FUNDS PURCHASED (1)
                       (IN THOUSANDS, EXCEPT FOR RATES)

                                        PERIOD ENDED   DAILY AVERAGE
                                      ---------------- -------------   MAXIMUM
                                              WEIGHTED               OUTSTANDING
                                              AVERAGE                  AT ANY
                                      BALANCE   RATE   BALANCE RATE   MONTH-END
                                      ------- -------- ------- ----- -----------
September 30, 1997................... $3,500   6.58%   $  169  5.52%   $3,500
December 31, 1996.................... $3,500   7.32%   $  265  5.28%   $3,500
December 31. 1995.................... $3,500   6.03%   $1,067  6.56%   $3,500

--------
(1) Consists of federal funds purchased that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowing are set at the time of borrowing.

                             RATIOS AND OTHER DATA

                                                     SEPTEMBER 30, DECEMBER 31,
                                                     ------------- -------------
                                                      1997   1996   1996   1995
                                                     ------ ------ ------ ------
Return on average assets............................  1.16%  1.29%  1.42%  1.33%
Return on average equity............................  8.16%  8.68%  9.74%  8.90%
Net interest margin.................................  4.99%  5.19%  5.29%  5.73%
Common stock dividend payout ratio.................. 24.30% 20.88% 14.45% 10.40%
Average earning assets to average assets............ 91.80% 92.17% 93.14% 92.30%
Average equity to average assets ratio.............. 14.16% 14.92% 14.58% 14.99%
Efficiency ratio.................................... 66.45% 66.34% 66.72% 66.64%

                                CAPITAL RATIOS

                                                     SEPTEMBER 30, DECEMBER 31,
                                                     ------------- -------------
                                                      1997   1996   1996   1995
                                                     ------ ------ ------ ------
LEVERAGE RATIOS:
  Leverage ratio.................................... 15.01% 15.27% 15.04% 14.97%
  Tangible leverage ratio........................... 15.01% 15.27% 15.04% 14.97%
RISK-BASED CAPITAL RATIOS:
  Tier I risk-based capital ratio................... 24.81% 25.87% 25.07% 23.95%
  Total risk-based capital ratio.................... 26.07% 27.13% 26.33% 25.21%

  Equity component of capital ratios does not include unrealized loss on investment securities, net of tax, included in shareholders' equity accounts.

LANIER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

  The following discussion and analysis sets forth the major factors which affected Lanier's results of operations and financial condition for the periods shown. These comments are intended to supplement and highlight information and should be read in conjunction with the financial statements, related notes and selected financial data presented elsewhere in this document.

NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996

  The purpose of this discussion is to focus on significant changes in the financial condition and results of operations of Lanier for the nine-month periods ended September 30, 1997 and 1996. The discussion and analysis is intended to supplement and highlight information contained in the financial statements and selected financial data presented elsewhere in this document. The following should be read in conjunction with the financial statements of Lanier contained herein.

 Summary

  Net income for the nine months ended September 30, 1997 was $553,000, an increase of $7,000 or 1.3% over earnings of $546,000 in 1996. The earnings improvement was primarily the net result of an 8.6% increase in net interest income, offset by a 15.1% increase in operating expenses, which include approximately $12,000 additional expenses incurred to open a loan production office, $46,500 to settle two lawsuits, and a 7.9% increase in income taxes. Net income per share was $0.67 in the first nine months of 1997 compared to $0.67 in 1996. The return on average assets was 1.16% in the first nine months of 1997 compared to 1.29% in the first nine months of 1996. The return on average equity was 8.16% for the nine months ended September 30, 1997 and 8.68% for the nine months ended September 30, 1996.

 Earning Assets

  Average earnings assets were $58.6 million for the first nine months of 1997, an increase of $6.8 million or 12.9% from $51.8 million for the first nine months of 1996. This increase is primarily due to investing seasonal local municipality deposits which averaged $1.9 million for the nine months ended September 30, 1997, with a maximum amount outstanding at any month-end during the period of $22.3 million, representing the purchase of securities with a fair market value of $24.5 million. Total earning assets decreased $1.2 million from $61.4 million at December 31, 1996 to $60.2 million at September 30, 1997 due to the net of increases in loans and federal funds sold and securities purchased under agreements to resell, reduced by decreases in investment securities and the seasonal public funds. At September 30, 1997, the mix of earning assets was comprised of total loans at 50.7%, investment securities at 16.3%, federal funds and securities purchased under agreements to resell at 33.0% of total earning assets. At December 31, 1996, total loans were 48.6%, investment securities were 20.3% and federal funds sold were 31.1% of total earning assets.

  Loans outstanding at September 30, 1997 totaled $30.5 million, an increase of $700,000 or 2.3% from December 31, 1996 outstanding of $29.8 million. Increases from December 31, 1996 were primarily in commercial loans of $700,000, real estate construction loans of $400,000, and installment and other consumer loans of $600,000 offset by a $1.0 million decrease in real estate mortgages. Construction loan outstandings increased in 1997 due to new customers and funding of residential construction loan commitments in excess of loan payoffs.

  The composition of Lanier's total investment securities portfolio reflects Lanier's investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of Lanier's investment strategy are to maintain an appropriate level of liquidity and to provide a source of interest income with minimal credit risk.

  Investment securities totaled $9.8 million at September 30, 1997, a decrease of $2.7 million from December 31, 1996 and $3.0 million from September 30, 1996. The decrease in investment securities was due to a strategy of redeploying into higher yielding loans to take advantage of higher yields available during 1997.

  During the first nine months of 1997, no investment securities were sold. Net unrealized gains in Lanier's investment securities held to maturity at September 30, 1997 totaled $16,000, compared to a net gain of $16,000 at December 31, 1996. Net unrealized gain in securities available-for-sale was $20,000 at September 30, 1997, compared to a gain of $8,000 at December 31, 1996. The lack of change in unrealized gains in investment securities held to maturity at September 30, 1997 from September 30, 1996 is due to the stable general level of interest rates.

  Federal funds sold and securities purchased under agreements to resell totaled $19.9 million at September 30, 1997, which represented an increase of $800,000 from $19.1 million at December 31, 1996 and $5.8 million from $14.1 million at September 30, 1996. The increase was attributable to the continued deployment of excess liquidity in investment securities to federal funds sold to take advantage of increases in the general level of interest rates in 1997 and invest seasonal local municipality deposits which averaged $1.9 million in 1997.

 Deposits

  Deposits averaged $54.2 million during the first nine months of 1997 compared to $47.1 million during the first nine months of 1996. Total deposits at September 30, 1997 of $51.9 million represented a decrease of $5.5 million from $57.3 million at December 31, 1996. The decrease was due primarily to a decrease of $5.7 million in interest-bearing deposits, primarily from the seasonal local municipality public funds.

 Liquidity Management

  Liquidity is the ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Lanier's ability to meet day-to-day cash flow requirements to ensure the availability of an adequate level of funds to meet loan demand and deposit withdrawal needs of Lanier's customers. Lanier actively manages the levels, types and maturities of earning assets in relation to the sources of funds available to ensure adequate funding will be available at all times.

  Federal funds sold, securities purchased under agreements to resell, investment securities, and deposits in banks scheduled to mature within one year totaled $20.9 million at September 30, 1997, and represented the primary source of Lanier's liquidity. The entire amount was available for liquidity needs.

  Lanier's loan-to-deposit ratio averaged 55.7% during the first nine months of 1997 compared to 62.3% for the first nine months of 1996. The ratio declined during the 1997 period due to loan payoffs matching loan originations and deposit growth exceeding loan demand. This decline significantly augmented the liquidity position of Lanier during the first nine months of 1997.

  Lanier has short-term funding available through federal funds purchased lines of credit with correspondent banks. Federal funds lines totaled $4.5 million at September 30, 1997. At September 30, 1997 $1.0 million was available for liquidity needs.

 Interest Rate Sensitivity Management

  Interest rate sensitivity is a function of the repricing characteristics of Lanier's portfolio of assets and liabilities. The repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in Lanier's current portfolio that are subject to repricing at various time horizons of one year or less, one to five years and over five years. The difference is known as interest rate sensitivity gap.

  At September 30, 1997, 68.9% of total earning assets may reprice during the next twelve months, compared to 89.2% of interest-bearing liabilities. For the one-to-five year time frame, the corresponding relationships are 31.1% and 10.8%, respectively. At December 31, 1996, 68.2% of earning assets would reprice in the next twelve months compared to 86.7% of total interest-bearing liabilities. For the one-to-five year period, 31.8% and 13.3% could reprice, respectively. Lanier is considered liability sensitive since its deposits will reprice faster than its assets.

  Lanier has not entered into any off-balance sheet interest rate contracts, such as swaps, caps and floors, to alter its interest rate sensitivity.

 Capital Resources

  Stockholders' equity at September 30, 1997 was $9.3 million, an increase of $400,000 from December 31, 1996 and $700,000 from September 30, 1996.
Retention of earnings, net of dividends paid, accounted for all the increase in stockholders' equity during the nine-month period ended September 30, 1997 and year ended December 31, 1996. The investment market valuation reserve also changed from $56,000 loss at September 30, 1996, $25,000 loss at December 31, 1996 to a $13,000 gain at September 30, 1997.

  A strong capital position, which is vital to the continued profitability of Lanier, also promotes depositor and investor confidence and provides a solid foundation for the future growth of the organization. Lanier's capital requirements have been met through the initial capitalization of Lanier and through the retention of earnings.

  Average stockholders' equity as a percentage of total average assets is one measure used to determine capital strength. Lanier's ratio of average stockholders' equity to total average assets for the nine months ended September 30, 1997 was 14.2% compared to 14.6% at December 31, 1996 and 14.9% at September 30, 1996. The decrease in this ratio during 1997 as compared to December 31, 1996, resulted from the assets increasing. The decrease from September 30, 1996, was the result of capital increasing slower than total assets. For key equity and asset ratios for Lanier, see "Selected Historical Financial Data of Lanier."

  Two important indicators of capital adequacy in the banking industry are the leverage ratio and the tangible leverage ratio. The leverage ratio is defined as common stockholders' equity minus goodwill and other intangibles disallowed by bank regulators, divided by quarterly average assets minus goodwill and other disallowed intangibles. The tangible leverage ratio is defined as common stockholders' equity, minus all intangibles, divided by quarterly average assets minus all intangibles. Because Lanier has no intangibles, Lanier's leverage ratio is the same as its tangible leverage ratio. This ratio was 15.01% at September 30, 1997 and 15.04% at December 31, 1996.

  Risk-based capital guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets. Under the guidelines, capital strength is measured by two tiers, which are used in conjunction with risk-adjusted assets to determine risk-based capital ratios. Lanier's Tier I capital, which consists of equity, amounted to $9,263,000 at September 30, 1997. Tier II capital, equivalent to the allowance for loan losses amount, was $469,000 at September 30, 1997. Tier I capital plus the Tier II capital components is referred to as Total Qualifying Capital and was $9,732,000 at September 30, 1997. The percentage ratios as calculated under the guidelines were 24.81% and 26.07% for Tier I and Total Qualifying Capital, respectively, at September 30, 1997. The risk-based capital ratios have declined in 1997 because risk assets grew faster than equity during the year.

  The capitalization of Lanier has always exceeded the minimum ratios required for "well capitalized" banks as defined by federal regulators, currently 5% leverage capital, 6% Tier I capital and 10% Total Qualifying Capital. Lanier continually monitors these ratios to ensure that it exceeds the guideline ratios.

 Income Taxes

  The effective tax rate as a percentage of pretax income was 34% in both the nine month periods ended September 30, 1997 and 1996.

 Dividends

  Bank regulations restrict the amount of dividends which Lanier may pay without obtaining prior approval. If Lanier meets certain requirements pertaining to credit quality and capital ratios, dividends may be paid to stockholders if the aggregate amount of dividends declared in the calendar year does not exceed 50% of the net profits after taxes, but before dividends, for the previous calendar year.

 Impact of Inflation and Changing Prices

  A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon the company's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Management seeks to manage the relationship between interest- sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. In addition, management periodically reviews its pricing of services and adjusts its pricing consistent with the cost increases since the last price adjustment.

RESULTS OF OPERATIONS

 Net Interest Income

  Net interest income rose 8.6% from $2,018,000 in the nine months ended September 30, 1996 to $2,191,000 in the nine months ended September 30, 1997. This increase in net interest income can be attributed to growth in loans and a decrease in interest margins, partly offset by growth in time deposits. During the nine months ended September 30, 1997, the net interest margin was 4.99% on average earning assets of $58,582,000. In the nine months ended September 30, 1996, the net interest margin was 5.19% on average earning assets of $51,804,000. The average yield on earning assets decreased 29 basis points to 8.28% in the nine months ended September 30, 1997 from 8.57% in the nine months ended September 30, 1996, primarily due to decreases in loans and investment securities increasing the federal funds sold and securities purchased under agreements to resell.

 Allowance for Loan Losses

  The allowance for loan losses represents management's estimate of the amount required to provide for potential losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers Lanier's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for loan losses.

  While it is Lanier's policy to charge-off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

  In assessing the adequacy of the allowance, management relies predominately on its periodic review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged-off and to assess the risk characteristics of the portfolio in the aggregate. This review encompasses the judgment of management, utilizing internal loan rating standards, guidelines provided by the banking regulatory authorities governing Lanier, their loan portfolio review as part of the bank examination process, and the annual review performed by the certified public accountants auditing Lanier's financial statement.

  The provision for loan losses charged to operations in the nine months ended September 30, 1997 and September 30, 1996 was zero for both periods. Lanier had provided for a significant amount of problem loans in prior years and, due to reductions in problem loans, the reserve for loan losses was more than adequately funded. Net charge- offs were approximately $13,000 or 0.04% of average loans outstanding during the nine months ended September 30, 1997 as compared to $2,000 or 0.01% of average loans outstanding during the nine months ended September 30, 1996. At September 30, 1997, the allowance for loan losses was $664,000 or 2.18% of loans outstanding as compared to $729,000 or 2.51% of loans outstanding at September 30, 1996. The allowance for loan losses as a multiple of net loans charged off was 51.08 times and 364.50 times for the nine months ended September 30, 1997 and 1996, respectively.

  At September 30, 1997, Lanier had aggregate non-accrual loans of $317,000, a decrease of $54,000 from $371,000 at September 30, 1996. The ratio of non-accrual loans to total loans was 1.04% at September 30, 1997 and 1.28% at September 30, 1996. At September 30, 1997, there were approximately $18,000 in loans past due 90 days or more and still accruing.

  Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") was issued in May 1993. SFAS 114 addresses the accounting by creditors for impairment of certain loans. It requires that losses on loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Lanier adopted SFAS 114 on January 1, 1995. At September 30, 1997 and 1996, Lanier held impaired loans as defined by SFAS 114 of approximately $144,000 and for which specific allocations of approximately $45,000 have been established within the allowance for loan losses. The average recorded investment and related interest income recognized on these loans were approximately $144,000 and zero, respectively for the nine months ended September 30, 1997.

 Non-interest Income

  Non-interest income was $465,000 for the nine months ended September 30, 1997 compared to $371,000 for the nine months ended September 30, 1996, a 25.3% increase. Deposit growth was largely attributable to a new public funds relationship which was established in December 1996. The average balance of the public funds deposits for the nine months ended September 30, 1997, was $4,228,892. As a result of deposit growth from public funds, rather than private funds, fees on deposits have decreased 1.45%, or approximately $5,000, in the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. Other income increased 348.1% in the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. This increase can be primarily attributed to a sale of other real estate owned, which resulted in a gain of approximately $71,000 or 262.9%.

 Non-interest Expense

  Non-interest expense increased 15.1%, or approximately $240,000, to $1,831,000 during the nine months ended September 30, 1997 as compared to $1,591,000 for the nine months ended September 30, 1996. Salaries and other personnel expense increased 9.7% or $93,000 to $1,048,000 in the nine months ended September 30, 1997 as compared to $955,000 in the nine months ended in September 30, 1996, and other operating expense increased 23.1% or $147,000. The increase in other operating expenses is partially due to the opening of a loan production office for approximately $12,000 and the payment of legal fees and settlement of two suits totaling approximately $46,500.

  FDIC insurance premiums paid in the nine months ended September 30, 1997 increased approximately $3,000 or 300%, compared to the nine months ended September 30, 1996.

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

  Net non-interest expense (defined as non-interest expense less non-interest income) as a percentage of average assets increased from 1.98% for the nine months ended September 30, 1996 to 2.14% for the nine months ended September 30, 1997. The expense of the loan production office, an additional salary for the office and settlement of legal suits contributed to the decreased rates. The efficiency ratio (non-interest expense divided by the sum of net interest income [taxable-equivalent basis] and noninterest income net of gains [losses] from security transactions) was 66.45% for the nine months ended September 30, 1997 compared to 66.34% for the nine months ended September 30, 1996.

 Income Taxes

  At September 30, 1997 and 1996, Lanier's net deferred tax asset was $236,500 and $244,800, respectively. No valuation allowance was recorded for this asset since taxable income exists in the available carryback periods in an amount which would ensure realization of the asset.

  In the nine months ended September 30, 1997, Lanier recorded an income tax provision of approximately $272,000, reflecting an effective tax rate of 33.0%. This compared with a provision of approximately $252,000 for the nine months ended September 30, 1996 and a 31.6% effective tax rate.

 Capital Resources

  At September 30, 1997, Lanier's Tier I leverage capital ratio was 15.01% compared to 15.27% at September 30, 1996. At September 30, 1997, Lanier's Tier 1 risk-based capital ratio was 24.81% compared to 25.87% at September 30, 1996. At September 30, 1997, Lanier's total risk-based capital ratio was 26.07% compared to 27.13% at September 30, 1996. These ratios exceed the minimum capital adequacy guidelines imposed by regulatory authorities on banks and bank holding companies, which are 4% for core capital and 8% for total risk-based capital.

  Lanier does not have any commitments which it believes would reduce its capital to levels inconsistent with the regulatory definition of a "well capitalized" financial institution.

YEARS ENDED DECEMBER 31, 1996 AND 1995

  The purpose of this discussion is to focus on significant changes in the financial condition and results of operations of Lanier for the two years ended December 31, 1996 and 1995. The discussion and analysis is intended to supplement and highlight information contained in the financial statements and selected financial data presented elsewhere in this document.

 Summary

  Net income for 1996 was $789,000, an increase of $87,000 over a net income of $702,000 in 1995. Net income per share was $0.97 in 1996 compared to a per share income of $0.87 in 1995. The return on average assets was 1.42% in 1996 and 1.33% in 1995. The return on average equity was 9.74% for 1996 and 8.90% in 1995. The earnings improvement was the net result of a 1.55% decline in net interest income, a $50,000 benefit from reversal of allowance for loan losses, and a 19.35% improvement in noninterest income. Operating expenses in 1996 were 1.3% higher than the previous year due to the full year expense recognition for branch operations.

 Earning Assets

  Average earning assets were $51.8 million in 1996, an increase of $3.3 million from $48.5 million in 1995. Average earning assets in 1996 increased 6.8% over 1995 due to increases in both average federal funds sold and investment securities which was funded by an increase in deposits. The average earning asset mix continued to change during 1996 with total loans at 55.7%, investment securities at 23.2% and federal funds including deposits in banks at 21.1% of total earning assets. In 1995, total loans were 63.9%, investment securities at

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

18.2% and federal funds and deposits in banks at 17.9% of total earning assets. The lower percentage of loans in Lanier's earning assets during 1996 contributed to a decrease in net interest income, which was offset somewhat by the approximate 36% increase in average balance of investment securities over 1995.

  Average loans decreased $2.2 million or 7.1% in 1996, with most of the decrease concentrated in real estate mortgage loans. Total loans outstanding at December 31, 1996 of $29.8 million represented a decrease of $2.1 million or 6.6% from the December 31, 1995, level of $31.9 million. The decline in the portfolio resulted from Lanier's ongoing efforts to maintain the loan portfolio through the origination of loans and workout of problem loans. Lanier's average loan-to-deposit ratio was 61.8% in 1996 and 71.8% in 1995. The 1996 decrease in this ratio resulted from Lanier's inability to generate loans at a faster pace than deposit growth. Real estate construction loans decreased 16.0%, installment and other consumer loans increased 7.5% and real estate mortgage loans decreased 7.1% along with a decline in commercial loans of 1.6%. Real estate construction loans of $5.9 million at December 31, 1996 represented 19.8% of total loans outstanding compared to $7.0 million or 21.9% of total loans at December 31, 1995. The decrease in real estate construction lending during 1996 was due to a slightly lower level of new home construction and opportunities to increase market share for local loans.

  In 1994, Lanier adopted FAS 115 which required that securities available for sale be reported at their market value, with unrealized gains and losses, net of taxes, shown as a separate component of stockholders' equity. During 1996 and 1995, Lanier reported securities available for sale at the lower of cost or market with any valuation adjustment reflected in stockholders' equity as required by generally accepted accounting principles and held-to-maturity securities were reported at amortized cost in both.

  The composition of Lanier's total investment securities portfolio reflects Lanier's investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of Lanier's investment strategy are to maintain an appropriate level of liquidity and provide a source of interest income with minimal credit risk.

  During 1996 and 1995, no investment securities were sold. Unrealized losses in Lanier's available for sale portfolio were $38,200 in 1996, compared to unrealized net gains of $49,400 in 1995.

  Average federal funds sold increased 30.3% or $2.5 million in 1996 to $10.8 million. The average balance of interest-bearing deposits in other banks decreased 95.4% or $330,000 to $16,000. There were no foreign time deposits during 1996 and 1995.

 Deposits

  Changes in the markets served by Lanier were reflected in the liability mix during 1996. Interest-bearing liabilities consisted primarily of interest-bearing deposits in 1996 and 1995. Year-end deposit balances increased 21.9% or $10.3 million in 1996. Approximately, $8.2 million was on deposit at December 31, 1996, from a newly established relationship with a local government entity. Declining interest rates during 1996 and 1995 and the deposit relationship established with a local government entity and their deposit base enabled Lanier to restructure the mix of deposits away from consumer-oriented sources of funds.

  During 1996, the average balance of non-interest bearing deposits, savings, NOW and money market accounts increased 9.1% or $2.0 million compared to an increase in time deposits of 6.3% or $1.4 million.

 Liquidity Management

  Liquidity is the ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Lanier's ability to meet day-to-day cash flow requirements to ensure the availability of an adequate level of funds to meet loan demand and deposit withdrawal needs of Lanier's customers. Lanier actively manages the levels, types and maturities of earning assets in relation to the sources of funds available to assure adequate funding will be available at all

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

times. The $8.2 million additional public funds on deposit at December 31, 1996, were required to have marketable securities pledged.

  Federal funds sold and investments scheduled to mature within one year totaled $20.3 million in 1996 and represented the primary sources of Lanier's liquidity.

  Another source of liquidity is Lanier's ability to sell loans and loan participations to other financial institutions and investors. In addition, the construction loans originated by Lanier have a repayment period usually less than nine months which provides flexibility to Lanier in managing its level of loan commitments and loan funding.

  Lanier has short-term funding available through federal funds purchased lines of credit with correspondent banks. Federal funds lines totaled $4.5 million at December 31, 1996. At December 31, 1996, $1.0 million was available for liquidity needs.

 Interest Rate Sensitivity Management

  Interest rate sensitivity is a function of the repricing characteristics of Lanier's portfolio of assets and liabilities. The repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in Lanier's current portfolio that are subject to repricing at various time horizons of one year or less, one to five years and over five years. The difference is known as interest rate sensitivity gaps.

  Variable rate loans totaling $4.2 million and $4.7 million at December 31, 1996 and 1995, respectively, and will reprice within one year. During 1997, 68.2% of earning assets will reprice compared to 86.7% of funding sources. For the one-to-five year time frame, the corresponding relationships are 31.8% and 13.3%, respectively.

  Lanier has not entered into any off-balance sheet interest rate contracts, such as swaps, caps and floors, to alter its interest rate sensitivity.

 Capital Resources

  Stockholders' equity at December 31, 1996, reflected an increase of 7.8% or $647,000 from December 31, 1995. Net income, reduced by dividends paid, accounted for all of the increase in stockholders' equity in 1996 and 1995.

  A strong capital position, which is vital to the continued profitability of Lanier, also promotes depositor and investor confidence and provides a solid foundation for the future growth of the organization. Lanier's capital requirements have been met primarily through the initial capitalization of Lanier and through the retention of earnings.

  Average stockholder's equity as a percentage of total average assets is one measure used to determine capital strength. The ratio of average stockholders' equity to average assets for 1996 was 14.6% compared to 14.9% in 1995 due to a $3.0 million average increase in assets. This ratio also declined because the mix of earning assets was increased by $3.2 million and more heavily weighted toward federal funds sold with a lower risk weighting than loans and investment securities, in contrast to the prior period. For key equity and asset ratios for Lanier for each reporting period, see, "Selected Historical Financial Data of Lanier."

  Two important indicators of capital adequacy in the banking industry are the leverage ratio and the tangible leverage ratio. The leverage ratio is defined as common stockholders' equity minus goodwill and other intangibles disallowed by bank regulators, divided by total average assets minus goodwill and other disallowed intangibles. The tangible leverage ratio is defined as common stockholders' equity, minus all intangibles, divided by total average assets minus all intangibles. Since Lanier has no intangibles, its leverage ratio and tangible leverage ratio were 15.04% at December 31, 1996 and 14.97% at December 31, 1995.

  Risk-based capital guidelines take into consideration risk factors, as defined by Lanier's regulators, associated with various categories of assets. Under the guidelines, capital strength is measured by two tiers, which are used in conjunction with risk-adjusted assets to determine risk-based capital ratios. Lanier's Tier I capital, which consists of equity less goodwill, amounted to $8,902,000 at December 31, 1996. Tier II capital, equivalent to the allowance for loan losses, was $446,000 at December 31, 1996. Tier I capital plus the Tier II capital components is referred to as Total Qualifying Capital and was $9,348,000 at year-end 1996. The percentage ratios as calculated under the risk-based guidelines were 25.1% and 26.3% for Tier I and Total Qualifying Capital, respectively, at December 31, 1996.

  The regulatory capitalization of Lanier has always exceeded the minimum ratios of 5% leverage capital, 6% Tier I capital and 10% Total Qualifying Capital required in 1996 for "well capitalized" banks as defined by Lanier's regulators. Lanier continually monitors these ratios to ensure that it exceeds the guideline ratios.

 Income Taxes

  The effective tax rate as a percentage of pretax income was 34% in both the nine month periods ended September 30, 1997 and 1996.

 Dividends

  Bank regulations restrict the amount of dividends which Lanier may pay without obtaining prior approval. If Lanier meets certain requirements pertaining to credit quality and capital ratios, dividends may be paid to stockholders if the aggregate amount of dividends declared in the calendar year does not exceed 50% of the net profits after taxes, but before dividends, for the previous calendar year.

 Impact of Inflation and Changing Prices

  A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon Lanier's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. In addition, management periodically reviews its pricing of services and adjusts its pricing consistent with the cost increases since the last price adjustment.

RESULTS OF OPERATIONS--1996 VERSUS 1995

 Net Interest Income

  Net interest income decreased $43,000 or 1.5% from $2,782,000 in 1995 to $2,739,000 in 1996. During 1996, the net interest margin was 5.29% on average earning assets of $51,765,000. In 1995, the net interest margin was 5.73% on average earning assets of $48,545,000. The average yield on earning assets decreased 46 basis points to 8.68% in 1996 from 9.14% in 1995. These decreases can be attributed to a slight decrease in loans combined with an increase in lower yielding investments in addition to an increase in interest earning demand deposit and time deposit accounts.

 Allowance for Loan Losses

  The allowance for loan losses represents management's estimate of the amount which is adequate to provide for potential losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers Lanier's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for loan losses.

  While it is Lanier's policy to charge-off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

  In assessing the adequacy of the allowance, management relies predominately on its periodic review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged-off and to assess the risk characteristics of the portfolio in the aggregate. This review encompasses the judgment of management, utilizing internal loan rating standards, guidelines provided by the banking regulatory authorities governing Lanier, their loan portfolio review as part of the bank examination process, and the annual review performed by the certified public accountants auditing Lanier's financial statements.

  The benefit from loan loss reserves credited to operations in 1996 was $50,000. Management of Lanier reevaluated the adequacy of the allowance for loan losses and determined that due to the decrease in problem loans that the reserve for loan losses was over provided and reversed $50,000 of the over funding. In 1995, no benefit or provision was credited or charged to operations. Net charge-offs were $3,498 or 0.01% of average loans outstanding during 1996 as compared to net charge-offs of $159,272 or 0.51% of average loans outstanding during 1995. At December 31, 1996, the allowance for loan losses was $677,360 or 2.27% of loans outstanding as compared to $730,858 or 2.28% of loans outstanding at December 31, 1995. The allowance for loan losses as a multiple of net loans charged off was 193.6 times and 4.59 times for the years ended December 31, 1996 and 1995, respectively.

  At December 31, 1996, Lanier had aggregate non-accrual loans of $402,000 a decrease from $533,000 at the prior year end. The ratio of non-accrual loans to total loans was 1.34% at December 31, 1996 and 1.67% at December 31, 1995. At December 31, 1996, there were no loans past due 90 days or more and still accruing compared to $6,000 at December 31, 1995.

  Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") was issued in May 1993. SFAS 114 addresses the accounting by creditors for impairment of certain loans. It requires that losses on loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Lanier adopted SFAS 114 on January 1, 1995. At December 31, 1996 and 1995, Lanier held impaired loans as defined by SFAS 114 of approximately $144,000 and $681,000 for which specific allocations of approximately $45,000 and $113,000 respectively have been established within the allowance for loan losses. The average recorded investment and related interest income recognized on these loans were approximately $187,000 and zero in 1996 and $766,000 and $14,000 in 1995, respectively.

 Non-interest Income

  Non-interest income was $512,000 for the year ended December 31, 1996 compared to $429,000 for 1995, a 19.3% increase. Deposit growth increased fees on deposits 18.0%, or $68,000 to $445,000 in 1996 compared to $377,000 in
1995. Other income rose 29.1% to $67,000 in 1996 compared to $52,000 in 1995.

 Non-interest Expense

  Non-interest expense increased 1.4%, or $29,000 to $2,180,000 during 1996 as compared to $2,151,000 for 1995. Salaries and other personnel expense increased 4.8% to $1.3 million in 1996 as compared to $1.2 million in 1995, and other operating expense decreased 3.2% to $886,000 in 1996 from $915,000 in 1995.

  FDIC insurance premiums paid in 1996 decreased $44,000, or 95.7%, to $2,000 compared to $46,000 in 1995. During 1995 the FDIC determined that the Bank Insurance Fund was adequately funded in accordance with regulations and substantially lowered the assessment beginning in the third quarter of 1995 and continuing through 1996. Net non- interest expense (defined as non-interest expense less non-interest income) as a percentage of average assets decreased from 3.15% in 1995 to 2.69% in 1996. The efficiency ratio (non-interest expense divided by the sum of net interest income [taxable-equivalent basis] and noninterest income net of gains [losses] from security transactions) was 66.72% in 1996 compared to 66.64% in 1995.

 Income Taxes

  At December 31, 1996 and 1995, Lanier's net deferred tax asset was $256,000 and $199,000 respectively. No valuation allowance was recorded for these assets since taxable income exists in the available carryback periods in an amount which would ensure realization of the asset.

  In 1996 and 1995, Lanier recorded income tax provisions of $332,000 and $358,000, respectively reflecting an effective tax rate of 29.6% and 33.8% respectively. This decrease was primarily due to the $50,000 reversal in the allowance for loan losses for which taxes had been previously provided.

 Capital Resources

  At December 31, 1996, Lanier's Tier 1 Leverage capital ratio was 15.04% compared to 14.97% at December 31, 1995. At December 31, 1996, Lanier's Tier 1 risk-based capital ratio was 25.07% compared to 23.95% at the prior year- end. At December 31, 1996, Lanier's total risk based capital ratio was 26.33% compared to 25.21% at the prior year end. These ratios exceed the minimum capital adequacy guidelines imposed by regulatory authorities on banks and bank holding companies, which are 4% for core capital and 8% for total risk based capital.

  Lanier does not have any commitments which it believes would reduce its capital to levels inconsistent with the regulatory definition of a "well capitalized" financial institution.

YEARS ENDED DECEMBER 31, 1995 AND 1994

 Summary

  Net income for 1995 was $702,000, an increase of $249,000 or 55.0% over net income of $453,000 in 1994. Net income per share was $0.87 in 1995 compared to a per share income of $0.57 in 1995. The return on average assets was 1.33% in 1995 and 0.88% in 1994. The return on average equity was 8.90% for 1995 and 6.16% in 1994. The earnings improvement can be attributed to growth in loans and investments and an increase in interest margins partly reduced by growth in time deposits.

 Earning Assets

  Average earning assets were $48.5 million in 1995, an increase of $1.5 million or 3.2% from $47.0 million in 1994. Average loans increased $1.9 million or 6.5% to $31.0 million in 1995 compared to $29.1 million in 1994. Lanier's average loan-to-deposit ratio was 71.8% in 1995 compared to 68.3% in 1994. Problem loans decreased from $1.3 million to $533,000 during 1995. Total loan balances increased $2.1 million or 7.1% to $31.9 million as of December 31, 1995 compared to $29.8 million at December 31, 1994.

 Deposits

  Average deposits were $43.2 million in 1995 and $42.6 million in 1994, an increase of $600,000 or 1.4%.

  Year-end deposit balances increased $5.4 million or 12.9% from $41.7 million at December 31, 1994 to $47.1 million at December 31, 1995.

 Capital Resources

  Average stockholders' equity as a percentage of total average assets for 1995 was 14.99% compared to 14.21% in 1994.

  At December 31, 1995 and 1994, the Tier 1 leverage capital was 14.97% and 15.60%, respectively. Also, the Tier 1 risk-based capital ratio was 23.95% and 26.54%, respectively. The Total risk-based capital ratio was 25.21% and 27.81%, respectively. These ratios declined primarily due to the increase in earning assets.

  Lanier continuously monitors these ratios to ensure that it exceeds the guideline ratios.

 Impact of Inflation and Changing Prices

  A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon Lanier's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. In addition, management periodically reviews its pricing of services and adjusts its pricing consistent with the cost increases since the last price adjustment.

RESULTS OF OPERATIONS--1995 VERSUS 1994

 Net Interest Income

  Net interest income rose $562,000 or 25.3% from $2,220,000 in 1994 to $2,782,000 in 1995. This increase in net interest income can be attributed to growth in loans and investments and an increase in interest margins, partly offset by growth in time deposits. During 1995, the net interest margin was 5.73% on average earning assets of $48,545,000. In 1994, the net interest margin was 4.72% on average earning assets of $47,018,000. The average yield on earning assets increased 188 basis points to 9.14% in 1995 from 7.26% in 1994.

 Allowance for Loan Losses

  The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers Lanier's loan loss experience, the amount of past due and non-performing loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for loan losses.

  While it is Lanier's policy to charge-off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

  In assessing the adequacy of the allowance, management relies predominately on its periodic review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged-off and to assess the risk characteristics of the portfolio in the aggregate. This review encompasses the judgment of management, utilizing internal loan rating standards, guidelines provided by the banking regulatory authorities governing Lanier, their loan portfolio review as part of the bank examination process, and the annual review performed by the certified public accountants auditing Lanier's financial statements.

  There was no provision for loan losses charged to operations in 1995. In 1994, a $105,000 benefit was credited to operations due to a significant reduction in problem loans that allowed a reversal of excess reserve requirements. Net charge-offs were $159,272 or 0.51% of average loans outstanding during 1995 as compared to $103,562 or 0.36% of average loans outstanding during 1994. At December 31, 1995, the allowance for loan losses was $730,858 or 2.28% of loans outstanding as compared to $890,130 or 2.99% of loans outstanding at December 31, 1994. The allowance for loan losses as a multiple of net loans charged off was 4.59 times and 8.60 times for the years ended December 31, 1995 and 1994, respectively.

  At December 31, 1995, Lanier had aggregate non-accrual loans of $533,000, a decrease from $1,260,000 at the prior year end. Nonaccrual loans were diligently worked by management of Lanier and many customer relationships paid off the loan or moved it to another bank. The ratio of non-accrual loans to total loans was 1.67% at December 31, 1995 and 4.22% at December 31, 1994. At December 31, 1995, there were approximately $6,000 in loans past due 90 days or more and still accruing compared to $290,000 at December 31, 1994.

  Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") was issued in May 1993. SFAS 114 addresses the accounting by creditors for impairment of certain loans. It requires that losses on loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Lanier adopted SFAS 114 on January 1, 1995. At December 31, 1995, Lanier held impaired loans as defined by SFAS 114 of approximately $681,000 for which specific allocations of approximately $113,000 have been established within the allowance for loan losses. The average recorded investment and related interest income recognized on these loans were approximately $766,000 and $14,000 in 1995.

 Non-Interest Income

  Non-interest income was $429,000 for the year ended December 31, 1995 compared to $402,000 for 1994, which was a 6.7% increase. Deposit growth increased fees on deposits by 8.6%, or $30,000, to $377,000 in 1995 compared to $347,000 in 1994. Other income fell $2,000 or 4.1% in 1995 compared to 1994.

 Non-Interest Expense

  Non-interest expense increased 5.3%, or $108,000, to $2,151,000 during 1995 as compared to $2,043,000 for 1994. Salaries and other personnel expense increased 13.2%, or $144,000 to $1,236,000 in 1995 as compared to $1,092,000 for 1994, and other operating expense decreased 3.8% or $36,000.

  FDIC insurance premiums paid in 1995 was $46,000 which represents a decrease of $57,000, or 55.0%, compared to $103,000 for 1994.

  Net non-interest expense (defined as non-interest expense less non-interest income) as a percentage of average assets decreased from 3.18% in 1994 to 3.15% in 1995 due to net changes discussed above. The efficiency ratio (non-interest expense divided by the sum of net interest income [taxable-equivalent basis] and noninterest income net of gains [losses] from security transactions) was 66.64% in 1995 compared to 77.95% in 1994.

 Income Taxes

  At December 31, 1995, Lanier's net deferred tax asset was $199,000. No valuation allowance was recorded for this asset since taxable income exists in the available carryback periods in an amount which would ensure realization of the asset.


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  In 1995, Lanier recorded an income tax provision of $358,000, reflecting an effective tax rate of 33.8%. This compared with a provision of $231,000 in 1994 and a 33.8% effective tax rate.

 Capital Resources

  At December 31, 1995, Lanier's Tier 1 Leverage capital ratio was 14.97% compared to 15.60% at December 31, 1994. At December 31, 1995, Lanier's total risk based capital ratio was 25.21% compared to 27.81% at the prior year end. At December 31, 1995, Lanier's Tier 1 risk-based capital ratio was 23.95% compared to 26.54% at the prior year- end. These ratios exceed the minimum capital adequacy guidelines imposed by regulatory authorities on banks and bank holding companies, which are 4% for core capital and 8% for total risk based capital.

  Lanier does not have any commitments which it believes would reduce its capital to levels inconsistent with the regulatory definition of a "well capitalized" financial institution.


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                       CERTAIN REGULATORY CONSIDERATIONS

  The following discussion sets forth the material elements of the regulatory framework applicable to banks, thrifts, and bank and thrift holding companies and provides certain specific information related to Premier and Lanier.

GENERAL

  Premier is a bank holding company registered with the Federal Reserve and the Georgia Department under the BHC Act and the Georgia BHC Act. As such, Premier is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve and the Georgia BHC Act. Premier is also a thrift holding company registered with the OTS under the Federal Home Owners' Loan Act and the Georgia BHC Act. As a thrift holding company, Premier is subject to the regulation, supervision, examination and reporting requirements of the OTS and the Georgia Department. Lanier is a Georgia chartered commercial bank. As such, Lanier is subject to the supervision, examination and reporting requirements of the Georgia Department and the FDIC.

  The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require thrift holding companies and other companies to obtain prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

  The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the communities to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues including the parties' performance under the Community Reinvestment Act of 1977.

  The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Premier, and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

  In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act which became effective on July 1, 1995. The Georgia Interstate Banking Act provides that (i) interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow national interstate acquisitions.

  Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of

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

Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo branches which may be established will no longer be limited.

  The BHC Act generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

  Lanier and each bank and thrift subsidiary of Premier are members of the FDIC, and as such, their deposits are insured by the FDIC to the maximum extent provided by law. Lanier and each bank and thrift subsidiary of Premier are also subject to numerous state and federal statutes and regulations that affect their business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

  Lanier, Premier Bank, Central and Southern Bank, and Citizens Bank are subject to regulation, supervision, and examination by the FDIC and the Georgia Department. Central and Southern Bank of North Georgia is subject to regulation, supervision, and examination by the OTS and the FDIC. The banking regulator for Lanier and each of the subsidiaries of Premier, as well as the Georgia Department in the case of Lanier, Premier Bank, Central and Southern Bank and Citizens Bank, regularly examine the operations of Lanier, Premier Bank, Citizens Bank, North Georgia and Central and Southern Bank and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal banking regulators and the Georgia Department also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

  Premier is a legal entity separate and distinct from its banking and other subsidiaries. The principal sources of cash flow of Premier, including cash flow to pay dividends to its shareholders, are dividends from Premier Bank, Premier Lending, Central and Southern Bank, North Georgia and Citizens Bank. There are statutory and regulatory limitations on the payment of dividends by the subsidiary depository institutions to Premier, as well as by Premier to its shareholders. Lanier is also subject to statutory and regulatory limitations on the payment of dividends to its shareholders

  If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an

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

unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At September 30, 1997, under dividend restrictions imposed under federal and state laws, Premier Bank, Central and Southern Bank, North Georgia, Premier Lending and Citizens Bank, without obtaining governmental approvals, could declare aggregate dividends to Premier of approximately $1,057,000. At September 30, 1997. Lanier, without obtaining governmental approvals, could
declare dividends to its shareholder of approximately $    .

  The payment of dividends by Lanier and Premier and its respective subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

  Lanier, Premier and Premier's subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Premier, and the appropriate federal banking regulator in the case of Lanier and each of Premier's subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

  The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

  The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be comprised of common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1997, Premier's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 11.85% and 10.60%, respectively. At September 30, 1997, Lanier's unconsolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk weighted assets) were 26.07% and 24.81%, respectively.

  In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. Premier's Leverage Ratio at September 30, 1997 was 8.24%. Lanier's Leverage Ratio at September 30, 1997 was 15.01%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.


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

  Lanier and each of Premier's subsidiary depository institutions are subject to risk-based and leverage capital requirements adopted by their respective federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Lanier and each of the subsidiary depository institutions of Premier were in compliance with applicable minimum capital requirements as of September 30, 1997. Neither Lanier, Premier, nor any of Premier's subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

  Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

  The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

  Under Federal Reserve policy, Premier is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Premier may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Premier are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the subsidiaries of Premier would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Premier's investment in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

  FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized,

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

significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

  Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of
Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with Bank or non-Bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets;
(vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the regulator must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;
(x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii)

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

be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking regulator, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer, without regulatory approval.

  At September 30, 1997, Lanier and all of the subsidiary depository institutions of Premier had the requisite capital levels to qualify as "well capitalized."

FDIC INSURANCE ASSESSMENTS

  Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

  Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

  Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for the SAIF insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

  A variation of this proposal designated the Deposit Insurance Funds Act of 1996 ("DIFA") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by DIFA, the FDIC implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule which effected, as of October 1, 1996 (i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (iii) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to

FICO assessments. Effective January 1, 1997, FICO assessments are imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at
1.29 basis points and 6.44 basis points, respectively. Beginning in January, 2000, BIF- and SAIF-insured institutions will share the FICO interest costs at equal rates currently estimated at 2.43 basis points.

  Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

  The FDIA, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal regulatory agencies also proposed guidelines for asset quality and earnings standards.

CERTAIN APPLICABLE THRIFT REGULATIONS

  Central and Southern Bank of North Georgia, as a thrift institution, is subject to extensive regulation by the OTS. The lending activities and other investments of thrift institutions must comply with various regulatory requirements.

  Qualified Thrift Lender Test. One such set of requirements relates to an institution's status as a "Qualified Thrift Lender." Unless an institution so qualifies, its borrowing privileges from a Federal Home Loan Bank may be restricted, and it may be subject to other operating limitations. To meet the Qualified Thrift Lender Test ("QTL Test"), an institution must maintain at least 65% of its assets in "Qualified Thrift Investments," which under the regulations consist of (i) loans made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic, residential, or manufactured housing, and (iv) obligations issued by federal deposit insurance agencies. Subject to a 15%-of-assets limitation, "Qualified Thrift Investments" may also include consumer loans, investments in certain subsidiaries, loans for construction of schools, churches, nursing homes and hospitals, and 200% of investments in loans for low-to-moderate-income housing and certain other community oriented investments.

  In September, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Economic Growth Act of 1996") was signed into law and contained provisions which significantly affected the QTL Test.

  The Economic Growth Act of 1996 liberalized the QTL Test for savings associations by permitting them to satisfy a similar, but different, 60% asset test under the Internal Revenue Code. Alternatively, savings associations may meet the QTL Test by satisfying a more liberal 65% asset test that allows an institution to include small business, credit card and education loans as qualified investments for purposes of the test. Furthermore, consumer loans now count as qualified thrift investments up to 20% of portfolio assets. On November 27, 1996, the OTS issued an Interim Final Rule that implements provisions of the Economic Growth Act of 1996, including the amended QTL Test. At September 30, 1997, approximately 94.87% of North Georgia's assets were invested in Qualified Thrift Investments as currently defined.

  Liquidity Requirements. Thrift institutions, including North Georgia, are required to maintain average daily balances of liquid assets sufficient to meet the institution's foreseeable cash needs. Specifically, North Georgia must maintain liquid assets (consisting of cash, certain time deposits, bankers acceptance, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specific U.S. government, state or federal agency obligations) of not less than 5% of the total amount of the institution's net withdrawable savings deposits plus short-term borrowings, and to maintain average daily balances of short-term liquid assets of not less than 1% of such total amount. The liquidity ratio of North Georgia at September 30, 1997, was 7.36%.

                                    EXPERTS

  The consolidated financial statements of Premier appearing in this Proxy Statement/Prospectus have been audited by Mauldin & Jenkins, L.L.C., independent accountants, to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The financial statements of Lanier appearing in this Proxy Statement/Prospectus have been audited by Bricker & Melton, P.A., independent accountants, to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                                   OPINIONS

  The legality of the shares of the Premier Common Stock to be issued in the Merger and certain income tax consequences of the Merger will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The provisions of the Georgia Code and Premier's Bylaws set forth the extent to which Premier's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under Premier's Bylaws, Premier is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of Premier, to the extent that they have been successful, on the merits or otherwise, in such defense. Premier's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of Premier or who, while directors or officers of Premier, are or were serving at Premier's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of Premier, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of Premier, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Premier must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by Premier.

  Premier may not indemnify a director or officer in connection with a proceeding by or in the right of Premier in which the director or officer was adjudged liable to Premier for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

  The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

  Premier maintains an insurance policy insuring Premier and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

  Premier's Articles of Incorporation provide that no director of Premier shall be personally liable to Premier or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of Premier; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Premier pursuant to the foregoing provisions, Premier has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         INDEX TO FINANCIAL STATEMENTS

PREMIER BANCSHARES, INC.
Table of Contents..........................................................  F-1
Independent Auditor's Report...............................................  F-2
Financial Statements
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Income........................................  F-4
  Consolidated Statements of Stockholder's Equity..........................  F-5
  Consolidated Statements of Cash Flows....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-8
LANIER BANK & TRUST COMPANY
Unaudited Financial Statements--September 30, 1997......................... F-34
  Balance Sheets........................................................... F-35
  Statements of Income..................................................... F-37
  Statements of Cash Flows................................................. F-39
  Notes to Financial Statements............................................ F-41
Financial Statements--December 31, 1996, 1995, and 1994.................... F-45
  Independent Auditors' Report............................................. F-46
  Balance Sheets........................................................... F-47
  Statements of Income..................................................... F-49
  Statements of Changes in Stockholders' Equity............................ F-51
  Statements of Cash Flows................................................. F-52
  Notes to Financial Statements............................................ F-54

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INDEPENDENT AUDITOR'S REPORT............................................... F-2
FINANCIAL STATEMENTS
  Consolidated balance sheets.............................................. F-3
  Consolidated statements of income........................................ F-4
  Consolidated statements of stockholders' equity.......................... F-5
  Consolidated statements of cash flows.................................... F-6
  Notes to consolidated financial statements............................... F-8

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Premier Bancshares, Inc.
 and Subsidiaries
Atlanta, Georgia

  We have audited the accompanying consolidated balance sheets of PREMIER BANCSHARES, INC. AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Central and Southern Holding Company and Citizens Gwinnett Bankshares, Inc., two companies which were pooled with Premier Bancshares, Inc. in 1997, as explained in Note 2 to the consolidated financial statements, which statements are included in the restated 1996 financial statements and reflect total assets of $383.1 million and $316.1 million as of December 31, 1996 and 1995, respectively, and total revenues of $30.4 million, $25.2 million and $24.8 million for the three years in the period ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Central and Southern Holding Company and Citizens Gwinnett Bankshares, Inc., is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Mauldin & Jenkins, L.L.C.

Atlanta, Georgia
January 31, 1997, except for Note 2 as to which the date is June 23, 1997 and December 12, 1997

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                        1996          1995
                                                    ------------  ------------
                      ASSETS
Cash and due from banks............................ $ 23,419,031  $ 21,617,039
Interest-bearing deposits in banks.................    2,797,173    12,447,819
Federal funds sold.................................   51,397,410    19,282,208
Securities available-for-sale......................  151,054,720   146,607,575
Loans held for sale................................   24,408,287    25,912,226
Loans..............................................  400,633,298   310,863,184
Less allowance for loan losses.....................    7,602,890     6,776,228
                                                    ------------  ------------
 Loans, net........................................  393,030,408   304,086,956
Premises and equipment.............................   17,728,535    12,197,947
Other real estate owned............................    1,151,652     1,109,205
Goodwill and other intangibles.....................    2,827,063     2,467,541
Other assets.......................................    9,458,823     7,855,323
                                                    ------------  ------------
  Total assets..................................... $677,273,102  $553,583,839
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 Noninterest-bearing demand........................ $ 73,653,053  $ 64,107,763
 Interest-bearing demand...........................  118,682,627    90,259,371
 Savings...........................................   56,629,485    37,147,563
 Time, $100,000 and over...........................   95,322,940    80,428,923
 Other time........................................  232,923,863   184,068,326
                                                    ------------  ------------
  Total deposits...................................  577,211,968   456,011,946
Federal funds purchased and securities sold under
 repurchase agreements.............................   11,864,486     4,338,634
Federal Home Loan Bank advances....................    4,625,000    11,125,000
Other borrowings...................................   18,983,075    20,002,855
Other liabilities..................................    7,090,859     6,930,277
                                                    ------------  ------------
  Total liabilities................................  619,775,388   498,408,712
                                                    ------------  ------------
Minority interest in subsidiary....................       13,618        16,754
                                                    ------------  ------------
Commitments and contingent liabilities
Stockholders' equity
 Common stock, par value $1 at December 31, 1996
  and $5 at December 31, 1995; 20,000,000 shares
  authorized; 10,078,799 and 8,180,580 issued,
  respectively.....................................   10,078,799    40,902,900
 Capital surplus...................................   32,960,765     2,114,164
 Retained earnings.................................   15,519,650    11,933,555
 Unrealized gains on securities available-for-sale,
  net of tax.......................................       58,322       755,192
                                                    ------------  ------------
                                                      58,617,536    55,705,811
 Treasury stock, at cost (123,494 and 59,528
  shares)..........................................   (1,133,440)     (547,438)
                                                    ------------  ------------
  Total stockholders' equity.......................   57,484,096    55,158,373
                                                    ------------  ------------
  Total liabilities and stockholders' equity....... $677,273,102  $553,583,839
                                                    ============  ============

See Notes to Consolidated Financial Statements.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                             1996         1995         1994
                                          -----------  -----------  -----------
INTEREST INCOME
 Loans................................... $39,658,998  $30,628,166  $24,464,527
 Taxable securities......................   7,802,013    7,526,809    6,648,208
 Nontaxable securities...................   1,301,509      960,118      999,771
 Deposits in banks.......................     437,233      185,827       76,858
 Other short-term investments............   2,071,294    1,705,084    1,327,100
                                          -----------  -----------  -----------
  Total interest income..................  51,271,047   41,006,004   33,516,464
                                          -----------  -----------  -----------
INTEREST EXPENSE
 Deposits................................  22,566,954   17,540,276   14,376,356
 Other borrowings........................   2,776,163    2,333,460      710,155
                                          -----------  -----------  -----------
  Total interest expense.................  25,343,117   19,873,736   15,086,511
                                          -----------  -----------  -----------
  Net interest income....................  25,927,930   21,132,268   18,429,953
PROVISION FOR LOAN LOSSES................    (114,994)    (581,941)     365,000
                                          -----------  -----------  -----------
  Net interest income after provision for
   loan losses...........................  26,042,924   21,714,209   18,064,953
                                          -----------  -----------  -----------
OTHER INCOME
 Service charges on deposit accounts.....   2,333,775    2,051,225    2,096,430
 Other service charges and fees..........   1,375,896      892,834      450,957
 Gain on mortgage loans held for sale....   4,720,267    2,327,916       99,969
 Mortgage loan fees......................   4,180,748    3,638,835    1,183,601
 Net realized gains (losses) on sales of
  securities.............................     147,332     (235,177)     212,407
 Other operating income..................   1,197,844      974,105    1,127,453
                                          -----------  -----------  -----------
  Total other income.....................  13,955,862    9,649,738    5,170,817
                                          -----------  -----------  -----------
OTHER EXPENSES
 Salaries and employee benefits.......... $18,309,384  $13,689,749  $ 9,833,460
 Occupancy and equipment, net............   3,901,666    2,786,399    2,452,959
 Stationery and supplies.................     725,327      534,466      500,444
 Deposit insurance.......................     539,756      529,171      946,887
 Goodwill amortization expense...........     207,489      199,225          --
 Other operating expenses................   7,104,060    5,871,171    5,029,671
                                          -----------  -----------  -----------
  Total other expenses...................  30,787,682   23,610,181   18,763,421
                                          -----------  -----------  -----------
  Income before income taxes and minority
   interest in net income of subsidiary..   9,211,104    7,753,766    4,472,349
INCOME TAX EXPENSE.......................   2,194,103    2,187,981    1,559,080
                                          -----------  -----------  -----------
  Net income before minority interest in
   net income of subsidiary..............   7,017,001    5,565,785    2,913,269
MINORITY INTEREST IN NET INCOME OF
 SUBSIDIARY..............................      11,850       12,709          --
                                          -----------  -----------  -----------
NET INCOME............................... $ 7,005,151  $ 5,553,076  $ 2,913,269
                                          ===========  ===========  ===========
NET INCOME PER SHARE OF COMMON STOCK..... $      0.69  $      0.56  $      0.31
                                          ===========  ===========  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING......  10,082,437   10,000,375    9,136,263
                                          ===========  ===========  ===========

See Notes to Consolidated Financial Statements.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                            UNREALIZED GAINS
                     PREFERRED STOCK          COMMON STOCK                                   GUARANTEE OF      (LOSSES) ON
                   --------------------  ------------------------    CAPITAL     RETAINED    INDEBTEDNESS SECURITIES AVAILABLE-
                   SHARES    PAR VALUE     SHARES     PAR VALUE      SURPLUS     EARNINGS      OF ESOP    FOR-SALE, NET OF TAX
                   -------  -----------  ----------  ------------  -----------  -----------  ------------ ---------------------
BALANCE, DECEMBER
31, 1993.........   37,969  $ 1,708,605   7,413,973  $ 37,069,865  $       --   $ 6,047,893    $(22,500)       $       --
 Net income......      --           --          --            --           --     2,913,269         --                 --
 Common stock
 dividends
 declared........      --           --          --            --           --      (557,678)        --                 --
 Preferred stock
 dividends
 declared........      --           --          --            --           --      (178,913)        --                 --
 Stock issued....      --           --       33,588       167,940      207,072          --          --                 --
 Conversion of
 preferred stock
 into common
 stock...........  (37,969)  (1,708,605)    379,690     1,898,450     (189,845)         --          --                 --
 Principal
 reduction on
 ESOP
 indebtedness....      --           --          --            --           --           --       22,500                --
 Net change in
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax.............      --           --          --            --           --        50,483         --          (2,508,149)
                   -------  -----------  ----------  ------------  -----------  -----------    --------        -----------
BALANCE, DECEMBER
31, 1994.........      --           --    7,827,251    39,136,255       17,227    8,275,054         --          (2,508,149)
 Net income......      --           --          --            --           --     5,553,076         --                 --
 5% stock
 dividend........      --           --       76,206       381,030      628,699   (1,012,822)        --                 --
 Stock issued....      --           --      284,773     1,423,865    1,698,049          --          --                 --
 Common stock
 dividends
 declared........      --           --          --            --           --      (881,753)        --                 --
 Acquisition of
 treasury stock..      --           --          --            --           --           --          --                 --
 Cash paid to
 dissenting
 stockholders....      --           --       (7,650)      (38,250)    (229,811)         --          --                 --
 Net change in
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax.............      --           --          --            --           --           --          --           3,263,341
                   -------  -----------  ----------  ------------  -----------  -----------    --------        -----------
BALANCE, DECEMBER
31, 1995.........      --           --    8,180,580    40,902,900    2,114,164   11,933,555         --             755,192
 Net income......      --           --          --            --           --     7,005,151         --                 --
 Stock options
 exercised.......      --           --        2,250         2,250       20,250          --          --                 --
 Common stock
 dividends
 declared........      --           --          --            --           --    (3,419,056)        --                 --
 Recapitalization.     --           --          --    (32,722,320)  32,722,320          --          --                 --
 Acquisition of
 treasury stock..      --           --          --            --           --           --          --                 --
 1.8055 stock
 split...........      --           --    1,895,969     1,895,969   (1,895,969)         --          --                 --
 Net change in
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax.............      --           --          --            --           --           --          --            (696,870)
                   -------  -----------  ----------  ------------  -----------  -----------    --------        -----------
BALANCE, DECEMBER
31, 1996.........      --   $       --   10,078,799  $ 10,078,799  $32,960,765  $15,519,650    $    --         $    58,322
                   =======  ===========  ==========  ============  ===========  ===========    ========        ===========
                     TREASURY STOCK         TOTAL
                   -------------------- STOCKHOLDERS'
                   SHARES   PAR VALUE      EQUITY
                   ------- ------------ -------------
BALANCE, DECEMBER
31, 1993.........      --  $       --    $44,803,863
 Net income......      --          --      2,913,269
 Common stock
 dividends
 declared........      --          --       (557,678)
 Preferred stock
 dividends
 declared........      --          --       (178,913)
 Stock issued....      --          --        375,012
 Conversion of
 preferred stock
 into common
 stock...........      --          --            --
 Principal
 reduction on
 ESOP
 indebtedness....      --          --         22,500
 Net change in
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax.............      --          --     (2,457,666)
                   ------- ------------ -------------
BALANCE, DECEMBER
31, 1994.........      --          --     44,920,387
 Net income......      --          --      5,553,076
 5% stock
 dividend........      --          --         (3,093)
 Stock issued....      --          --      3,121,914
 Common stock
 dividends
 declared........      --          --       (881,753)
 Acquisition of
 treasury stock..   59,528    (547,438)     (547,438)
 Cash paid to
 dissenting
 stockholders....      --          --       (268,061)
 Net change in
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax.............      --          --      3,263,341
                   ------- ------------ -------------
BALANCE, DECEMBER
31, 1995.........   59,528    (547,438)   55,158,373
 Net income......      --          --      7,005,151
 Stock options
 exercised.......      --          --         22,500
 Common stock
 dividends
 declared........      --          --     (3,419,056)
 Recapitalization.     --          --            --
 Acquisition of
 treasury stock..   63,966    (586,002)     (586,002)
 1.8055 stock
 split...........      --          --            --
 Net change in
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax.............      --          --       (696,870)
                   ------- ------------ -------------
BALANCE, DECEMBER
31, 1996.........  123,494 $(1,133,440)  $57,484,096
                   ======= ============ =============

See Notes to Consolidated Financial Statements.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                         1996           1995          1994
                                     -------------  ------------  ------------
OPERATING ACTIVITIES
 Net income before minority interest
  in net income of subsidiaries..... $   7,017,001  $  5,565,785  $  2,913,269
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
  Depreciation, amortization and
   accretion........................     1,561,358     1,218,690     1,267,558
  Provision for loan losses.........      (114,994)     (581,941)      365,000
  Deferred income taxes.............        55,778       217,509       (99,565)
  Net (increase) decrease in loans
   held for sale....................     1,503,939   (12,958,178)     (679,265)
  Net realized (gains) losses on
   sales of securities..............      (147,332)      235,177      (212,407)
  Gain on sale of branches..........           --            --       (115,324)
  Other operating activities........    (2,977,154)    2,004,151     1,928,699
                                     -------------  ------------  ------------
   Net cash provided by (used in)
    operating activities............     6,898,596    (4,298,807)    5,367,965
                                     -------------  ------------  ------------
INVESTING ACTIVITIES
 Purchases of securities available-
  for-sale..........................   (76,348,770)  (46,266,499)  (12,308,410)
 Proceeds from sales of securities
  available-for-sale................    19,320,488    16,059,120     2,702,013
 Proceeds from maturities of
  securities available-for-sale.....    51,771,074    13,971,831    14,917,805
 Purchases of securities held-to-
  maturity..........................           --    (20,352,439)  (12,522,748)
 Proceeds from sales of securities
  held-to-maturity..................           --      4,560,718     5,076,098
 Proceeds from maturities of
  securities held-to-maturity.......           --     16,275,345    15,302,112
 Net (increase) decrease in Federal
  funds sold........................   (32,115,202)   15,851,485    (5,344,693)
 Net (increase) decrease in
  interest-bearing deposits in
  banks.............................     9,650,646   (12,034,730)    2,560,911
 Net (increase) decrease in loans...   (88,963,167)  (34,069,500)   12,883,119
 Proceeds from sales of premises and
  equipment.........................        26,673        13,830        31,616
 Purchase of premises and equipment.    (7,045,082)   (2,647,515)     (926,364)
 Sale of branches...................           --            --    (40,928,208)
 Net cash acquired in business
  combinations......................           --        678,430           --
 Organization costs.................           --        (51,723)          --
 Proceeds from sale of other real
  estate............................        80,071       735,135       520,185
 Investment in subsidiary...........           --     (5,894,871)          --
                                     -------------  ------------  ------------
   Net cash used in investing
    activities......................  (123,623,269)  (53,171,383)  (18,036,564)
                                     -------------  ------------  ------------

                    PREMIER BANCSHARES, INC.AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                          1996          1995          1994
                                      ------------  ------------  ------------
FINANCING ACTIVITIES
 Net increase (decrease) in deposits. $121,200,022  $ 64,376,564  $ (4,788,615)
 Net increase (decrease) Federal
  funds purchased and repurchase
  agreements.........................    7,525,852    (2,376,366)    6,715,000
 Net increase (decrease) in other
  borrowings.........................   (1,019,780)    3,145,207     9,892,895
 Net decrease in Federal Home Loan
  Bank advances......................   (6,500,000)   (2,059,990)          --
 Dividends paid......................   (2,100,941)     (884,846)     (736,591)
 Dividends paid to minority
  shareholder........................      (14,986)          --            --
 Acquisition of treasury stock.......     (586,002)     (547,438)          --
 Proceeds from exercise of stock
  options............................       22,500           --            --
 Proceeds from common stock issued...          --      3,121,914       375,012
 Payments to dissenting shareholders.          --       (268,061)          --
                                      ------------  ------------  ------------
  Net cash provided by financing
   activities........................  118,526,665    64,506,984    11,457,701
                                      ------------  ------------  ------------
Net increase (decrease) in cash and
 due from banks......................    1,801,992     7,036,794    (1,210,898)
Cash and due from banks at beginning
 of year.............................   21,617,039    14,580,245    15,791,143
                                      ------------  ------------  ------------
Cash and due from banks at end of
 year................................ $ 23,419,031  $ 21,617,039  $ 14,580,245
                                      ============  ============  ============
SUPPLEMENTAL DISCLOSURES
 Cash paid for:
  Interest........................... $ 24,783,469  $ 19,225,390  $ 20,011,603
  Income taxes....................... $  2,661,306  $  2,075,004  $  2,205,556
BUSINESS COMBINATION
 Net cash acquired...................               $    678,430
                                                    ============
 Securities available-for-sale.......               $  1,563,926
 Loans held for sale.................                  7,829,133
 Loans...............................                 37,517,520
 Premises and equipment..............                  1,401,710
 Other assets........................                  1,240,845
 Goodwill............................                  2,547,828
 Deposits............................                (31,031,023)
 Advances from Federal Home Loan
  Bank...............................                (13,184,990)
 Subordinated debentures.............                 (1,974,394)
 Other liabilities...................                   (694,114)
                                                    ------------
  Net assets acquired, net of cash
   and due from banks of $678,430....               $  5,216,441
                                                    ============
NONCASH TRANSACTIONS
 Unrealized (gains) losses on
  securities available-for-sale...... $  1,017,785  $ (2,475,255) $  1,746,774
 Principal balances of loans
  transferred to other real estate...      528,650     1,007,373     1,411,739
 Transfer of investment securities
  from held-to-maturity to available-
  for-sale...........................          --     39,499,557    17,110,926
 Financed sales of other real estate.          --        235,000       100,000
 Conversion of preferred stock into
  common stock.......................          --            --      1,708,605
 Reduction of note payable and
  guarantee of ESOP indebtedness.....          --            --         22,500

See Notes to Consolidated Financial Statements.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

  Premier Bancshares, Inc., (the "Company" and formerly First Alliance/Premier Bancshares, Inc.) is a bank and thrift holding company whose business is conducted by its wholly-owned subsidiaries, First Alliance Bank located in Marietta, Georgia, Premier Bank located in Acworth, Georgia, Central and Southern Bank of Georgia located in Milledgeville, Georgia, Central and Southern Bank of North Georgia, FSB located in Greensboro, Georgia, Premier Lending Corporation ("Lending") located in Atlanta, Georgia, and Interim Alliance Corporation d/b/a Alliance Finance located in Smyrna, Georgia, an 80% owned subsidiary.

  The Company is not engaged in any substantial business other than the normal financial services provided by its subsidiaries. However, the Company incurs operating expenses in connection with evaluating and pursuing potential business acquisitions.

  First Alliance Bank is a commercial bank with operations in Marietta and Kennesaw, Georgia. First Alliance Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County and surrounding counties.

  Premier Bank was acquired by the Company during 1995 in a business combination accounted for as a purchase. Premier Bank provides a full range of banking services to individual and corporate customers in its primary market area of Cobb County and surrounding counties.

  Central and Southern Bank of Georgia ("Milledgeville") and Central and Southern Bank of North Georgia, FSB ("North Georgia") were acquired by the Company on June 23, 1997 in a business combination accounted for as a pooling of interests. They provide a full range of banking services to individuals and corporate customers in their primary market areas of central and north Georgia, respectively.

  Citizens Bank of Gwinnett was acquired by the Company on December 12, 1997 in a business combination accounted for as a pooling of interests. It provides a full range of banking services to individuals and corporate customers in their primary market areas of Gwinnett, Fulton and Forsyth counties.

  Premier Lending Corporation, Inc. originates, processes, funds and sells residential mortgage loans, construction loans and commercial finance loans primarily in the metropolitan Atlanta area. The majority of the mortgage loans are sold to independent third party investors with servicing released and a significant portion of the construction and commercial finance loans are participated to affiliated and non-affiliated financial institutions.

  Alliance Finance provides lending and financing services to consumer and business enterprises. The Finance Company's primary activities consist of origination of consumer loans including mortgage loans, retail sales financing and related insurance products.

NAME CHANGE

  In January 1997, the Company changed its name from First Alliance/Premier Bancshares, Inc. to Premier Bancshares, Inc.

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

  Cash on hand, cash items in process of collection and amounts due from banks are included in cash and due from banks.

  The Company and its subsidiaries maintain amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES

  Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Marketable equity securities are carried at fair value with net unrealized gains and losses included in stockholders' equity. Other equity securities without a readily determinable fair value are carried at cost.

  Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS HELD FOR SALE

  Loans held for sale include primarily mortgage loans which are carried at the lower of aggregate cost or fair value. The determination of fair value includes consideration of outstanding commitments from investors, related origination fees and costs, and commitment fees paid. Gains and losses are recognized at settlement dates and are determined by the difference between the selling price and the carrying value of the loans sold. The Company sells all mortgage loans on a servicing released basis. The Company's practice is to originate mortgage loans subject to existing purchase commitments from third party investors.

LOANS

  Loans are carried at their principal amounts outstanding less unearned income, net deferred loan fees and costs and the allowance for loan losses. Interest income on most loans is credited to income based on the principal amount outstanding. Interest on other loans is recognized on the sum-of-the-months method, the results of which are not materially different from generally accepted accounting principles.

  Loan origination fees and certain direct costs incurred in originating most loans are deferred and recognized as income over the life of the loan. Fees and costs incurred in origination of other loans are recognized at the time the loan is recorded. The results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  The Company adopted the provisions of Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standard No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", on January 1, 1995.

  A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

  The Company considers the following type loans to be impaired:

    (1) all nonaccrual loans, (2) loans that have been restructured in a troubled debt restructuring provided that the restructured loan agreement specifies an interest rate that is less than the Company would be willing to accept at the time of the restructuring for a new loan with comparable risk or the loan becomes impaired based on the terms specified by the restructured loan agreement, and (3) any other loan in which management does not expect to collect all contractual principal and interest payments in accordance with the terms of the loan agreement.

  The Company has not identified large groups of smaller-balance homogeneous loans which are collectively evaluated for impairment. Any loan that meets the characteristics as described above are considered to be impaired regardless of loan type or balance.

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

  Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

GOODWILL

  The excess of the purchase price over the fair value of net assets acquired is being amortized using the straight-line method over a period not to exceed 20 years. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, management considers the value and future benefits of the net earnings generated by the net assets acquired to determine that no impairment has occurred.

INCOME TAXES

  Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

  Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

  The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

NET INCOME PER COMMON SHARE

  Net income per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options and warrants.

NOTE 2. RECENT ACQUISITIONS

  On June 23, 1997, the Company acquired all of the outstanding common stock of Central and Southern Holding Company ("C&S") in exchange for 3,653,523 shares of the Companys outstanding common stock.

  On December 12, 1997, the Company acquired all of the outstanding common stock of Citizens Gwinnett Bankshares, Inc. ("Citizens") in exchange for 2,066,834 shares of the Companys outstanding common stock.

  The acquisitions of C&S and Citizens have been accounted for as poolings of interests and, accordingly, all prior financial statements have been restated to include the accounts and operations of the pooled companies. Net interest income and net income of the separate companies for periods preceding the mergers are summarized as follows:

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2. RECENT ACQUISITIONS, CONTINUED

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1996    1995    1994
                                                         ------- ------- -------
                                                         (DOLLARS IN THOUSANDS)
Net interest income
 Premier................................................ $11,734 $ 9,020 $ 6,843
 C&S....................................................   8,280   7,893   7,852
 Citizens...............................................   5,914   4,219   3,735
                                                         ------- ------- -------
 Combined............................................... $25,928 $21,132 $18,430
                                                         ======= ======= =======
Net income
 Premier................................................ $ 2,552 $ 2,002 $   291
 C&S....................................................   2,954   2,559   1,617
 Citizens...............................................   1,511   1,005   1,005
                                                         ------- ------- -------
 Combined............................................... $ 7,017 $ 5,566 $ 2,913
                                                         ======= ======= =======

NOTE 3. SECURITIES

  The amortized cost and fair value of securities are summarized as follows:

                                              GROSS       GROSS
                                AMORTIZED   UNREALIZED UNREALIZED       FAIR
                                   COST       GAINS      LOSSES        VALUE
                               ------------ ---------- -----------  ------------
Securities Available-for-Sale
 December 31, 1996:
  U. S. Government and agency
   securities................  $ 71,597,017 $  136,268 $  (347,667) $ 71,385,618
  State and municipal securi-
   ties......................    22,815,334    712,291     (49,413)   23,478,212
  Mortgage-backed securities.    54,110,785    301,417    (645,588)   53,766,614
  Other securities...........     2,479,345        --      (55,069)    2,424,276
                               ------------ ---------- -----------  ------------
                               $151,002,481 $1,149,976 $(1,097,737) $151,054,720
                               ============ ========== ===========  ============
 December 31, 1995:
  U. S. Government and agency
   securities................  $ 64,504,267 $  547,411 $  (334,361) $ 64,717,317
  State and municipal securi-
   ties......................    18,650,638    778,293     (13,985)   19,414,946
  Mortgage-backed securities.    60,399,553    661,880    (474,119)   60,587,314
  Other securities...........     1,916,045        --      (28,047)    1,887,998
                               ------------ ---------- -----------  ------------
                               $145,470,503 $1,987,584 $  (850,512) $146,607,575
                               ============ ========== ===========  ============

  The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and other securities are not included in the maturity categories in the following summary.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3. SECURITIES, CONTINUED

                                                      SECURITIES AVAILABLE-FOR-
                                                                SALE
                                                      -------------------------
                                                       AMORTIZED       FAIR
                                                          COST        VALUE
                                                      ------------ ------------
Due in one year or less.............................. $ 12,584,819 $ 12,626,186
Due from one year to five years......................   51,602,396   51,742,898
Due from five to ten years...........................   12,061,563   12,310,755
Due after ten years..................................   18,163,573   18,183,991
Mortgage-backed securities...........................   54,110,785   53,766,614
Other securities.....................................    2,479,345    2,424,276
                                                      ------------ ------------
                                                      $151,002,481 $151,054,720
                                                      ============ ============

  Securities with a carrying value of approximately $57,564,000 and $58,159,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

  Gains and losses on sales of securities consist of the following:

                                                             HELD-TO-MATURITY
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
Gross gains................................................. $    725  $244,162
Gross losses................................................  (31,503)   (3,187)
                                                             --------  --------
Net realized gains (losses).................................
                                                             ========  ========

                                                     AVAILABLE-FOR-SALE
                                                 -----------------------------
                                                   1996      1995       1994
                                                 --------  ---------  --------
Gross gains..................................... $195,685  $ 138,163  $  1,431
Gross losses....................................  (48,353)  (342,562)  (29,999)
                                                 --------  ---------  --------
Net realized gains (losses)..................... $147,332  $(204,399) $(28,568)
                                                 ========  =========  ========

  There were no sales of securities held-to-maturity for the year ended December 31, 1996.

  The Company sold during the third quarter of 1995 securities classified as held-to-maturity, with a carrying amount of $4,560,718, recognizing a net loss of $30,778, in response to changes in the bond market and management's evaluation of the securities portfolio. The circumstances leading to the sale of these securities were identified as an isolated instance based on prudent business decisions.

  During 1994, the Company sold securities classified as held-to-maturity, with a carrying amount of $5,076,098, recognizing a net gain of $240,975. The sales occurred in connection with the sale of two branch facilities of Central and Southern Bank of Georgia. The sale of the branches altered the interest rate risk of Central and Southern Bank of Georgia's assets and liabilities and the sales of securities were required to restructure the interest rate risk to an acceptable level.

  In late 1995, the Financial Accounting Standards Board ("FASB") issued an implementation guide relating to SFAS No. 115. Included in this guide was a one-time opportunity to reallocate investments between categories without calling into question the validity of the classifications. Accordingly, in December 1995, the Company transferred all of its held-to-maturity portfolio to available-for-sale, resulting in a net unrealized gain of $751,283.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4. LOAN AND ALLOWANCE FOR LOAN LOSSES

  The composition of loans is summarized as follows:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1995
                                                     ------------  ------------
Commercial, financial, and agricultural............. $104,229,525  $ 91,040,199
Real estate--construction...........................  117,586,450    70,843,190
Real estate--mortgage...............................  137,417,375   109,567,333
Consumer and other..................................   41,971,072    40,365,308
                                                     ------------  ------------
                                                      401,204,422   311,816,030
Unearned income.....................................     (593,489)     (781,653)
Net deferred loan (fees) costs......................       22,365      (171,193)
Allowance for loan losses...........................   (7,602,890)   (6,776,228)
                                                     ------------  ------------
Loans, net.......................................... $393,030,408  $304,086,956
                                                     ============  ============

  Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                              1996        1995         1994
                                           ----------  -----------  -----------
BALANCE, BEGINNING OF YEAR................ $6,776,228  $ 6,388,580  $ 6,953,463
 Allowance acquired in acquisitions.......        --       294,309          --
 Provision for loan losses................   (114,994)    (581,941)     365,000
 Loans charged off........................   (603,335)  (1,757,202)  (4,033,375)
 Recoveries...............................  1,544,991    2,432,482    3,103,492
                                           ----------  -----------  -----------
BALANCE, END OF YEAR...................... $7,602,890  $ 6,776,228  $ 6,388,580
                                           ==========  ===========  ===========

  As a result of evaluations of the adequacy of the allowance for loan losses, a decline in loans charged off and continued significant recoveries of loans previously charged off, management decided to reduce the provision for loan losses during 1996 and 1995.

  The total recorded investment in impaired loans was $1,531,510 and $1,118,463 at December 31, 1996 and 1995, respectively. None of these had a specific allowance for loan losses at December 31, 1996 and 1995 determined in accordance with generally accepted accounting principles. The average recorded investment in impaired loans for 1996 and 1995 was $1,617,284 and $1,649,000, respectively. Interest income on impaired loans of $118,085, $10,155, and $48,760 was recognized for cash payments for the years ended December 31, 1996, 1995, and 1994, respectively.

  The Company has granted loans to certain related parties including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:

BALANCE, BEGINNING OF YEAR......................................... $ 5,805,900
 Advances..........................................................   1,906,601
 Repayments........................................................  (1,840,081)
                                                                    -----------
BALANCE, END OF YEAR............................................... $ 5,872,420
                                                                    ===========

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
Land and buildings.................................... $14,110,250  $11,513,802
Furniture and equipment...............................  10,727,704    8,013,502
Construction in progress..............................   1,481,254       89,668
                                                       -----------  -----------
                                                        26,319,208   19,616,972
Accumulated depreciation..............................  (8,590,673)  (7,419,025)
                                                       -----------  -----------
                                                       $17,728,535  $12,197,947
                                                       ===========  ===========

  Depreciation expense was approximately $1,488,515, $1,040,295, and $1,159,407 for the years ended December 31, 1996, 1995, and 1994, respectively.

NOTE 6. OTHER BORROWINGS

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

  The balance of securities sold under repurchase agreements was $11,864,486 and $3,658,634 at December 31, 1996 and 1995, respectively.

SUBORDINATED DEBENTURES

  Subordinated debt of Alliance Finance and Premier Lending consists of fixed rate debentures which are payable on demand or mature at twelve, twenty-four or thirty-six months after date of issue. The debentures have various principal amounts and interest is payable monthly. The Company may repay the debentures for a price equal to 100% of the principal plus any unpaid interest to date of redemption without penalty. A summary of the outstanding debentures by interest rate and maturity are as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
7.50% due on demand...................................... $4,236,971 $      --
7.50% due in 1997........................................     70,000        --
7.50% due February 20, 1999..............................     70,000        --
8.00% due on demand......................................  1,327,000  1,194,000
8.00% due in 1998........................................     35,000     35,000
8.50% due on demand......................................     90,000        --
10.0% due on demand......................................     25,000     25,000
                                                          ---------- ----------
                                                          $5,853,971 $1,254,000
                                                          ========== ==========

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6. OTHER BORROWINGS, CONTINUED

  Lines of credit at December 31, 1996 and 1995 consisted of:

                                                           1996       1995
                                                        ---------- -----------
Revolving line of credit of $4,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996) due on October
 31, 1997. Line is secured by all commercial finance
 notes receivable, stock of the Company's subsidiaries
 and guaranteed by the Company........................  $2,320,000 $       --
Revolving line of credit of $4,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996), due October
 31, 1997. Line is secured by stock of the Company's
 subsidiaries and guaranteed by the Company...........   3,675,000         --
Revolving line of credit of $3,000,000 with a
 nonaffiliated institution, bearing interest at prime
 less .50% (7.75% at December 31, 1996), due October
 31, 1997. Line is secured by accounts receivable of
 Alliance Finance, all stock of the Company's
 subsidiaries and guaranteed by the Company...........     475,000         --
Line of credit of $2,500,000 with a nonaffiliated
 institution, bearing interest at prime less .75%
 payable quarterly, due June 1997. Line is secured by
 stock of Central and Southern Bank of Georgia, a
 subsidiary of the Company............................   1,600,000     250,000
Treasury, tax, and loan note option account with the
 Federal Reserve Bank of Atlanta, due on demand,
 bearing interest at 5.148% at December 31, 1996,
 collateralized by securities.........................     828,259         --
Line of credit of $100,000 with a nonaffiliated
 institution, bearing interest at prime (8.25% at
 December 31, 1996), due December 1997................      49,069       6,069
Line of credit of $505,000 with a nonaffiliated
 institution, bearing interest at prime plus 1% (9.25%
 at December 31, 1995), matured on August 14, 1996....         --      505,000
Revolving warehouse line of credit of $30,000,000 with
 a nonaffiliated institution, bearing interest at an
 annual rate varying from published rates on high-
 graded unsecured commercial paper plus 1.75% to plus
 3%, matured October 21, 1995.........................         --   13,584,642
Revolving line of credit of $3,000,000 with a
 nonaffiliated institution, bearing interest at prime
 (8.50% at December 31, 1995) matured February 15,
 1996.................................................         --    1,085,000
                                                        ---------- -----------
                                                        $8,947,328 $15,430,711
                                                        ========== ===========

  Long-term debt at December 31, 1996 and 1995 consisted of:

                                                            1996       1995
                                                         ---------- ----------
Note payable in the amount of $4,000,000, due in eight
 annual instalments of $500,000 beginning April 1, 1999
 with interest due quarterly at prime less .50% (7.75%
 at December 31, 1996), due April 1, 2006. Note payable
 is secured by all stock of the Company's subsidiaries
 and guaranteed by the Company.........................  $4,000,000 $      --
Note payable in the amount of $3,000,000, due in annual
 instalments of $300,000 with interest due quarterly at
 prime plus 1% (9.25% at December 31, 1995) to October
 28, 2006 collateralized by 320,000 shares of common
 stock of Premier Bank.................................         --   3,000,000
Note payable in the amount of $1,500,000 due in monthly
 instalments of $11,364 with interest at 85% of prime
 (6.90% at December 31, 1996) to March 1998,
 collateralized by Citizens banking facility...........     181,776    318,144
                                                         ---------- ----------
                                                         $4,181,776 $3,318,144
                                                         ========== ==========

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 6. OTHER BORROWINGS, CONTINUED

  In connection with the long-term debt, the Company has agreed, among other covenants, to during the term of the loan: (1) maintain earnings at a level equal to or above .60 percent of average assets; (2) maintain reserves for possible loan losses at a level of not less than 1% of total gross loans, excluding residential first mortgage loans on owner-occupied single family dwellings, of the Banks; (3) maintain in aggregate a total risk based capital ratio of no less than 10.0% and Tier 1 capital to average total assets of no less than 6.0%; and (4) not permit its capital to be less than $20,000,000.

  Aggregate maturities required on long-term debt at December 31, 1996 were as follows:

             1998.......................... $  181,776
             1999..........................    500,000
             2000..........................    500,000
             2001..........................    500,000
             Thereafter....................  2,500,000
                                            ----------
                                            $4,181,776
                                            ==========

NOTE 7. FEDERAL HOME LOAN BANK ADVANCES

  Federal Home Loan Bank advances consisted of the following at December 31, 1996 and 1995:

                                                             1996       1995
                                                          ---------- -----------
Advance from the Federal Home Loan Bank with interest at
 6.79%, due on August 1, 2001. Interest is payable
 monthly................................................  $1,000,000 $       --
Advance from the Federal Home Loan Bank with interest at
 6.99%, due on September 15, 1997. Interest is payable
 monthly................................................   1,000,000   1,000,000
Advance from the Federal Home Loan Bank with interest at
 8.27%, due on December 8, 1997. Interest is payable
 monthly................................................   1,750,000   1,750,000
Advance from the Federal Home Loan Bank with interest at
 8.41%, due on December 8, 1999. Interest is payable
 monthly................................................     875,000     875,000
Advance from the Federal Home Loan Bank with interest at
 the one month LIBOR rate plus 20 basis points (6.17% at
 December 31, 1995), due on May 31, 2005................         --    5,000,000
Advance from the Federal Home Loan Bank with interest
 based on the Federal Home Loan Bank's cost of funds
 plus .25% (5.85% at December 31, 1995), matured on
 January 2, 1996........................................         --    1,000,000
Variable rate advances from the Federal Home Loan Bank
 with interest based on the Federal Home Loan Bank's
 cost of funds plus .25% (6.10% December 31, 1995),
 matured on October 12, 1996............................         --    1,000,000
Variable rate advances from the Federal Home Loan Bank
 with interest based on the Federal Home Loan Bank's
 cost of funds plus .25% (6.10% at December 31, 1995),
 matured on November 3, 1996............................         --      500,000
                                                          ---------- -----------
                                                          $4,625,000 $11,125,000
                                                          ========== ===========

  The advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgages and pledges of certain securities and the Company's Federal Home Loan Bank stock.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 8. SALE OF BRANCHES AND CONVERSION

  On August 1, 1994, the Central and Southern Bank of Georgia sold two branches located in Douglas and McRae, Georgia to an unrelated commercial bank. The Bank received approximately $40,700,000 in exchange for approximately $43,400,000 in deposits and related accrued interest, premises and equipment with a net book value of approximately $1,700,000, and other assets of approximately $900,000 which included approximately $535,000 of unamortized deposit premiums. A gain was recorded of approximately $115,000. The sale was financed through borrowings under repurchase agreements and available cash and cash equivalents.

  On January 16, 1996, final regulatory approval was received to convert the Central and Southern Bank of North Georgia (formerly Central and Southern Bank of Greensboro) to a federal savings bank charter. The conversion was completed during the first quarter of 1996. The primary purpose of the conversion was to allow the Bank to branch into other markets in the North Georgia area.

NOTE 9. DEFERRED COMPENSATION PLANS

  First Alliance Bank has three deferred compensation plans providing for the deferral of director fees and certain retirement benefits for the directors.

  The first retirement benefit plan was put in place in January, 1994. The Bank accrues an amount equal to the present value of the estimated benefit to be paid under the plan. The accrual recorded for the years ended December 31, 1996, 1995 and 1994 was $103,994, $89,303 and $50,601, respectively. The plan was terminated effective December 31, 1996 and no additional benefits will be accrued under this plan.

  The Banks other plans allow the directors to defer up to $500 per month of their monthly directors fees. The first plan covers one current and one former director. Under that plan, the monthly amount deferred is utilized to purchase life insurance on those directors. The Bank's liability under that plan is equal to the cash value of those policies. The second plan is similar to the first except deferred fees are recorded in a liability account monthly plus an interest amount based on the current market rate accrued annually. During 1996, 1995 and 1994, an amount of $38,260, $31,322 and $21,200, respectively, was deferred by the directors and recorded as a liability of the Bank.

  In conjunction with these plans, several universal life insurance policies were purchased by the Bank. The Bank is the owner of the policies which insure the lives of certain directors. These policies may be used by the Bank as funding vehicles for plan obligations. The directors are general creditors of the Bank and have no specific claims on these assets.

NOTE 10. EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

  The Company has two contributory profit sharing plans covering substantially all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense were $158,252, $117,933, and $91,975 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Premier Bank had a defined contribution 401(k) plan covering all full-time employees, subject to certain minimum service requirements. This 401(k) plan was terminated on January 30, 1996 with the individual participants funds being disbursed on that date. There were no contributions to the plan for the year ended December 31, 1996 and the period from acquisition to December 31, 1995.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLANS, CONTINUED

PENSION PLAN

  The Company has a noncontributory, trusteed pension plan. Effective April 15, 1994, the plan was amended to freeze participation in the plan. Participants as of April 15, 1994 became fully vested and no new benefits will accrue. Pension expense recorded by the Company for 1996, 1995, and 1994 included the following components:

                                                   1996      1995      1994
                                                 --------  --------  --------
   Interest cost on projected benefit
    obligation.................................. $ 38,381  $ 31,518  $ 41,572
   Return on plan assets........................  (29,127)  (30,313)  (17,777)
   Net amortization and deferral................  (13,497)   (5,463)  (59,831)
                                                 --------  --------  --------
   Pension benefit.............................. $ (4,243) $ (4,258) $(36,036)
                                                 ========  ========  ========

  The Company's funding policy provides that payments to the plan shall be consistent with minimum government funding requirements plus additional amounts which may be approved by the Company.

  The following table sets forth the plans funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995:

                                                            1996       1995
                                                          ---------  ---------
   Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
    benefits of approximately $608,000 in 1996 and
    $662,000 in 1995..................................... $ 611,640  $ 666,860
                                                          =========  =========
   Projected benefit obligation.......................... $(611,640) $(666,860)
   Plan assets at fair value, primarily consisting of
    investments in common stock and money market funds...   549,595    537,992
                                                          ---------  ---------
   Plan assets less than projected benefit obligation....   (62,045)  (128,868)
   Unrecognized net gain.................................   (64,712)    (2,132)
                                                          ---------  ---------
   Accrued pension cost.................................. $(126,757) $(131,000)
                                                          =========  =========

  A weighted average discount rate of 6.48% and 6.26% was used in 1996 and 1995, respectively. The expected long-term rate of return on assets was 8% in 1996 and 1995.

HEALTH CARE PLAN

  In addition to the Company's defined benefit pension plan, the Company has sponsored a defined benefit health care plan that provides post retirement medical benefits to retired employees. Effective January 1, 1993, the Company discontinued the plan but will continue to provide benefits to individuals who had retired or were eligible for retirement as of December 31, 1993.

  The following table presents the health care plans funded status reconciled with amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995:

                                                             1996       1995
                                                           ---------  ---------
   Accumulated post retirement benefit obligation
    ("APBO").............................................  $ 372,508  $ 397,190
   Unrecognized net gain from experience different than
    assumed..............................................   (208,699)  (254,298)
                                                           ---------  ---------
   Accrued post retirement benefit cost included in other
    liabilities..........................................  $ 163,809  $ 142,892
                                                           =========  =========

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLANS, CONTINUED

  Net periodic post retirement benefit cost for the years ended December 31, 1996, 1995, and 1994 includes the following:

                                                          1996    1995    1994
                                                         ------- ------- -------
   Amortization of unrecognized net gain................ $15,468 $14,068 $15,468
   Interest cost........................................  26,346  27,916  29,740
                                                         ------- ------- -------
    Net periodic post retirement benefit cost........... $41,814 $41,984 $45,208
                                                         ======= ======= =======

  For measurement purposes, a 9% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1996. A 13% annual rate of increase was assumed for 1995. The rate was assumed to decrease gradually to 5% by the year 2004 and remain at that level thereafter. A one percent increase in the medical trend rate assumed at December 31, 1996 would have resulted in an increase to the APBO at December 31, 1996 of $29,221 and would have increased 1996 post retirement benefit cost by $2,119. The weighted average discount rate used in determining the accumulated post retirement benefit obligation was 7.5% and 7.25% at December 31, 1996 and 1995, respectively.

INCENTIVE STOCK OPTION PLANS

  The Company has an Employee Incentive Stock Option Plan. Under the Plan, the Company can grant to key personnel options to purchase an aggregate of 270,825 shares of the Company's common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

  The Company also has an employee and a director stock option plan whereby 72,220 and 58,679 shares, respectively, of common stock have been reserved for stock options. Under the employee plan, the Company can grant to key personnel options to purchase common stock at a price not less than the fair market value of such shares on the date the option is granted. The option period will not exceed ten years from date of grant.

  Under the director plan, each eligible director who attends at least 75% of the meetings of the Company's Board and related committee meetings shall receive an option to purchase 903 shares annually of common stock. The options expire ten years from the date of grant. All options granted were exercisable at December 31, 1996. Other pertinent information related to the options is as follows:

                                               DECEMBER 31,
                            ----------------------------------------------------
                                  1996              1995              1994
                            ----------------- ----------------- ----------------
                                     WEIGHTED          WEIGHTED         WEIGHTED
                                     -AVERAGE          -AVERAGE         -AVERAGE
                                     EXERCISE          EXERCISE         EXERCISE
                            NUMBER    PRICE   NUMBER    PRICE   NUMBER   PRICE
                            -------  -------- -------  -------- ------- --------
Under option, beginning of
 year.....................  245,080   $5.48   157,179   $5.03   121,040  $4.74
 Granted..................   50,555    8.80    96,026    6.22    36,139   6.00
 Exercised................   (4,062)   5.54       --      --        --     --
 Terminated...............     (903)   5.54    (8,125)   5.54       --     --
                            -------           -------           -------
Under option, end of the
 year.....................  290,670    6.06   245,080    5.48   157,179   5.03
                            =======           =======           =======

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLANS, CONTINUED

                                                                      WEIGHTED-
                                                                       AVERAGE
                                                            WEIGHTED  REMAINING
                                                   RANGE    -AVERAGE CONTRACTUAL
                                                    OF      EXERCISE   LIFE IN
                                        NUMBER    PRICES     PRICE      YEARS
                                        ------- ----------- -------- -----------
Under option, end of year.............. 209,088 $4.25-$6.25  $5.16       7.7
                                         81,582 $7.50-$8.86  $8.36       9.6
                                        -------
                                        290,670
                                        =======

  As permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1996 and 1995. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and net income per share would have been reduced as follows:

                                                   DECEMBER 31,
                                        --------------------------------------
                                              1996                1995
                                        ------------------  ------------------
                                                     NET                 NET
                                                    INCOME              INCOME
                                                     PER                 PER
                                        NET INCOME  SHARE   NET INCOME  SHARE
                                        ----------  ------  ----------  ------
As reported............................ $7,005,151  $ 0.69  $5,553,076  $ 0.56
Stock-based compensation, net of
 related tax effect....................    (71,567)  (0.01)    (68,676)  (0.01)
                                        ----------  ------  ----------  ------
As adjusted............................ $6,933,584  $ 0.68  $5,484,400  $ 0.55
                                        ==========  ======  ==========  ======

  The per share weighted-average fair value of stock options granted during 1996 and 1995 was $2.15 and $1.08, respectively, using the Black Scholes option pricing model and the following assumptions:

                                                             1996       1995
                                                          ---------- ----------
   Risk-free interest rate...............................      6.45%      6.45%
   Expected life of the options.......................... 7-10 Years 7-10 Years
   Expected dividends (as a percent of the fair value of
    the stock)...........................................      2.68%      3.85%
   Volatility............................................      9.73%     10.03%

NOTE 11. SEGMENT REPORTING

  The Company's operations include two primary business segments: banking and mortgage banking activities. The Company, primarily through its subsidiary banks, offers banking services including a full range of commercial and corporate banking services. Mortgage banking activities are provided by Lending and include the origination of residential mortgage loans for sale to various investors and origination of construction and commercial finance loans for participation with other financial institutions.

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11. SEGMENT REPORTING, CONTINUED

                                                            INDUSTRY SEGMENTS
                                      ---------------------------------------------------------------
                                        HOLDING     BANKING     MORTGAGE
FOR THE YEAR ENDED DECEMBER 31, 1996    COMPANY   SUBSIDIARIES   BANKING   ELIMINATIONS  CONSOLIDATED
------------------------------------  ----------- ------------ ----------- ------------  ------------
Revenues from unaffiliated
 customers..................          $    32,547 $ 53,524,908 $11,669,454 $        --   $ 65,226,909
Revenues from affiliates....            7,641,415      236,953         --    (7,878,368)          --
                                      ----------- ------------ ----------- ------------  ------------
    Total revenue...........          $ 7,673,962 $ 53,761,861 $11,669,454 $ (7,878,368) $ 65,226,909
                                      =========== ============ =========== ============  ============
Income from continuing
 operations before income
 taxes......................          $ 6,250,775 $  9,906,689 $   598,302 $ (7,544,662) $  9,211,104
                                      =========== ============ =========== ============  ============
Identifiable assets at
 December 31, 1996..........          $64,596,426 $668,098,651 $13,052,684 $(68,474,659) $677,273,102
                                      =========== ============ =========== ============  ============
Depreciation expense........          $    10,200 $  1,285,959 $   192,356               $  1,488,515
                                      =========== ============ ===========               ============
Premises and equipment
 acquisitions...............          $ 1,112,516 $  5,150,022 $   782,544               $  7,045,082
                                      =========== ============ ===========               ============
                                                            INDUSTRY SEGMENTS
                                      ---------------------------------------------------------------
                                        HOLDING     BANKING     MORTGAGE
FOR THE YEAR ENDED DECEMBER 31, 1995    COMPANY   SUBSIDIARIES   BANKING   ELIMINATIONS  CONSOLIDATED
------------------------------------  ----------- ------------ ----------- ------------  ------------
Revenues from unaffiliated
 customers..................          $   848,513 $ 43,025,684 $ 6,781,545 $        --   $ 50,655,742
Revenues from affiliates....            4,497,297      197,878         --    (4,695,175)          --
                                      ----------- ------------ ----------- ------------  ------------
    Total revenue...........          $ 5,345,810 $ 43,223,562 $ 6,781,545 $ (4,695,175) $ 50,655,742
                                      =========== ============ =========== ============  ============
Income (loss) from
 continuing operations
 before income taxes........          $ 5,158,723 $  8,230,209 $   629,454 $ (6,264,620) $  7,753,766
                                      =========== ============ =========== ============  ============
Identifiable assets at
 December 31, 1995..........          $58,687,240 $533,885,295 $21,690,588 $(60,679,284) $553,583,839
                                      =========== ============ =========== ============  ============
Depreciation expense........          $     7,030 $    943,078 $    90,187               $  1,040,295
                                      =========== ============ ===========               ============
Premises and equipment
 acquisitions...............          $       --  $  2,528,548 $   118,967               $  2,647,515
                                      =========== ============ ===========               ============

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11. SEGMENT REPORTING, CONTINUED

                                                            INDUSTRY SEGMENTS
                                      ----------------------------------------------------------------
                                        HOLDING     BANKING     MORTGAGE
FOR THE YEAR ENDED DECEMBER 31, 1994    COMPANY   SUBSIDIARIES   BANKING    ELIMINATIONS  CONSOLIDATED
------------------------------------  ----------- ------------ -----------  ------------  ------------
Revenues from unaffiliated
 customers..................          $       --  $ 36,772,323 $ 1,914,958  $        --   $ 38,687,281
Revenues from affiliates....            3,217,469          --          --     (3,217,469)          --
                                      ----------- ------------ -----------  ------------  ------------
    Total revenue...........          $ 3,217,469 $ 36,772,323 $ 1,914,958  $ (3,217,469) $ 38,687,281
                                      =========== ============ ===========  ============  ============
Income (loss) from
 continuing operations
 before income taxes........          $ 1,756,209 $  6,961,910 $(1,040,097) $ (3,205,673) $  4,472,349
                                      =========== ============ ===========  ============  ============
Identifiable assets at
 December 31, 1994..........          $34,825,421 $346,204,045 $ 7,920,414  $(33,427,804) $355,522,076
                                      =========== ============ ===========  ============  ============
Depreciation expense........          $    68,506 $  1,090,901 $       --                 $  1,159,407
                                      =========== ============ ===========                ============
Premises and equipment
 acquisitions...............          $   192,121 $    734,243 $       --                 $    926,364
                                      =========== ============ ===========                ============

NOTE 12. INCOME TAXES

  Income tax expense consists of the following:

                                    DECEMBER 31,
                          ----------------------------------
                             1996        1995        1994
                          ----------  ----------  ----------
Current.................. $2,643,267  $1,970,472  $1,305,012
Benefit of net operating
 loss carryforward.......   (236,575)        --          --
Valuation allowance
 adjustment..............   (691,367)   (262,000)    327,388
Deferred.................    478,778     479,509     (73,320)
                          ----------  ----------  ----------
 Income tax expense...... $2,194,103  $2,187,981  $1,559,080
                          ==========  ==========  ==========

  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                               DECEMBER 31,
                         -----------------------------------------------------------
                                1996                1995                1994
                         ------------------- ------------------- -------------------
                           AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                         ----------  ------- ----------  ------- ----------  -------
Income taxes at
 statutory rate......... $3,131,775     34%  $2,636,280     34%  $1,520,599     34%
 Nondeductible merger
  expenses..............    142,021      2       36,462    --         6,257    --
 Valuation allowance
  adjustment............   (691,367)    (8)    (262,000)    (3)     327,388      7
 Tax-exempt interest
  income................   (382,558)    (4)    (273,213)    (4)    (311,323)    (7)
 Alternative minimum tax
  credit................        --     --           --     --       (37,135)    (1)
 Other items, net.......     (5,768)   --        50,452      1       53,294      1
                         ----------    ---   ----------    ---   ----------    ---
Income tax expense...... $2,194,103     24%  $2,187,981     28%  $1,559,080     34%
                         ==========    ===   ==========    ===   ==========    ===

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12. INCOME TAXES, CONTINUED

  The components of deferred income taxes are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996        1995
                                                       ----------  -----------
Deferred tax assets:
 Loan loss reserves................................... $  277,517  $   289,095
 Deferred compensation................................    150,896       97,215
 Write-down on other real estate......................     88,918      134,829
 Write-down of mutual funds...........................     18,885       18,885
 Pension..............................................     44,540       44,540
 Postretirement benefits other than pensions..........     48,583       48,583
 Net operating loss carryforward......................    585,067      821,642
 Alternative minimum tax carryforwards................    588,939      777,635
 Georgia tax credits..................................    100,755       72,423
 Other................................................     45,030          143
 Securities available-for-sale........................      6,083          --
 Valuation allowance..................................   (415,294)  (1,106,661)
                                                       ----------  -----------
                                                        1,539,919    1,198,329
                                                       ----------  -----------
Deferred tax liabilities:
 Depreciation and amortization........................    721,362      697,451
 Deferred loan fees, net of cost......................    141,507       59,119
 Securities available-for-sale........................        --       391,415
 Cash method accounting on certain receivables........    144,250      131,030
 Change in accounting method..........................        --        33,892
 Other................................................     66,410       29,119
                                                       ----------  -----------
                                                        1,073,529    1,342,026
                                                       ----------  -----------
Net deferred tax assets (liabilities)................. $  466,390  $  (143,697)
                                                       ==========  ===========

  At December 31, 1996, the Company has available net operating loss carryforwards of approximately $1,379,000 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2009. Utilization of the net operating loss carryforwards is subject to the separate return limitations and change of ownership rules of the Internal Revenue Code of 1996.

  The Company's Federal alternative minimum tax credits can be carried forward indefinitely.

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES

  The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for the loans is set based on market rates at the time the commitment is entered into. The Company generally has ten days after a mortgage loan closes in which to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES, CONTINUED

  The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.

  The Company enters into residential construction and commercial loan commitments in advance of closing to fund loans to its customers at locked-in interest rates in the normal course of business. These instruments, to the extent they are not covered by investor purchase commitments, involve credit and interest rate risk in excess of the amount recognized in the financial statements.

  In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded mortgage loan commitments, residential construction and commercial loan commitments, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                             DECEMBER 31,
                                                       ------------------------
                                                           1996        1995
                                                       ------------ -----------
Unfunded mortgage loan commitments.................... $ 20,000,000 $31,968,000
Residential construction and commercial loan
 commitments..........................................   27,277,198  18,526,425
Commitments to extend credit..........................   90,122,000  46,968,000
Standby letters of credit.............................    1,383,000   1,866,000
                                                       ------------ -----------
                                                       $138,782,198 $99,328,425
                                                       ============ ===========

  At December 31, 1996, the Company had agreements with unaffiliated institutions allowing it to sell participations in loans at the Company's option. The unused participation amount was $36,082,936 at December 31, 1996. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES, CONTINUED

  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's consolidated financial statements.

LEASE OBLIGATIONS:

  The Company leases ten office facilities and certain equipment under noncancelable lease agreements.

  The future minimum lease commitments at December 31, 1996 are summarized as follows:

             Years
             Ending
             December
             31,
              1997      $  588,336
              1998         580,444
              1999         411,395
              2000         253,157
              2001         115,991
                        ----------
                        $1,949,323
                        ==========

  Rental expense for the years ended December 31, 1996, 1995 and 1994 was $755,981, $116,583, and $58,777, respectively.

  The Bank leases the land on which its main office is located for $5,717 per month for five years with renewal options up to forty years. Escalation features include a 5% increase every five years plus an additional amount added which shall be the average yearly amount for the Consumer Price Index
(CPI) for metropolitan Atlanta for the previous five years, not to exceed 8% per year. At any time after the first five years, the Bank may exercise an option to purchase the property for $1,000,000.

  The Company also leases various other equipment under short-term leases.

NOTE 14. CONCENTRATIONS OF CREDIT

  The Company originates primarily commercial, residential, and consumer loans to customers in the metro Atlanta area, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area.

  Sixty-four percent of the Company's loan portfolio is concentrated in loans secured by real estate of which 29% consists of construction loans. A substantial portion of these loans are secured by real estate in the Company's primary market areas. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

  The banking subsidiaries, as a matter of policy, do not generally extend credit to any single borrower or group of related borrowers in excess of regulatory limits.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 15. REGULATORY MATTERS

  The banking subsidiaries are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, approximately $4,105,000 of retained earnings were available for dividend declaration without supervisory approval.

  The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Premier Bank must also have core capital equal to 3% of adjusted total assets and tangible capital equal to 1.5% of adjusted total assets. These additional requirements are in accordance with the Office of Thrift Supervision, their primary regulator. Management believes, as of December 31, 1996, the Company and Banks meet all capital adequacy requirements to which they are subject.

  As of December 31, 1996 and 1995, notification from the FDIC categorized First Alliance Bank Milledgeville and North Georgia as well capitalized and Premier Bank as adequately capitalized, respectively, under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category.

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 15. REGULATORY MATTERS, CONTINUED

  The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                 TO BE WELL
                                                                 CAPITALIZED
                                                 FOR CAPITAL    UNDER PROMPT
                                                  ADEQUACY       CORRECTIVE
                                     ACTUAL       PURPOSES    ACTION PROVISIONS
                                 -------------- ------------- -------------------
                                 AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT     RATIO
                                 ------- ------ ------- ----- ---------- --------
                                             (DOLLARS IN THOUSANDS)
As of December 31, 1996
 Total Capital
  (to Risk Weighted Assets):
  Consolidated.................. $59,787 12.57% $38,051   8%  $   47,563     10%
  First Alliance Bank........... $18,716 14.02% $10,680   8%  $   13,350     10%
  Premier Bank.................. $ 6,221  8.57% $ 5,807   8%  $    7,259     10%
  Milledgeville................. $19,064 20.00% $ 7,805   8%  $    9,757     10%
  North Georgia................. $ 5,810 12.00% $ 3,946   8%  $    4,933     10%
  Citizens Bank................. $11,338 10.90% $ 8,315   8%  $   10,394     10%
 Tier I Capital
  (to Risk Weighted Assets):
  Consolidated.................. $54,430 11.45% $19,015   4%  $   28,522      6%
  First Alliance Bank........... $17,044 12.74% $ 5,351   4%  $    8,027      6%
  Premier Bank.................. $ 5,819  8.02% $ 2,902   4%  $    4,353      6%
  Milledgeville................. $17,822 18.00% $ 3,903   4%  $    5,854      6%
  North Georgia................. $ 5,187 11.00% $ 1,973   4%  $    2,960      6%
  Citizens Bank................. $10,303  9.90% $ 4,158   4%  $    6,236      6%
 Tier I Capital
  (to Average Assets):
  Consolidated.................. $54,430  8.15% $26,714   4%  $   33,393      5%
  First Alliance Bank........... $17,044  8.89% $ 7,669   4%  $    9,586      5%
  Milledgeville................. $17,822 12.00% $ 6,004   4%  $    7,505      5%
  Citizens Bank................. $10,303  6.70% $ 6,161   4%  $    7,702      5%
 Core Capital
  Premier Bank.................. $ 5,819  5.85% $ 2,984   3%
  North Georgia................. $ 5,187  7.00% $ 2,140   3%
 Tangible Capital
  Premier Bank.................. $ 5,819  5.85% $ 1,492 1.5%
  North Georgia................. $ 5,187  7.00% $ 1,070 1.5%

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS
SOLD:

  The carrying amounts of cash, due from banks, interest-bearing deposits in banks and Federal funds sold approximate their fair value.

SECURITIES AVAILABLE-FOR-SALE:

  Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

LOANS:

  For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values. The carrying amount of loans held for sale approximates fair value.

DEPOSITS:

  The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS:

  The fair values of Federal Home Loan Bank advances and other borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of variable-rate other borrowings and securities sold under repurchase agreements approximate the carrying value.

ACCRUED INTEREST:

  The carrying amounts of accrued interest approximate their fair values.

OFF-BALANCE-SHEET INSTRUMENTS:

  Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value to the Company

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

until such commitments are funded or closed. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

  The estimated fair values of the Company's financial instruments were as follows:

                                DECEMBER 31, 1996         DECEMBER 31, 1995
                            ------------------------- -------------------------
                              CARRYING       FAIR       CARRYING       FAIR
                               AMOUNT       VALUE        AMOUNT       VALUE
                            ------------ ------------ ------------ ------------
Financial assets:
 Cash, due from banks,
  interest-bearing deposits
  in banks and Federal
  funds sold............... $ 77,613,614 $ 77,613,614 $ 53,347,066 $ 53,347,066
 Securities available-for-
  sale.....................  151,054,720  151,054,720  146,607,575  146,607,575
 Loans.....................  417,438,695  418,112,719  329,999,182  330,600,133
 Accrued interest
  receivable...............    4,509,543    4,509,543    4,010,671    4,010,671
Financial liabilities:
 Deposits.................. $577,211,968 $578,864,126 $456,011,946 $456,472,839
 Federal funds purchased
  and securities sold under
  repurchase agreements....   11,864,486   11,864,486    4,338,634    4,338,634
 Federal Home Loan Bank
  advances.................    4,625,000    4,722,254   11,125,000   11,292,000
 Other borrowings..........   18,983,075   18,985,225   20,002,855   21,170,021
 Accrued interest payable..    3,202,670    3,202,670    2,643,022    2,643,022

NOTE 17. BUSINESS COMBINATIONS

  On August 31, 1996, First Alliance Bancorp, Inc. effected a business combination with Premier Bancshares, Inc. by exchanging 746,530 shares of its common stock for all the outstanding common and preferred stock of Premier Bancshares, Inc. Premier Bancshares, Inc. is a thrift holding company whose business is conducted by its wholly-owned subsidiaries, Premier Bank and Premier Lending, as discussed in Note 1. Subsequent to the business combination, the combined holding company changed its name to Premier Bancshares, Inc. The combination was accounted for as a pooling of interest and, accordingly, all prior financial statements have been restated to include Premier Bancshares, Inc. The results of operations of the separate companies for the periods prior to the combination are summarized as follows:

                                                          REVENUES   NET INCOME
                                                         ----------- ----------
Eight months ended August 31, 1996
 First Alliance Bancorp, Inc. .......................... $10,800,000 $1,501,000
 Premier Bancshares, Inc. ..............................  11,707,000    115,000
                                                         ----------- ----------
                                                         $22,507,000 $1,616,000
                                                         =========== ==========
Year ended December 31, 1995
 First Alliance Bancorp, Inc. .......................... $14,244,000 $1,850,000
 Premier Bancshares, Inc. ..............................  11,209,000    139,000
                                                         ----------- ----------
                                                         $25,453,000 $1,989,000
                                                         =========== ==========

  On May 1, 1995, Premier Bancshares, Inc. acquired all of the stock of Allatoona Federal Savings Bank for $5,496,458, including expenses related to the merger totaling $339,973. The purchase price was funded through

                           PREMIER BANCSHARES, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 17. BUSINESS COMBINATIONS, CONTINUED

the sale of preferred stock and a loan obtained from a third party financial institution in the amount of $3 million. The excess of the total acquisition cost over the fair value of the net assets acquired of $2,779,772 is being amortized over a period of fifteen years. The acquisition was accounted for as a purchase and the results of operations of Allatoona Federal Savings Banks since the date of acquisition are included in the consolidated financial statements.

  The consolidated statement of income for the year ended December 31, 1995 includes the combined operations of the Company and Allatoona since acquisition. Allatoona's results of operations included are for the period from April 28, 1995 through December 31, 1995. The net loss for the month ended April 28, 1995 was $123,395, as summarized below:

   Interest income................................................... $ 330,556
   Interest expense..................................................   193,925
                                                                      ---------
     Net interest income.............................................   136,631
   Plus noninterest income...........................................   215,090
   Less noninterest expense..........................................   475,116
                                                                      ---------
     Net loss........................................................ $(123,395)
                                                                      =========

  Upon the acquisition of Allatoona, the mortgage operations of Allatoona were combined with the mortgage operations of Premier Lending Corporation. The commercial banking operations continued to operate as Premier Bank.

  On January 31, 1995, First Alliance Bancorp, Inc. acquired Interim Alliance Corporation (d/b/a Alliance Finance) in exchange for 80% of the outstanding common stock owned personally by the President of First Alliance Bancorp, Inc. The price paid for the stock was $28,000, which represents $25,000 for the initial capitalization of the Company plus $3,000 of incidental expenses. The acquisition was accounted for as a purchase.

NOTE 18. COMMON STOCK SPLIT

  On February 24, 1997, the Company declared a 1.8055 stock split for shares of record as of March 6, 1997. All share and per share data reflect the split. The effect of the split is presented retroactively within stockholders' equity at December 31, 1996 by transferring from capital surplus to common stock the additional shares times the par value.

NOTE 19. PARENT COMPANY FINANCIAL INFORMATION

  The following information presents the condensed balance sheets of Premier Bancshares, Inc. at December 31, 1996 and 1995 and the statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994:

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 19. PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                            CONDENSED BALANCE SHEETS

                                                           1996        1995
                                                        ----------- -----------
Assets
 Cash.................................................. $ 1,215,035 $   360,729
 Interest-bearing deposits with bank subsidiary........      21,251      39,252
 Investment in subsidiaries............................  61,164,777  56,763,542
 Building, net.........................................   1,102,316         --
 Other assets..........................................   1,093,047   1,523,717
                                                        ----------- -----------
  Total assets......................................... $64,596,426 $58,687,240
                                                        =========== ===========
Liabilities
 Other borrowings...................................... $ 5,649,069 $ 3,256,069
 Other liabilities.....................................   1,463,261     272,798
                                                        ----------- -----------
                                                          7,112,330   3,528,867
                                                        ----------- -----------
Stockholders' equity...................................  57,484,096  55,158,373
                                                        ----------- -----------
  Total liabilities and stockholders' equity........... $64,596,426 $58,687,240
                                                        =========== ===========

                         CONDENSED STATEMENTS OF INCOME

                                               1996        1995        1994
                                            ----------  ----------  ----------
INCOME
 Interest on deposits...................... $   23,553  $   50,713  $      --
 Interest and fees on loans................        --      424,137     652,652
 Dividends from subsidiaries...............  3,982,755   2,132,920     409,694
 Other income..............................     93,238     401,372   1,274,102
                                            ----------  ----------  ----------
                                             4,099,546   3,009,142   2,336,448
                                            ----------  ----------  ----------
EXPENSES
 Salaries and employee benefits............     55,742     910,896   1,939,227
 Interest..................................    360,159     336,025     333,511
 Other expenses............................  1,007,286     746,833   1,103,480
                                            ----------  ----------  ----------
  Total expenses...........................  1,423,187   1,993,754   3,376,218
                                            ----------  ----------  ----------
  Income (loss) before income tax benefits
   and equity in undistributed income of
   subsidiaries and minority interest in
   net income of subsidiary subsidiaries...  2,676,359   1,015,388  (1,039,770)
INCOME TAX BENEFITS........................   (766,226)   (407,062)   (152,315)
                                            ----------  ----------  ----------
  Income (loss) before equity in
   undistributed income of subsidiaries and
   minority interest in net       income of
   subsidiary..                              3,442,585   1,422,450    (887,455)
EQUITY IN UNDISTRIBUTED INCOME OF
 SUBSIDIARIES..............................  3,574,416   4,143,335   3,800,724
                                            ----------  ----------  ----------
  Income before minority interest in net
   income of subsidiary....................  7,017,001   5,565,785   2,913,269
MINORITY INTEREST IN NET INCOME OF
 SUBSIDIARY................................     11,850      12,709         --
                                            ----------  ----------  ----------
  Net income............................... $7,005,151  $5,553,076  $2,913,269
                                            ==========  ==========  ==========

                            PREMIER BANCSHARES, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 19. PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                               1996        1995        1994
                                            ----------  ----------  ----------
OPERATING ACTIVITIES
 Net income before minority interest in net
  income of subsidiary..................... $7,017,001  $5,565,785  $2,913,269
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
  Depreciation.............................     10,200       7,030      68,506
  Amortization.............................     33,498      30,315      20,585
  Undistributed income of subsidiaries..... (3,574,416) (4,143,335) (3,800,724)
  Net increase in loans held for sale......        --     (456,640)   (679,265)
  Other operating activities...............    417,627     313,927    (136,195)
                                            ----------  ----------  ----------
   Net cash provided by (used in) operating
    activities.............................  3,903,910   1,317,082  (1,613,824)
                                            ----------  ----------  ----------
INVESTING ACTIVITIES
 Net (increase) decrease in interest-
  bearing deposits.........................     18,001     232,632     130,658
 Net increase in loans.....................        --   (1,646,888)   (810,759)
 Purchase of premises and equipment........ (1,112,516)        --     (192,121)
 Investment in subsidiaries................ (1,683,646) (7,739,452)        --
 Proceeds from sale of premises and
  equipment................................        --       19,893         --
 Organization costs........................        --      (51,723)        --
                                            ----------  ----------  ----------
   Net cash used in investing activities... (2,778,161) (9,185,538)   (872,222)
                                            ----------  ----------  ----------
FINANCING ACTIVITIES
 Net increase in borrowings................  2,393,000   5,694,635     879,263
 Dividends paid............................ (2,100,941)   (884,846)   (586,591)
 Proceeds from exercise of stock options...     22,500         --          --
 Proceeds from common stock issued.........        --    3,121,913     375,012
 Proceeds from redemption of subsidiary
  common stock.............................        --          --    2,000,000
 Purchase of treasury stock................   (586,002)   (547,438)        --
 Payments to dissenting shareholders.......        --     (268,061)        --
                                            ----------  ----------  ----------
   Net cash provided by (used in) financing
    activities.............................   (271,443)  7,116,203   2,667,684
                                            ----------  ----------  ----------
 Net increase (decrease) in cash...........    854,306    (752,253)    181,638
 Cash at beginning of year.................    360,729   1,112,982     931,344
                                            ----------  ----------  ----------
 Cash at end of year....................... $1,215,035  $  360,729  $1,112,982
                                            ==========  ==========  ==========

                          LANIER BANK & TRUST COMPANY

                         UNAUDITED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

                          LANIER BANK & TRUST COMPANY

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                   SEPTEMBER 30,
                                                  ----------------
                                                                    DECEMBER 31,
                                                   1997     1996        1996
                                                  -------  -------  ------------
                                                         (IN THOUSANDS)
                     ASSETS
Cash and due from banks.........................  $ 2,189  $ 2,762    $ 5,676
Federal funds sold and securities purchased un-
 der agreements to resell.......................   19,905   14,105     19,110
Interest-bearing deposits in other financial in-
 stitutions.....................................      --       --         --
Investment securities held to maturity (market
 value of $478, $464 and $479 as of the respec-
 tive dates)....................................      462      463        463
Investment securities available for sale........    9,360   12,301     12,017
Other investments...............................       25       25         25
Loans...........................................   30,517   28,995     29,849
  Allowance for loan losses.....................     (664)    (729)      (677)
                                                  -------  -------    -------
    Loans, net..................................   29,853   28,266     29,172
Premises and equipment..........................    1,949    1,959      1,969
Other real estate...............................      452      900        900
Accrued interest receivable.....................      375      420        433
Other assets....................................      390      321        324
                                                  -------  -------    -------
    Total Assets................................  $64,960  $61,522    $70,089
                                                  =======  =======    =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
   Noninterest-bearing demand...................  $11,887  $10,594    $ 9,474
   Interest-bearing demand and money market.....   12,657   12,148     21,190
   Savings......................................    3,003    2,976      2,954
   Time deposits of $100,000 or more............    6,465    6,026      5,667
   Other time deposits..........................   17,859   17,395     18,109
                                                  -------  -------    -------
    Total Deposits..............................   51,871   49,139     57,394
  Federal funds purchased.......................    3,500    3,500      3,500
  Accrued interest payable......................      227      212        231
  Other liabilities.............................       86       98         87
                                                  -------  -------    -------
    Total Liabilities...........................   55,684   52,949     61,212
                                                  -------  -------    -------
STOCKHOLDERS' EQUITY
  Common stock..................................    4,022    3,811      3,830
  Surplus.......................................    3,858    3,407      3,418
  Retained earnings.............................    1,383    1,411      1,654
  Market valuation..............................       13      (56)       (25)
                                                  -------  -------    -------
    Total Stockholders' Equity..................    9,276    8,573      8,877
                                                  -------  -------    -------
    Total Liabilities and Stockholders' Equity..  $64,960  $61,522    $70,089
                                                  =======  =======    =======

    The accompanying notes are an integral part of these unaudited financial statements.

                          LANIER BANK & TRUST COMPANY

                              STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                            FOR THE NINE MONTHS
                                                            ENDED SEPTEMBER 30,
                                                            -------------------
                                                              1997      1996
                                                            --------- ---------
                                                              (IN THOUSANDS)
INTEREST INCOME
  Loans, including fees.................................... $   2,414 $   2,349
  Investment securities:
   U.S. Treasury securities................................       --         32
   U.S. Government agencies and corporations...............       509       507
   States and political subdivisions.......................        18        18
  Federal funds sold and securities purchased under agree-
   ments to resell.........................................       699       423
  Interest-bearing deposits in other financial institu-
   tions...................................................       --          1
                                                            --------- ---------
    Total Interest Income..................................     3,640     3,330
                                                            --------- ---------
INTEREST EXPENSE
  Interest-bearing demand and money market deposits........       388       221
  Savings..................................................        60        61
  Time deposits of $100,000 or more........................       271       304
  Other time deposits......................................       723       715
  Federal funds purchased..................................         7        11
                                                            --------- ---------
    Total Interest Expense.................................     1,449     1,312
                                                            --------- ---------
    Net Interest Income....................................     2,191     2,018
PROVISION FOR LOAN LOSSES..................................       --        --
                                                            --------- ---------
  Net Interest Income After Provision for Loan Losses......     2,191     2,018
                                                            --------- ---------
OTHER INCOME
  Service charges on deposit accounts......................       339       344
  Investment securities gains, net.........................         5       --
  Other income.............................................       121        27
                                                            --------- ---------
    Total Other Income.....................................       465       371
                                                            --------- ---------
OTHER EXPENSE
  Salaries and other compensation.......................... $     887 $     814
  Employee benefits........................................       161       141
  Net occupancy and equipment expense......................       222       197
  Professional and other outside services..................        48        57
  Deposit insurance assessment.............................         4         1
  Net expense of other real estate.........................        28        16
  Other expense............................................       481       365
                                                            --------- ---------
    Total Other Expense....................................     1,831     1,591
                                                            --------- ---------
    Income Before Income taxes.............................       825       798
INCOME TAX EXPENSE.........................................       272       252
                                                            --------- ---------
    Net Income............................................. $     553 $     546
                                                            ========= =========
Earnings per share......................................... $    0.67 $    0.67
                                                            ========= =========

    The accompanying notes are an integral part of these unaudited financial statements.

                          LANIER BANK & TRUST COMPANY

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               FOR THE NINE
                                                                  MONTHS
                                                              ENDED SEPTEMBER
                                                                    30,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................. $   553  $   546
  Adjustments to reconcile net income to net cash provided by operating activities:
   Net amortization (accretion) of investment securities.....      (1)       4
   Net loan fees deferred....................................     (22)      11
   Depreciation and amortization of premises and equipment...      84       72
   Provision for loan losses.................................     --       --
   (Increase) in other assets................................     (67)     (83)
   Decrease in interest receivable...........................      58       21
   (Decrease) in interest payable............................      (4)     (22)
   (Decrease) in other liabilities...........................      (1)    (165)
                                                              -------  -------
    Net Cash Provided by Operating Activities................     600      384
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits in other finan-
   cial institutions.........................................     --       100
  Purchases of investment securities available for sale......  (2,500)  (5,984)
  Maturities of investment securities available for sale.....   5,157    1,936
  Loan originations, net of principal repayments.............    (690)   2,328
  Purchases of premises and equipment........................     (63)     (42)
  Proceeds from sales of other real estate...................     519      150
                                                              -------  -------
    New Cash Provided (used) by Investing Activities.........   2,423   (1,512)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand, money market and savings
   accounts..................................................  (6,070)   3,107
  Time deposits accepted, net of repayments..................     547   (1,040)
  Cash dividends paid........................................    (192)    (114)
                                                              -------  -------
    New Cash Provided (used) by Financing Activities.........  (5,715)   1,953
                                                              -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......... $(2,692) $   825
CASH AND CASH EQUIVALENTS AT BEGINNING OF NINE-MONTH PERIOD..  24,786   16,042
                                                              -------  -------
CASH AND CASH EQUIVALENTS AT END OF NINE-MONTH PERIOD........ $22,094  $16,867
                                                              =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH PAID:
  Interest................................................... $ 1,454  $ 1,334
                                                              =======  =======
  Income taxes............................................... $   311  $   468
                                                              =======  =======
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING AND INVESTING
 ACTIVITIES:
  Acquisition of real estate in settlement of loans.......... $    --  $   535
                                                              =======  =======

    The accompanying notes are an integral part of these unaudited financial statements.

                          LANIER BANK & TRUST COMPANY

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1997

NOTE A--BASIS OF PRESENTATION

  The accompanying unaudited financial statements of Lanier Bank & Trust Company ("the Lanier Bank") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature. Operating results for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For additional pertinent information, refer to the audited financial statements and footnotes thereto, selected financial data and management's discussion and analysis included elsewhere in the proxy statement.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS

  Lanier Bank adopted Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" on January 1, 1997. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement utilizes the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

  SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127 (SFAS 127), "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers the effective date to December 31, 1997 for certain provisions of SFAS 125. The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. The adoption of SFAS 125 did not have a material impact on Lanier Bank's financial statements.

PENDING ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." This statement is effective for financial statements issued for periods ending after December 15, 1997. This statement supersedes Accounting Principles Board Opinion No. 15 (APB 15), "Earnings Per Share," and simplifies earnings per share computations by replacing primary earnings per share with basic earnings per share, which shows no effects from dilutive securities. Entities with complex capital structures will have to show diluted earnings per share, which is similar to the fully diluted earnings per share computation under APB 15. Had SFAS 128 been effective on September 30, 1997, Lanier Bank would have had basic earnings per share of $.69 and $.68 and diluted earnings per share of $.67 and $.67 for the nine months ended September 30, 1997 and for the year ended December 31, 1996, respectively.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 129 (SFAS 129), "Disclosure of Information About Capital Structure." This statement is effective for financial statements issued for periods ending after December 15, 1997. This statement consolidates existing disclosure requirements on capital structure. The adoption of SFAS 129 is not expected to have a significant impact on the financial condition or results of operations of Lanier Bank.

                          LANIER BANK & TRUST COMPANY

NOTE A--BASIS OF PRESENTATION (CONTINUED)

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 is effective January 1, 1998. Under SFAS 130, a company will begin showing changes in assets and liabilities in a new comprehensive income statement or alternative presentation as opposed to showing some of the items as transactions in shareholders' equity accounts. Upon adoption, all comparative annual and interim financial statements will present a comprehensive income statement or alternative disclosure, for all years presented. The adoption of SFAS 130 is not expected to have a significant impact on the financial condition or results of operations of Lanier Bank.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 is effective January 1, 1998, and requires disclosure of certain financial information by segments of a company's business. The adoption of SFAS 131 is not expected to have a significant impact on the financial condition or results of operations of Lanier Bank.

NOTE B--EARNINGS PER SHARE

  Earnings per share have been computed based on the weighted average number of common shares outstanding during the period, after retroactive consideration of the April 1997 stock dividend of 38,303 shares, which totaled 819,745 and 810,300 shares for the nine-month periods ended September 30, 1997 and 1996, respectively. Stock options are considered to be common stock equivalents for purposes of calculating earnings per share.

NOTE C--INVESTMENT SECURITIES

  The amortized cost and estimated market value of investment securities held to maturity at September 30, 1997, are presented below:

                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
   State and political subdivisions.....   $462       $16        $--      $478
                                           ----       ---        ----     ----
                                           $462       $16        $--      $478
                                           ====       ===        ====     ====

  The amortized cost and estimated market value of securities held to maturity at September 30, 1997, by contractual maturity, are shown as follows. Expected maturities of certain securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                AMORTIZED MARKET
                                                                  COST    VALUE
                                                                --------- ------
   Due in one year or less.....................................   $--      $--
   Due in one through five years...............................    --       --
   Due after five years........................................    462      478
                                                                  ----     ----
                                                                  $462     $478
                                                                  ====     ====

                          LANIER BANK & TRUST COMPANY

NOTE C--INVESTMENT SECURITIES, CONTINUED

  Securities available for sale at amortized cost and carrying value at September 30, 1997, are as follows:

                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
   U.S. Government agencies.............  $8,992      $12        $--     $9,004
   Mortgage-backed securities...........     348        8         --        356
                                          ------      ---        ---     ------
                                          $9,340      $20        $--     $9,360
                                          ======      ===        ===     ======

  The amortized cost and estimated market value of securities available for sale at September 30, 1997, by contractual maturity, are shown below. Expected maturities of certain securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               AMORTIZED MARKET
                                                                 COST    VALUE
                                                               --------- ------
   Due in one year or less....................................  $1,037   $1,038
   Due in one through five years..............................   8,167    8,180
   Due after five years.......................................     136      142
                                                                ------   ------
                                                                $9,340   $9,360
                                                                ======   ======

  Other investments totaling $25,000 are comprised of stock in Community Financial Services, Inc.

  In 1997, Lanier Bank began purchasing securities under agreement to resell substantially identical securities, to invest seasonal local municipality deposits. At September 30, 1997, there were no securities purchased under agreement to resell outstanding.

  The amounts advanced under the agreements represent short-term loans and are reflected as a receivable in the statement of financial condition when balances are outstanding. During 1997, securities purchased from the Bankers' Bank were put in Lanier Bank's account at the Bankers' Bank. The agreement to resell these securities has a daily maturity. Securities purchased under agreement to resell transactions were all with the Bankers' Bank and averaged $1,878,000 for the nine-month period ended September 30, 1997, with a maximum amount outstanding at any month-end during the period of $22,250,000 representing the purchase of securities with a fair market value of $24,475,000.

NOTE D--SHORT-TERM BORROWINGS

  At September 30, 1997 and 1996 and at December 31, 1996, the Bank had $3,500,000 outstanding under its unsecured lines of credit for Federal funds purchased from other banks at a weighted average interest rate of 6.58 percent at September 30, 1997 and 7.32 percent at December 31, 1996. These lines have overnight maturity and an average amount outstanding and weighted average interest rates of approximately $169,000 and $255,000 and 5.52 percent and
5.75 percent for the nine-month periods ended September 30, 1997 and 1996, respectively.

NOTE E--PROPOSED MERGER

  On December 16, 1997, the Lanier Bank signed a definitive merger agreement whereby Premier Bancshares, Inc. ("Premier") would acquire all of the issued and outstanding shares of common stock of the Lanier Bank in exchange for Premier common stock. The definitive merger agreement provides for an exchange of 1.980 shares of Premier common stock for each outstanding share of Lanier Bank's common stock subject to adjustment in

                          LANIER BANK & TRUST COMPANY

NOTE E--PROPOSED MERGER, CONTINUED

the event the average closing price of Premier's common stock is less than $20.50 for the ten-trading day period prior to the filing of the registration statement. Premier intends to account for the acquisition as a pooling of interests.

NOTE F--SUPPLEMENTAL FINANCIAL DATA

  Components of other expense in excess of 1 percent of total income are as follows at September 30:

                                                                      1997 1996
                                                                      ---- ----
   Director fees..................................................... $ 77 $ 63
   Data processing services..........................................  112   86
   Office supplies...................................................   45   41

                          LANIER BANK & TRUST COMPANY

                                CUMMING, GEORGIA

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Lanier Bank & Trust Company
Cumming, Georgia

  We have audited the accompanying balance sheets of Lanier Bank & Trust Company as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Lanier Bank & Trust Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lanier Bank & Trust Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note A to the financial statements, in 1996 Lanier Bank & Trust Company changed its method of disclosure for stock-based compensation.

                                          Bricker & Melton, P.A.

February 7, 1997
Duluth, Georgia

                          LANIER BANK & TRUST COMPANY

                                 BALANCE SHEETS

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1996         1995
                                                     -----------  -----------
                       ASSETS
Cash and due from banks (Note B).................... $ 5,676,240  $ 1,921,818
Federal funds sold..................................  19,110,000   14,120,000
Interest-bearing deposits in other financial
 institutions.......................................         --       100,000
Investment securities held to maturity at cost
 (market value of $479,180 and $482,497 at December
 31, 1996 and 1995, respectively) (Note C)..........     463,067      463,988
Investment securities available for sale (Note C)...  12,016,547    8,252,290
Other investments (Note C)..........................      25,000       25,000
Loans (Notes D and J)...............................  29,849,663   31,962,946
Reserve for loan losses.............................    (677,360)    (730,858)
                                                     -----------  -----------
  Net loans.........................................  29,172,303   31,232,088
Premises and equipment, net (Note E)................   1,969,134    1,988,943
Other real estate, net (Note F).....................     899,795      515,181
Accrued interest receivable.........................     433,279      440,919
Other assets (Note H)...............................     323,651      238,362
                                                     -----------  -----------
    TOTAL ASSETS.................................... $70,089,016  $59,298,589
                                                     ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits (Note M):
   Noninterest-bearing demand....................... $ 9,473,739  $ 9,482,590
   Interest-bearing demand and money market.........  21,190,147   10,232,565
   Savings..........................................   2,953,757    2,896,068
   Time deposits of $100,000 or more................   5,666,506    6,699,113
   Other time deposits..............................  18,109,475   17,761,472
                                                     -----------  -----------
    Total Deposits..................................  57,393,624   47,071,808
  Federal funds purchased (Note G)..................   3,500,000    3,500,000
  Accrued interest payable..........................     231,188      233,719
  Other liabilities.................................      87,425      263,188
                                                     -----------  -----------
    Total Liabilities...............................  61,212,237   51,068,715
                                                     -----------  -----------
STOCKHOLDERS' EQUITY (Note K)
  Common stock, par value $5: 2,000,000 shares
   authorized, 766,077 and 762,134 shares issued and
   outstanding, respectively........................ $ 3,830,385  $ 3,810,670
  Surplus...........................................   3,417,902    3,407,617
  Retained earnings.................................   1,653,685      978,999
  Market valuation reserve on investment securities
   available for sale (Note C)......................     (25,193)      32,588
                                                     -----------  -----------
    Total Stockholders' Equity......................   8,876,779    8,229,874
                                                     -----------  -----------
Commitments and contingent liabilities (Notes L and
 N)
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...... $70,089,016  $59,298,589
                                                     ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                          LANIER BANK & TRUST COMPANY

                              STATEMENTS OF INCOME

                                              FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                 1996       1995       1994
                                              ---------- ---------- ----------
INTEREST INCOME
  Loans, including fees...................... $3,157,309 $3,361,765 $2,646,818
  Investment securities:
   U.S. Treasury securities..................     32,496    327,092    192,622
   U.S. Government agencies and corporations.    655,660    158,850    148,348
   Mortgage-backed securities................     47,994     61,737     69,856
   States and political subdivisions.........     23,817     22,474      8,279
  Federal funds sold.........................    575,519    482,383    310,015
  Interest-bearing deposits in other finan-
   cial institutions.........................      1,131     23,571     38,387
                                              ---------- ---------- ----------
    Total Interest Income....................  4,493,926  4,437,872  3,414,325
                                              ---------- ---------- ----------
INTEREST EXPENSE
  Interest-bearing demand and money market
   deposits..................................    313,339    250,901    220,595
  Savings....................................     80,565     76,890     82,284
  Time deposits of $100,000 or more..........    406,971    346,849    122,321
  Other time deposits........................    940,375    910,877    763,787
  Federal funds purchased....................     13,551     70,413      4,826
                                              ---------- ---------- ----------
    Total Interest Expense...................  1,754,801  1,655,930  1,193,813
                                              ---------- ---------- ----------
    Net Interest Income......................  2,739,125  2,781,942  2,220,512
BENEFIT FROM LOAN LOSS RESERVE (Note D)......     50,000        --     105,000
                                              ---------- ---------- ----------
    Net Interest Income after Benefit from
     Loan Loss Reserve.......................  2,789,125  2,781,942  2,325,512
                                              ---------- ---------- ----------
OTHER INCOME
  Service charges on deposit accounts........    445,308    377,468    347,470
  Investment securities gains, net (Note C)..        --         --         --
  Other income...............................     66,561     51,569     53,795
                                              ---------- ---------- ----------
    Total Other Income.......................    511,869    429,037    401,265
                                              ---------- ---------- ----------
OTHER EXPENSE
  Salaries and other compensation............  1,106,573  1,047,637    924,803
  Employee benefits (Note I).................    187,820    187,652    166,608
  Net occupancy and equipment expense (Note
   E)........................................    267,670    277,261    277,080
  Professional and other outside services....     70,202     91,065    134,054
  Deposit insurance assessment...............      2,000     46,412    103,145
  Net expense of other real estate (Note F)..     20,906     20,523     (3,490)
  Other expense (Note O).....................    524,882    480,026    440,417
                                              ---------- ---------- ----------
    Total Other Expense......................  2,180,053  2,150,576  2,042,617
                                              ---------- ---------- ----------
    Income before Income Taxes...............  1,120,941  1,060,403    684,160
INCOME TAX EXPENSE (Note H)..................    331,935    358,276    231,151
                                              ---------- ---------- ----------
    Net Income............................... $  789,006 $  702,127 $  453,009
                                              ========== ========== ==========
EARNINGS PER SHARE (Note K).................. $      .97 $      .87 $      .57
                                              ========== ========== ==========

   The accompanying notes are an integral part of these financial statements.

                          LANIER BANK & TRUST COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             COMMON STOCK                            MARKET
                          ------------------             RETAINED   VALUATION
                          SHARES  PAR VALUE   SURPLUS    EARNINGS    RESERVE     TOTAL
                          ------- ---------- ---------- ----------  ---------  ----------
BALANCE AT DECEMBER 31,
 1993...................  691,342 $3,456,710 $2,841,545 $  858,658  $    --    $7,156,913
Net income..............      --         --         --     453,009       --       453,009
 Cash dividends paid--
  $.06 per share........      --         --         --     (41,481)      --       (41,481)
Stock dividend--6 per-
 cent...................   41,480    207,400    316,920   (524,320)      --           --
Market valuation adjust-
 ment...................      --         --         --         --    (55,092)     (55,092)
                          ------- ---------- ---------- ----------  --------   ----------
BALANCE AT DECEMBER 31,
 1994...................  732,822  3,664,110  3,158,465    745,866   (55,092)   7,513,349
Net income..............      --         --         --     702,127       --       702,127
 Cash dividends paid--
  $.10 per share........      --         --         --     (73,282)      --       (73,282)
Stock dividend--4 per-
 cent...................   29,312    146,560    249,152   (395,712)      --           --
Market valuation adjust-
 ment...................      --         --         --         --     87,680       87,680
                          ------- ---------- ---------- ----------  --------   ----------
BALANCE AT DECEMBER 31,
 1995...................  762,134  3,810,670  3,407,617    978,999    32,588    8,229,874
Net income..............      --         --         --     789,006       --       789,006
 Cash dividends paid--
  $.15 per share........      --         --         --    (114,320)      --      (114,320)
Proceeds from stock op-
 tions exercised........    3,943     19,715     10,285        --        --        30,000
Market valuation adjust-
 ment...................      --         --         --         --    (57,781)     (57,781)
                          ------- ---------- ---------- ----------  --------   ----------
BALANCE AT DECEMBER 31,
 1996...................  766,077 $3,830,385 $3,417,902 $1,653,685  $(25,193)  $8,876,779
                          ======= ========== ========== ==========  ========   ==========


   The accompanying notes are an integral part of these financial statements.

                          LANIER BANK & TRUST COMPANY

                            STATEMENTS OF CASH FLOWS

                                          FOR THE YEARS ENDED DECEMBER 31,
                                         -------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................ $   789,006  $   702,127  $   453,009
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Net amortization (accretion) of in-
     vestment securities................       4,472       16,750      (27,599)
    Net loan fees deferred..............      24,774      (10,953)      15,148
    Depreciation and amortization of
     premises and equipment.............      97,974      103,370      117,169
    Provision for other real estate
     losses.............................         --           --        20,000
    Benefit from loan loss reserve......     (50,000)         --      (105,000)
    Deferred income tax provision (bene-
     fit)...............................     (26,941)      32,594      120,198
    (Increase) decrease in other assets.     (28,580)      38,979       37,284
    (Increase) decrease in interest re-
     ceivable...........................       7,640     (160,684)      14,587
    Increase (decrease) in interest pay-
     able...............................      (2,531)     126,521      (13,683)
    Increase (decrease) in other liabil-
     ities..............................    (175,763)     198,386       29,130
                                         -----------  -----------  -----------
     Net Cash Provided by Operating Ac-
      tivities..........................     640,051    1,047,090      660,243
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-bearing
   deposits in other financial
   institutions.........................     100,000      694,321       98,679
  Purchases of investment securities
   held to maturity.....................         --      (539,893)  (5,173,299)
  Purchases of investment securities
   available for sale...................  (5,984,063)  (4,501,104)    (300,000)
  Maturities of investment securities
   held to maturity.....................         --     4,281,416    3,739,830
  Maturities of investment securities
   available for sale...................   2,128,706      902,299    1,635,850
  Loan originations, net of principal
   repayments...........................   1,550,397   (2,613,432)  (1,525,913)
  Purchases of premises and equipment...     (78,165)     (45,633)    (362,055)
  Proceeds from sales of other real es-
   tate.................................     150,000       30,191      869,883
                                         -----------  -----------  -----------
     Net Cash Used by Investing Activi-
      ties..............................  (2,133,125)  (1,791,835)  (1,017,025)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand, money market
   and savings accounts................. $11,006,420  $   481,345  $    13,648
  Time deposits accepted, net of repay-
   ments................................    (684,604)   4,901,409   (1,827,051)
  Net increase in federal funds pur-
   chased...............................         --       500,000    3,000,000
  Proceeds from exercise of stock op-
   tions................................      30,000          --           --
  Cash dividends paid...................    (114,320)     (73,282)     (41,481)
                                         -----------  -----------  -----------
     Net Cash Provided by Financing Ac-
      tivities..........................  10,237,496    5,809,472    1,145,116
                                         -----------  -----------  -----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS............................   8,744,422    5,064,727      788,334
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR................................  16,041,818   10,977,091   10,188,757
                                         -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR................................... $24,786,240  $16,041,818  $10,977,091
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH PAID:
  Interest.............................. $ 1,757,332  $ 1,529,409  $ 1,207,496
                                         ===========  ===========  ===========
  Income taxes.......................... $   325,695  $   111,000  $    85,000
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
 FINANCING AND INVESTING ACTIVITIES:
  Acquisition of real estate in settle-
   ment of loans........................ $   534,614  $   305,004  $       --
                                         ===========  ===========  ===========
  Transfer of investment securities to
   available for sale................... $       --   $       --   $ 5,983,259
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                          LANIER BANK & TRUST COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                  YEAR ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Lanier Bank & Trust Company provides a full range of banking services in Forsyth County and the surrounding area.

  The accounting and reporting policies of Lanier Bank & Trust Company (the "Bank") conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant of these policies.

  The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. Management believes that the allowance for loan losses is adequate and the valuation of other real estate is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance or valuation reserves for other real estate may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of other real estate. Such agencies may require the Bank to recognize additions to the allowance or valuation adjustments to other real estate based on their judgments about information available to them at the time of their examination.

INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS

  The Bank purchases certificates of deposit from various financial institutions. These certificates are in the amount of $100,000 or less and are, therefore, fully insured by the Federal Deposit Insurance Corporation.

  Interest-bearing deposits are reported at cost. Interest income is accrued based on the principal amounts outstanding.

INVESTMENT SECURITIES

  Investment securities held to maturity are reported at amortized cost. Investment securities available for sale are reported at fair market value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of the related tax effect. Other investments are reported at cost and, accordingly, earnings are reported when interest is accrued or when dividends are received.


  Premium and discount on all investment securities are amortized (deducted) and accreted (added), respectively, to interest income on the effective yield method over the period to the maturity of the related securities. Premium and discount on mortgage-backed securities are amortized (deducted) and accreted (added), respectively, to interest income using a method which approximates a level yield over the period to maturity of the related securities taking into consideration assumed prepayment patterns.

  Gains or losses on disposition are computed by the specific identification method for all securities.

LOANS

  Loans are reported at the gross amount outstanding, less net deferred loan fees and a valuation allowance for loan losses. Interest income on all loans is recognized over the terms of the loans based on the unpaid daily

                          LANIER BANK & TRUST COMPANY

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

principal amount outstanding. If the collectibility of interest appears doubtful, the accrual thereof is discontinued. Loan origination fees, net of direct loan origination costs, are deferred and recognized as income over the life of the related loan on a level-yield basis. Interest income on impaired loans is recognized using both the cash basis and the accrual method.

  The Bank adopted the provisions of Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118 (SFAS
118), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure," on January 1, 1995. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate, or at the loan's fair value if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision. Cash receipts on impaired loans are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income, thereafter. There was no significant impact on the financial condition or results of operations of the Bank upon adoption.

ALLOWANCE FOR LOAN LOSSES

  The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.


PREMISES AND EQUIPMENT

  Premises and equipment are reported at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using primarily straight-line methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred, while major repairs and betterments are capitalized. When property is disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. For federal tax reporting purposes, depreciation and amortization are computed using primarily accelerated methods.

OTHER REAL ESTATE

  Other real estate represents property acquired through foreclosure or in settlement of loans and is recorded at the lower of cost or fair value less estimated selling expenses and a valuation allowance for losses. The allowance represents an amount which, in management's judgement, will be adequate to absorb probable losses. Losses incurred in the acquisition of foreclosed properties are charged against the allowance for loan losses at the time of foreclosure. Provisions for subsequent devaluation of other real estate are charged against the current period's operations. Losses on disposal of other real estate are charged to the valuation allowance for losses.

                          LANIER BANK & TRUST COMPANY

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

INCOME TAXES

  The tax effect of transactions is recorded at current tax rates in the periods the transactions are reported for financial statement purposes. Deferred income taxes are established for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

EARNINGS PER SHARE

  Earnings per share has been computed based on the weighted average number of shares outstanding during the period, after retroactive consideration of any stock dividends authorized, which totaled 811,122, 808,418 and 805,990 shares for the years ended December 31, 1996, 1995 and 1994, respectively. Stock options, as described in Note K, are considered to be common stock equivalents for purposes of calculating earnings per share.

STOCK-BASED COMPENSATION

  The Bank accounts for stock options under Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, because the exercise price of the Bank's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Effective January 1, 1996, the Bank adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." As provided by SFAS 123, the Bank has elected to continue applying the provisions of APB 25 in determining its net income relative to stock-based compensation. The Bank has adopted the SFAS 123 requirement that a company disclose the pro forma net income and pro forma earnings per share, as if the alternative fair- value-based accounting method in SFAS 123 had been used in determining net income. The adoption of SFAS 123 did not have a significant impact on the financial condition or results of operations of the Bank.

FINANCIAL INSTRUMENTS

  In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

FAIR VALUES OF FINANCIAL INSTRUMENTS

  The Bank uses the following methods and assumptions in estimating fair values of financial instruments (see Note P):

  Cash and cash equivalents--The carrying amount of cash and cash equivalents approximates fair value.

  Interest-bearing deposits--The carrying amount of interest-bearing deposits approximates fair value.

  Investment securities--The fair value of investment securities held to maturity and available for sale is estimated based on bid quotations received from independent pricing services. The carrying amount of other investments approximates fair value.

  Loans--For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual

                          LANIER BANK & TRUST COMPANY

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  Deposits--The fair value of deposits with no stated maturity, such as demand, NOW and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

  Short-term borrowings--The carrying amount of federal funds purchased and other short-term borrowings approximates fair value.

  Accrued interest--The carrying amount of accrued interest receivable and payable approximates fair value.

  Off-balance-sheet instruments--Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the borrower's credit standing.

CASH AND CASH EQUIVALENTS

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

LONG-LIVED ASSETS

  Effective January 1, 1996, the Bank adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The provisions of SFAS 121 require the Bank to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 did not have a significant impact on the financial condition or results of operations of the Bank.

PENDING ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 is effective for such transactions entered into subsequent to December 31, 1996, and for certain excess servicing rights recorded at December 31, 1996. Under SFAS 125, a company recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes financial assets when control has been surrendered and liabilities when extinguished. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 127 (SFAS 127), "Deferral of the Effective Date of FASB Statement No. 125," which delays the effective date of certain provisions of SFAS 125 until 1998. The adoption of SFAS 125 and SFAS 127 is not expected to have a significant impact on the financial condition or results of operations of the Bank.

NOTE B--CASH AND DUE FROM BANKS

  The Federal Reserve Board requires that banks maintain reserve balances with the Federal Reserve Bank or in cash. At December 31, 1996 and 1995, the Bank's reserve requirement averaged approximately $308,000 and $238,000, respectively. The Bank maintained cash balances which were adequate to meet this requirement.

                          LANIER BANK & TRUST COMPANY

NOTE C--INVESTMENT SECURITIES

  The amortized cost and estimated market value of investment securities held to maturity are as follows at December 31:

                                                      1996
                                  ---------------------------------------------
                                   AMORTIZED  UNREALIZED UNREALIZED   MARKET
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   States and political
    subdivisions................. $   463,067  $16,113    $   --    $   479,180
                                  ===========  =======    =======   ===========
                                                      1995
                                  ---------------------------------------------
                                   AMORTIZED  UNREALIZED UNREALIZED   MARKET
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   States and political
    subdivisions................. $   463,988  $18,509    $   --    $   482,497
                                  ===========  =======    =======   ===========

  The amortized cost and estimated market value of investment securities available for sale are as follows at December 31:

                                                      1996
                                  ---------------------------------------------
                                   AMORTIZED  UNREALIZED UNREALIZED   MARKET
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   U.S. Government agencies and
    corporations................. $11,486,906  $ 2,179    $45,860   $11,443,225
   Mortgage-backed securities....     567,813    5,509        --        573,322
                                  -----------  -------    -------   -----------
                                  $12,054,719   $7,688    $45,860   $12,016,547
                                  ===========  =======    =======   ===========
                                                      1995
                                  ---------------------------------------------
                                   AMORTIZED  UNREALIZED UNREALIZED   MARKET
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   U.S. Treasury securities...... $ 1,604,191  $ 6,747    $   --    $ 1,610,938
   U.S. Government agencies and
    corporations.................   5,800,430   49,536     21,875     5,828,091
   Mortgage-backed securities....     798,292   14,969        --        813,261
                                  -----------  -------    -------   -----------
                                  $ 8,202,913  $71,252    $21,875   $ 8,252,290
                                  ===========  =======    =======   ===========

  Other investments are comprised of stock in Community Financial Services, Inc.

  At December 31, 1996, the unrealized loss on available for sale securities, net of the related deferred taxes of $12,979, is $25,193 and is included as a separate component of stockholders' equity. At December 31, 1995, the unrealized gain on available for sale securities, net of the related deferred taxes of $16,788, is $32,588 and is included as a separate component of stockholders' equity.

                          LANIER BANK & TRUST COMPANY

NOTE C--INVESTMENT SECURITIES, CONTINUED

  The amortized cost and estimated market value of investment securities held to maturity and available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties. Mortgage-backed securities have been allocated based on stated maturity dates after considering assumed prepayment patterns.

                                 INVESTMENT SECURITIES   INVESTMENT SECURITIES
                                    HELD TO MATURITY      AVAILABLE FOR SALE
                                 ---------------------- -----------------------
                                  AMORTIZED    MARKET    AMORTIZED    MARKET
                                    COST       VALUE       COST        VALUE
                                 ---------------------- ----------- -----------
   Due in one year or less...... $      --   $      --  $ 1,184,312 $ 1,182,437
   Due after one year through
    five years..................    253,693     258,617  10,709,671  10,669,985
   Due after five years through
    ten years...................    209,374     220,563         --          --
   Due after ten years..........        --          --      160,736     164,125
                                 ----------  ---------- ----------- -----------
                                 $  463,067  $  479,180 $12,054,719 $12,016,547
                                 ==========  ========== =========== ===========

  There were no sales of investment securities during 1996, 1995 and 1994.

  Investment securities with amortized costs of $10,186,906 and $501,161 and market values of $10,143,719 and $506,158 at December 31, 1996 and 1995,
respectively, were pledged to secure public funds and certain other deposits as required by law.

  At December 31, 1996, the Bank has no outstanding off-balance-sheet derivative financial instruments such as swaps, options, futures or forward contracts.

NOTE D--LOANS

  Major classifications of loans are as follows at December 31:

                                                          1996         1995
                                                       -----------  -----------
   Commercial......................................... $ 1,539,312  $ 1,564,236
   Real estate--commercial............................   4,818,985    5,423,118
   Real estate--mortgage..............................  10,976,071   12,846,760
   Real estate--construction..........................   5,910,211    6,999,760
   Installment and simple interest individual.........   6,658,629    5,157,843
                                                       -----------  -----------
     Total loans......................................  29,903,208   31,991,717
   Less: Net deferred loan fees.......................     (53,545)     (28,771)
   Allowance for loan losses..........................    (677,360)    (730,858)
                                                       -----------  -----------
     Loans, net....................................... $29,172,303  $31,232,088
                                                       ===========  ===========

  Most of the Bank's business activity is with customers located within Forsyth County and the surrounding area. As of December 31, 1996 and 1995, the Bank had approximately $22,000,000 and $25,000,000, respectively, of its loan portfolio secured by real estate.

  Nonaccrual loans totaled $401,516, $533,266 and $1,260,774 at December 31, 1996, 1995 and 1994, respectively. If such loans had been on a full-accrual basis, interest income would have been approximately $41,000, $44,000 and $116,000 higher in 1996, 1995 and 1994, respectively. The Bank has approximately $144,000 and $681,000 in loans which are impaired under SFAS 114 at December 31, 1996 and 1995,

                          LANIER BANK & TRUST COMPANY

NOTE D--LOANS, CONTINUED

respectively. The allowance for loan losses related to these loans is approximately $45,000 and $113,000 in 1996 and 1995, respectively. The average outstanding amount of impaired loans during 1996 and 1995 was approximately $187,000 and $766,000, respectively. Interest income recognized on the cash basis was $0 and $14,000 in 1996 and 1995, respectively.

  The following is a summary of transactions in the allowance for loan losses for the years ended December 31:

                               1996      1995        1994
                             --------  ---------  ----------
   Balance, beginning of
    year...................  $730,858  $ 890,130  $1,098,692
   Benefit credited to
    expense................   (50,000)       --     (105,000)
   Loans charged off.......   (36,698)  (172,779)   (111,160)
   Recoveries of loans
    previously charged off.    33,200     13,507       7,598
                             --------  ---------  ----------
   Balance, end of year....  $677,360  $ 730,858  $  890,130
                             ========  =========  ==========

NOTE E--PREMISES AND EQUIPMENT

  Premises and equipment are comprised of the following at December 31:

                                                           1996         1995
                                                        -----------  ----------
   Land................................................ $   957,740  $  957,740
   Buildings...........................................   1,186,370   1,186,370
   Furniture, fixtures and equipment...................     831,203     753,038
   Leasehold improvements..............................      41,619      41,619
                                                        -----------  ----------
                                                          3,016,932   2,938,767
   Less accumulated depreciation and amortization......  (1,047,798)   (949,824)
                                                        -----------  ----------
   Premises and equipment, net......................... $ 1,969,134  $1,988,943
                                                        ===========  ==========

  Depreciation and amortization expense totaled $97,974, $103,370 and $117,169 in 1996, 1995 and 1994, respectively.

  Certain Bank facilities and equipment are leased under various operating leases. During 1996, the Bank leased additional facilities under a cancellable lease to open a loan production office. Management's expectations are to open the new office during the first quarter of 1997. The Bank also leases a branch facility under a noncancellable lease which expires March 31, 2002. Rental expense was $31,012, $28,874 and $28,077 in 1996, 1995 and 1994, respectively.

  Future minimum rental commitments under noncancellable leases are:

   YEAR                                                                  AMOUNT
   ----                                                                 --------
   1997................................................................ $ 29,042
   1998................................................................   30,132
   1999................................................................   31,036
   2000................................................................   31,967
   2001................................................................   32,926
                                                                        --------
                                                                        $155,103
                                                                        ========

                          LANIER BANK & TRUST COMPANY

NOTE F--OTHER REAL ESTATE

  Other real estate is comprised of the following at December 31:

                                                               1996      1995
                                                             --------  --------
   Other real estate........................................ $939,795  $555,181
   Less reserve for losses..................................  (40,000)  (40,000)
                                                             --------  --------
   Other real estate, net................................... $899,795  $515,181
                                                             ========  ========

  An analysis of the reserve for losses on other real estate is as follows for the years ended December 31:

                                                        1996    1995     1994
                                                       ------- ------- --------
   Balance, beginning of year......................... $40,000 $40,000 $ 73,000
   Provision charged to expense.......................     --      --    20,000
   Losses charged off.................................     --      --   (15,000)
   Reversals due to sales.............................     --      --   (38,000)
                                                       ------- ------- --------
   Balance, end of year............................... $40,000 $40,000 $ 40,000
                                                       ======= ======= ========

  Net expense of other real estate totaled $20,906 and $20,523 for the years ended December 31, 1996 and 1995, respectively. Net income from other real estate totaled $3,490 for the year ended December 31, 1994.

NOTE G--SHORT-TERM BORROWINGS

  The Bank utilizes short-term borrowings as needed for liquidity purposes in the form of federal funds purchased. The Bank has unsecured lines of credit for federal funds purchased from other banks totaling $4,500,000. At December 31, 1996 and 1995, $3,500,000 was outstanding under these lines, which had an overnight maturity and weighted average interest rate of 7.32 percent and 6.03 percent, respectively. The maximum amount outstanding during 1996 and 1995 was $3,500,000. The average amount outstanding and weighted average interest rates were $265,000 and $1,067,000 and 5.28 percent and 6.56 percent for 1996 and 1995, respectively.

NOTE H--INCOME TAXES

  The following are the components of income tax expense as provided for the years ended December 31:

                                                      1996      1995     1994
                                                    --------  -------- --------
   Current income tax provision.................... $358,876  $325,682 $110,953
   Deferred income tax provision (benefit).........  (26,941)   32,594  120,198
                                                    --------  -------- --------
                                                    $331,935  $358,276 $231,151
                                                    ========  ======== ========

                          LANIER BANK & TRUST COMPANY

NOTE H--INCOME TAXES

  A reconciliation of income tax computed at statutory rates to total income taxes is as follows for the years ended December 31:

                                                 1996        1995       1994
                                              ----------  ----------  --------
   Pretax income............................. $1,120,941  $1,060,403  $684,160
                                              ==========  ==========  ========
   Income tax computed at federal statutory
    tax rate................................. $  381,120  $  360,537  $232,614
   Increase (decrease) resulting from:
     Tax-exempt dividends....................       (580)       (551)     (736)
     Tax-exempt interest.....................     (8,066)     (4,971)   (2,370)
     Other, net..............................    (40,539)      3,261     1,643
                                              ----------  ----------  --------
                                              $  331,935  $  358,276  $231,151
                                              ==========  ==========  ========

  The following summarizes the tax effects of temporary differences which comprise the net deferred tax assets at December 31:

                                                       1996     1995     1994
                                                     -------- -------- --------
   Deferred tax assets:
     Reserve for loan losses........................ $153,368 $159,741 $232,105
     Other real estate..............................   65,606   62,417    8,796
     Nonaccrual loans...............................   20,325   15,439   40,864
     Deferred loan fees.............................   25,575   18,069   14,345
     Market valuation adjustment....................   12,978      --    28,380
     Other, net.....................................    2,841      --       --
                                                     -------- -------- --------
       Total deferred tax assets....................  280,693  255,666  324,490
                                                     ======== ======== ========
   Deferred tax liabilities:
     Accumulated depreciation.......................   24,674   26,900   37,041
     Market valuation adjustment....................      --    16,788      --
     Other, net.....................................      --    12,666   10,375
                                                     -------- -------- --------
       Total deferred tax liabilities...............   24,674   56,354   47,416
                                                     -------- -------- --------
       Net deferred tax assets...................... $256,019 $199,312 $277,074
                                                     ======== ======== ========

  The net deferred tax asset is included as a component of other assets in the balance sheets.

NOTE I--EMPLOYEE BENEFITS

  The Bank sponsors an Internal Revenue Code Section 125 Cafeteria Plan that covers substantially all employees. Contributions to the plan are determined by the Board of Directors based on employee participation. The Bank made no contributions to the plan in 1996, 1995 and 1994.

NOTE J--RELATED PARTY TRANSACTIONS

  At December 31, 1996 and 1995, the Bank had direct and indirect loans which aggregated $1,382,509 and $1,604,116, respectively, outstanding to or for the benefit of certain of the Bank's officers, directors, and their related interests. During 1996, $247,584 of such loans were made and repayments totaled $469,191. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts with the Bank.

                          LANIER BANK & TRUST COMPANY

NOTE K--STOCKHOLDERS' EQUITY

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk weighted assets (as defined). As of December 31, 1996 and 1995, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the Bank's category. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

                                                 1996
                         -------------------------------------------------------
                                                 ADEQUATELY
                           WELL CAPITALIZED      CAPITALIZED
                             REQUIREMENT         REQUIREMENT         ACTUAL
                            AMOUNT (RATIO)     AMOUNT (RATIO)    AMOUNT (RATIO)
                         --------------------  ---------------  ----------------
Tier 1 Capital (to
 Average Assets)........ $ ^ 2,960,000 ^  5.0% $ 1,776,000 3.0% $ 8,902,000 15.0%
Tier 1 Capital (to Risk
 Weighted Assets)....... $ ^ 2,967,000 ^  6.0% $ 1,978,000 4.0% $ 8,902,000 18.0%
Total Capital (to Risk
 Weighted Assets)....... $ ^ 4,945,000 ^ 10.0% $ 3,956,000 8.0% $ 9,520,000 19.3%
                                                 1995
                         -------------------------------------------------------
                                                 ADEQUATELY
                           WELL CAPITALIZED      CAPITALIZED
                             REQUIREMENT         REQUIREMENT         ACTUAL
                            AMOUNT (RATIO)     AMOUNT (RATIO)    AMOUNT (RATIO)
                         --------------------  ---------------  ----------------
Tier 1 Capital (to
 Average Assets)........ $ ^ 2,964,000 ^  5.0% $ 1,778,000 3.0% $ 8,197,000 13.8%
Tier 1 Capital (to Risk
 Weighted Assets)....... $ ^ 3,485,000 ^  6.0% $ 2,323,000 4.0% $ 8,197,000 14.1%
Total Capital (to Risk
 Weighted Assets)....... $ ^ 5,809,000 ^ 10.0% $ 4,646,000 8.0% $ 8,923,000 15.4%

  Management believes, as of December 31, 1996, that the Bank meets all capital requirements to which it is subject.

  Banking regulations limit the amount of dividends that the Bank may pay without obtaining prior approval. Under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared in the calendar year exceeds 50 percent of the net profits, after taxes but before dividends, for the previous calendar year, and if the ratio of equity capital to adjusted total assets is less than 6 percent. During 1996, the Bank could pay approximately $351,000 in dividends without prior approval or violation of regulatory capital requirements.

  The Bank has a nonqualified incentive stock option plan covering certain officers and employees under which options to purchase shares of the Bank's common stock are granted at either the fair market value or the book value per share of stock at the date of grant. Options may be granted upon the discretion of the Board of

                          LANIER BANK & TRUST COMPANY

NOTE K--STOCKHOLDERS' EQUITY, CONTINUED
Directors, but must be exercised within ten years from the date of grant. Options were established for 33,750 shares of the Bank's common stock. Summarized information related to these options is as follows at December 31:

                                                    1996             1995
                                               ---------------- ---------------
                                                       WEIGHTED        WEIGHTED
                                                       AVERAGE         AVERAGE
                                                       EXERCISE        EXERCISE
                                               SHARES   PRICE   SHARES  PRICE
                                               ------  -------- ------ --------
   Outstanding, beginning of year............. 23,745   $9.39   23,745  $9.39
   Granted during year........................  5,000   10.92      --     --
   Exercised during year...................... (3,943)   7.61      --     --
   Expired during year........................    --      --       --     --
                                               ------   -----   ------  -----
   Outstanding, end of year................... 24,802   $9.98   23,745  $9.39
                                               ======   =====   ======  =====
   Options exercisable at year end............ 24,802           23,745
                                               ======           ======
   Weighted average fair value of options
    granted during the year................... $ 8.80
                                               ======

  During 1996, the Bank's stockholders approved a fixed stock option plan which allows for a total of 60,000 options to be granted to members of the Board of Directors. The exercise price for each option shall be the greater of $16.50 per share or the book value per share of stock at the date of grant. Options are to be granted annually based on Board service, and expire in five years after date of grant. Summarized information related to these options is as follows at December 31, 1996:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                               SHARES   PRICE
                                                               ------- --------
   Outstanding, beginning of year.............................     --   $  --
   Granted during year........................................  14,500   16.50
   Exercised during year......................................     --      --
   Expired during year........................................     --      --
                                                               -------  ------
   Outstanding, end of year...................................  14,500  $16.50
                                                               =======  ======
   Options exercisable at year end............................  14,500
                                                               =======
   Weighted average fair value of options granted during the
    year...................................................... $  3.08
                                                               =======

  The following table summarizes information about the Bank's two fixed stock option plans at December 31, 1996:

                       OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
              -------------------------------------- -------------------------
                                 WEIGHTED
                                  AVERAGE   WEIGHTED                  WEIGHTED
   RANGE OF        NUMBER        REMAINING  AVERAGE       NUMBER      AVERAGE
   EXERCISE    OUTSTANDING AT   CONTRACTUAL EXERCISE  EXERCISABLE AT  EXERCISE
    PRICE     DECEMBER 31, 1996    LIFE      PRICE   DECEMBER 31,1996  PRICE
   --------   ----------------- ----------- -------- ---------------- --------
    $8.90-
     10.92         23,052           6.8      $ 9.43       23,052       $ 9.43
    16.50          14,500           4.3       16.50       14,500        16.50
    17.14           1,750           3.0       17.14        1,750        17.14
                   ------           ---      ------       ------       ------
                   39,302           5.7      $12.39       39,302       $12.39
                   ======           ===      ======       ======       ======

                          LANIER BANK & TRUST COMPANY

NOTE K--STOCKHOLDERS' EQUITY, CONTINUED

  At December 31, 1996, the Bank has two stock-based compensation plans which are described in the preceding table. The Bank applies APB 25 and related Interpretation in accounting for its plans. Accordingly, no compensation cost has been recognized for the Bank's stock option plans in 1996 or 1995. Had compensation cost for the Bank's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                                             FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               1996      1995
                                                             --------- ---------
   Net income
     As reported............................................ $ 789,006 $ 702,127
     Pro forma..............................................   730,490   702,127
   Earnings per share
     As reported............................................ $     .97 $     .87
     Pro forma..............................................       .90       .87

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996: dividend yield of 0.9 percent, expected volatility of 0 percent, risk-free interest rate of 6.0 percent, and expected lives of five to nine years.

NOTE L--OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1996 and 1995, unfunded commitments to extend credit were approximately $6,927,000 and $5,285,000, respectively. The Bank's experience has been that approximately 90 percent of loan commitments are drawn upon by customers.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 1996 and 1995, commitments under letters of credit aggregated approximately $157,000 and $134,000, respectively. The Bank has not been required to perform on any standby letters of credit during 1996 and 1995.

                          LANIER BANK & TRUST COMPANY

NOTE L--OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS, (CONTINUED)

  The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the other party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties on those commitments for which collateral is deemed necessary.

NOTE M--DEPOSIT CONCENTRATION

  During 1996, the Bank signed an agreement to provide customary banking services to the Forsyth County Tax Commissioner for 1997. The deposits will be collateralized by pledging investment securities as required by state law. At December 31, 1996, the Bank had approximately $8,234,000 in deposits from the Forsyth County Tax Commissioner and its related entities. There were no deposit concentrations in 1995.

NOTE N--LITIGATION

  The Bank is a defendant in other legal actions arising from its normal business activities. The outcome of these actions cannot presently be determined; however, management believes that those actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Bank's financial position.

NOTE O--SUPPLEMENTAL FINANCIAL DATA

  Components of other expense in excess of 1 percent of total income are as follows at December 31:

                                                       1996     1995     1994
                                                     -------- -------- --------
   Directors' fees.................................. $ 86,375 $ 66,800 $ 56,600
   Data processing services.........................  126,855  109,465  104,800
   Office supplies..................................   62,873   60,952   55,460

NOTE P--FAIR VALUES OF FINANCIAL INSTRUMENTS

  The estimated fair values of the Bank's financial instruments are as follows at December 31:

                                          1996                    1995
                                 ----------------------- -----------------------
                                  CARRYING    ESTIMATED   CARRYING    ESTIMATED
                                    VALUE    FAIR VALUE     VALUE    FAIR VALUE
                                 ----------- ----------- ----------- -----------
   Financial assets:
     Cash and cash equivalents.  $24,786,240 $24,786,240 $16,041,818 $16,041,818
     Interest-bearing deposits.          --          --      100,000     100,000
     Investment securities held
      to maturity..............      463,067     479,180     463,988     482,497
     Investment securities
      available for sale.......   12,016,547  12,016,547   8,252,290   8,252,290
     Other investments.........       25,000      25,000      25,000      25,000
     Loans.....................   29,903,208  29,843,402  31,991,717  32,121,000
     Accrued interest
      receivable...............      433,279     433,279     440,919     440,919
   Financial liabilities:
     Noncontractual deposits...  $33,617,643 $33,617,643 $22,611,223 $22,611,223
     Contractual deposits......   23,775,981  23,871,085  24,460,585  24,556,000
     Short-term borrowings.....    3,500,000   3,500,000   3,500,000   3,500,000
     Accrued interest payable..      231,188     231,188     233,719     233,719
   Off-balance-sheet
    instruments:
     Undisbursed credit lines..              $ 6,913,146             $ 5,353,888
     Standby letters of credit.                  156,686                 134,594

                                                                      APPENDIX A



                     AGREEMENT AND PLAN OF REORGANIZATION

                                BY AND BETWEEN

                           PREMIER BANCSHARES, INC.

                                      AND

                          LANIER BANK & TRUST COMPANY



                         DATED AS OF DECEMBER 16, 1997

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
Preamble..............................................................................  1

ARTICLE I
     TRANSACTIONS AND TERMS OF MERGER.................................................  2
     --------------------------------
     1.1   Merger.....................................................................  2
     1.2   Time and Place of Closing..................................................  2
     1.3   Effective Time.............................................................  2

ARTICLE II
----------
     TERMS OF MERGER..................................................................  2
     ---------------
     2.1   Articles of Incorporation..................................................  2
     2.2   Bylaws.....................................................................  3
     2.3   Directors and Officers.....................................................  3
     2.4   Business of Surviving Bank.................................................  3
     2.5   Assumption of Rights.......................................................  3
     2.6   Assumption of Liabilities..................................................  3

ARTICLE III
     MANNER OF CONVERTING SHARES......................................................  4
     ---------------------------
     3.1   Conversion of Shares.......................................................  4
     3.2   Anti-Dilution Provisions...................................................  4
     3.3   Shares Held By Lanier or Premier...........................................  4
     3.4   Conversion of Stock Options; Restricted Stock..............................  5
     3.5   Dissenting Shareholders....................................................  5
     3.6   Fractional Shares..........................................................  6

ARTICLE IV
----------
     EXCHANGE OF SHARES...............................................................  6
     ------------------
     4.1   Exchange Procedures........................................................  6
     4.2   Rights of Former Lanier Shareholders.......................................  7

ARTICLE V
---------
     REPRESENTATIONS AND WARRANTIESOF LANIER..........................................  7
     ---------------------------------------
     5.1   Organization, Standing, and Power..........................................  7
     5.2   Authority; No Breach By Agreement..........................................  8
     5.3   Capital Stock..............................................................  9
     5.4   Lanier Subsidiaries........................................................  9
     5.5   Financial Statements.......................................................  9
     5.6   Absence of Undisclosed Liabilities.........................................  9
     5.7   Absence of Certain Changes or Events.......................................  9

    5.8    Tax Matters...............................................................  10
    5.9    Allowance for Possible Loan Losses........................................  11
    5.10   Assets....................................................................  11
    5.11   Environmental Matters.....................................................  11
    5.12   Compliance with Laws......................................................  12
    5.13   Labor Relations...........................................................  12
    5.14   Employee Benefit Plans....................................................  12
    5.15   Material Contracts........................................................  13
    5.16   Legal Proceedings.........................................................  14
    5.17   Reports...................................................................  14
    5.18   Statements True and Correct...............................................  14
    5.19   Accounting, Tax and Regulatory Matters....................................  15
    5.20   Charter Provisions........................................................  15
    5.21   Millennium Compliance.....................................................  15

ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF PREMIER.......................................  15
     -----------------------------------------
     6.1   Organization, Standing, and Power.........................................  15
     6.2   Authority; No Breach By Agreement.........................................  16
     6.3   Capital Stock.............................................................  17
     6.4   Premier Subsidiaries......................................................  18
     6.5   SEC Filings; Financial Statements.........................................  18
     6.6   Absence of Undisclosed Liabilities........................................  19
     6.7   Absence of Certain Changes or Events......................................  19
     6.8   Tax Matters...............................................................  19
     6.9   Allowance for Possible Loan Losses........................................  20
     6.10  Environmental Matters.....................................................  21
     6.11  Employee Benefit Plans....................................................  21
     6.12  Compliance with Laws......................................................  23
     6.13  Legal Proceedings.........................................................  23
     6.14  Statements True and Correct...............................................  24
     6.15  Accounting, Tax and Regulatory Matters....................................  24
     6.16  Reports...................................................................  24
     6.17  Millennium Compliance.....................................................  25

ARTICLE VII
     CONDUCT OF BUSINESS PENDING CONSUMMATION........................................  25
     ----------------------------------------
     7.1   Affirmative Covenants of Lanier...........................................  25
     7.2   Negative Covenants of Lanier..............................................  25
     7.3   Affirmative Covenants of Premier..........................................  27
     7.4   Adverse Changes in Condition..............................................  28
     7.5   Reports...................................................................  28

ARTICLE VIII
     ADDITIONAL AGREEMENTS............................................................ 28
     ---------------------
     8.1   Registration Statement; Proxy Statement; Shareholder Approval.............. 28
     8.2   Exchange Listing........................................................... 29
     8.3   Applications............................................................... 29
     8.4   Agreement as to Efforts to Consummate...................................... 29
     8.5   Investigation and Confidentiality.......................................... 29
     8.6   Press Releases............................................................. 30
     8.7   Acquisition Proposals...................................................... 30
     8.8   Accounting and Tax Treatment............................................... 30
     8.9   Agreement of Affiliates.................................................... 30
     8.10  Employee Benefits and Contracts............................................ 31
     8.11  Other Acquisitions, Mergers, or Combinations involving a Premier Company... 31
     8.12  Indemnification............................................................ 32

ARTICLE IX
     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE................................ 33
     -------------------------------------------------
     9.1   Conditions to Obligations of Each Party.................................... 33
     9.2   Conditions to Obligations of Premier....................................... 34
     9.3   Conditions to Obligations of Lanier........................................ 35

ARTICLE X
     TERMINATION...................................................................... 37
     -----------
     10.1  Termination................................................................ 37
     10.2  Effect of Termination...................................................... 38
     10.3  Non-Survival of Representations and Covenants.............................. 38

ARTICLE XI
     MISCELLANEOUS.................................................................... 39
     -------------
     11.1  Definitions................................................................ 39
     11.2  Expenses................................................................... 46
     11.3  Brokers and Finders........................................................ 46
     11.4  Entire Agreement........................................................... 47
     11.5  Amendments................................................................. 47
     11.6  Waivers.................................................................... 47
     11.7  Assignment................................................................. 48
     11.8  Notices.................................................................... 48
     11.9  Governing Law.............................................................. 49
     11.10 Counterparts............................................................... 49
     11.11 Captions................................................................... 49
     11.12 Enforcement of Agreement................................................... 49
     11.13 Severability............................................................... 49

LIST OF EXHIBITS
----------------

Exhibit Number      Description
--------------      -----------
     1.             Plan of Merger between Lanier and Premier Bank (Preamble)

     2.             Form of Agreement of Affiliates of Lanier.  (Section 8.9).

     3.             Matters as to which Counsel for Lanier will opine. (Section 9.2(d)).

     4.             Form of Claims/Indemnification Letter (Section 9.2(e)).

     5.             Matters as to which Counsel for Premier will opine. (Section 9.3(d)).

     6.             Form of Employment Agreement between Premier Bank, Premier and A. Lee
                    Wilhelm (Sections 2.3 and 8.10(b)).

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of December 16, 1997 by and between PREMIER BANCSHARES, INC. ("Premier"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; and LANIER BANK & TRUST COMPANY ("Lanier"), a commercial bank organized and existing under the laws of the State of Georgia, with its principal office located in Cumming, Georgia.


                                   PREAMBLE
                                   --------

     The Boards of Directors of Lanier and Premier are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Lanier by Premier pursuant to the merger (the "Merger") of Lanier with and into Premier Bank, a commercial bank organized and existing under the laws of the State of Georgia and a wholly owned subsidiary of Premier, with its principal office located in Atlanta, Georgia. At the effective time of the Merger, the outstanding shares of the common stock of Lanier shall be converted into the right to receive shares of the common stock of Premier. As a result, shareholders of Lanier will become shareholders of Premier. The Merger shall be consummated pursuant to the Plan of Merger between Lanier and Premier Bank, the form of which is attached hereto as Exhibit "1". The transactions described in
                                    -----------
this Agreement are subject to the approvals of the Boards of Directors of Lanier, Premier and Premier Bank, the shareholders of Lanier and Premier Bank, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. The transactions described in this Agreement and the Plan of Merger are also subject to either the approval of the Board of Governors of the Federal Reserve System or a determination by the Board of Governors of the Federal Reserve System (or the Federal Reserve Bank of Atlanta acting pursuant to delegated authority) that no such approval is required. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests" transaction.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------
                        TRANSACTIONS AND TERMS OF MERGER
                        --------------------------------

     1.1    MERGER.  Subject to the terms and conditions of this Agreement and
            ------
the Plan of Merger, at the Effective Time, Lanier shall be merged with and into Premier Bank as authorized by Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532 and 7-1-533 of the Financial Institutions Code of Georgia. Premier Bank shall be the Surviving Bank resulting from the Merger and shall continue to be operated as a wholly owned subsidiary of Premier. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Lanier and Premier, and the terms of a Plan of Merger to be entered into by Premier Bank and Lanier, which has been approved and adopted by the Board of Directors of Lanier and will be approved and adopted by the Board of Directors of Premier Bank within thirty
(30) days of the execution of this Agreement.

     1.2    TIME AND PLACE OF CLOSING.  The Closing will take place at 10:00
            -------------------------
a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3    EFFECTIVE TIME.  The Merger and other transactions contemplated by
            --------------
this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (b) the date on which the shareholders of Lanier approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the duly authorized officers of each Party.


                                  ARTICLE II
                                  ----------
                                TERMS OF MERGER
                                ---------------

     2.1    ARTICLES OF INCORPORATION.  The Articles of Incorporation of Premier
            -------------------------
Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.2    BYLAWS.  The Bylaws of Premier Bank in effect immediately prior to
            ------
the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.3    DIRECTORS AND OFFICERS. The directors of Premier Bank in office
            ----------------------
immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of Premier Bank in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. In addition, at the Effective Time, A. Lee Wilhelm will be elected President of Premier Bank's Central Metro Division, and Premier and Premier Bank shall enter into an employment agreement with Mr. Wilhelm in substantially the form attached hereto as Exhibit "6". The remaining members of
                                          -----------
the Lanier Board of Directors prior to the Effective Time shall be appointed to serve as members of Premier's Marketing and Development Board for Forsyth County commencing immediately following the Effective Time. In addition, at the Effective Time, John E. Aderhold shall be elected to the Board of Directors of Premier to serve on such board until the annual meeting of Premier shareholders to be held in the second quarter of 1999. After such meeting, Mr. Aderhold shall be appointed to serve as an Honorary Director of Premier in accordance with the Bylaws of Premier.

     2.4    BUSINESS OF SURVIVING BANK.  The business of the Surviving Bank from
            --------------------------
and after the Effective Time shall continue to be that of a commercial bank organized under the laws of the State of Georgia. The business shall be conducted from its main office located in Atlanta, Georgia, or such other place as Premier may determine, and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time, of Lanier.

     2.5    ASSUMPTION OF RIGHTS.  At the Effective Time, the separate existence
            --------------------
and corporate organization of Lanier shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both Premier Bank and Lanier in and to every type of property (real, personal, and mixed), and all choses in action of both Premier Bank and Lanier shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Premier Bank or Lanier at the Effective Time.

     2.6    ASSUMPTION OF LIABILITIES.  All liabilities and obligations of both
           --------------------------
Premier Bank and Lanier of every kind and description shall be assumed by the Surviving Bank, and the

Surviving Bank shall be bound thereby in the same manner and to the same extent that Premier Bank and Lanier were so bound at the Effective Time.

                                  ARTICLE III
                                  -----------
                          MANNER OF CONVERTING SHARES
                          ---------------------------

     3.1    CONVERSION OF SHARES.  Subject to the provisions of this Article
            --------------------
III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations or banks shall be converted as follows:

            (a) Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            (b) Each share of Premier Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            (c) Each share of Lanier Common Stock (excluding shares held by Lanier or by any Premier Company, which shares shall be canceled as provided in
Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.305 shares of Premier Common Stock (the "Exchange Ratio"). In the event that the average closing price of the Premier Common Stock is less than $20.50 for the ten trading day period ending on the day immediately prior to the effective date of the Registration Statement ("Average Closing Price"), then the Exchange Ratio shall be increased to that number of shares of Premier Common Stock which, when multiplied by the Average Closing Price, equals $26.7525. The provisions of this Section 3.1(c) are subject to Section 10.1(h) of this Agreement.

     3.2    ANTI-DILUTION PROVISIONS.  In the event Premier or Lanier changes
            ------------------------
the number of shares of Premier Common Stock or Lanier Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3    SHARES HELD BY LANIER OR PREMIER.  Each of the shares of Lanier
            --------------------------------
Common Stock held by Lanier or by any Premier Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     3.4    CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.
            ---------------------------------------------

            (a) At the Effective Time, all rights with respect to Lanier Common Stock pursuant to stock options granted by Lanier ("Lanier Options") under the Lanier Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Premier Common Stock, and Premier shall assume each Lanier Option, in accordance with the terms of the Lanier Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Lanier Option assumed by Premier may be exercised solely for shares of Premier Common Stock, (ii) the number of shares of Premier Common Stock subject to such Lanier Option shall be equal to the number of shares of Lanier Common Stock subject to such Lanier Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Lanier Option shall be adjusted by dividing the per share exercise price under each such Lanier Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Lanier and Premier agree to take all necessary steps to effect the provisions of this
Section 3.4.

            (b) Premier may, at its election, substitute, as of the Effective Time, stock options under the Premier Bancshares, Inc. 1997 Stock Option Plan (the "Premier Stock Option Plan") for all or a part of the Lanier Options, subject to the following conditions: (i) the requirements of Section 3.4(a) shall be met; (ii) such substitution shall not constitute a modification, extension or renewal of any of the Lanier Options which are incentive stock options; (iii) the substituted options shall continue in effect on substantially the same terms and conditions as contained in the document granting the Lanier Options; and (iv) each grant of a substitute option to any individual who shall be deemed subject to Section 16 of the 1934 Act shall have been specifically approved in advance by the full Board of Directors of Premier or by a committee consisting solely of "non-employee" directors as defined in Rule 16b-3. As soon as practicable following the Effective Date, Premier shall deliver to the participants receiving substitute options under the Premier Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. Premier has reserved under the Premier Stock Option Plan adequate shares of Premier Common Stock for delivery upon exercise of any such substituted options.

     3.5    DISSENTING SHAREHOLDERS.  Any holder of shares of Lanier Common
            -----------------------
Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Financial Institutions Code of Georgia and the GBCC and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Lanier fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Premier shall issue and deliver the consideration to which such holder of shares of Lanier Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of Lanier Common Stock held by such holder.

     3.6    FRACTIONAL SHARES.  Notwithstanding any other provision of this
            -----------------
Agreement, each holder of shares of Lanier Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Lanier Common Stock, who would otherwise have been entitled to receive a fraction of a share of Premier Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premier Common Stock multiplied by the market value of one share of Premier Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Premier Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time or the date of exercise, as the case may be. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.


                                  ARTICLE IV
                                  ----------
                              EXCHANGE OF SHARES
                              ------------------

     4.1    EXCHANGE PROCEDURES.  Promptly after the Effective Time, Premier
            -------------------
shall cause SunTrust Bank, Atlanta, or such other exchange agent selected by Premier and reasonably satisfactory to Lanier (the "Exchange Agent") to mail to the former holders of Lanier Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Lanier Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of Lanier Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, 3.2 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. Premier shall not be obligated to deliver the consideration to which any former holder of Lanier Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Lanier Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Lanier Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Premier, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Lanier Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2    RIGHTS OF FORMER LANIER SHAREHOLDERS.  At the Effective Time, the
            ------------------------------------
stock transfer books of Lanier shall be closed as to holders of Lanier Common Stock immediately prior to the Effective Time and no transfer of Lanier Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Lanier Common Stock (other than shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Lanier Common Stock shall be entitled to vote after the Effective Time at any meeting of Premier shareholders the number of whole shares of Premier Common Stock into which their respective shares of Lanier Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Lanier Common Stock for certificates representing Premier Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Premier on the Premier Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Premier Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Lanier Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Lanier Common Stock certificate, both the Premier Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE V
                                   ---------
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                                   OF LANIER
                                   ---------

     Lanier hereby represents and warrants to Premier as follows:

     5.1    ORGANIZATION, STANDING, AND POWER.  Lanier is a commercial bank duly
            ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia. Lanier has the power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Lanier is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier. Lanier is an "insured institution" as such term is defined in the Federal Deposit Insurance Act and application regulations thereunder, and the deposits therein are insured by the Bank Insurance Fund, to the maximum extent permitted by law.

     5.2    AUTHORITY; NO BREACH BY AGREEMENT.
            ---------------------------------

            (a) Lanier has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of Lanier Common Stock. The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Lanier, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of Lanier Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Lanier. Subject to such requisite shareholder approval, this Agreement represents and, when executed and delivered, the Plan of Merger will represent, legal, valid and binding obligations of Lanier, enforceable against Lanier in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

            (b)  Except as disclosed in Section 5.2(b) of the Lanier Disclosure
                                                                     ----------
Memorandum, neither the execution and delivery of this Agreement and the Plan of
----------
Merger by Lanier, nor the consummation by Lanier of the transactions contemplated hereby or thereby, nor compliance by Lanier with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Lanier's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Lanier under, any Contract or Permit of Lanier, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Lanier or any of its Assets.

            (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Lanier of the Merger and the other transactions contemplated in this Agreement or the Plan of Merger.

     5.3    CAPITAL STOCK.
            -------------

            (a) The authorized capital stock of Lanier consists of 2,000,000 shares of Lanier Common Stock, of which 804,380 shares are issued and outstanding as of the date of this Agreement and not more than 859,974 shares will be issued and outstanding at the Effective Time (as a result of the exercise of outstanding options). All of the issued and outstanding shares of common stock of Lanier are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Lanier Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Lanier.

            (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the Lanier Disclosure Memorandum, there are no
                                       ---------------------
shares of capital stock or other equity securities of Lanier outstanding and no outstanding Rights relating to the capital stock of Lanier.

     5.4    LANIER SUBSIDIARIES.  Lanier has no Subsidiaries.
            -------------------

     5.5    FINANCIAL STATEMENTS.  Lanier has disclosed in Section 5.5 of the
            --------------------
Lanier Disclosure Memorandum, and has delivered to Premier copies of, all Lanier
       ---------------------
Financial Statements prepared for periods ended prior to the date hereof and will deliver to Premier copies of all Lanier Financial Statements prepared subsequent to the date hereof. The Lanier Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Lanier, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the financial position of Lanier as of the dates indicated and the results of operations, changes in shareholders' equity, and cash flows of Lanier for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

     5.6    ABSENCE OF UNDISCLOSED LIABILITIES.  Lanier does not have any
            ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier except Liabilities which are accrued or reserved against in the balance sheets of Lanier as of December 31, 1996 and September 30, 1997, included in the Lanier Financial Statements or reflected in the notes thereto. Lanier has not incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier.

     5.7    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since September 30, 1997,
            ------------------------------------
except as disclosed in Section 5.7 of the Lanier Disclosure Memorandum, (a)
                                                 ---------------------
there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier, and (b) Lanier has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Lanier provided in Article VII of this Agreement.

     5.8    TAX MATTERS.
            -----------

            (a) All Tax returns required to be filed by or on behalf of Lanier have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Lanier and all returns filed are complete and accurate to the Knowledge of Lanier. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Lanier, except as reserved against in the Lanier Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 5.8(a) of the Lanier Disclosure Memorandum.  All Taxes and other
                             ---------------------
Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

            (b)  Except as disclosed in Section 5.8(b) of the Lanier Disclosure
                                                                     ----------
Memorandum, Lanier has not executed an extension or waiver of any statute of
----------
limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Lanier, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier.

            (c) Adequate provision for any Taxes due or to become due for Lanier for the period or periods through and including the date of the respective Lanier Financial Statements has been made and is reflected on such Lanier Financial Statements.

            (d) Deferred Taxes of Lanier have been provided for in accordance with GAAP.

            (e) Lanier is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier.

            (f) There are no Liens with respect to Taxes upon any of the Assets of Lanier, the aggregate effect of which would constitute a Material Adverse Effect on Lanier.

     5.9    ALLOWANCE FOR POSSIBLE LOAN LOSSES.  The allowance for possible loan
            ----------------------------------
or credit losses (the "Allowance") shown on the balance sheets of Lanier included in the most recent Lanier Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Lanier included in the Lanier Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Lanier and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Lanier as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Lanier.

     5.10   ASSETS.  Except as disclosed in Section 5.10 of the Lanier
            ------
Disclosure Memorandum or as disclosed or reserved against in the Lanier
---------------------
Financial Statements, Lanier has good and marketable title, free and clear of all Liens, to all of their respective Assets, except where such defects in title or such Liens are not reasonably likely to have a Material Adverse Effect on Lanier. All material tangible properties used in the businesses of Lanier are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Lanier's past practices. All Assets which are material to Lanier's business, held under leases or subleases by Lanier, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of Lanier provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Lanier is a named insured are reasonably sufficient. The Assets of Lanier include all assets required to operate the business of Lanier as presently conducted.

     5.11   ENVIRONMENTAL MATTERS.  Except as disclosed in Section 5.11 of the
            ---------------------
Lanier Disclosure Memorandum:
       ---------------------

            (a) to the Knowledge of Lanier, Lanier, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier.

            (b) to the Knowledge of Lanier, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which Lanier or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Lanier or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier and to the Knowledge of Lanier, there is no reasonable basis for any such Litigation.

            (c) to the Knowledge of Lanier, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier.

     5.12   COMPLIANCE WITH LAWS.  Lanier has in effect all Permits necessary
            --------------------
for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier. Except as disclosed in Section
5.12 of the Lanier Disclosure Memorandum, Lanier:
                   ---------------------

            (a) is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier; and

            (b) has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Lanier is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier, or (iii) requiring Lanier to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13   LABOR RELATIONS.  Lanier is not the subject of any Litigation
            ---------------
asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Lanier, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving Lanier's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14   EMPLOYEE BENEFIT PLANS.
            ----------------------

            (a)  Lanier has disclosed in Section 5.14 of the Lanier Disclosure
                                                                    ----------
Memorandum and delivered or made available to Premier prior to the execution of
----------
this Agreement copies in each
case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Lanier Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Lanier Benefit Plans"). None of the Lanier Benefit Plans is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA or a "defined benefit plan" as that term is defined in Section 414(j) of the Internal Revenue Code.

            (b)  Except as disclosed in Section 5.14(b) of the Lanier Disclosure
                                                                      ----------
Memorandum, neither the execution and delivery of this Agreement nor the
----------
consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Lanier from Lanier under any Lanier Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Lanier Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

            (c) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Lanier and their respective beneficiaries have been fully reflected on the Lanier Financial Statements to the extent required by and in accordance with GAAP.

            (d) Lanier is not obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

            (e) To the Knowledge of Lanier, other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Lanier Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Lanier Benefit Plan or against the assets of any Lanier Benefit Plan.

     5.15   MATERIAL CONTRACTS.  Except as disclosed in Section 5.15 of the
            ------------------
Lanier Disclosure Memorandum or otherwise reflected in the Lanier Financial
       ---------------------
Statements, Lanier is not, nor are any of its respective Assets, businesses or operations, a party to, or bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any Lanier Company or the guarantee by any Lanier Company of any such obligation (other than

Contracts evidencing deposit liabilities, purchases or sales of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an exhibit to a Form 10-K or Form 10-Q filed by Lanier with the SEC as of the date of this Agreement if Lanier were required to file a Form 10-K or Form 10-Q with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "Lanier Contracts"). Lanier is not in Default under any Lanier Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier. All of the indebtedness of Lanier for money borrowed is prepayable at any time by Lanier without penalty or premium.

     5.16   LEGAL PROCEEDINGS.  Except as disclosed in Section 5.16 of the
            -----------------
Lanier Disclosure Memorandum, there is no Litigation instituted or pending, or,
       ---------------------
to the Knowledge of Lanier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Lanier, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Lanier, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier.

     5.17   REPORTS.  Since January 1, 1997, Lanier has timely filed all reports
            -------
and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and
(b) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lanier). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Lanier's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.18   STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument
            ---------------------------
or other writing furnished or to be furnished by Lanier or any Affiliate thereof to Premier pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Lanier or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Lanier or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Lanier's shareholders in connection with the Lanier Shareholders' Meeting, and any other documents to be filed by Lanier or any Affiliate thereof with the SEC or any other Regulatory

Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Lanier, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Lanier Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Lanier Shareholders' Meeting. All documents that Lanier or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.19   ACCOUNTING, TAX AND REGULATORY MATTERS.  After conferring with its
            --------------------------------------
legal counsel and independent certified public accountants, neither Lanier nor any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section; or (c) preclude such certified public accountants from delivering the letter referred to in Section 9.1(h) hereof. To the Knowledge of Lanier, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     5.20   CHARTER PROVISIONS.  Lanier has taken all action so that the
            ------------------
entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Lanier or restrict or impair the ability of Premier to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Lanier that may be acquired or controlled by it.

     5.21   MILLENNIUM COMPLIANCE.  Lanier has made inquiry of its software and
            ---------------------
date processing providers with respect to the existence of any Year 2000 Problem, has been advised that no such problem exists, and has no knowledge that such statements by its providers are not correct.

                                  ARTICLE VI
                                  ----------
                   REPRESENTATIONS AND WARRANTIES OF PREMIER
                   -----------------------------------------

     Premier hereby represents and warrants to Lanier as follows:

     6.1    ORGANIZATION, STANDING, AND POWER.  Premier is a corporation duly
            ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company and thrift holding company under the BHC Act and HOLA, respectively. Premier has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Premier is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.2  AUTHORITY; NO BREACH BY AGREEMENT.
          ----------------------------------

          (a) Premier has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Premier. This Agreement represents a legal, valid and binding obligation of Premier, enforceable against Premier in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as set forth in Section 6.2(b) of the Premier Disclosure
                                                                   ----------
Memorandum, neither the execution and delivery of this Agreement by Premier, nor
----------
the consummation by Premier of the transactions contemplated hereby, nor compliance by Premier with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Premier's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Premier Company under, any Contract or Permit of any Premier Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Premier Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Premier of the Merger and the other transactions contemplated in this Agreement.

          (d) Premier Bank has the power and authority necessary to execute, deliver and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Plan of Merger and the transactions contemplated thereby will be duly and validly authorized by all necessary action in respect thereof on the part of Premier Bank. The Plan of Merger represents a legal, valid and binding obligation of Premier Bank, enforceable against Premier Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (e) Neither the execution and delivery of the Plan of Merger by Premier Bank, nor the consummation by Premier Bank of the transactions contemplated thereby, nor compliance by Premier Bank with any of the provisions thereof, will conflict with or result in a breach of any provision of Premier Bank's Articles of Incorporation or Bylaws, or Contract or agreement by which it or its Assets is bound, the breach of which would have a Material Adverse Effect on Premier Bank.

     6.3  CAPITAL STOCK.
          --------------

          (a) The authorized capital stock of Premier consists of (i) 20,000,000 shares of Premier Common Stock, of which 8,077,863 shares were issued and outstanding as of the date of this Agreement and (ii) 2,000,000 shares of Premier Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Premier Common Stock are, and all of the shares of Premier Common Stock to be issued in exchange for shares of Lanier Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement and the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Premier Common Stock has been, and none of the shares of Premier Common Stock to be issued in exchange for shares of Lanier Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past shareholders of Premier.

          (b) Premier has issued $29,639,175 of 9.00% Subordinated Debentures to Premier Capital Trust I, a statutory business trust organized and existing under the laws of the State of Delaware. The Subordinated Debentures will mature on December 31, 2027. The Subordinated Debentures were purchased by Premier Capital Trust I with the proceeds of the public offering of 1,150,000 shares of 9.00% Cumulative Trust Preferred Securities and sale of Common Securities to Premier. Premier owns all of the Common Securities issued by Premier Capital Trust I. The Common Securities and the Preferred Securities represent undivided beneficial interests in the assets of Premier Capital Trust I.

          (c) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the Premier Disclosure Memorandum there are no
                                           ---------------------
shares of capital stock or other
equity securities of Premier outstanding and no outstanding Rights relating to the capital stock of Premier.

     6.4  PREMIER SUBSIDIARIES.  Premier has disclosed in Section 6.4 of the
          ---------------------
Premier Disclosure Memorandum all of the Premier Subsidiaries as of the date of
        ---------------------
this Agreement.  Except as disclosed in Section 6.4 of the Premier Disclosure
                                                                   ----------
Memorandum, Premier or one of its Subsidiaries owns all of the issued and
----------
outstanding shares of capital stock of each Premier Subsidiary. No equity securities of any Premier Subsidiary are or may become required to be issued (other than to a Premier Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Premier Subsidiary is bound to issue (other than to a Premier Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Premier Company is or may be bound to transfer any shares of the capital stock of any Premier Subsidiary (other than to a Premier Company). There are no contracts relating to the rights of any Premier Company to vote or to dispose of any shares of the capital stock of any Premier Subsidiary. All of the shares of capital stock of each Premier Subsidiary held by a Premier Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Premier Company free and clear of any Lien. Each Premier Subsidiary is either a bank, a savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is chartered or incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Premier Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. The Premier Subsidiaries that are depository institutions are "insured institutions" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as applicable.

     6.5  SEC FILINGS; FINANCIAL STATEMENTS.
          ----------------------------------

          (a) Premier has filed all forms, reports and documents required to be filed by Premier with the SEC since January 1, 1996 (collectively, the "Premier SEC Reports"). The Premier SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Premier SEC Reports or necessary in order to make the statements in such Premier SEC Reports, in light of the circumstances under which they were made, not misleading.

          (b) Each of the Premier Financial Statements (including, in each case, any related notes) contained in the Premier SEC Reports, including any Premier SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Premier and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6  ABSENCE OF UNDISCLOSED LIABILITIES.   No Premier Company has any
          -----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Premier as of December 31, 1996 and September 30, 1997, included in the Premier Financial Statements or reflected in the notes thereto. No Premier Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since September 30, 1997,
          -------------------------------------
except as disclosed in SEC Documents filed by Premier prior to the date of this Agreement and except as disclosed in Section 6.7 of the Premier Disclosure
                                                                ----------
Memorandum, (a) there have been no events, changes or occurrences which have
----------
had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and (b) the Premier Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Premier provided in Article VII of this Agreement.

     6.8  TAX MATTERS.
          ------------

          (a) All Tax returns required to be filed by or on behalf of any of the Premier Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Premier and all returns filed are complete and accurate to the Knowledge of Premier. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Premier, except as reserved against in the Premier Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the Premier Disclosure
                                                           ----------
Memorandum. All Taxes and other Liabilities due with respect to completed and
----------
settled examinations or concluded Litigation have been paid.

          (b) Except as disclosed in Section 6.8(b) of the Premier Disclosure
                                                                   ----------
Memorandum, none of the Premier Companies has executed an extension or waiver of
----------
any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Premier Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (c) Adequate provision for any Taxes due or to become due for any of the Premier Companies for the period or periods through and including the date of the respective Premier Financial Statements has been made and is reflected on such Premier Financial Statements.

          (d) Deferred Taxes of the Premier Companies have been provided for in accordance with GAAP.

          (e) Each of the Premier Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (f) There are no Liens with respect to Taxes upon any of the Assets of the Premier Companies, the aggregate effect of which would constitute a Material Adverse Effect on Premier.

     6.9  ALLOWANCE FOR POSSIBLE LOAN LOSSES.  The allowance for possible loan
          -----------------------------------
or credit losses (the "Allowance") shown on the balance sheets of Premier included in the most recent Premier Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Premier included in the Premier Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Premier Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Premier Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Premier.

     6.10  ENVIRONMENTAL MATTERS.
           ---------------------

           (a) Except as disclosed in Section 6.10 of the Premier Disclosure
                                                                  ----------
Memorandum, to the Knowledge of Premier, each Premier Company, its Participation
----------
Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

           (b) To the Knowledge of Premier, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any Premier Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by Premier or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier and to the Knowledge of Premier, there is no reasonable basis for any such Litigation.

           (c) To the Knowledge of Premier, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.11  EMPLOYEE BENEFIT PLANS.
           -----------------------

           (a) Premier has disclosed in Section 6.11 of the Premier Disclosure
                                                                    ----------
Memorandum and delivered or made available to Premier prior to the execution of
----------
this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Premier Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Premier Benefit Plans"). Any of the Premier Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Premier ERISA Plan." Each Premier ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Premier Pension Plan." No Premier Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All Premier Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Each Premier ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Premier is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Premier, no Premier Company nor any other party has engaged in a transaction with respect to any Premier Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Premier Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

          (c) Premier maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

          (d) Neither Premier nor any ERISA Affiliate of Premier has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

          (e) Except as disclosed in Section 6.11 of the Premier Disclosure
                                                                 ----------
Memorandum, (i) no Premier Company has any obligations for retiree health and
----------
life benefits under any of the Premier Benefit Plans, except as required by
Section 6.01 of ERISA and Section 4980B of the Internal Revenue Code; (ii) there are no restrictions on the rights of any Premier Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any Premier Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on Premier.

          (f) Except as disclosed in Section 6.11 of the Premier Disclosure
                                                                 ----------
Memorandum, neither the execution and delivery of this Agreement nor the
----------
consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Premier Company from any Premier Company under any Premier Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Premier Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Premier Company and their respective beneficiaries have been fully reflected on the Premier Financial Statements to the extent required by and in accordance with GAAP.

           (h) Premier and each ERISA Affiliate of Premier has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

           (i) Neither Premier nor any ERISA Affiliate of Premier is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

           (j) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Premier Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Premier Benefit Plan or against the assets of any Premier Benefit Plan.

     6.12  COMPLIANCE WITH LAWS.  Premier is duly registered as a bank holding
           ---------------------
company and a thrift holding company under the BHC Act and HOLA, respectively. Each Premier Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier. Except as disclosed in Section 6.12 of the Premier Disclosure Memorandum, none of the Premier Companies:
---------------------

           (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier; and

           (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Premier Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, or (iii) requiring any Premier Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.13  LEGAL PROCEEDINGS.  Except as disclosed in Section 6.13 of the
           ------------------
Premier Disclosure Memorandum, there is no Litigation instituted or pending, or,
        ---------------------
to the Knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Premier Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Premier Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier.

     6.14  STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument
           ----------------------------
or other writing furnished or to be furnished by any Premier Company or any Affiliate thereof to Lanier pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Premier with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Premier Company or any Affiliate thereof for inclusion in any documents to be filed by any Premier Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Premier Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.15  ACCOUNTING, TAX AND REGULATORY MATTERS.  After conferring with its
           ---------------------------------------
legal counsel and certified public accountants, no Premier Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance, that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement; or (c) preclude such certified public accountants from delivering the letter referred to in Section 9.1(h) hereof. To the Knowledge of Premier, there exists no fact, circumstance, or reason why the requisite Consents referred to in Sections 9.1(b) and (c) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Sections 9.1(b) and (c).

     6.16  REPORTS.  Since January 1, 1997, each Premier Company has timely
           --------
filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Premier). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to Premier's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.17  MILLENNIUM COMPLIANCE.  Premier has made inquiry of its software and
           ----------------------
data processing providers with respect to the existence of any Year 2000 Problem, has been advised that no such problem exists, and has no knowledge that such statements by its providers are not correct.

                                  ARTICLE VII
                                  -----------
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

     7.1   AFFIRMATIVE COVENANTS OF LANIER.  Unless the prior written consent
           --------------------------------
of Premier shall have been obtained, and except as otherwise contemplated herein or disclosed in the Lanier Disclosure Memorandum, Lanier shall, and shall cause
                           ---------------------
each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     7.2   NEGATIVE COVENANTS OF LANIER.  Except as disclosed in the Lanier
           -----------------------------
Disclosure Memorandum, from the date of this Agreement until the earlier of the
---------------------
Effective Time or the termination of this Agreement, Lanier covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Premier, which consent shall not be unreasonably withheld:

           (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Lanier Company, or

           (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Lanier Company to another Lanier Company) in excess of an aggregate of $100,000 (for the Lanier Companies on a consolidated basis) except in the ordinary course of the business of Lanier Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Lanier Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Lanier Disclosure
                                                              ----------
Memorandum); or
----------

           (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Lanier Company, or declare or pay any dividend or make any other distribution in respect of any Lanier Common Stock; provided that Lanier may (to the extent legally able to do so), but shall not be obligated to, declare and pay, prior to the Effective Time, cash dividends not to exceed, in the aggregate, $.50 per share; or

           (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Lanier Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of
---------------------
or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Lanier Common Stock or any other capital stock of any Lanier Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

           (e) except as disclosed in Section 7.2(e) of the Lanier Disclosure
                                                                   ----------
Memorandum, adjust, split, combine or reclassify any capital stock of any Lanier
----------
Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Lanier Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Lanier Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Lanier Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

           (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Lanier Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Lanier in its fiduciary capacity; or

           (g) grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 of any Lanier Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of Lanier, in each case as disclosed in Section 7.2(g) of the Lanier Disclosure Memorandum or as
                                                  ---------------------
required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Lanier Disclosure Memorandum;
                                                        ---------------------
enter into or amend any severance agreements with officers of any Lanier Company; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to directors of any Lanier Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

           (h) enter into or amend any employment Contract between any Lanier Company and any Person (unless such amendment is required by Law) that the Lanier Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

           (i) adopt any new employee benefit plan of any Lanier Company or make any material change in or to any existing employee benefit plans of any Lanier Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

           (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

           (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Lanier Company for money damages in excess of $50,000 or which imposes material restrictions upon the operations of any Lanier Company; or

           (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     7.3   AFFIRMATIVE COVENANTS OF PREMIER. Unless the prior written consent
           ---------------------------------
of Lanier shall have been obtained, and except as otherwise contemplated herein or as disclosed in the Premier Disclosure Memorandum, Premier shall, and shall
                               ---------------------
cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement; and (e) shall, in Premier's capacity as sole shareholder of Premier Bank, approve the Plan of Merger and the consummation of the Merger.

     7.4   ADVERSE CHANGES IN CONDITION. Each Party agrees to give written
           -----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5   REPORTS.  Each Party and its Subsidiaries shall file all reports
           --------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                  ARTICLE VII
                                  -----------
                             ADDITIONAL AGREEMENTS
                             ---------------------

     8.1   REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.
           --------------------------------------------------------------

           (a) As soon as reasonably practicable after execution of this Agreement, Premier shall file the Registration Statement with the SEC, provided Lanier has provided, on a reasonably timely basis, all information concerning Lanier necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Premier Common Stock upon consummation of the Merger. Lanier shall furnish all information concerning it and the holders of its capital stock as Premier may reasonably request in connection with such action.

           (b) Lanier shall call a Shareholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as Lanier deems appropriate.

           (c) In connection with the Lanier Shareholders' Meeting, (i) Premier shall prepare and file with the SEC, on Lanier's behalf, a Proxy Statement (which shall be included in the Registration Statement); (ii) Lanier shall mail the Proxy Statement to all of its shareholders; (iii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement; (iv) the Board of Directors of Lanier shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement and the Plan of Merger; and (v) the Board of Directors and officers of Lanier shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

     8.2   EXCHANGE LISTING. Premier shall use its reasonable efforts to list,
           -----------------
prior to the Effective Time, on the American Stock Exchange the shares of Premier Common Stock to be issued to the holders of Lanier Common Stock pursuant to the Merger.

     8.3   APPLICATIONS.  Premier shall promptly prepare and file, and Lanier
           -------------
shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement and the Plan of Merger seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and the Plan of Merger.

     8.4   AGREEMENT AS TO EFFORTS TO CONSUMMATE.  Subject to the terms and
           --------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Premier in connection with the Premier Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article IX of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5   INVESTIGATION AND CONFIDENTIALITY.
           ----------------------------------

           (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

           (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

           (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.6   PRESS RELEASES. Prior to the Effective Time, Premier and Lanier
           ---------------
shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7   ACQUISITION PROPOSALS.  Except with respect to this Agreement and
           ----------------------
the transactions contemplated hereby, neither Lanier nor any Affiliate of Lanier nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by Lanier shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Lanier's Board of Directors as advised by counsel, Lanier or any Affiliate or Representative of Lanier shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Lanier may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Lanier shall promptly notify Premier orally and in writing in the event that Lanier receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of Premier is obtained, Lanier shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.8   ACCOUNTING AND TAX TREATMENT.  Each of the Parties undertakes and
           -----------------------------
agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. Each of the Parties further undertakes and agrees to use its reasonable best efforts to cause the Merger to be eligible, and to take no action which would cause the Merger not to be eligible, to be accounted for as a "pooling of interests."

     8.9   AGREEMENT OF AFFILIATES.  Lanier has disclosed in Section 8.9 of the
           ------------------------
Lanier Disclosure Memorandum all Persons whom it reasonably believes is an
       ---------------------
"affiliate" of Lanier for purposes of Rule 145 under the 1933 Act. Lanier shall use its reasonable efforts to cause each such Person to deliver to Premier and Lanier, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit "2", providing that such
                                                -----------
Person will not sell, pledge, transfer or otherwise dispose of the shares of Lanier Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Premier Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Premier shall be entitled to place restrictive legends upon certificates for shares of Premier Common Stock issued to Affiliates of Lanier pursuant to this Agreement to enforce the provisions of this Section 8.9. Premier shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Premier Common Stock by such Affiliates.

     8.10  EMPLOYEE BENEFITS AND CONTRACTS.
           --------------------------------

           (a) Following the Effective Time, Premier shall provide generally to officers and employees of the Lanier Companies who, at or after the Effective Time, become employees of a Premier Company, employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Premier Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of the Lanier Companies prior to the Effective Time shall be treated as service with a Premier Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such service shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a Lanier Benefit Plan of the same type immediately prior to the Effective Time.

           (b) Premier and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.10(b) of the Lanier Disclosure Memorandum to
                                                     ---------------------
Premier between any Lanier Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the Lanier Benefit Plans. Premier and Premier Bank shall enter into a one-year employment agreement with A. Lee Wilhelm in substantially the form attached hereto as Exhibit "6".
                            -----------

     8.11  OTHER ACQUISITIONS, MERGERS, OR COMBINATIONS INVOLVING A PREMIER
           -----------------------------------------------------------------
COMPANY. Notwithstanding anything contained in this Agreement to the contrary,
-------
Premier or any Premier Comany may enter into and consummate an acquisition, merger or combination of, with or involving any bank, bank holding company, thrift, thrift holding company, mortgage company or other financial services company ("Combination") without the prior consent of Lanier provided that if the Combination is announced after the tenth business day prior to the Effective Date of the Registration Statement and if such Combination is a "Significant Combination" as defined below, Premier has either received an opinion from an investment banking firm reasonably satisfactory to Lanier that the transaction is fair to the shareholders of Lanier from a financial point of view, or consummation of the transaction is conditioned upon delivery of such an opinion either prior to filing any registration statement in connection with the combination or prior to consummation of the Combination. A Significant Combination involves: (i) a transaction in which Premier is to be the surviving entity and involves the issuance of 2,000,000 or more shares of Premier

Common Stock, or securities convertible into shares of Premier Common Stock which upon issuance or conversion would represent 25 percent or more of the outstanding shares of Premier Common Stock, or a cash or equivalent consideration in excess of $45 million; (ii) a transaction in which Premier is not the surviving entity; or (iii) a transaction in which Premier is selling more than 30% of its consolidated assets at the time of the transaction. Absent compliance with the provisions of this Section 8.11, Premier shall not enter into a Significant Combination absent the prior written consent of Lanier.

     8.12  INDEMNIFICATION.
           ----------------
           (a) Subject to the conditions set forth in paragraph (b) below, for a period of three (3) years after the Effective Time, Premier shall indemnify, defend, and hold harmless each person entitled to indemnification from Lanier (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any Litigation arising out of actions or omissions occurring at or prior to the Effective time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Georgia Law and Lanier's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Lanier would have been required to effectuate indemnification, Premier shall make such determination in its discretion; provided, however, that the Indemnified Party may elect to require that the determination of such approval be made by independent counsel mutually agreed upon by Premier and the Indemnified Party.

           (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) above, upon learning of any such Liability or Litigation within the three (3) year period after the Effective Time, shall promptly notify Premier within ten (10) days thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Premier shall have the right to assume the defense thereof and Premier shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Premier elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Premier and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Premier shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Premier shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and
(iii) Premier shall not be liable for any settlement effected without its prior written consent; and provided further that Premier shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

           (c) In the event Premier or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 8.12.

           (d) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her successors, heirs and representatives.


                                  ARTICLE IX
                                  ----------
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     9.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations
           ----------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

           (a) Shareholder Approval.  The shareholders of Lanier shall have
               ---------------------
approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or the provisions of any governing instruments. In addition, the shareholders of Lanier shall have approved, and Premier, in its capacity as sole shareholder of Premier Bank, shall have approved the Plan of Merger.

           (b) Regulatory Approvals.   All Consents of, filings and
               ---------------------
registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

           (c) Consents and Approvals.  Each Party shall have obtained any and
               -----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

           (d) Registration Statement.  The Registration Statement shall be
               ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of the Premier Common Stock issuable pursuant to the Merger shall have been received.

           (e) Exchange Listing.  The shares of Premier Common Stock issuable
               -----------------
pursuant to the Merger shall have been approved for listing on the American Stock Exchange.

           (f) Tax Matters.  Premier and Lanier shall have received a written
               ------------
opinion of counsel from Womble Carlyle Sandridge & Rice, PLLC, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Lanier Common Stock for Premier Common Stock will not give rise to gain or loss to the shareholders of Lanier with respect to such exchange (except to the extent of any cash received), and (iii) neither Premier nor Lanier will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of Premier and Lanier reasonably satisfactory in form and substance to such counsel.

           (g) Affiliate Agreements.  The Parties shall have received from each
               ---------------------
affiliate of Lanier the affiliates agreement referred to in Section 8.9 hereof.

           (h) Pooling of Interests Letter.  The Parties shall have received a
               ----------------------------
letter from Mauldin & Jenkins, LLC, and from Bricker & Melton, P.C. dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     9.2   CONDITIONS TO OBLIGATIONS OF PREMIER. The obligations of Premier to
           -------------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Premier pursuant to Section 11.6(a) of this Agreement:

           (a) Representations and Warranties.  For purposes of this Section
               -------------------------------
9.2(a), the accuracy of the representations and warranties of Lanier set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Lanier set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). Each and every other representation and warranty of Lanier set forth in Article V of this Agreement shall be true and correct.

           (b) Performance of Agreements and Covenants.  Each and all of the
               ----------------------------------------
agreements and covenants of Lanier to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

           (c) Certificates.  Lanier shall have delivered to Premier (i) a
               -------------
certificate, dated as of the Effective Time and signed on its behalf by its president and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Lanier's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Premier and its counsel shall request.

           (d) Opinion of Counsel.  Lanier shall have delivered to Premier an
               -------------------
opinion of Alston & Bird LLP, counsel to Lanier, dated as of the Effective Time, in form reasonably satisfactory to Premier, as to the matters set forth in Exhibit "3" hereto.
-----------

           (e) Claims/Indemnification Letters.  Each of the directors and
               ------------------------------
officers of Lanier shall have executed and delivered to Premier letters in substantially the form of Exhibit "4" hereto, which letters shall be dated and
                          -----------
effective as of the Effective Time.

           (f) Premier Fairness Opinion.  In the event Premier should elect to
               -------------------------
obtain a fairness opinion from a financial advisory firm of its choosing, then, in such event, Premier shall have received from such firm a letter, dated not more than five (5) business days prior to the date of the Registration Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Lanier shareholders in connection with the Merger is fair from a financial point of view, to the shareholders of Premier.

           (g) Litigation.  No preliminary or permanent injunction or other
               -----------
order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Premier, it is not in the best interests of the shareholders of Premier to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Lanier's business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Lanier's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Premier based upon a legal opinion from counsel, could result in the relief sought being obtained.

     9.3   CONDITIONS TO OBLIGATIONS OF LANIER.  The obligations of Lanier to
           ------------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Lanier pursuant to Section 11.6(b) of this Agreement:

           (a) Representations and Warranties.  For purposes of this Section
               -------------------------------
9.3(a), the accuracy of the representations and warranties of Premier set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Premier set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). Each and every other reprsentation and warranty of Premier set forth in Article VI of this Agreement shall be true and correct.

           (b) Performance of Agreements and Covenants.  Each and all of the
               ----------------------------------------
agreements and covenants of Premier to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

           (c) Certificates.  Premier shall have delivered to Lanier (i) a
               -------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Premier's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Lanier and its counsel shall request.

           (d) Opinion of Counsel.  Premier shall have delivered to Lanier an
               -------------------
opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to Premier, dated as of the Effective Time, in form reasonably acceptable to Lanier, as to matters set forth in Exhibit "4" hereto.
             -----------

           (e) Lanier Fairness Opinion.  Lanier shall have received from Sterne,
               -----------------------
Agee & Leach, Inc., or such other financial advisory firm as Lanier shall select a letter, dated not more than five (5) business days prior to the date of the Registration Statement, to the effect that, in the opinion of such firm, the consideration to be paid to Lanier shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of Lanier.

           (f) Litigation.  No preliminary or permanent injunction or other
               ----------
order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of Lanier, it is not in the best interests of the shareholders of Lanier to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit Premier's ownership or operation of all or a material portion of Premier's or Lanier's business or assets, or compel Premier to dispose of or hold separate all or a material portion of Premier's or Lanier's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of Lanier based upon a legal opinion from counsel, could result in the relief sought being obtained.


                                   ARTICLE X
                                   ---------
                                  TERMINATION
                                  -----------

     10.1  TERMINATION.  Notwithstanding any other provision of this Agreement
           ------------
and the Plan of Merger, and notwithstanding the approval of this Agreement by the shareholders of Lanier, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

           (a) By mutual consent of the Board of Directors of Lanier and the Board of Directors of Premier; or

           (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Lanier and Section 9.3(a) in the case of Premier or in the material breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Premier and Section 9.3(a) of this Agreement in the case of Lanier; or

           (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Lanier and Section 9.3(a) in the case of Premier or in the material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

           (d) By the Board of Directors of either Party in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of Lanier and Section 9.3(a) in the case of Premier or in the material breach of any covenant or agreement contained in this Agreement) (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Lanier fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby as required by the Financial Institutions Code of Georgia and the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

           (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before August 31, 1998, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

           (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Lanier and Section 9.3(a) in the case of Premier or in the material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

           (g) By the Board of Directors of either Premier or Lanier, at any time prior to the 15th day after execution of this Agreement, without any Liability, in the event that the review of the Assets, business, financial condition, results of operations, and prospects of Lanier (in the case of the review by Premier) or Premier (in the case of the review by Lanier) causes the Board of Directors of the reviewing Party to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to the reviewing Party of the transactions contemplated by this Agreement and the Plan of Merger so as to render inadvisable the consummation of the Merger; provided, however, that in the event the investigation during such period discloses a fact or circumstance that constitutes a breach of a warranty or representation contained in this Agreement, and the Party discovering such breach elects not to terminate this Agreement, such fact or circumstance shall not later be asserted as a breach of a warranty or representation contained in this Agreement so as to give rise to a subsequent right of termination or right to refuse to close the transactions contemplated hereby; or

           (h) By the Board of Directors of Premier or Lanier, at any time and without Liability, if the Average Closing Price of the Premier Common Stock, as reported on the American Stock Exchange, is less than $18.00 per share.

     10.2  EFFECT OF TERMINATION.  In the event of the termination and
           ----------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article XI and Section 8.5(b) of this Agreement shall survive any such termination and abandonment.

     10.3  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.  The respective
           ----------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Sections 8.9 and 8.12 of this Agreement.

                                  ARTICLE XI
                                  ----------
                                 MISCELLANEOUS
                                 -------------

     11.1  DEFINITIONS.  Except as otherwise provided herein, the capitalized
           ------------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ACQUISITION PROPOSAL" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving Lanier or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of Lanier or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Plan of Merger and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ALLOWANCE" shall have the meaning provided in Section 5.9 and Section 6.9 of this Agreement.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "AVERAGE CLOSING PRICE" shall have the meaning set forth in Section 3.1(c) of this Agreement.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

     "CLOSING DATE" shall mean the date on which the Closing occurs.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

     "ENVIRONMENT" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

     "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the
                                                             -------
Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic
                                                            -------
Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing
                                           -------
regulations and state counterparts of such acts.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

     "EXCHANGE RATIO" shall have the meaning provided in Section 3.1 of this Agreement.

     "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code (Chapter 2 of Title 14 of the Official Code of Georgia).

     "GEORGIA CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by the Surviving Bank and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Sections 1.1 and 1.3 of this Agreement.

     "HAZARDOUS MATERIAL" shall mean any substance which is a "hazardous substance"or "toxic substance" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any
                                                             ------
other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws, polychlorinated biphenyls, and petroleum and petroleum products).

     "HOLA" shall mean the Home Owners Loan Act of 1933, as amended.

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.12 of this Agreement.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

     "LANIER BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

     "LANIER COMMON STOCK" shall mean the $5.00 par value common stock of Lanier.

     "LANIER COMPANIES" shall mean, collectively, Lanier and all Lanier Subsidiaries.

     "LANIER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Lanier Disclosure Memorandum" delivered on or prior to the date of this
        ---------------------
Agreement to Premier describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "LANIER FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Lanier as of September 30, 1997 and as of December 31, 1996 and as of December 31, 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three fiscal years ended December 31, 1996 included in the Lanier

Disclosure Memorandum, and (b) the consolidated balance sheets (including
---------------------
related notes and schedules, if any) of Lanier and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) filed with respect to periods ended subsequent to September 30, 1997.

     "LANIER OPTIONS" shall have the meaning set forth in Section 3.4 of this Agreement.

     "LANIER SUBSIDIARIES" shall mean the subsidiaries of Lanier.

     "LANIER STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Lanier disclosed in Section 5.14 of the Lanier Disclosure Memorandum.
----------------------

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for Parties that are depository institutions or for depository institutions that are Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "MERGER" shall mean the merger of Lanier with and into Premier Bank referred to in Section 1.1 of this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either Premier or Lanier, and "Parties" shall mean both Premier and Lanier.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

     "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PREMIER BANK" shall mean Premier Bank, a Georgia chartered commercial bank and a Premier Subsidiary.

     "PREMIER BANK COMMON STOCK" shall mean the $5.00 par value common stock of Premier Bank.

     "PREMIER BENEFIT PLANS" shall have the meaning set forth in Section 6.11 of this Agreement.

     "PREMIER COMMON STOCK" shall mean the $1.00 par value common stock of Premier.

     "PREMIER COMPANIES" shall mean, collectively, Premier and all Premier Subsidiaries.

     "PREMIER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Premier Disclosure Memorandum" delivered on or prior to the date of this
         ---------------------
Agreement to Lanier describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "PREMIER ERISA PLAN" shall have the meaning set forth in Section 6.11 of this Agreement.

     "PREMIER FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Premier as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, as filed by Premier in SEC Documents and (b) the consolidated balance sheets (including related notes and schedules, if any) of Premier and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

     "PREMIER SUBSIDIARIES" shall mean the Subsidiaries of Premier at the Effective Time.

     "PROXY STATEMENT" shall mean the proxy statement used by Lanier to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the Plan of Merger, which shall be included in the Registration Statement of Premier relating to shares of Premier Common Stock to be issued to the shareholders of Lanier.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Premier under the 1933 Act with respect to the shares of Premier Common Stock to be issued to the shareholders of Lanier in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the

Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "SHAREHOLDER'S MEETING" shall mean the meeting of the shareholders of Lanier to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING BANK" shall mean Premier Bank, as the surviving bank resulting from the Merger.

     "TAX" OR "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

     "YEAR 2000 PROBLEM" shall mean any problem affecting the ability of either Lanier or any Premier Company to continue operation as an ongoing business or to provide the usual and customary services of such company, relating to the failure of software, hardware or other computer equipment to: (a) store all date-related information and process all data interfaces involving dates in a manner that unambiguously identifies the century, for all date values before, during or after the

Year 2000; (b) calculate, sort, report and otherwise operate correctly and in a consistent manner for all date information processed by any software, hardware or other computer equipment, whether before, during or after the Year 2000; (c) calculate, sort, report and otherwise operate correctly, in a consistent manner and without interruption regardless whether the date on which the software, hardware or other computer equipment is operated or executed is before, during or after the Year 2000; (d) report and display all dates with a four-digit date so that the century is unambiguously identified; and (e) handle all leap years, including but not limited to the Year 2000 leap year, correctly.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2   EXPENSES.
            --------

            (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Proxy Statement and the Registration Statement.

            (b) Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party (i) an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents and (ii) (x) $50,000 if the breach is not willful or
(y) $500,000 if the breach is willful or this Agreement is terminated in contemplation of an Acquisition Proposal, which sums represent compensation for the non-breaching Party's loss as a result of the transactions contemplated by this Agreement not being consummated. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.

     11.3   BROKERS AND FINDERS.  Each of the Parties represents and warrants
            -------------------
that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than Brown, Burke Capital Partners, Inc. employed by Premier and Sterne, Agee & Leach, Inc. (or such other financial advisory firm as may be selected by Lanier) employed by Lanier. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Premier or Lanier, each of Premier and Lanier, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4   ENTIRE AGREEMENT.  Except as otherwise expressly provided herein,
            ----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.9 of this Agreement.

     11.5   AMENDMENTS.  To the extent permitted by Law, this Agreement may
            ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Lanier Common Stock, there shall be made no amendment that pursuant to the Financial Institutions Code of Georgia or the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6   WAIVERS.
            -------

            (a) Prior to or at the Effective Time, Premier, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Lanier, to waive or extend the time for the compliance or fulfillment by Lanier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Premier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Premier.

            (b) Prior to or at the Effective Time, Lanier, acting through its Board of Directors, president or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Premier, to waive or extend the time for the compliance or fulfillment by Premier of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Lanier under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Lanier.

            (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7   ASSIGNMENT.  Except as expressly contemplated hereby, neither this
            ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8   NOTICES.  All notices or other communications which are required or
            -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     Premier:            Premier Bancshares, Inc.
                         2180 Atlanta Plaza
                         950 East Paces Ferry Road
                         Atlanta, Georgia  30326
                         Telecopy Number: (404) 814-3672

                         Attention:      Darrell D. Pittard
                                         Chairman and Chief Executive Officer

     Copy to Counsel:    Womble Carlyle Sandridge & Rice, PLLC
                         Suite 700
                         1275 Peachtree Street, N.E.
                         Atlanta, Georgia  30309
                         Telecopy Number: (404) 888-7490

                         Attention:      Steven S. Dunlevie, Esq.

     Lanier:             Lanier Bank & Trust Company
                         214 Dahlonega Road
                         Cumming, Georgia   30130
                         Telecopy Number: (770) 887-3925

                         Attention:      A. Lee Wilhelm
                                         President

     Copy to Counsel:    John L. Douglas, Esq.
                         Alston & Bird LLP
                         One Atlantic Center
                         1201 West Peachtree Street
                         Atlanta, Georgia 30309
                         Telecopy Number: (404) 881-7777

     11.9   GOVERNING LAW.  This Agreement shall be governed by and construed in
            -------------
accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     11.10  COUNTERPARTS.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11  CAPTIONS.  The captions contained in this Agreement are for
            --------
reference purposes only and are not part of this Agreement.

     11.12  ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that irreparable
            ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13  SEVERABILITY.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.



                   [SIGNATURES CONTAINED ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                     PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt                    By: /s/ Darrell D. Pittard
-----------------------------               -----------------------------------
Barbara J. Burtt                            Darrell D. Pittard
Secretary                                   Chairman and Chief Executive Officer


[CORPORATE SEAL]







ATTEST:                                     LANIER BANK & TRUST COMPANY


/s/ John E. Aderhold                    By: /s/ A. Lee Wilhelm
-----------------------------               -----------------------------------
John E. Aderhold                            A. Lee Wilhelm
Chairman                                    President


[BANK SEAL]

                                PLAN OF MERGER

     THIS PLAN OF MERGER (this "Plan of Merger") is made and entered into as of the 16th day of December, 1997, by and between LANIER BANK & TRUST COMPANY ("Lanier"), a commercial bank organized and existing under the laws of the State of Georgia, with its principal office located in Cumming, Georgia, and PREMIER BANK ("Premier Bank"), a commercial bank organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia.

                                   PREAMBLE

     Each of the Boards of Directors of Premier Bank and Lanier deem it advisable and in the best interests of their respective institutions and the shareholders thereof for Lanier to be merged into Premier Bank (the "Merger") on the terms and conditions provided in this Plan of Merger. This Plan of Merger is made and entered into pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated as of December 16, 1997, by and between Lanier and Premier Bancshares, Inc. ("Premier"). At the Effective Time of the Merger, the outstanding shares of the common stock of Lanier shall be converted into the right to receive shares of the common stock of Premier. As a result, shareholders of Lanier shall become shareholders of Premier. It is intended that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and that the Merger for accounting purposes shall be accounted for as a "pooling of interests" transaction.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Premier Bank and Lanier hereby make, adopt, and approve this Plan of Merger in order to set forth the terms and conditions of the merger of Lanier with and into Premier Bank.

                                   ARTICLE I
                                  DEFINITIONS

          Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the following meanings:

          "Agreement" shall mean the Agreement and Plan of Reorganization, dated as of December 16, 1997, by and between Lanier and Premier, including each of the exhibits delivered pursuant thereto and incorporated therein by reference.

          "Certificate of Merger" shall mean the certificate of merger issued by the Secretary of State of the State of Georgia under Section 7-1-535 of the Financial Institutions Code of Georgia.

          "Closing" shall mean the closing of the transactions contemplated hereunder, as described in Section 5.1 of this Plan of Merger.

          "Effective Time" shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the State of Georgia, as defined in Section 5.2 of this Plan of Merger.

          "Exchange Agent" shall have the meaning specified in Section 4.1 of this Plan of Merger.

          "Exchange Ratio" shall have the meaning specified in Section 3.1(c) of this Plan of Merger.

          "GBCC" shall mean the Georgia Business Corporation Code (Chapter 2 of Title 14 of the Official Code of Georgia).

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Lanier Common Stock" shall mean the $5.00 par value common stock of Lanier.

          "Lanier Companies" shall mean, collectively, Lanier and all Lanier subsidiaries.

          "Merger" shall mean the merger of Lanier with and into Premier Bank, as provided in Article II of this Plan of Merger.

          "Party" shall mean either Premier Bank or Lanier and "Parties" shall mean both Premier Bank and Lanier.

          "Premier Bank Common Stock" shall mean the $5.00 par value common stock of Premier Bank.

          "Premier Common Stock" shall mean the $1.00 par value common stock of Premier.

          "Premier Companies" shall mean, collectively, Premier and all Premier subsidiaries.

          "Surviving Bank" shall mean Premier Bank as the surviving bank resulting from the Merger.

                                  ARTICLE II
                                TERMS OF MERGER

     2.1    MERGER.  Subject to the terms of this Plan of Merger and the
            ------
Agreement, at the Effective Time, Lanier shall be merged with and into Premier Bank as authorized by Section 7-1-530 of the Financial Institutions Code of Georgia and in accordance with the provisions of Sections 7-1-531, 7-1-532, and 7-1-533 of the Financial Institutions Code of Georgia. Premier Bank shall be the Surviving Bank resulting from the Merger and shall be a wholly-owned subsidiary of Premier and shall continue to be governed by the laws of the State of Georgia as a commercial bank operating under the name of "Premier Bank." The Merger shall be consummated pursuant to the terms of this Plan.

     2.2    SURVIVING BANK. The business of the Surviving Bank from and after
            --------------
the Effective Time shall continue to be that of a commercial bank organized under the laws of the State of Georgia. The business shall be conducted from its main office located in Atlanta, Georgia and its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time, of Lanier.

     2.3    ASSUMPTION OF RIGHTS.  At the Effective Time, the separate existence
            --------------------
and corporate organization of Lanier shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both Premier Bank and Lanier in and to every type of property (real, personal, and mixed), and all choses in action of both Premier Bank and Lanier shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Premier Bank or Lanier at the Effective Time.

     2.4    ASSUMPTION OF LIABILITIES.  All liabilities and obligations of both
            -------------------------
Premier Bank and Lanier of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Premier Bank and Lanier were so bound at the Effective Time.

     2.5    ACCOUNTS AND DEPOSITS. All accounts and deposits of Premier Bank and
            ---------------------
Lanier shall be and continue to be accounts and deposits of the Surviving Bank, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each account or deposit of Premier Bank or Lanier shall be considered for dividend or interest purposes as an account or deposit of the Surviving Bank from the time said account or deposit was opened in Premier Bank and Lanier and at all times thereafter until such account or deposit ceases to be an account or deposit of the Surviving Bank.

     2.6    ARTICLES OF INCORPORATION. As authorized by Section 7-1-536(d) of
            -------------------------
the Financial Institutions Code of Georgia, the Articles of Incorporation of Premier Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.7    BYLAWS. The Bylaws of Premier Bank in effect immediately prior to
            ------
the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

     2.8    BOARD OF DIRECTORS.  Upon the Effective Time, the Board of Directors
            ------------------
of the Surviving Bank shall consist initially of the following ten (10) individuals, who shall include the directors of Premier Bank in office immediately prior to the Effective Time and shall continue to serve for the terms to which such directors are elected prior to the Effective Time:

 Billy L. Askea                     4600 Somerset Road
                                    Smyrna, Georgia  30082

 Candler M. Broom, Sr.              813 West Ponce de Leon Avenue
                                    Decatur, Georgia 30030

 James R. Eaton                     4253 Lakeview Street
                                    Acworth, Georgia  30101

 Edwin T. Elliott                   899 Still Road
                                    Lawrenceville, Georgia 30246

 Jo S. Hill                         1013 Lenox Valley
                                    Atlanta, Georgia 30324

 Charles E. Holmes                  4960 Burnt Hickory Road
                                    Kennesaw, Georgia 30152

 Robert C. Oliver                   722 Canterbury Road
                                    Gainesville, Georgia 30506

 Darrell D. Pittard                 5385 Peachtree-Dunwoody Road, #503
                                    Atlanta, Georgia  30342

 A. McKoy Rose, Jr.                 201 Whitlock Avenue
                                    Marietta, Georgia  30064

 Robert E. Wilson                   528 Hilldale Drive
                                    Decatur, Georgia  30030

                                  ARTICLE III
                          MANNER OF CONVERTING SHARES

     3.1    CONVERSION OF SHARES. Subject to the provisions of this Article III,
            --------------------
at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

            (a) Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            (b) Each share of Premier Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            (c) Each share of Lanier Common Stock (excluding shares held by Lanier or by any Premier Company, which shares shall be canceled pursuant to Section 3.3 of this Plan of Merger, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.305 shares of Premier Common Stock (the "Exchange Ratio"). In the event that the average closing price of the Premier Common Stock is less than $20.50 for the ten trading day period ending on the day immediately prior to the effective date of the Registration Statement ("Average Closing Price"), then the Exchange Ratio shall be increased to that number of shares of Premier Common Stock which, when multiplied by the Average Closing Price, equals $26.7525. The provisions of this Section 3.1(c) are subject to
     Section 10.1(h) of the Agreement.

     3.2    ANTI-DILUTION PROVISIONS. In the event Lanier or Premier changes the
            ------------------------
number of shares of Lanier Common Stock or Premier Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3    SHARES HELD BY LANIER OR PREMIER. Shares of Lanier Common Stock held
            --------------------------------
by any Lanier Company or by any Premier Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4    DISSENTING SHAREHOLDERS. Any holder of shares of Lanier Common Stock
            -----------------------
who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provisions of law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of Section 7-1-537 of the Financial Institutions Code of Georgia and Section 14-2-1106 of the GBCC and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Lanier fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Premier shall issue and deliver the consideration to which such holder of shares of Lanier Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of Lanier Common Stock held by such holder.

     3.5    FRACTIONAL SHARES.  Notwithstanding any other provision of this Plan
            -----------------
of Merger, each holder of shares of Lanier Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Lanier Common Stock, who would otherwise have been entitled to receive a fraction of a share of Premier Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premier Common Stock multiplied by the market value of one share of Premier Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Premier Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of the Premier Common Stock on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6    CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.
            ---------------------------------------------

            (a) At the Effective Time, all rights with respect to Lanier Common Stock pursuant to stock options ("Lanier Options") granted by Lanier under the Lanier Stock Plans (as defined in the Agreement), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Premier Common Stock, and Premier shall assume each Lanier Option, in accordance with the terms of the Lanier Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Lanier Option assumed by Premier may be exercised solely for shares of Premier Common Stock, (ii) the number of shares of Premier Common Stock subject to such Lanier Option shall be equal to the number of shares of Lanier

     Common Stock subject to such Lanier Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Lanier Option shall be adjusted by dividing the per share exercise price under each such Lanier Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Lanier and Premier agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

            (b) All restrictions or limitations on transfer with respect to Lanier Common Stock awarded under the Lanier Stock Plans or any other plan, program, or arrangement of any Lanier Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Premier Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.

                                  ARTICLE IV
                              EXCHANGE OF SHARES

     4.1    EXCHANGE PROCEDURES. Promptly after the Effective Time, Premier
            -------------------
shall cause SunTrust Bank, Atlanta, or such other exchange agent selected by Premier and reasonably satisfactory to Lanier (the "Exchange Agent") to mail to the former shareholders of Lanier appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Lanier Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Lanier Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares, to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.5 of this Plan of Merger, each holder of shares of Lanier Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Premier Common Stock to which such holder may be otherwise entitled (without interest). Premier shall not be obligated to deliver the consideration to which any former holder of Lanier Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificates of Lanier Common Stock for exchange as provided in this Section 4.1. The certificate of Lanier Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither Premier, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Lanier Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     4.2    RIGHTS OF FORMER LANIER STOCKHOLDERS.  At the Effective Time, the
            ------------------------------------
stock transfer books of Lanier shall be closed as to holders of Lanier Common Stock immediately prior to the Effective Time, and no transfer of Lanier Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Lanier Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Plan of Merger in exchange therefor. To the extent permitted by law, former shareholders of record of Lanier shall be entitled to vote after the Effective Time at any meeting of Premier shareholders the number of whole shares of Premier Common Stock into which their respective shares of Lanier Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Lanier Common Stock for certificates representing Premier Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Premier on the Premier Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Premier Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Premier Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Lanier Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Lanier Common Stock certificate, both the Premier Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE V
                           CLOSING AND EFFECTIVE DATE

     5.1    TIME AND PLACE OF CLOSING. The Closing will take place at 10:00 A.M.
            -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time occurs earlier than 10:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     5.2    EFFECTIVE TIME. The Merger and the other transactions contemplated
            --------------
by the Agreement and this Plan of Merger shall become effective on the date and at the time that the Georgia Certificate of Merger reflecting the Merger is issued by the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions thereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each party to the Agreement, the parties to the Agreement shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date

(including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Lanier approve the Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the duly authorized officers of each Party.

                                   ARTICLE VI
                                 EFFECTIVENESS

     6.1    CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon
            --------------------
the approval of the Merger by the shareholders of Lanier and the sole shareholder of Premier Bank, as and to the extent required by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. Additionally, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article IX of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

     6.2    TERMINATION.  This Plan of Merger shall be terminated without the
            -----------
necessity of action by either Party hereto upon termination of the Agreement as provided in Article X of the Agreement.

     6.3    AMENDMENTS.  To the extent permitted by law, this Plan of Merger may
            ----------
be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Lanier Common Stock, there shall be made no amendment decreasing the consideration to be received by Lanier shareholders without the further approval of such shareholders.

     6.4    WAIVERS.
            -------

            (a) Prior to or at the Effective Time, Premier, acting through its Board of Directors, Chief Executive Officer, or other authorized officer, shall have the right to waive on behalf of it and Premier Bank any Default in the performance of any term of this Plan of Merger by Lanier, to waive or extend the time for the compliance or fulfillment by Lanier of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Premier under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of Premier.

           (b) Prior to or at the Effective Time, Lanier, acting through its Board of Directors, president, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Plan of Merger by Premier Bank, to waive or extend the time for the compliance or fulfillment by Premier or Premier Bank of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Lanier under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Lanier.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.1    NOTICES.  All notices or other communications which are required or
            -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth in
Section 11.8 of the Agreement (or at such other address as may be provided thereunder), and shall be deemed to have been delivered as of the date so personally delivered or mailed; provided, however, that notice of termination of this Plan of Merger shall be effective only upon actual delivery of such notice to the Party entitled to the same.

     7.2    GOVERNING LAW. This Plan of Merger shall be governed by and
            -------------
construed in accordance with the laws of the State of Georgia.

     7.3    COUNTERPARTS.  This Plan of Merger may be executed in one or more
            ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.4    INCONSISTENT PROVISIONS. The Parties agree that, to the extent any
            -----------------------
of the provisions of this Plan of Merger shall conflict or be inconsistent with any provision of the Agreement, the provisions of the Agreement shall control and prevail and the Parties hereto agree to execute such amendments to this Plan of Merger to conform the provisions hereof to the provisions of the Agreement.



                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


                                   LANIER BANK & TRUST COMPANY
ATTEST:

By:  /s/ John E. Aderhold          By:  /s/ A. Lee Wilhelm
     ----------------------------       -----------------------------
     John E. Aderhold, Chairman         A. Lee Wilhelm, President


[BANK SEAL]


                                   PREMIER BANK
ATTEST:

By:  /s/ Robert C. Oliver          By:  /s/ Darrell D. Pittard
     ----------------------------       -----------------------------
     Robert C. Oliver, President        Darrell D. Pittard, Chairman


[BANK SEAL]

                                                                       EXHIBIT 2
                                                                       ---------


                              AFFILIATE AGREEMENT


Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326

Lanier Bank & Trust Company
214 Dahlonega Road
Cumming, Georgia   30130


Gentlemen:

     The undersigned is a shareholder of Lanier Bank & Trust Company ("Lanier"), a commercial bank organized and existing under the laws of the State of Georgia, and will become a shareholder of Premier Bancshares, Inc. ("Premier") pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of December 16, 1997 (the "Agreement"), by and between Lanier and Premier and the Plan of Merger, dated as of December 16, 1997 (the "Plan of Merger") by and between Lanier and Premier Bank ("Premier Bank"), a commercial bank organized and existing under the laws of the State of Georgia. Under the terms of the Agreement and the Plan of Merger, Premier Bank and Lanier will be merged (the "Merger") and the shares of common stock of Lanier ("Lanier Common Stock") will be converted into shares of common stock of Premier ("Premier Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Premier regarding certain rights and obligations of the undersigned in connection with the shares of Premier to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and Premier hereby agree as follows:

          Affiliate Status.  The undersigned understands and agrees that as to
          ----------------
Lanier the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

          Initial Restriction on Disposition.  The undersigned agrees that the
          ----------------------------------
undersigned will not, except by operation of law, by will or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Premier Common Stock into which the undersigned's shares of Lanier Common Stock are converted upon consummation of the Merger until such time as Premier notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Premier and Lanier. Premier agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Premier containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

          Covenants and Warranties of Undersigned.  The undersigned represents,
          ---------------------------------------
warrants and agrees that:

          (a) During the 30 days immediately preceding the effective time of the Merger, the undersigned will not, except by operation of law, by will, or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Lanier Common Stock beneficially owned by the undersigned as of the date of the shareholders' meeting of Lanier held to approve the Merger.

          (b) The Premier Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

          (c) The undersigned understands that any distribution by the undersigned of the Premier Common Stock has not been registered under the 1933 Act and that shares of Premier Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned
                                                          ---------------
     understands that Premier is under no obligation to file a registration
     ----------------------------------------------------------------------
     statement with the SEC covering the disposition of the undersigned's shares
     ---------------------------------------------------------------------------
     of Premier Common Stock.
     ------------------------

          (d) The undersigned is aware that the Merger is to be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those who dissent from the Merger, there is no plan or intention on the part of the Lanier shareholders to sell or otherwise dispose of the Premier Common Stock to be received in the Merger that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of the total fair market value of the Lanier Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of the undersigned's Premier Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

     4.   Restrictions on Transfer.  The undersigned understands and agrees that
          ------------------------
stop transfer instructions with respect to the shares of Premier Common Stock received by the undersigned pursuant to the Merger will be given to Premier's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Premier has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (a) covered by an effective registration statement under the Securities Act of 1933, as amended, (b) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Premier) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Premier) of the Rules and Regulations of such Act, or (c) in accordance with a legal opinion satisfactory to counsel for Premier that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing Premier securities issued subsequent to the original issuance of Premier Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as Premier Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Premier Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Premier, upon the request of the undersigned, will cause the certificates representing the shares of Premier Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Premier of an opinion of its counsel to the effect that such legend may be removed.

     5.   Understanding of Restrictions on Dispositions.  The undersigned has
          ---------------------------------------------
carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Premier Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for Lanier.

     6.   Filing of Reports by Premier.  Premier agrees, for a period of two
          ----------------------------
years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Premier Common Stock issued to the undersigned pursuant to the Merger.

     7.   Transfer Under Rule 145(d).  If the undersigned desires to sell or
          --------------------------
otherwise transfer the shares of Premier Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for the Premier Common Stock together with such additional information as the transfer agent may reasonably request. If Premier's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Premier shall cause such counsel to provide such opinions as may be necessary to Premier's transfer agent so that the undersigned may complete the proposed sale or transfer.

     8.   Acknowledgments.  The undersigned recognizes and agrees that the
          ---------------
foregoing provisions also apply to (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative who collectively owns at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Premier or becomes a director or officer of Premier upon consummation of the Merger, among other things, any sale of Premier Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     9.   Miscellaneous.  This Affiliate Agreement is the complete agreement
          -------------
between Premier and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

This Affiliate Agreement is executed as of the_____ day of _______________, 1998.

                                    Very truly yours,


                                    ___________________________________
                                    Signature

                                    ___________________________________
                                    Print Name

AGREED TO AND ACCEPTED as of
______________________, 1998.


PREMIER BANCSHARES, INC.


By:_____________________________
     Darrell D. Pittard, Chairman and
     Chief Executive Officer



AGREED TO AND ACCEPTED as of
______________________, 1998.


LANIER BANK & TRUST COMPANY


By:_____________________________
     A. Lee Wilhelm, President

                                                                       EXHIBIT 3
                                                                       ---------

                              MATTERS AS TO WHICH
                         COUNSEL TO LANIER WILL OPINE*

     1. Lanier is a commercial bank duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

     2. Lanier's authorized capital stock consists of 2,000,000 shares of Lanier Common Stock, of which 804,380 shares were outstanding as of the date hereof. The outstanding shares of Lanier Common Stock are duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Lanier Common Stock has been issued in violation of any statutory preemptive rights. Except as disclosed in Lanier's Disclosure Memorandum dated
                                         ---------------------
____________________, 1997, to our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Lanier to issue equity securities or acquire its equity securities.

     3. The execution and delivery by Lanier of the Agreement and the Plan of Merger do not, and if Lanier were now to perform its obligations under the Agreement and the Plan of Merger such performance would not, result in any violation of the Articles of Incorporation or Bylaws of any Lanier Company, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which a Lanier Company is a party or by which a Lanier Company is bound.

     4. Lanier has duly authorized the execution and delivery of the Agreement and the Plan of Merger and all performance by Lanier thereunder, and has duly executed and delivered the Agreement and the Plan of Merger.

     5. The Agreement and the Plan of Merger are enforceable against Lanier in accordance with their respective terms.



______________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 4
                                                                       ---------

                         CLAIMS/INDEMNIFICATION LETTER

                         _______________________, 1998

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326


Ladies and Gentlemen:

     This letter is delivered pursuant to Section 9.2(e) of the Agreement and Plan of Reorganization (the "Agreement"), dated as of December 16, 1997, by and between Lanier Bank & Trust Company ("Lanier") and Premier Bancshares, Inc. ("Premier") which, along with the Plan of Merger (the "Plan of Merger"), dated as of December 16, 1997, by and between Lanier and Premier Bank, provides for the merger (the "Merger") of Lanier and Premier Bank.

     Concerning claims which I may have against Lanier or its subsidiaries in my capacity as an officer or director:

          (a) Premier shall assume all liability (to the extent Lanier was so liable) for claims for indemnification arising under Lanier's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to Premier, as existing on December 15, 1997, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger;

          (b) In my capacity as an officer or a director, I am not aware that I have any claims (other than those referred to in paragraph (a) above) against Lanier (other than routine deposit, loan and other banking services conducted in the ordinary course of business with Lanier); and

          (d) I hereby release Lanier from any and all claims which I am aware that I have against it in my capacity as an officer or a director, other than those referred to in paragraph (a) above.

     By executing this letter on behalf of Lanier, you shall acknowledge the assumption by Premier of the liabilities described in paragraph (a) above.

                                    Sincerely,

                                    __________________________________
                                    Signature of Officer or Director

                                    __________________________________
                                    Printed Name of Officer or Director

     On behalf of Premier, I hereby acknowledge receipt of this letter and affirm the assumption by Premier of the liabilities described in paragraph (a) above, as of this _____ day of _______________, 1998.

                              PREMIER BANCSHARES, INC.


                              By: ______________________________________
                                      Darrell D. Pittard, Chairman and Chief
                                    Executive Officer

                                                                       EXHIBIT 5
                                                                       ---------
                              MATTERS AS TO WHICH
                         COUNSEL TO PREMIER WILL OPINE*

     1. Premier is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

     2. Premier Bank is a commercial bank duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

     3. Premier's authorized capital stock consists of 20,000,000 shares of Premier Common Stock, of which ______ shares were outstanding as of the date hereof and 2,000,000 shares of Premier Preferred Stock of which no shares were outstanding as of the date hereof. The outstanding shares of Premier Common Stock are, and all of the shares of Premier Common Stock to be issued in exchange for Lanier Common Stock upon consummation of the Merger, when issued in accordance with the terms of the Agreement and the Plan of Merger will be, duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Premier Common Stock has been, and none of the shares of Premier Common Stock to be issued in exchange for shares of Lanier Common Stock upon consummation of the Merger will be, issued in violation of any statutory or preemptive rights. Except as previously disclosed in writing to Lanier, to our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Premier to issue equity securities or acquire its equity securities.

     4. The execution and delivery by Premier of the Agreement, and the execution and delivery by Premier Bank of the Plan of Merger, do not, and if Premier and Premier Bank were now to perform its obligations under the Agreement and the Plan of Merger such performance would not, result in any violation of the Articles of Incorporation or Bylaws of any Premier Company, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which a Premier Company is a party or by which a Premier Company is bound.

     5. Premier has duly authorized the execution and delivery of the Agreement and all performance by Premier thereunder and has duly executed and delivered the Agreement. Premier Bank has duly authorized the execution and delivery of the Plan of Merger and all performance by Premier Bank thereunder and has duly executed and delivered the Plan of Merger.

     6. The Agreement is enforceable against Premier in accordance with its terms, and the Plan of Merger is enforceable against Premier Bank in accordance with its terms.

______________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 6
                                                                       ---------

                              EMPLOYMENT AGREEMENT
                              --------------------


          THIS AGREEMENT ("Agreement") is made and entered into effective as of the ___ day of ___________, 1998 (the "Effective Date"), by and among PREMIER BANCSHARES, INC., a Georgia corporation ("the Company"); PREMIER BANK, a wholly-owned Georgia banking subsidiary of the Company ("Employer"); and A. LEE WILHELM ("Employee").

                              W I T N E S S E T H:

          WHEREAS, as of the Effective Date, Lanier Bank & Trust Company, a Georgia chartered commercial bank, merged with and into Employer;

          WHEREAS, the Board of Directors of Employer considers the establishment and maintenance of highly competent and skilled management personnel for Employer to be essential to protecting and enhancing its best interests;

          WHEREAS, the Boards of Directors of Employer and the Company is desirous of inducing Employee to remain in the employ of Employer, subject to the terms and conditions hereof;
          WHEREAS, Employee is desirous of remaining in the employ of Employer, subject to the terms and conditions hereof;
          WHEREAS, the Company has joined in this Agreement for the purpose, inter alia, of granting the stock options referred to in paragraph 4(b) of this Agreement; and

          WHEREAS, the parties agree that the provisions of this Agreement shall control with respect to the rights and obligations of the parties resulting from the employment of Employee by Employer;

          NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1.   Definitions.  The following terms used in this Agreement shall have
          -----------
the following meanings:

          (a) "Base Salary" shall mean the annual compensation (excluding Incentive Compensation as defined in (c) of this paragraph and other benefits) payable or paid to Employee pursuant to paragraph 4(a) of this Agreement.

          (b) "Event of Termination" shall mean the termination of Employee's employment under this Agreement for any reason other than Termination for Cause as defined in (d) of this paragraph.

          (c) "Incentive Compensation" shall mean that compensation payable or paid to Employee pursuant to paragraph 4(c) of this Agreement.

          (d) "Termination for Cause" shall have the meaning provided in paragraph 6(a) of this Agreement.

     2.   Employment.  Employer agrees to continue Employee in its employ, and
          ----------
Employee agrees to remain in the employ of Employer, as President of the Central Metro Division of Employer, for the period stated in paragraph 3(a) hereof and upon the other terms and conditions herein provided. Employee agrees to perform faithfully such services as are reasonably consistent with his position and shall from time to time be assigned to him by the Board of Directors of Employer in a trustworthy and businesslike manner for the purpose of advancing the interests of Employer. The Board of Directors of Employer may also from time to time change Employee's position or alter his duties and responsibilities and assign a new position or new duties and responsibilities that are similar in scope and nature to Employee's existing position, duties and responsibilities without invalidating this Agreement or effecting the termination of Employee. At all times, Employee shall manage and conduct the business of Employer in accordance with the policies established by the Board of Directors of Employer, and in compliance with applicable regulations promulgated by governing regulatory agencies. Responsibility for the supervision of Employee shall rest with the Board of Directors of Employer, which shall review Employee's performance at least annually. The Board of Directors of Employer shall also have the authority to terminate Employee, subject to the provisions outlined in paragraph 6 of this Agreement.

     3.   Term and Duties.
          ---------------

          (a) Term of Employment.  This Agreement and the period of Employee's
              ------------------
     employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for a period of seven (7) full calendar
                                                              -
     months thereafter, unless earlier terminated pursuant to this Agreement or unless Employee dies before the end of such period, in which case the period of employment shall be deemed to continue until the end of the month of such death. Following the initial period, the employment of Employee shall continue under the terms of this Agreement, but may be terminated by either party upon sixty (60) days' prior written notice (which notice may
                              --
     be given prior to the expiration of the initial period).

          (b) Performance of Duties.  During the period of employment hereunder,
              ---------------------
     except for periods of illness, disability, reasonable vacation periods, and reasonable leaves of absence, Employee shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. Employee shall be entitled to reasonable participation as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflict of interest with Employer, or otherwise unfavorably affect the performance of Employee's duties pursuant to this Agreement.

          (c) Office of Employee.  The office of Employee shall be located at
              ------------------
     Employer's office in Cumming, Georgia, or at such other location within the State of Georgia as Employer may from time to time designate; provided, however, that, in the event such relocation is to an office more than thirty-five (35) miles from the Cumming office and Employee elects to move
                  --
     his principal residence, the Employer shall reimburse Employee for all his reasonable moving expenses.

          (d) No Other Agreement.  The Employee shall have no employment
              ------------------
     contract or other written or oral agreement concerning employment with any entity or person other than Employer and/or the Company during the term of his employment under this Agreement.

          (e) Uniqueness of Employee's Services.  Employee hereby represents
              ---------------------------------
     that the services to be performed by him under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages and in an action at law. Accordingly, Employee expressly agrees that Employer and/or the Company, in addition to any rights or remedies which Employer and/or the Company may possess, shall be entitled to injunctive and other equitable relief to prevent the breach of this Agreement by Employee.

     4.   Compensation.
          ------------

          (a) Salary.  Subject to the provisions of paragraph 6 hereof, Employer
              ------
     shall pay Employee, as compensation for serving as President of the Central Metro Division of Employer, an initial Base Salary of $135,000; such
                                                           --------
     initial Base Salary, or any increased Base Salary, shall be payable in substantially equal installments in accordance with the Employer's normal pay practices, but not less frequently than monthly. Employer shall coordinate the first payment of salary hereunder with the last payment of salary received by Employee from Lanier Bank & Trust Company, such that Employee shall have been fully compensated for all services to Employer and Lanier Bank & Trust Company. Employee's Base Salary and any Incentive Compensation (as defined in paragraph 4(c) hereof) shall be reviewed and approved at least annually by the Boards of Directors of Employer and the Company, or any committee(s) designated thereby. Said Boards or Committee(s), if warranted in their discretion, may increase (but may not decrease) Employee's Base Salary to reflect Employee's performance.

          (b) Stock Options.  In recognition of the services to be provided by
              -------------
     Employee to Employer and as an incentive for Employee to remain in the employ of Employer, the Company shall grant to Employee, on the Effective Date of this Agreement, an option to purchase 30,000 shares of the Company
                                                   ------
     common stock at an exercise price of ten dollars ($10.00) per share.  The
                                                        -----
     above-referenced options shall vest on the earlier to occur of: (i) six (6)
                                                                              -
     months from the Effective Date of this Agreement, provided Employee continues in the employ of Employer pursuant to the terms of this Agreement; or (ii) termination of this Agreement by Employer other than as a result of a Termination for Cause pursuant to paragraph 6(a) of this Agreement. The options may be exercised by Employee at any time and from time to time during the ten (10) year period following the vesting of such--options, in whole or in part, upon payment of the exercise price for the number of shares of stock being acquired pursuant to such exercise.

          (c) Incentive Compensation.  During the Term of Employment and in
              ----------------------
     addition to the aforesaid Base Salary, Employee shall be entitled to such additional Incentive Compensation as may be awarded from time to time by the Boards of Directors of Employer and/or the Company or any committee(s) designated thereby in their discretion. Notwithstanding anything contained in this Agreement to the contrary, any increase to Employee's Base Salary and any Incentive Compensation paid to Employee shall be (i) in compliance with regulations, pronouncements, directives, or orders issued or promulgated by any governing regulatory agency and with any agreements by and between Employer and/or the Company and such regulatory agencies, (ii) consistent with the safe and sound operation of Employer and the Company,
     (iii) closely monitored by the Boards of Directors of Employer and the Company and (iv) comparable to such compensation paid to persons of similar responsibilities and duties in other insured institutions of similar size, in similar locations, and under similar circumstances including financial condition and profitability.

          (d) "Golden Parachute" Provision.  Notwithstanding anything contained
              ----------------------------
     in this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise to Employee, are subject to and conditioned upon their compliance with 12 U.S.C. (S) 1828(k) and any regulations promulgated thereunder. Employer and Company each represent that none of the events or circumstances described in 12 C.F.R. 359.1(f)(ii) exists or that the agreement to make payments hereunder is entered into in contemplation of such events.

     5.   Participation in Benefit Plans.
          ------------------------------

          (a) Incentive, Savings and Retirement Plans.  During the employment
              ---------------------------------------
     period, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of Employer, on the same basis as such other senior executive officers, and, unless prohibited by such incentive, savings and retirement plans, with full credit given for Employee's total accumulated years of service at Lanier Bank & Trust Company for purposes of determining vesting and eligibility.

          (b) Welfare Benefit Plans.  During the employment period, Employee
              ---------------------
     and/or Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Employer to the extent applicable generally to senior executive officers of Employer, and, unless prohibited by such welfare benefit plans, with full credit given for Employee's total accumulated years of service at Lanier Bank & Trust Company for purposes of determining vesting and eligibility.

          (c) Expenses and Fringe Benefits.  During the employment period,
              ----------------------------
     Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee, and to receive fringe benefits, in accordance with the policies, practices and procedures of Employer to the extent applicable generally to other senior executive officers of Employer.

     6.   Payments to Employee Upon Termination of Employment.  The Boards of
          ---------------------------------------------------
Directors of Employer and the Company may terminate Employee's employment under this Agreement at any time upon sixty (60) days prior written notice; but any
                                       --
termination other than Termination for

Cause shall not prejudice Employee's right to compensation or other benefits under this Agreement. Employee may voluntarily terminate his employment under this Agreement upon sixty (60) days prior written notice. The rights and
                           --
obligations of Employer and/or the Company and Employee in the event of such termination are set forth in this paragraph 6 as follows:

          (a)  Termination for Cause.  Employee shall have no right to
               ---------------------
     compensation or other benefits for any period after a Termination for Cause except that Termination for Cause shall not affect the right of Employee to exercise the options referred to in paragraph 4(b) hereof to the extent vested, provided that such options shall, notwithstanding anything contained in paragraph 4(b) hereof to the contrary, be exercised within ninety (90) days following Termination for Cause; and further, except that,
             --
     Termination for Cause shall not affect rights provided under the various employee benefit plans referred to in paragraph 5 hereof to the extent rights or benefits are accrued prior to such termination. For purposes of this Agreement, "Cause" shall mean:

               (i) the willful and continued failure of Employee to perform Employee's duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to Employee by the Board of Employer which specifically identifies the manner in which the Board believes that Employee has not performed Employee's duties;

               (ii) Employee's personal dishonesty, willful misconduct, or breach of a fiduciary duty from which he derives a personal profit;

               (iii) Employee's willful violation of any law, rule or regulation (other than traffic violations or similar offenses) involving moral turpitude or which represents reckless disregard for principles of safety and soundness applicable to banks, or any final cease and desist order; or

               (iv) Employee's willful breach of any material term or condition of this Agreement.

For purposes of this provision, no act or failure to act, on the part of Employee, shall be considered "willful" or a breach of fiduciary duty unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee's action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Employer or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer. The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.


          (b)  Event of Termination.  Upon the occurrence of an Event of
               --------------------
     Termination, Employer shall pay to Employee, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as liquidated damages, in lieu of all other claims for salary, a severance payment equal to the following:

               (i) if the termination occurs upon notice given by the Company or Employer prior to the expiration of the initial seven (7) month term of
                                                               -
     this Agreement, the longer of sixty (60) days' Base Salary or the amount of
                                          --
     Base Salary that would be payable for the duration of the seven month term; or

               (ii) if the termination occurs upon notice given by the Company or Employer after the expiration of the initial seven (7) month term of
                                                            -
     this Agreement, or occurs upon notice given by Employee, sixty (60) days'
                                                                     --
     Base Salary;

plus, in the event of either (i) or (ii) above, the pro-rata portion of the Incentive Compensation to which Employee would have been entitled had he remained an employee throughout the period for which Incentive Compensation is calculated.

     7.   Regulatory Suspension.
          ---------------------

          (a) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of Employer by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (S) 1818(e)(3) or (g)(1), the obligations of Employer and the Company under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer and/or the Company may in their discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended. Vested rights of Employee shall not otherwise be affected.

          (b) If Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of Employer by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (S) 1818(e)(4) or (g)(1), all obligations of Employer and the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

     8.   Nondisclosure of Confidential Information.   Employee acknowledges
          -----------------------------------------
that, as an officer of Employer, he will have access to certain confidential or proprietary information possessed by Employer or the Company or relating to its or their business, or the business of Lanier Bank & Trust Company, and including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs, financial information and data, business acquisition plans, and new personnel acquisition plans, some of which information would constitute a trade secret under the common law or statutory law of the State of Georgia ("Confidential Information"). Employee understands and agrees that the Confidential Information constitutes a valuable asset of Employer and the Company, respectively, and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that for one (1) year period thereafter (the "Restricted Period"), reveal, divulge, or disclose to any person not expressly authorized by Employer or the Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of Employer or the Company. Notwithstanding anything contained herein to the contrary, Employee shall not be restricted form disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee or his agent; (ii) becomes available to Employee in a manner that is not in contravention of applicable law from a source (other than Employer or the Company or one of its or their officers, employees, agents or representatives) that is not bound by a confidential relationship with Employer or the Company or by a confidentiality or other similar agreement; (iii) was known to Employee on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Employee by Employer or the Company or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide Employer and the Company, as the case may be, with prompt notice of such requirement so that Employer or the Company, as the case may be, may seek an appropriate protective order prior to any such required disclosure by Employee.

     9.   Source of Payments.  All payments provided in paragraphs 4 and 6
          ------------------
hereof shall be paid in cash from the general funds of Employer as provided herein (with the exception of the stock options referred to in paragraph 4(b) of this Agreement to be granted to Employee by the Company), and no special or separate fund shall be established by Employer or the Company, and no other segregation of assets shall be made to assure payment. Employee shall have no right, title, or interest in or to any investments which Employer and/or the Company may make to meet the obligations hereunder.

     10.  Injunctions.  In view of the irreparable harm and damage which
          -----------
Employer and the Company would sustain as a result of a breach by Employee of the covenants or agreements under paragraph 8 hereof, and in view of the lack of an adequate remedy at law to protect Employer's and the Company's interests, Employer and the Company shall have the right to receive, and Employee hereby consents to the issuance of, a permanent injunction enjoining Employee from any violation of the covenants and agreements set forth in paragraph 8 hereof. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which Employer and/or the Company are or may be entitled at law or in equity respecting this Agreement.

     11.  Attorneys' Fees.  In the event any party hereto is required to engage
          ---------------
in legal action against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of its or his rights under this Agreement, and such action results in a final judgment in favor of one or more parties, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party or parties for all legal fees and expenses incurred by the prevailing party or parties in asserting or defending its or his rights hereunder in the event the court determines that the actions of the party or parties against whom final judgment is obtained were reckless, or in willful disregard of the obligations of this Agreement, or the court otherwise so orders.

     12.  Federal Income Tax Withholding.  Employer and the Company may withhold
          ------------------------------
from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     13.  Effect of Prior Agreements.  This Agreement, together with the letter
          --------------------------
from Darrell D. Pittard to Employee dated December 11, 1997, contains the entire understanding between the parties hereto and supersedes any prior employment agreement and any contemporaneous oral agreement or understanding by, between, or among Employer and/or the Company and Employee, including, without limitation, any employment agreement or understanding between Employee and Lanier Bank & Trust Company.

     14.  General Provisions.
          ------------------

          (a) Nonassignability.  Neither this Agreement nor any right or
              ----------------
     interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the written consent of Employer and the Company; provided, however, that nothing in this paragraph 14(a) shall preclude (i) Employee from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

          (b) No Attachment.  Except as required by law, no right to receive
              -------------
     payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

          (c) Binding Agreement.  This Agreement shall be binding upon, and
              -----------------
     inure to the benefit of, Employer, the Company and Employee and their respective heirs, successors, assigns, and legal representatives.

     15.  Modification and Waiver.
          -----------------------

          (a) Amendment of Agreement.  This Agreement may not be modified or
              ----------------------
     amended except by an instrument in writing, signed by the parties hereto, and which specifically refers to this Agreement.

          (b) Waiver.  No term or condition of this Agreement shall be deemed to
              ------
     have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     16.  Severability.  If for any reason any provision of this Agreement is
          ------------
held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

     17.  Headings.  The headings of paragraphs herein are included solely for
          --------
convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     18.  Governing Law.  This Agreement has been executed and delivered in the
          -------------
State of Georgia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

     19.  Rights of Third Parties.  Nothing herein expressed or implied is
          -----------------------
intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

     20.  Notices.  All notices, requests, demands, and other communications
          -------
provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the United States by registered or certified mail, or personally delivered, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

          To Employer:           President
                                 Premier Bank
                                 2180 Atlanta Plaza
                                 950 East Paces Ferry Road
                                 Atlanta, Georgia  30326

          To the Company:        Chairman and Chief Executive officer
                                 Premier Bancshares, Inc.
                                 2180 Atlanta Plaza
                                 950 East Paces Ferry Road
                                 Atlanta, Georgia  30326

          Copied to:             Steven S. Dunlevie, Esq.
                                 Womble Carlyle Sandridge & Rice, PLLC
                                 Suite 700
                                 1275 Peachtree Street
                                 Atlanta, Georgia 30309

          To Employee:           Mr. A. Lee Wilhelm
                                 214 Dahlonega Road
                                 Cumming, Georgia  30130

          IN WITNESS WHEREOF, Employer and the Company have caused this Agreement to be executed and their seal to be affixed hereunto by their duly authorized officers, and Employee has signed this Agreement, as of the Effective Date.

ATTEST:                       PREMIER BANCSHARES, INC.


______________________        By:_______________________________________
Secretary                           Darrell D. Pittard
(CORPORATE SEAL)                    Chairman and Chief Executive Officer


ATTEST:                       PREMIER BANK


______________________        By:_______________________________________
Secretary                           Robert C. Oliver
(BANK SEAL)                         President

______________________        _________________________________________(SEAL)
Witness                       A. LEE WILHELM

            FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


          This First Amendment (the "First Amendment") to Agreement and Plan of Reorganization (the "Agreement"), dated December 16, 1997, between Premier Bancshares, Inc. ("Premier") and Lanier Bank & Trust Company ("Lanier"), is made and entered into as of the 22nd day of January, 1998. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

          WHEREAS, the parties desire to amend the Agreement for the purpose of increasing the Exchange Ratio contained in the Agreement, and to amend a negative covenant of Lanier regarding the payment of dividends on the Lanier Common Stock; and

          WHEREAS, the Boards of Directors of Premier and Lanier have unanimously approved the Agreement and this First Amendment;

          NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of amending the Agreement, Premier and Lanier hereby agree as follows:

          1. That Section 3.1(c) of the Agreement be deleted in its entirety and the following new Section 3.1(c) be inserted in lieu thereof:

     (c) Each share of Lanier Common Stock (excluding shares held by Lanier or by any Premier Company, which shares shall be canceled as provided in
     Section 3.3 of this Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.980 shares of Premier Common Stock (the "Exchange Ratio"). In the event that the average closing price of the Premier Common Stock is less than $13.667 for the ten trading day period ending on the day immediately prior to the effective date of the Registration Statement ("Average Closing Price"), then the Exchange Ratio shall be increased to that number of shares of Premier Common Stock which, when multiplied by the Average Closing Price, equals $27.0607. The provisions of this Section 3.1(c) are subject to Section 10.1(h) of this Agreement.

          2. That Section 7.2(c) of the Agreement is hereby amended by decreasing the maximum allowable cash dividend from $.50 per share to $.25 per share.

          3. That Section 10.1(h) of the Agreement be deleted in its entirety and the following new Section 10.1(h) be inserted in lieu thereof:

     (h) By the Board of Directors of Premier or Lanier, at any time and without Liability, if the Average Closing Price of the Premier Common Stock, as reported on the American Stock Exchange, is less than $12.00 per share.

          4. Notwithstanding any other provision of the Agreement to the contrary, Sections 3.1(c) and 10.1(h) of the Agreement, as amended by this First Amendment, shall not be adjusted or amended as a result of the three-for-two stock split of the Premier Common Stock declared by the Premier Board of Directors which becomes effective on January 23, 1998.

          5.  (See below)**
          Except as specifically amended herein the Agreement shall remain in full force and effect.

          The parties further agree that this First Amendment may be signed in any number of counterparts and delivery of such counterparts may be effected by a facsimile transmission thereof; and any such facsimile counterpart shall be deemed to be an original, with the same effect as if the signatures thereto were upon the same original document.

          IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their duly authorized officers as of the date first shown above.

Attest:                                 PREMIER BANCSHARES, INC.


/s/ Barbara J. Burtt                    /s/ Darrell D. Pittard
----------------------------            -------------------------------
Barbara J. Burtt, Secretary             Darrell D. Pittard, Chairman

     [CORPORATE SEAL]



Attest:                                 LANIER BANK & TRUST COMPANY



/s/ John E. Aderhold                    /s/ A. Lee Wilhelm
----------------------------            -------------------------------
John E. Aderhold, Chairman              A. Lee Wilhelm, President

     [BANK SEAL]



**   5.   Exhibit 6 to the Agreement is hereby amended as set forth on
Exhibit A attached hereto and incorporated herein by this reference.

                                   EXHIBIT A

     5. Exhibit 6 to the Agreement is hereby amended by replacing the first sentence of Paragraph 4(b) thereof with the following:

        In recognition of the services to be provided by Employee to Employer and as an incentive for Employee to remain in the employ of the Employer, the Company shall grant to Employee, on the Effective Date of this Agreement, an option to purchase 30,000 shares of the Company common stock at an exercise price of ten dollars ($10.00) per share. Neither the number of shares nor the exercise price shall be adjusted to reflect the three for two stock split of the Company common stock effective January 23, 1998, but shall be adjusted to reflect any further stock splits, stock dividends or similar recapitalizations with respect to such stock effective after January 23, 1998 as provided in Section
        3.2 of the Agreement and Plan of Reorganization between the Company and Lanier Bank & Trust Company, dated as of December 16, 1997, as amended effective January 22, 1998, in the same manner and with the same effect as would typically be provided in a qualified stock option plan. Further, in the event that on the Effective Date of this Agreement the average closing price of the Company common stock for the ten trading day period ending on the day prior to the Effective Date (the "Average Trading Price") is less than the closing price on December 16, 1997 (the "Execution Date Closing Price"), then the number of options shall be increased to that number of shares which, when multiplied by the difference between the Average Trading Price and $10.00 equals 30,000 times the difference between the Execution Date Closing Price and $10.00.

                       FIRST AMENDMENT TO PLAN OF MERGER


          This First Amendment (the "First Amendment") to Plan of Merger (the "Plan of Merger"), dated December 16, 1997, between Lanier Bank & Trust Company ("Lanier") and Premier Bank ("Premier Bank"), is made and entered into as of the 22nd day of January, 1998. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Plan of Merger.

          WHEREAS, the parties desire to amend the Plan of Merger for the purpose of increasing the Exchange Ratio contained in the Plan of Merger; and

          WHEREAS, the Boards of Directors of Premier Bank and Lanier have unanimously approved the Plan of Merger and this First Amendment;

          NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of amending the Plan of Merger, Premier Bank and Lanier hereby agree as follows:

          1. That Section 3.1(c) of the Plan of Merger be deleted in its entirety and the following new Section 3.1(c) be inserted in lieu thereof:

     (c) Each share of Lanier Common Stock (excluding shares held by Lanier or by any Premier Company, which shares shall be canceled as provided in
     Section 3.3 of this Plan of Merger, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.980 shares of Premier Common Stock (the "Exchange Ratio"). In the event that the average closing price of the Premier Common Stock is less than $13.667 for the ten trading day period ending on the day immediately prior to the effective date of the Registration Statement ("Average Closing Price"), then the Exchange Ratio shall be increased to that number of shares of Premier Common Stock which, when multiplied by the Average Closing Price, equals $27.0607. The provisions of this Section 3.1(c) are subject to Section 10.1(h) of the Agreement.

          2. Notwithstanding any other provision of the Plan of Merger to the contrary, Section 3.1(c) of the Plan of Merger, as amended by this First Amendment, shall not be adjusted or amended as a result of the three-for-two stock split of the Premier Common Stock declared by the Premier Board of Directors which becomes effective on January 23, 1998.

          Except as specifically amended herein the Plan of Merger shall remain in full force and effect.

          The parties further agree that this First Amendment may be signed in any number of counterparts and delivery of such counterparts may be effected by a facsimile transmission thereof; and any such facsimile counterpart shall be deemed to be an original, with the same effect as if the signatures thereto were upon the same original document.

          IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their duly authorized officers as of the date first shown above.

Attest:                                 PREMIER BANK


 /s/ Robert C. Oliver                   /s/ Darrell D. Pittard
----------------------------            -----------------------------
Robert C. Oliver, President             Darrell D. Pittard, Chairman

     [BANK SEAL]


Attest:                                 LANIER BANK & TRUST COMPANY



/s/ John E. Aderhold                    /s/ A. Lee Wilhelm
----------------------------            -----------------------------
John E. Aderhold, Chairman              A. Lee Wilhelm, President

     [BANK SEAL]

                                                                      APPENDIX B

         SECTION 7-1-537 OF THE FINANCIAL INSTITUIONS CODE OF GEORGIA


(S) 7-1-537 - RIGHTS OF DISSENTING SHAREHOLDERS; SURRENDER OF CERTIFICATES

(a) A shareholder of a bank or trust company which is a party to a plan of proposed merger or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the "Georgia Business Corporation Code."

(b) The bank or trust company into which the other or others have been merged or consolidated, as the case may be, shall have the right to require the return of the original certificates of stock held by each shareholder in each or either of the institutions and in lieu thereof:

     (1) To issue to each shareholder new certificates for such number of shares of the institution into which the others shall have been merged or consolidated; or

     (2) To cause to be paid or delivered to each shareholder the amount of cash or securities of any other corporation or combination of cash and such securities as, under the plan of merger or consolidation, the said shareholder may be entitled to receive.


        CHAPTER 2 OF TITLE 14 OF THE GEORGIA BUSINESS CORPORATION CODE

PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 14-2-1301.  DEFINITIONS.

     As used in this article, the term:

     a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

     c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     h. "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302.  RIGHT TO DISSENT.

     a. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with the procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporation action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenter's rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action created dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must;

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

(S) 14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S) 14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S) 14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


PART 3.  JUDICIAL APPRAISAL OF SHARES.

(S) 14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S) 14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S) 14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      APPENDIX C

      [ALEX SHESHUNOFF & CO. INVESTMENT BANKING LETTERHEAD APPEARS HERE]



                               January 29, 1998



Board of Directors
Lanier Bank & Trust Company
214 Dahlonega Road
Cumming, Georgia 30040

Members of the Board:

We understand that Lanier Bank & Trust Company, Cumming, Georgia, ("Lanier") and Premier Bancshares, Inc., Atlanta, Georgia, ("Premier") entered into an Agreement and Plan of Reorganization (the "Agreement"), which provides, among other things, for the acquisition of all of the capital stock of Lanier by means of a merger of Lanier with and into Premier (the "Merger"). Pursuant to the Agreement, at the effective time of the Merger, the outstanding common shares of the common stock of Lanier ("Lanier Common Stock") shall be converted into and exchanged for the right to receive 1.980 shares (the "Exchange Ratio") of the common stock of Premier ("Premier Common Stock"). In the event that the average closing price of the Premier Common Stock is less than $13.667 for the ten trading day period ending on the day immediately prior to the effective date of the Registration Statement ("Average Closing Price"), then the Exchange Ratio shall be increased to that number of shares of Premier Common Stock which, when multiplied by the Average Closing Price, equals $27.0607.

You requested our opinion, as to whether the Exchange Ratio is fair from a financial point of view to the holders of Lanier's Common Stock.

In connection with our opinion, we: (i) reviewed a copy of the Agreement; (ii) reviewed certain publicly available financial statements and other information of Lanier and Premier, respectively; (iii) reviewed certain internal financial statements and other financial and operating data concerning Lanier provided to us by its management; (iv) analyzed certain budget and financial projections of Lanier provided by its management; (v) analyzed certain publicly available financial analyses and estimates of Premier provided by independent banking industry securities analysts; (vi) reviewed the reported prices and share trading activity for Premier Common Stock; (vii) discussed the past and current operations, financial condition, and future prospects of Lanier with its executive management; (viii) compared Lanier and Premier from a financial point

Board of Directors
Lanier Bank & Trust Company
January 26, 1998
Page 2

of view with certain other banking companies that we deemed to be relevant; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the Southeastern United States and in Georgia, and; (x) performed such other analyses and reviews as we deemed appropriate.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by Lanier and Premier for the purposes of this opinion. Where appropriate, we used information from publicly available sources that we believe to be reliable, however, we cannot guarantee the accuracy or completeness of such information. We are not experts in legal and tax matters which may impact the Merger, and have relied upon the opinion of Lanier's counsel and accountants with respect to such matters.

We did not make an independent evaluation of the assets or liabilities of Lanier, nor have we been furnished with any such appraisals. We did not perform an independent due diligence review of Premier but reviewed and relied upon publicly available information on Premier. Lanier's management provided us with verbal estimates of financial forecasts. With respect to budgets and such financial forecasts, we assumed that they were reasonable and reflect the best currently available estimates and judgments of management of Lanier. We have further assumed that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby, and that the Merger will be consummated in accordance with the terms of the Agreement, without any amendments to, and without any waiver by Lanier of, any of the material conditions to its obligations thereunder.

We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, we did not review any individual credit files or make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Lanier or Premier, nor were we furnished with any such evaluations or appraisals.

Board of Directors
Lanier Bank & Trust Company
January 26, 1998
Page 3


Our opinion is necessarily based on economic, market and other conditions as in effect on January 16, 1998, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We assumed that there are no material changes in Lanier's or Premier' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial information reviewed by us, and that off-balance sheet activities of Lanier and Premier will not materially impact the future financial position or results of operation of Lanier and Premier. We assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Agreement.

Our opinion is limited to the fairness, from a financial point of view, to the holders of Lanier's Common Stock of the Exchange Ratio and does not address Lanier's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, do not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of Lanier and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Lanier or Premier with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Lanier's common shareholders.


                                    Very truly yours,


                                    /s/ Alex Sheshunoff & Co. Investment Banking
                                    --------------------------------------------
                                    ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  The provisions of the Georgia Code and Premier's Bylaws set forth the extent to which Premier's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under Premier's Bylaws, Premier is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of Premier, to the extent that they have been successful, on the merits or otherwise, in such defense. Premier's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of Premier or who, while directors or officers of Premier, are or were serving at Premier's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of Premier, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of Premier, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Premier must also advance expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by Premier.

  Premier may not indemnify a director or officer in connection with a proceeding by or in the right of Premier in which the director or officer was adjudged liable to Premier for appropriation of a business opportunity or payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

  The indemnification provisions of the Georgia Code are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

  Premier maintains an insurance policy insuring Premier and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

  Premier's Articles of Incorporation provide that no director of Premier shall be personally liable to Premier or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of Premier; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
  2.1    Agreement and Plan of Reorganization dated December 16, 1997, between
         Premier and Lanier. (Included as Appendix A to the Proxy
         Statement/Prospectus contained herein.)
  2.2    Plan of Merger dated December 16, 1997, between Premier Bank and
         Lanier. (Included in Appendix A to the Proxy Statement/Prospectus
         contained herein.)
  2.3    First Amendment to Agreement and Plan of Reorganization dated January
         22, 1998, between Premier and Lanier. (Included in Appendix A to the
         Proxy Statement/Prospectus contained herein.)
  2.4    First Amendment to Plan of Merger dated January 22, 1998, between
         Premier Bank and Lanier. (Included in Appendix A to the Proxy
         Statement/Prospectus contained herein.)
  3.1    Articles of Incorporation of Premier, as amended, through February 6,
         1997. (Incorporated by reference as Exhibit 3.1 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
  3.2    Bylaws of Premier. (Incorporated by reference as Exhibit 3.2 from
         Premier's Form 10-QSB for the quarter ended September 30, 1996.)
  4.1    Form of Stock Certificate. (Incorporated by reference as Exhibit 4.1 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
  5.1    Legal opinion of Womble Carlyle Sandridge & Rice, PLLC.
  8.1    Tax opinion of Womble Carlyle Sandridge & Rice, PLLC.
 10.1    Individual Director's Defined Benefit Plan Agreements, dated January
         1, 1994, between First Alliance Bank and each of its directors.
         (Incorporated by reference as Exhibit 10.6 to Premier's Form 10-K for the year ended December 31, 1996.)
 10.2    First Alliance Bank 1995 Stock Option Plan, dated as of August 8, 1995 and amended as of March 12, 1996, and related form of employee incentive stock option agreement. (Incorporated by reference as
         Exhibit 10.5 to Premier's Form 10-KSB for the fiscal year ended
         December 31, 1995.)
 10.3    Guaranty, dated March 25, 1996 by Premier relating to a $2,000,000 loan made by The Bankers Bank to Interim Alliance Corporation (d/b/a
         Alliance Finance). (Incorporated by reference as Exhibit 10.5 to
         Premier's Form 10-KSB for the fiscal year ended December 31, 1995.)
 10.4    Employment Agreement dated as of January 1, 1997 by and between
         Premier Lending and George S. Phelps. (Incorporated by reference as
         Exhibit 10.4 to Premier's Form 10-K for the fiscal year ended December
         31, 1996.)
 10.5    Employment Agreement dated as of January 1, 1997 by and between
         Premier Lending and Michael W. Lane. (Incorporated by reference as
         Exhibit 10.5 to Premier's Form 10-K for the fiscal year ended December
         31, 1996.)
 10.6    Employment Agreement dated as of January 1, 1997 by and between
         Premier Lending and Brian D. Schmitt. (Incorporated by reference as
         Exhibit 10.6 to Premier's Form 10-K for the fiscal year ended December
         31, 1996.)
 10.7    Amendment to Employment Agreement dated as of January 1, 1997 by and between First Alliance/Premier Bancshares, Inc. and Darrell D.
         Pittard. (Incorporated by reference as Exhibit 10.7 to Premier's Form
         10-K for the fiscal year ended December 31, 1996.)
 10.8    Employment Agreement dated as of June 23, 1997 by and among Premier
         Bancshares, Inc., Premier Lending and Darrell D. Pittard.
         (Incorporated by reference as Exhibit 10.8 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
 10.9    Amended and Restated Stock Purchase Agreement by and between Premier
         Bancshares, Inc. (formerly known as First Alliance/Premier Bancshares,
         Inc.) and Net.B@nk, Inc. dated December 19, 1996. (Incorporated by reference as Exhibit 10.9 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
 10.10   First Amendment to the Amended and Restated Stock Purchase Agreement
         by and between Premier Bancshares, Inc. and Net.B@nk, Inc. dated
         February 25, 1997. (Incorporated by reference as Exhibit 10.10 to
         Premier's Form 10-K for the fiscal year ended December 31, 1996.)
 10.11   Second Amendment to the Amended and Restated Stock Purchase Agreement
         by and between Premier Bancshares, Inc. and Net.B@nk, Inc. dated May
         31, 1997. (Incorporated by reference as Exhibit 10.12 to Premier's
         Form 10-Q for the quarter ended June 30, 1997.)
 10.12   Purchase and Assumption Agreement by and between Premier Bank, FSB and First Alliance Bank dated December 19, 1996. (Incorporated by reference as Exhibit 10.11 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
 10.13   First Amendment to Purchase and Assumption Agreement by and between
         Premier Bank, FSB and First Alliance Bank dated March 13, 1997.
         (Incorporated by reference as Exhibit 10.12 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
 10.14   Second Amendment to Purchase and Assumption Agreement by and between
         Premier Bank, FSB and First Alliance Bank dated March 25, 1997.
         (Incorporated by reference as Exhibit 10.13 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
 10.15   Third Amendment to Purchase and Assumption Agreement by and between
         Premier Bank, FSB and First Alliance Bank dated May 31, 1997.
         (Incorporated by reference as Exhibit 10.16 to Premier's Form 10-Q for the quarter ended June 30, 1997.)
 10.16   Premier Bancshares, Inc. 1997 Stock Option Plan. (Incorporated by
         reference as Exhibit 10.14 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
 10.17   Premier Bancshares, Inc. Directors' Stock Option Plan. (Incorporated
         by reference as Exhibit 10.15 to Premier's Form 10-K for the fiscal year ended December 31, 1996.)
 10.18   Agreement and Plan of Reorganization, dated February 3, 1997, between
         Premier and Central and Southern Holding Company. (Incorporated by
         reference from the Joint Proxy Statement/Prospectus contained in
         Premier's Form S-4 Registration Statement No. 333-24537.)
 10.19   Amendment to Agreement and Plan of Reorganization dated March 26,
         1997, between Premier and Central and Southern Holding Company.
         (Incorporated by reference from the Joint Proxy Statement/Prospectus contained in Premier's Form S-4 Registration Statement No. 333-
         24537.)
 10.20   Agreement for Purchase of Certain Assets and Assumption of Certain
         Liabilities by and between The Central and Southern Bank of North
         Georgia, FSB and The Central and Southern Bank of Georgia dated
         August 11, 1997. (Incorporated by reference as Exhibit 10.21 to
         Premier's Form
         10-Q for the quarter ended June 30, 1997.)
 10.21   Agreement and Plan of Merger by and among Premier Bancshares, Inc.,
         Premier Bank and The Central and Southern Bank of North Georgia, FSB
         dated August 11, 1997. (Incorporated by reference as Exhibit 10.22 to
         Premier's Form 10-Q for the quarter ended June 30, 1997.)
 10.22   Amended and Restated Premier Bancshares, Inc. Director's Deferred
         Stock Unit Plan. (Incorporated by reference from Appendix E to the
         Joint Proxy Statement/Prospectus contained in Premier's Form S-4
         Registration Statement No. 333-36775.)
 10.23   Agreement and Plan of Reorganization dated June 24, 1997, between
         Premier and Citizens Gwinnett. (Incorporated by reference from
         Appendix A to the Joint Proxy Statement/Prospectus contained in
         Premier's Form S-4 Registration Statement No. 333-36775.)
 10.24   First Amendment to Agreement and Plan of Reorganization dated July
         24, 1997, between Premier and Citizens Gwinnett. (Incorporated by reference from Appendix A to the Joint Proxy Statement/Prospectus contained in Premier's Form S-4 Registration Statement No. 333-
         36775.)
 10.25   Second Amendment to Agreement and Plan of Reorganization dated
         September 15, 1997 between Premier and Citizens Gwinnett.
         (Incorporated by reference from Appendix A of the Joint Proxy
         Statement/Prospectus contained in Premier's Form S-4 Registration
         Statement No. 333-36775.)

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
 10.26   Third Amendment to Agreement and Plan of Reorganization dated
         September 19, 1997 between Premier and Citizens Gwinnett.
         (Incorporated by reference from Appendix A of the Joint Proxy
         Statement/Prospectus contained in Premier's Form S-4 Registration
         Statement No. 333-36775.)
 10.27*  Loan and Security Agreement dated June 12, 1997 by and among Premier,
         Premier Lending, Alliance Finance, Inc. and The Bankers Bank.
 10.28*  Employment Agreement dated as of December 11, 1990, as amended on
         March 11, 1997 and December 12, 1997 by and among Citizens Bank of
         Gwinnett and Thomas J. Martin.
 10.29*  Agreement and Plan of Reorganization dated December 3, 1997 by and between Premier and BHC.
 10.30*  First Amendment to Agreement and Plan of Reorganization dated December
         18, 1997 by and between Premier and BHC.
 10.31*  Second Amendment to Agreement and Plan of Reorganization dated
         December 23, 1997 by and between Premier and BHC.
 10.32*  Third Amendment to Agreement and Plan of Reorganization dated December
         31, 1997 by and between Premier and BHC.
 10.33*  Fourth Amendment to Agreement and Plan of Reorganization dated January
         15, 1997 by and between Premier and BHC.
 11.1*   Statement of Per Share Earnings.
 21.1*   Subsidiaries of Premier.
 23.1*   Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
         5.)
 23.2    Consent of Mauldin & Jenkins, L.L.C.
 23.3    Consent of Bricker & Melton, P.A.
 23.4    Consent of Alex Shesunoff & Co.
 24.1*   Power of Attorney. (See signature page to the Registration Statement.)
 27.1*   Financial Data Schedule.
 99.1*   Proxy Card for Lanier Bank & Trust Company.

--------

*Previously filed.

  (b) Financial Statement Schedules

  Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

  (a) The undersigned Registrant hereby undertakes:

    (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON FEBRUARY 11, 1998.

                                          Premier Banchares, Inc.

                                                  /s/ Darrell D. Pittard
                                          By: _________________________________
                                                    Darrell D. Pittard,
                                               Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints Darrell D. Pittard and Robert C. Oliver, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

       /s/ N. Michael Anderson         Director
-------------------------------------                            February 11,
         N. MICHAEL ANDERSON                                      1998

       /s/ George S. Carpenter         Director
-------------------------------------                            February 11,
         GEORGE S. CARPENTER                                      1998

        /s/ James L. Coxwell           Director
-------------------------------------                            February 11,
          JAMES L. COXWELL                                        1998

         /s/ Donald N. Ellis           Director
-------------------------------------                            February 11,
           DONALD N. ELLIS                                        1998

      /s/ William M. Evans, Jr.        Director
-------------------------------------                            February 11,
        WILLIAM M. EVANS, JR.                                     1998

              SIGNATURE                         TITLE                DATE

        /s/ John H. Ferguson            Director
-------------------------------------                            February 11,
          JOHN H. FERGUSON                                        1998

     /s/ Robert E. Flournoy, III        Director                 February 11,
-------------------------------------                             1998
    ROBERT E. FLOURNOY, III

        /s/ James E. Freeman            Director                 February 11,
-------------------------------------                             1998
          JAMES E. FREEMAN

        /s/ Albert F. Grandy            Director                 February 11,
-------------------------------------                             1998
          ALBERT F. GRANDY

         /s/ Robin R. Howell            Director                 February 11,
-------------------------------------                             1998
           ROBIN R. HOWELL

         /s/ Billy H. Martin            Director                 February 11,
-------------------------------------                             1998
           BILLY H. MARTIN

        /s/ Thomas J. Martin            Director                 February 11,
-------------------------------------                             1998
          THOMAS J. MARTIN

        /s/ C. Steve McQuaig            Director                 February 11,
-------------------------------------                             1998
          C. STEVE MCQUAIG

        /s/ Robert C. Oliver            Director, President      February 11,
-------------------------------------    and Chief Operating      1998
          ROBERT C. OLIVER               Officer

              SIGNATURE                         TITLE                DATE


       /s/ Thomas E. Owen, Jr.          Director
-------------------------------------                            February 11,
         THOMAS E. OWEN, JR.                                      1998

       /s/ Darrell D. Pittard           Chairman and Chief
-------------------------------------    Executive Officer       February 11,
         DARRELL D. PITTARD              (principal               1998
                                         executive officer)

      /s/ Michael E. Ricketson          Chief Financial
-------------------------------------    Officer and             February 11,
        MICHAEL E. RICKETSON             Executive Vice           1998
                                         President
                                         (principal
                                         financial and
                                         accounting officer)